    As filed with the Securities and Exchange Commission on March 28, 1995
                                                    Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ---------------

                           HARKEN ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                              1381                           95-2841597
   (State or Other Jurisdiction           (Primary Standard Industrial        (I.R.S. Employer
of Incorporation or Organization)         Classification Code Number)       Identification Number)

                           ------------------------

                     5605 NORTH MACARTHUR BLVD., SUITE 400
                              IRVING, TEXAS 75038
                                 (214) 753-6900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           ------------------------
                               LARRY E. CUMMINGS
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                           HARKEN ENERGY CORPORATION
                     5605 NORTH MACARTHUR BLVD., SUITE 400
                              IRVING, TEXAS 75038
                                 (214) 753-6900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           ------------------------

                                With copies to:

    JOHN D. CURTIS, ESQ.                        SAMUEL E. WING, ESQ.
     BAKER & MCKENZIE                              JONES & KELLER
2001 ROSS AVENUE, SUITE 4500                  1750 BROADWAY, SUITE 1600
    DALLAS, TEXAS 75201                        DENVER, COLORADO  80214
     (214) 978-3000                                (303) 573-1600

                           ------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and at consummation of the Merger (the "Merger") contemplated by the Agreement and Plan of Merger dated November 8, 1994, attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

    If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

                           ------------------------

                        CALCULATION OF REGISTRATION FEE


====================================================================================================================
                                                                                  Proposed Maximum
        Title of Each                  Amount                 Proposed Maximum       Aggregate          Amount of
     Class of Securities                to be                     Offering            Offering         Registration
       to be Registered              Registered              Price Per Share          Price                Fee
- --------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value   11,000,000 shares(1)            --    (2)          $4,801,977(2)        $1,655.85
- --------------------------------------------------------------------------------------------------------------------
 Warrants to purchase shares
 of Common Stock, $.01 par value   213 Warrants(3)              --    (4)           $278,270(4)           $95.96
- --------------------------------------------------------------------------------------------------------------------
 Total:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $510.46(5)
====================================================================================================================

(1) The estimated maximum number of shares of common stock, $.01 par value ("Harken Common Stock"), of Harken Energy Corporation ("Harken") that may be offered in connection with the Merger and the Exchange Offer will be 11,000,000 shares, including (a) the shares issued in exchange for all outstanding shares of common stock and preferred stock of Search Exploration, Inc. ("Search"), (b) shares issued in cancellation and exchange of the Notes (as defined in the Statement), (c) the shares which may be issued from time to time upon the exercise of the Harken Warrants and Unexchanged Search Warrants (as defined in the Statement), and (d) the Contingent Shares (as defined in the Statement). Pursuant to Rule 416, there are also being registered such additional shares as may be issuable as a result of the antidilution provisions of the warrants.
(2) Estimated solely for the purposes of computing the amount of the registration fee in accordance with Rules 457(f)(1) and (f)(2) in the following manner:
    (a) On the basis of the average of the bid and asked prices of the common stock of Search on March 22, 1995 ($.65625 per share), which is in the aggregate equal to approximately $2,421,977.
    (b) On the basis of the book value of the preferred stock of Search ($1.00 per share), which is in the aggregate equal to approximately $575,000.
    (c) On the basis of the book value of the Notes of Search, which is in the aggregate equal to approximately $440,000.
    (d) Harken believes that the book value of the overriding royalty interests is zero, because the properties are undeveloped.
    (e) On the basis of the price at which the warrants may be exercised, which is in the aggregate equal to approximately $1,365,000.
(3) The maximum number of Harken Warrants to be issued pursuant to the Exchange Offer (as defined in the Statement) in exchange for Search Warrants (as defined in the Statement). The maximum number of shares of Harken Common Stock exercisable pursuant to all Harken Warrants will be 750,000 shares.
(4) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(f)(2) on the basis of the estimated value of the Search Warrants which is in the aggregate equal to approximately $278,270.
(5) Pursuant to Rule 457(b), the registration fee is reduced by the $1,241.35 previously paid under Rule 0-11 in connection with the filing of the Proxy Statement under Rule 14a-6(a).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

                             CROSS REFERENCE SHEET

     (Pursuant to Item 501(b) of Regulation S-K Showing the Location in the
          Statement of the Information Required by Part I of Form S-4)

                           Form S-4                                               Location in
                             Item                                                  Statement
                             ----                                                  ---------
 A.    INFORMATION ABOUT THE TRANSACTION

 1.    Forepart of Registration Statement and Outside Front
       Cover Page of Prospectus  . . . . . . . . . . . . . . . Forepart of the Registration Statement; Outside
                                                               Front Cover Page of the Statement

 2.    Inside Front and Outside Back Cover Pages of Prospectus
                                                               Inside Front Cover Page of  the Statement;
                                                               Available Information; Incorporation of Certain
                                                               Documents by Reference; Table of Contents

 3.    Risk Factors, Ratio of Earnings to Fixed Charges and
       Other Information   . . . . . . . . . . . . . . . . . . Summary;  Outside Front Cover Page of the
                                                               Statement; Risk Factors; Not Applicable


 4.    Terms of the Transaction  . . . . . . . . . . . . . . . Summary;  he Merger; Comparison of Stockholder
                                                               Rights; The  Merger Agreement; The Warrant
                                                               Exchange Offer

 5.    Pro Forma Financial Information   . . . . . . . . . . . Pro Forma Combined Oil and Gas Reserve Data;
                                                               Index to Financial Statements; Appendix G

 6.    Material Contacts with the Company Being Acquired   . .
                                                               The Merger; The Merger Agreement; The Warrant
                                                               Exchange Offer


 7.    Additional Information Required for Reoffering by
       Persons and Parties Deemed to be Underwriters   . . . . Not Applicable

 8.    Interests of Named Experts and Counsel  . . . . . . . . Not Applicable

 9.    Disclosure of Commission Position on Indemnification
       for Securities Act
       Liabilities   . . . . . . . . . . . . . . . . . . . . . Not Applicable


 B.    INFORMATION ABOUT THE REGISTRANT

 10.   Information with Respect to S-3 Registrants   . . . . . Not Applicable

 11.   Incorporation of Certain Information by
       Reference   . . . . . . . . . . . . . . . . . . . . . . Incorporation of Certain Documents by Reference

 12.   Information with Respect to S-2 or S-3
       Registrants   . . . . . . . . . . . . . . . . . . . . . Available Information; Incorporation of Certain
                                                               Documents by Reference; Business of Harken;
                                                               Appendix G

 13.   Incorporation of Certain Information by
       Reference   . . . . . . . . . . . . . . . . . . . . . . Not Applicable

 14.   Information with Respect to Registrants Other Than S-3
       or S-2 Registrants  . . . . . . . . . . . . . . . . . . Not Applicable

 C.    INFORMATION ABOUT THE COMPANY BEING ACQUIRED

 15.   Information with Respect to S-3 Companies   . . . . . . Not Applicable

 16.   Information with Respect to S-2 or S-3
       Companies   . . . . . . . . . . . . . . . . . . . . . . Available Information; Incorporation of Certain
                                                               Documents by Reference;  Business of Search;
                                                               Appendix H

 17.   Information with Respect to Companies Other Than S-3 or
       S-2 Companies   . . . . . . . . . . . . . . . . . . . . Not Applicable

 D.    VOTING AND MANAGEMENT INFORMATION


 18.   Information if Proxies, Consents or Authorizations are
       to be Solicited   . . . . . . . . . . . . . . . . . . . Front Cover Page of the Statement; Summary; The
                                                               Special Meeting; The Merger; The Sections
                                                               "Ownership of Common Stock"; "Directors'
                                                               Meetings and Committees"; "Compensation of
                                                               Directors"; "Certain  Matters Involving
                                                               Directors and Executive Officers"; "Executive
                                                               Officers of Harken"; "Compensation of Executive
                                                               Officers";  "Certain Transactions"  and
                                                               "Compensation Committee Interlocks and Insider
                                                               Participation" in Harken's Proxy Statement for
                                                               the Annual Meeting of Stockholders held on June
                                                               3, 1994 which is attached as Appendix H

 19.   Information if Proxies, Consents or Authorizations are
       not to be Solicited in an Exchange Offer  . . . . . . . Not Applicable

                                ----------------
                                     SEARCH
                                EXPLORATION, INC

                          5430 LBJ Freeway, Suite 1500
                              Dallas, Texas  75240
                                 (214) 991-4100




Dear Search Warrantholders:

         Enclosed is a proxy statement/exchange offer/prospectus (the "Statement") which is a part of a Registration Statement on Form S-4 filed with the United States Securities and Exchange Commission for the proposed merger of Search Exploration, Inc. ("Search") with and into a wholly-owned subsidiary of Harken Energy Corporation ("Harken"). The merger requires approval of the holders of Search's common stock and preferred stock. Although the merger does not require your approval, it will affect your outstanding options or warrants to purchase shares of the common stock of Search ("Search Warrants").

         You may tender your Search Warrants in exchange for non-transferable warrants to purchase shares of common stock of Harken ("Harken Warrants") pursuant to and in accordance with the instructions set forth in the Letter of Transmittal enclosed herewith, and in the discussion under the section "The Warrant Exchange Offer" in the Statement. However, you should review the entire Statement before making a decision as to whether to exchange your Search Warrants for Harken Warrants. A Warrant Exchange Schedule is also included in the Statement as Appendix D, which also should be reviewed carefully.

         Should you need any further information, please do not hesitate to contact the Warrant Exchange Agent as set forth in the Letter of Transmittal.

                                        Very truly yours,

                                        SEARCH EXPLORATION, INC.



                                        Joseph F. Langston, Jr.
                                        President




IF YOU ARE ALSO A SEARCH STOCKHOLDER AND EVEN IF YOU PLAN ON ATTENDING THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU ALSO RETURN THE ENCLOSED PROXY CARD IN ADDITION TO RETURNING THE COMPLETED LETTER OF TRANSMITTAL. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH THE PROXY CARD OR THE LETTER OF TRANSMITTAL.

                                ----------------
                                     SEARCH
                                EXPLORATION, INC

                          5430 LBJ Freeway, Suite 1500
                              Dallas, Texas  75240
                                 (214) 991-4100

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD                , 1995

         Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Search Exploration, Inc. ("Search") will be held at 5430
LBJ Freeway, Suite 1500, Dallas, Texas on              , 1995 at 9:00 a.m.,
local time, for the following purposes:

         1. To adopt and approve the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 8, 1994 and amended on March 27, 1995 by and among Search, Harken Energy Corporation ("Harken") and Search Acquisition Corp., a wholly-owned subsidiary of Harken ("Merger Sub"), pursuant to which Search will merge with and into Merger Sub which shall be the surviving corporation (the "Merger"). Pursuant to the provisions of the Merger Agreement, upon the consummation of the Merger, (a) each outstanding share of common stock, par value $.05 per share ("Search Common Stock"), of Search will be converted into the right to receive that number of shares of common stock, par value $.01 per share ("Harken Common Stock"), of Harken determined by dividing $.8099 by the average of the closing sales prices of a share of Harken Common Stock on the American Stock Exchange over the 30 days immediately preceding the date that is five trading days prior to the date of the Special Meeting, provided, however, that in no event shall such average price be greater than $2.366 or lower than $1.274 (the "Average Trading Price"), (b) each outstanding share of Series 1993 Redeemable Preferred Stock, par value $.001 per share ("Search Preferred Stock"), of Search will be converted into the right to receive that number of shares of Harken Common Stock determined by dividing $1.00 by the Average Trading Price, and (c) certain promissory notes to be issued by Search (the "Notes") will, by their terms, be converted into the right to receive that number of shares of Harken Common Stock determined by dividing the principal amount of each note by the Average Trading Price. In addition, the holders of Search Common Stock, certain Notes and overriding royalty interests in certain properties of Search will receive a non-transferable right to receive additional shares in the future, if any, of Harken Common Stock (the "Contingent Shares") or, under certain circumstances, cash, based upon the increase that may subsequently be realized in the value of a group of undeveloped leases and properties of Search. A copy of the Merger Agreement is attached as Appendix A to the accompanying Statement.

         2. To consider and transact such other business as may properly come before the Special Meeting and/or any adjournments or postponements thereof.

         The Board of Directors of Search has fixed the close of business on , 1995 as the record date for determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof. A complete list of the stockholders entitled to vote at the Special Meeting will be available for examination at the Special Meeting and at the offices of Search during normal business hours for a period of ten days prior to the meeting. The Merger Agreement requires the adoption and approval by the holders of a majority of the outstanding Search Common Stock and the holders of all outstanding Search Preferred Stock, voting separately as a class, of the Merger Agreement and the Merger.

         THE BOARD OF DIRECTORS OF SEARCH BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF SEARCH AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

         The holders of Search Common Stock and Search Preferred Stock will have appraisal rights, and subject to certain conditions, receive payment for their shares. These rights are described in greater detail in the accompanying Statement under the caption "The Special Meeting--Appraisal Rights," and are set forth in Section 262 of the Delaware General Corporation Law. A copy of
Section 262 is attached as Appendix C to the accompanying Statement.

         Harken has offered to the holders of outstanding options or warrants ("Search Warrants") to purchase shares of Search Common Stock, upon the terms and subject to the conditions set forth in the attached Statement, the opportunity to tender their Search Warrants in exchange for non-transferable warrants ("Harken Warrants") to purchase Harken Common Stock (the "Exchange Offer"). The holders of Harken Warrants and the holders of Search Warrants not exchanged in the Exchange Offer will also have the right to receive, under certain conditions, Contingent Shares. The consummation of the Exchange Offer is conditioned, among other things, on the consummation of the Merger.

         Your vote is important. Even if you plan to attend the Special Meeting in person, we request that you sign and return the enclosed proxy card and thus ensure that your shares of Search Common Stock and Search Preferred Stock will be represented at the Special Meeting if you are unable to attend. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. Please do not send any stock certificates with your proxy card.



                                             By Order of the Board of Directors



                                             Joseph F. Langston, Jr.
                                             President



                                             Gary B. Wood, Ph.D.
                                             Secretary
Dallas, Texas
               , 1995

                 ----------------                                 HARKEN
                     SEARCH                                       ENERGY
                 EXPLORATION, INC                               CORPORATION



PROXY STATEMENT FOR A SPECIAL MEETING OF                     EXCHANGE OFFER AND
              STOCKHOLDERS                                       PROSPECTUS
    To Be Held On              , 1995


         This proxy statement/exchange offer/prospectus (this "Statement") is being furnished in connection with:

(a)      The solicitation of proxies from the holders of record as of the close
         of business on           , 1995, of the shares of common stock, par
         value $.05 per share ("Search Common Stock"), and 1993 Series Redeemable Preferred Stock, $.001 par value ("Search Preferred Stock"), of Search Exploration, Inc., a Delaware corporation ("Search"), for use by the Board of Directors of Search at a Special Meeting of Stockholders (the "Special Meeting") to be held at 9:00
         a.m., local time, on                , 1995 at 5430 LBJ Freeway, Suite
         1500, Dallas, Texas, and at any adjournments or postponements thereof. See "The Special Meeting."

(b) An offer by Harken Energy Corporation, a Delaware corporation ("Harken"), upon the terms and subject to the conditions set forth in this Statement and the accompanying Letter of Transmittal, to exchange outstanding options or warrants to purchase shares of Search Common Stock ("Search Warrants") for non-transferable warrants ("Harken Warrants") to purchase that number of shares of common stock, par value $.01 per share ("Harken Common Stock"), of Harken as set forth on the Warrant Exchange Schedule attached hereto as Appendix D (the "Exchange Offer"). The Harken Warrants issued in the Exchange Offer will entitle the holder to purchase shares of Harken Common Stock at a price of $1.82 per share, subject to adjustment under certain conditions, from the date of issuance until their expiration at 3:00 p.m., Dallas, Texas time on June 30, 1996. See "The Warrant Exchange Offer" and "Description of Harken Securities--Warrants."

(c) The issuance in connection with the terms of the Merger Agreement and the Exchange Offer of (i) up to 11,000,000 shares of Harken Common Stock, including (A) shares issued in exchange for all outstanding shares of Search Common Stock, (B) shares issued in exchange for all outstanding shares of Search Preferred Stock, (C) shares issued in cancellation and exchange of the Notes (as defined herein), (D) shares which may be issued pursuant to the exercise of Harken Warrants or Unexchanged Search Warrants (as defined herein), and (E) an indeterminate number of shares which may be issued in the future as Contingent Shares (as defined herein); and (ii) Harken Warrants exercisable for 750,000 shares out of the 11,000,000 shares of Harken Common Stock.

         At the Special Meeting, the holders of Search Common Stock and Search Preferred Stock (the "Stockholders") will be asked to consider and vote on a proposal to adopt and approve the Agreement and Plan





                                  (continued)

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION
          WITH THE MERGER AND THE EXCHANGE OFFER, SEE "RISK FACTORS."

                           ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ------------------------

             THE DATE OF THIS STATEMENT IS                  , 1995.

                             (cover page continued)

of Merger dated as of November 8, 1994 and amended on March 27, 1995 (as amended, the "Merger Agreement") by and among Search, Harken and Search Acquisition Corp., a Delaware corporation wholly-owned by Harken ("Merger Sub"), pursuant to which Search will merge with and into Merger Sub which shall be the surviving corporation (the "Merger"). Pursuant to the provisions of the Merger Agreement, upon the consummation of the Merger, (a) each outstanding share of Search Common Stock will be converted into the right to receive that number of shares of Harken Common Stock determined by dividing $.8099 by the average of the closing sales prices of a share of Harken Common Stock on the American Stock Exchange over the 30 days immediately preceding the date that is five trading days prior to the date of the Special Meeting, provided, however, that in no event shall such average price be greater than $2.366 or lower than $1.274 (the "Average Trading Price"), (b) each outstanding share of Search Preferred Stock will be converted into the right to receive that number of shares of Harken Common Stock determined by dividing $1.00 by the Average Trading Price, and (c) certain promissory notes to be issued by Search (the "Notes") will, by their terms, be converted into the right to receive that number of shares of Harken Common Stock determined by dividing the principal amount of each Note by the Average Trading Price. Within five days of the Special Meeting, the Stockholders can call D.F. King & Co., Inc., the proxy solicitor for Search, at (800) 669-5550 for the Average Trading Price to be used in the calculation of the exchange ratios. A copy of the Merger Agreement is attached to this Statement as Appendix A.

         In addition, the holders of record at the Effective Time (as defined herein) of Search Common Stock (excluding those exercising appraisal rights), certain Notes and Search Warrants (whether tendered in the Exchange Offer or not), and the holders of overriding royalty interests ("Royalty Holders") in certain properties held by Search will receive a non-transferable right to receive additional shares in the future, if any, of Harken Common Stock (the "Contingent Shares") or, under certain circumstances, cash, based upon the increase that may subsequently be realized in the value of a group of undeveloped leases and properties of Search as described in Appendix F attached hereto ("Undeveloped Properties"). HOWEVER, DUE TO THE CONTINGENT NATURE OF THE DISTRIBUTION OF ADDITIONAL SHARES, STOCKHOLDERS SHOULD BASE THEIR VOTING DECISION CONCERNING THE MERGER ON THE NUMBER OF SHARES OF HARKEN COMMON STOCK TO BE RECEIVED AT THE EFFECTIVE TIME. See "The Merger Agreement--Terms of the Merger."

         Unless waived, the consummation of the Merger is conditioned, among other things, upon receiving the affirmative vote of the holders of a majority of the outstanding Search Common Stock and the holders of all outstanding Search Preferred Stock, voting separately as a class. See "The Merger Agreement--Conditions."

         Harken will accept for exchange at the Effective Time any and all Search Warrants that are validly tendered and not withdrawn prior to 5:00 p.m.,
Dallas, Texas time, on             , 1995 unless the Exchange Offer is extended
(the "Expiration Date"). Tenders of Search Warrants may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum number of Search Warrants being tendered for exchange. However, the Exchange Offer is subject to certain conditions, including the consummation of the Merger. Search Warrants not exchanged in the Exchange Offer ("Unexchanged Search Warrants") will remain outstanding and shall be exercisable for Harken Common Stock according to their terms. See "The Warrant Exchange Offer."

         This Statement together with the accompanying proxy card and Letter of Transmittal are first being mailed to the Stockholders, the holders of Search
Warrants and Notes, and the Royalty Holders on or about           , 1995.

                           ------------------------

         THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., DALLAS, TEXAS TIME, ON
          , 1995, UNLESS EXTENDED BY HARKEN. SEARCH WARRANTS TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN BY THE TENDERING WARRANT HOLDER AT ANY TIME BEFORE ACCEPTANCE BY HARKEN.

                           ------------------------

                             AVAILABLE INFORMATION

         Harken and Search are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each of Harken and Search files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Harken and Search with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Harken Common Stock is listed and traded on the American Stock Exchange (the "AMEX") and certain of Harken's reports, proxy statements and other information can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

         Harken has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Harken Common Stock and the Harken Warrants to be issued in connection with the Merger and the Exchange Offer. This Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Statement or in any document incorporated in this Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

         All information contained in this Statement relating to Search has been supplied by Search, and all information relating to Harken has been supplied by Harken.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         THIS STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE) ARE AVAILABLE TO ANY PERSON TO WHOM THIS STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, DIRECTED WITH RESPECT TO HARKEN DOCUMENTS, TO HARKEN ENERGY CORPORATION, 5605 N. MACARTHUR BLVD., SUITE 400, IRVING, TEXAS 75038, ATTENTION: LARRY E. CUMMINGS, SECRETARY (TELEPHONE NUMBER
(214) 753-6900) AND WITH RESPECT TO SEARCH DOCUMENTS, TO SEARCH EXPLORATION, INC., 5430 LBJ FREEWAY, SUITE 1500, DALLAS, TEXAS 75240, ATTENTION: JOSEPH F. LANGSTON, PRESIDENT (TELEPHONE NUMBER (214) 991-4100). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
            , 1995.

         The following documents filed with the Commission by Harken (File No. 0-9207) pursuant to the Exchange Act are incorporated by reference in this
Statement: (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Harken Annual Report"), and (b) the portions of the Proxy Statement for the Annual Meeting of Stockholders held June 3, 1994 (the "Harken Proxy Statement") that have been incorporated by reference in the Harken Annual Report.

         The Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Search Annual Report") filed with the Commission by Search (File No. 0-18837) pursuant to the Exchange Act is incorporated by reference in this Statement.

         Attached to this Statement as Appendix G are copies of the Harken Annual Report and Harken Proxy Statement. Attached to this Statement as Appendix H is a copy of the Search Annual Report.

                           ------------------------

         NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THAT CONTAINED IN THIS STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES, THE SOLICITATION OF TENDERS OF SEARCH WARRANTS OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SEARCH, HARKEN OR ANY OTHER PERSON. THIS STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR EXCHANGE, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SEARCH OR HARKEN SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

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
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
    The Companies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
    The Special Meeting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
    The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    The Warrant Exchange Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    Resale Restrictions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    Comparison of Stockholder Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    Selected Historical Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    Selected Unaudited Pro Forma Combined Condensed Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . 14
    Comparative Market Data   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    Uncertainty of the Exchange Ratios  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    Contingent Nature of Additional Issuance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    Restrictions on Transfer of Harken Warrants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    Limitations of Fairness Opinion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    Losses from Continuing Operations of Harken   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    Effect of Sales of Harken Common Stock and Other Events on Market Price   . . . . . . . . . . . . . . . . . . . . 17
    Volatility of Harken Common Stock Trading Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    Contingent Liabilities of Harken  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    Preferred Stock Authorized for Issuance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    Factors Related to International Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    Losses from Continuing Operations of Search   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    Inability of Search to Access Capital Markets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    Declining Oil and Gas Production of Search  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    Industry Risks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    Matters to be Considered at the Special Meeting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    Voting at the Special Meeting; Record Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    Voting of Proxies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    Revocability of Proxies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    Solicitation of Proxies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    Background of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    Reasons for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    Benefits to Search of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    Recommendation of Search Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    Conflicts of Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    Stock Exchange Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
THE MERGER AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    Terms of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    Exchange Procedures for Search Securities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
    The Warrant Exchange Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    Conduct of Business Prior to the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    No Solicitation of Acquisition Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
    Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
    Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
    Termination Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
    Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
THE WARRANT EXCHANGE OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
    Purpose of the Exchange Offer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
    Terms of the Exchange Offer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
    Expiration Date; Extensions; Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
    Procedures for Tendering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
    Withdrawal of Tenders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
    Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
    Warrant Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
    Acceptance of Search Warrants and Delivery of Harken Warrants   . . . . . . . . . . . . . . . . . . . . . . . . . 48
    Solicitation of Tenders; Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
    Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
CERTAIN FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
RESALE RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
UNAUDITED PRO FORMA COMBINED OIL AND GAS RESERVE DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
BUSINESS OF SEARCH  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
    Recent Developments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
BUSINESS OF HARKEN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
    Operations, Liquidity and Capital Resources of Harken After the Merger  . . . . . . . . . . . . . . . . . . . . . 53
BUSINESS OF MERGER SUB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
DESCRIPTION OF HARKEN SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
    Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
    Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
    Preferred Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
    Delaware Law Relating to "Business Combinations"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
COMPARISON OF STOCKHOLDER RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
    Authorized Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
    Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
    Limitation of Liabilities of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
    Voting Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
    Stockholder Action by Written Consent; Call of Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . 58
    Indemnification of Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
    Amendment of Bylaws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1

APPENDIX A - Merger Agreement
APPENDIX B - Opinion of Principal Financial
                 Securities, Inc.
APPENDIX C - Section 262 of the Delaware General
                   Corporation Law regarding
                 Appraisal Rights
APPENDIX D - Warrant Exchange Schedule
APPENDIX E - Form of Harken Warrant
APPENDIX F - Description of Undeveloped
                  Properties
APPENDIX G - Harken Annual Report and Proxy Statement
APPENDIX H - Search Annual Report

                                    SUMMARY

    The following is a summary of certain information contained elsewhere in this Statement, including the Appendices hereto which are a part of this Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Statement. The holders of Search securities are urged to read this Statement in its entirety.

THE COMPANIES

    Harken is principally engaged in oil and gas exploration, development and production operations both domestically and internationally. The principal executive offices of Harken are located at 6505 N. MacArthur Boulevard, Suite 400, Irving, Texas 75038, and the telephone number at such offices is (214) 753-6900. See "Business of Harken" and Appendix G.

    Merger Sub is a corporation recently organized by Harken for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. Merger Sub's principal executive offices are located at 6505 N. MacArthur Boulevard, Suite 400, Irving, Texas 75038, and the telephone number at such offices is (214) 753-6900.

    Search is principally engaged in the business of participating in oil and gas prospect generation ventures and in related exploration activities. The principal executive offices of Search are located at 5430 LBJ Freeway, Suite 1500, Dallas, Texas 75240, and the telephone number at such offices is (214) 991-4100. See "Business of Search" and Appendix H.

THE SPECIAL MEETING

    Time, Date and Place.  The Special Meeting will be held at 9:00 a.m. local
time, on            , 1995 at 5430 LBJ Freeway, Suite 1500, Dallas, Texas.

    Purpose of the Special Meeting. The purpose of the Special Meeting is to consider and vote upon a proposal to adopt and approve the Merger Agreement and the Merger and to transact such other business as may properly come before the Special Meeting.

    Record Date; Shares Entitled to Vote; Quorum. Holders of record of Search Common Stock and Search Preferred Stock at the close of business on
        , 1995 are entitled to notice of and to vote at the Special Meeting. At such date, there were 3,690,632 shares of Search Common Stock and 575,000 shares of Search Preferred Stock issued and outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting, voting separately as a class. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Search Common Stock and Search Preferred Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Shares of Search Common Stock and Search Preferred Stock represented by properly executed proxies received at or prior to the Special Meeting and which have not been revoked will be voted in accordance with the instructions indicated therein. If no instructions are indicated on a properly executed proxy, such proxies will be voted FOR approval and adoption of the Merger Agreement. See "The Special Meeting."

    Vote Required. Delaware law requires the adoption and approval of the Merger Agreement by the affirmative vote of the holders of a majority of the total number of shares of Search Common Stock and Search Preferred Stock outstanding and entitled to vote thereon. However, the consummation of the Merger is conditioned upon the adoption and approval of the Merger Agreement by the holders of a majority of the outstanding Search Common Stock and the holders of all outstanding Search Preferred Stock, voting separately as a class. As of December 31, 1994, directors, executive officers and their affiliates were beneficial owners of approximately 28.98% of the outstanding shares of Search Common Stock (including 771,488 shares which may be acquired upon exercise of options and/or warrants which are exercisable within 60 days of December 31, 1994) and all outstanding shares of Search Preferred Stock.

THE MERGER

    Initial Issuance of Harken Common Stock. Upon consummation of the Merger, Search will be merged with and into Merger Sub which shall be the surviving corporation. Pursuant to the Merger Agreement, upon the consummation of the Merger, (a) each outstanding share of Search Common Stock will be converted into the right to receive that number of shares of Harken Common Stock determined by dividing $.8099 by the Average Trading Price (the "Exchange Ratio"), (b) each outstanding share of Search Preferred Stock will be converted into the right to receive that number of shares of Harken Common Stock determined by dividing $1.00 by the Average Trading Price, and (c) the Notes to be issued by Search will, by their terms, be converted into the right to receive that number of shares of Harken Common Stock determined by dividing the principal amount of each Note by the Average Trading Price. For a description of the Notes, see "The Merger--Conflicts of Interest." Within five days of the Special Meeting, the Stockholders can call D.F. King & Co., Inc., the proxy solicitor for Search, at (800) 669-5550 for the Average Trading Price to be used in the calculation of the exchange ratios.

    Issuance of Contingent Shares. In addition, the holders of record at the Effective Time of Search Common Stock (excluding those exercising appraisal rights), certain Notes and Search Warrants (whether tendered in the Exchange Offer or not) and the holders of overriding royalty interests in certain properties held by Search shall receive a right to receive in the future Contingent Shares or, under certain circumstances, cash, based upon the increase that may subsequently be realized in the value of the Undeveloped Properties. This right to receive additional shares or, under certain circumstances cash, is non-transferable and will be separate from the shares of Harken Common Stock received upon the consummation of the Merger or the exercise of Harken Warrants or Unexchanged Search Warrants. The right to the Contingent Shares, however, will not be represented by any form of certificate. For a more detailed description of the Contingent Shares, see "The Merger Agreement--Terms of the Merger--Issuance of Contingent Shares."

    Fractional shares of Harken Common Stock will not be issued in connection with the Merger. The total number of shares of Harken Common Stock that a Stockholder, a holder of a Note (the "Noteholder") or a holder of a right to receive Contingent Shares in the future is entitled to receive will be rounded up to the nearest whole share of Harken Common Stock. See "The Merger Agreement."

    Recommendation of the Search Board. The Board of Directors of Search (the "Search Board") has unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement and the Merger by the Stockholders. The Search Board believes that the terms of the Merger are fair to and in the best interest of Search and its Stockholders.

    For a discussion of the factors considered by the Search Board in reaching its decision, see "The Merger--Reasons for the Merger; Recommendation of the Search Board."

    Opinion of Financial Advisor. Principal Financial Securities, Inc. ("Principal") delivered to the Search Board its oral and written opinion on November 7, 1994 to the effect that the consideration to be received by the holders of Search Common Stock pursuant to the Merger, taken as a whole, is fair to such stockholders from a financial point of view. In rendering its opinion, Principal has relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information provided to Principal from both Search and Harken. Principal has also relied, without independent investigation, upon the estimates of the management of Search of the future prospects achievable as a result of the Merger. With respect to the financial forecasts supplied by Search to Principal, Principal has assumed that all such forecasts have been reasonably derived on a basis reflecting the best currently available estimates and judgment of the management as to the future operating and financial performance of the companies and Principal has relied upon the assumptions therein for oil and natural gas prices. A copy of the full text of the written opinion of Principal, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached to this Statement as Appendix B, and should be read in its entirety. See "The Merger--Opinion of Financial Advisor."

    Conflicts of Interest. In considering the recommendation of the Search Board with respect to the Merger, Stockholders should be aware that certain officers and directors of Search have certain interests with respect to the Merger that are in addition to, and possibly in conflict with, the interests of Stockholders generally. See "The Merger--Conflicts of Interest."

    Conditions to the Merger. The obligations of Harken and Search to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (a) obtaining approval of the Merger by the holders of a majority of the outstanding Search Common Stock and the holders of all Search Preferred Stock, (b) the absence of any material adverse change in the conditions, business, operations, properties, assets, or liabilities of the other party, and (c) the absence of any order or injunction prohibiting or restricting the consummation of the Merger. In addition, the obligations of Harken to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (a) the execution of the Partial Settlement and Conversion Agreements and the issuance of the Notes by Search,
(b) the execution of Royalty Assignment Agreements reconveying to Search the overriding royalty interest, (c) that no more than five percent (5%) of the holders of the outstanding Search Common Stock and Search Preferred Stock shall have exercised their appraisal rights, and (d) the liquidation by Search of the Search Partnerships (as defined herein). The conditions to each party's obligation to consummate the Merger may be waived in writing signed by the party granting the waiver. See "The Merger Agreement--Conditions"

    Effective Time of the Merger. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"), which Certificate will be filed as promptly as practicable after Stockholder approval has been obtained and all other conditions of the Merger have been satisfied or waived. Subject to the satisfaction (or waiver) of the other conditions to the obligations of Harken and Search to consummate the Merger, it is presently expected that the Merger will be consummated on the date of the Special Meeting, or as soon thereafter as such conditions are satisfied.

    Exchange of Search Securities in the Merger. Upon consummation of the Merger, each holder of a note or certificate ("Certificates") representing Search Common Stock, Search Preferred Stock or the Notes

("Search Securities") outstanding immediately prior to the Merger will, upon the surrender thereof (duly endorsed, if required) to Continental Stock Transfer and Trust Company (the "Exchange Agent"), be entitled to receive a certificate or certificates representing the number of whole shares of Harken Common Stock into which such Search Securities will have been automatically converted as a result of the Merger. After the consummation of the Merger, the Exchange Agent will mail a letter of transmittal with instructions to all holders of record of Search Securities as of the Effective Time for use in surrendering their Certificates in exchange for certificates representing shares of Harken Common Stock. CERTIFICATES OF SEARCH SECURITIES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. See "The Merger Agreement--Exchange Procedures for Search Securities."

    Appraisal Rights. Holders of Search Common Stock and Search Preferred Stock are entitled to dissenters' appraisal rights in connection with the Merger and, subject to certain conditions, to receive payment of the "fair value" of their shares, as provided in Section 262 of the Delaware General Corporation Law. See "The Merger--Appraisal Rights" and Appendix C.

    Accounting Treatment. Harken believes that the Merger will be treated as a purchase by Harken of Search in accordance with generally accepted accounting principles, and has been so advised by its independent public accountants. See "The Merger--Accounting Treatment."

    Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, before or after the approval by the Stockholders, at the option of either Harken or Search if the Merger has not been consummated by March 31, 1995, and prior to such time upon the occurrence of certain events. See "The Merger Agreement--Termination."

    Termination Fee. If Harken or Search terminates the Merger Agreement because the Search Board has (a) approved or recommended a competing acquisition transaction, then Search shall pay to Harken a cash fee equal to all of Harken's out-of-pocket expenses plus $800,000, or (b) withdrawn, modified or amended in any manner adverse to Harken its approval of or recommendation in favor of the Merger, then Search shall pay to Harken a cash fee equal to all of Harken's out-of-pocket expenses plus $150,000. See "The Merger Agreement--Termination Fee."

THE WARRANT EXCHANGE OFFER

    The Exchange. Harken is obligated pursuant to the terms of the Merger Agreement to offer to exchange the outstanding Search Warrants for Harken Warrants. As of December 31, 1994, Search had outstanding Search Warrants exercisable for up to an aggregate of 989,000 shares of Search Common Stock. Harken Warrants will be issued in exchange for Search Warrants validly tendered and accepted pursuant to the Exchange Offer. Each Search Warrant tendered in the Exchange Offer shall be exchanged for a non-transferable Harken Warrant exercisable for that number of shares of Harken Common Stock as set forth on the Warrant Exchange Schedule attached hereto as Appendix D. If all of the Search Warrants are exchanged in the Exchange Offer, the Harken Warrants will be exercisable for an aggregate of 750,000 shares of Harken Common Stock. The Harken Warrants issued in the Exchange Offer will entitle the holder to purchase Harken Common Stock at a price of $1.82 per share, subject to adjustment under certain conditions, from the date of issuance until their expiration at 3:00 p.m., Dallas, Texas time on June 30, 1996. See "Description of Harken Securities--Warrants" and "The Warrant Exchange Offer."

    Unexchanged Search Warrants shall remain outstanding and shall be exercisable for Harken Common Stock according to their terms. Generally, the Search Warrants provide that, upon the consummation of the Merger, the number of shares that each Search Warrant is exercisable for and the exercise price per share of the Search Warrant will be adjusted based on the Exchange Ratio, which will range from .3423 to .6357. For example, if prior to the consummation of the Merger a Search Warrant is exercisable for 1,000 shares of Search Common Stock at an exercise price of $2.00 per share and assuming that the Exchange Ratio is .3423, upon the consummation of the Merger, the Unexchanged Search Warrant will be exercisable for 343 shares of Harken Common Stock at an exercise price of $5.84 per share. Assuming that the Exchange Ratio is .6357, upon the consummation of the Merger, the Unexchanged Search Warrant will be exercisable for 636 shares of Harken Common Stock at an exercise price of $3.14 per share.

    Upon exercise of a Harken Warrant or an Unexchanged Search Warrant, the holder of such warrant shall receive the number of shares of Harken Common Stock exercised by such holder. In addition, the holder of record at the Effective Time of a Search Warrant (whether tendered in the Exchange Offer or not) will be eligible to receive Contingent Shares or, under certain circumstances, cash, if any, upon the exercise of such Unexchanged Search Warrant or Harken Warrant. The transferee of an Unexchanged Search Warrant subsequent to the Effective Time will not be eligible to receive Contingent Shares, if any. See "The Merger Agreement--Terms of the Merger."

    Expiration Date.  5:00 p.m., Dallas, Texas time on               , 1995,
unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Warrant Exchange Offer--Expiration Date; Extensions; Amendments."

    Restrictions on Transfer. While certain of the Search Warrants may be transferable under certain circumstances, the Harken Warrants will not be transferable other than by laws of descent and distribution. However, the shares of Harken Common Stock issuable upon the exercise of the Harken Warrants or the Unexchanged Search Warrants will be freely transferable, except that shares of Harken Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Search at the time of the Special Meeting may be resold by them only in permitted circumstances. See "Resale Restrictions."

    Termination of the Exchange Offer. Harken may terminate the Exchange Offer if the Merger Agreement has been terminated. See "The Warrant Exchange Offer--Termination."

    Procedures for Tendering. Each holder of a Search Warrant wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal separate from the proxy, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the original Search Warrants to be exchanged and any other required documentation to Harken, as Warrant Exchange Agent, at the address set forth herein. See "The Warrant Exchange Offer--Procedures for Tendering."

    Withdrawal Rights. Tenders of Search Warrants may be withdrawn at any time prior to 5:00 p.m., Dallas, Texas time, on the Expiration Date, by furnishing a written or facsimile transmission notice of withdrawal to the Warrant Exchange Agent containing the information set forth in "The Warrant Exchange Offer--Withdrawal of Tenders."

    Acceptance of Search Warrants and Delivery of Harken Warrants. Subject to certain conditions (as summarized above in "--Termination of the Exchange Offer" and described more fully in "The Warrant Exchange Offer--Termination"), Harken will accept for exchange any and all Search Warrants that are properly tendered in the Exchange Offer prior to the Expiration Date at the Effective Time. The acceptance of any Search Warrants is conditioned on the consummation of the Merger. The Harken Warrants issued pursuant to the Exchange Offer will be delivered promptly following the Effective Time. See "The Warrant Exchange Offer--Acceptance of Search Warrants and Delivery of Harken Warrants."

    Warrant Exchange Agent. Harken is serving as exchange agent (the "Warrant Exchange Agent") in connection with only the Exchange Offer. The mailing address of the Warrant Exchange Agent is Harken Energy Corporation, Attn:
Larry E. Cummings, 5605 N. MacArthur Boulevard, Suite 400, Irving, Texas 75038 or P.O. Drawer 612007, Dallas, Texas 75261. For assistance and requests for additional copies of this Statement or the Letter of Transmittal, the telephone number for the Warrant Exchange Agent is (214) 753-9600 and the facsimile number for the Warrant Exchange Agent is (214) 753-6963.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Hein + Associates LLP, certified public accountants of Search, has given its opinion that (a) no gain or loss would be recognized by the Search Stockholders on the conversion pursuant to the Merger of Search Common Stock and Search Preferred Stock into Harken Common Stock and the receipt of Contingent Shares, if any, (b) no gain or loss would be recognized by the holders of Unexchanged Search Warrants pursuant to the Merger, and (c) the holders of Search Warrants that exchange their warrants in the Exchange Offer would recognize gain or loss on the exchange. The Noteholders and the Royalty Holders are affiliates of Search and are seeking their own independent tax advice. See "Certain Federal Income Tax Consequences."

RESALE RESTRICTIONS

    All shares of Harken Common Stock issued in connection with the Merger and upon the exercise of Harken Warrants and Unexchanged Search Warrants, will be freely transferable, except that shares of Harken Common Stock received by persons who at the time of the Special Meeting are deemed to be "affiliates" (as such term is defined under the Securities Act) of Search may be resold by them only in certain permitted circumstances. The Harken Warrants and the right to receive Contingent Shares or, under certain circumstances, cash are not transferable. See "Resale Restrictions."

COMPARISON OF STOCKHOLDER RIGHTS

    See "Comparison of Stockholder Rights" for a summary of the material differences between the rights of the Stockholders and the holders of Harken Common Stock.

SELECTED HISTORICAL FINANCIAL DATA

    Set forth below are selected historical financial data of Harken and Search which are based upon the respective historical financial statements of Harken and Search, including the notes thereto, set forth in Appendices G and H and incorporated by reference herein, and should be read in conjunction therewith. See "Incorporation of Certain Documents by Reference" and Appendices G and H.

                           HARKEN ENERGY CORPORATION
                       SELECTED HISTORICAL FINANCIAL DATA
                    ($ in thousands, except per share data)

                                                                          For the Years Ended December 31,
                                                 --------------------------------------------------------------------------------
                                                 1990(2)(3)(4)    1991(3)(4)         1992(3)           1993(3)            1994
                                                 -------------   ------------      -----------       -----------      -----------
 Revenues  . . . . . . . . . . . . . . . . .     $    10,749     $     3,191       $     4,382       $     6,601      $     4,895
 Income (loss) from continuing
 operations(5)(6)  . . . . . . . . . . . . .     $    (5,212)    $    (4,413)      $       661       $    (1,797)     $    (8,211)
 Income (loss) from discontinued
  operations(4)  . . . . . . . . . . . . . .     $   (35,976)    $   (11,190)      $      (328)      $    (3,697)     $      (223)
 Extraordinary item  . . . . . . . . . . . .              --              --               172                --               --
 Net income (loss) . . . . . . . . . . . . .     $   (41,188)    $   (15,603)      $       505       $    (5,494)     $    (8,434)

 Net income (loss) per common share:
  Income (loss) from continuing operations .     $     (0.27)    $     (0.12)      $      0.01       $     (0.03)     $     (0.14)
  Discontinued operations  . . . . . . . . .           (1.11)          (0.26)            (0.01)            (0.06)           (0.00)
  Extraordinary item . . . . . . . . . . . .              --              --              0.00                --               --
                                                 -----------     -----------       -----------       -----------      -----------
  Net income (loss)  . . . . . . . . . . . .     $     (1.38)    $     (0.38)      $      0.00       $     (0.09)     $     (0.14)
                                                 ===========     ===========       ===========       ===========      ===========
 Current assets  . . . . . . . . . . . . . .     $    94,038     $    15,560       $    13,911       $     7,677      $     6,840
 Current liabilities . . . . . . . . . . . .     $   101,094     $    15,122       $    10,201       $     6,533      $     5,133
                                                 -----------     -----------       -----------       -----------      -----------
 Working capital (deficit) . . . . . . . . .     $    (7,056)    $       438       $     3,710       $     1,144      $     1,707
                                                 ===========     ===========       ===========       ===========      ===========

 Working capital (deficit) from continuing
  operations . . . . . . . . . . . . . . . .     $       328     $      438        $     3,710       $     1,144      $     1,707

 Total assets  . . . . . . . . . . . . . . .     $   260,607     $   37,664        $    34,872       $    37,731      $    28,960
 Long-term obligations:
  Long-term debt and other liabilities . . .     $       302     $    1,276        $        --       $        --      $        --
  Notes payable to related parties . . . . .     $     4,761     $      253        $        --       $        --      $        --
  Redeemable preferred stock . . . . . . . .     $    30,000     $    9,000        $     1,868       $     1,868      $     1,868
                                                 -----------     ----------        -----------       -----------      -----------
  Total  . . . . . . . . . . . . . . . . . .     $    35,063     $   10,529        $     1,868       $     1,868      $     1,868
                                                 ===========     ==========        ===========       ===========      ===========
 Stockholders' Equity  . . . . . . . . . . .     $     3,000     $   11,499        $    20,316       $    28,963      $    21,959

 Redeemable preferred stock outstanding  . .       3,000,000         900,000           186,760           186,760          186,760
 Weighted average common stock
  outstanding  . . . . . . . . . . . . . . .      32,533,137      42,519,373        45,752,936        58,392,901       59,722,853
 Proved reserves at end of year(1):
  Bbls of oil  . . . . . . . . . . . . . . .              --              --                --         1,035,000        1,521,000
  Mcf of gas . . . . . . . . . . . . . . . .              --              --                --         4,970,000        7,148,000
  Future net revenues  . . . . . . . . . . .     $        --     $        --       $        --       $    13,707      $    20,178
  Present value (discounted at 10% per year)     $        --     $        --       $        --       $     8,230      $    11,712

- ---------------

(1) These estimated reserve quantities, future net revenues and present value figures are related solely to proved reserves. No consideration has been given to probable or possible reserves. Oil and gas prices were held constant except where future price increases were fixed and determinable under existing contracts and government regulations. Operating costs were held constant. Harken's share of an equity method investee's proved oil and gas reserves are not reflected in these amounts. Effective November 1, 1990, Harken transferred its oil and gas properties to a newly-formed limited partnership. In addition, effective February 15, 1993, Harken consummated a merger whereby Chuska Resources Corporation ("Chuska") became a wholly-owned subsidiary of Harken. The 1993 and 1994 amounts reflect primarily the proved reserve quantities and future net revenues of Chuska. (See "Notes to Consolidated Financial Statements," set forth in Appendix G.)
(2) Revenues and Total Assets amounts in 1990 reflect the last year prior to the formation of Harken Anadarko Partners, L.P. whereby Harken transferred its domestic oil and gas property interests to the limited partnership effective November 1, 1990. As a result, Harken did not reflect direct oil and gas operating revenues, expenses or depreciation and amortization from these properties in its statements of operations after 1990.
(3) Financial information for these periods has been restated to present the operations of Harken's well servicing and contract drilling operations as discontinued operations.
(4) Pursuant to a plan of reorganization, Harken completed a rights offering and related exchange transactions on April 30, 1991. These transactions resulted in a discontinuance of Harken's refined products marketing and natural gas gathering and marketing operations. Discounted operations for 1990 and 1991 include losses of $32,884,000 and $2,997,000, respectively, from Harken's discontinued refined products marketing and natural gas gathering and marketing operations.
(5) Contributing to the 1990 loss from continuing operations were: (a) lower gross profits from oil and gas operations due to production declines, increased workover expenses and the inclusion of ten months versus twelve months activity as a result of the transfer of oil and gas properties effective November 1, 1990; (b) higher general and administrative expenses in connection with the costs associated with consolidating certain offices and administrative functions, and expenses related to efforts to raise equity during the year; and (c) interest expense in connection with the rights offering.
(6) Contributing to the 1991 loss from continuing operations were equity in the loss of a partnership of $3.0 million resulting from Harken's 12% interest in Harken Anadarko Partners, LP.

                           SEARCH EXPLORATION , INC.
                       SELECTED HISTORICAL FINANCIAL DATA
                    ($ in thousands, except per share data)

                                                            Fiscal Year Ended
                                                              September 30,                     Year Ended December 31,
                                                      -------------------------      ------------------------------------------
                                                        1990(2)        1991(3)(4)     1992(3)            1993           1994
                                                      ----------     ----------      ----------       ----------      ---------
 Revenues  . . . . . . . . . . . . . . . . . . . .    $    2,317     $    4,021      $      339       $    1,101      $      716
 Income (loss) before cumulative effect of change
     in accounting method  . . . . . . . . . . . .    $      250     $    1,729      $     (284)      $     (905)     $   (3,200)
 Cumulative effect of change
     in accounting method  . . . . . . . . . . . .            --             --              --              (69)             --
 Net income (loss) . . . . . . . . . . . . . . . .    $      250     $    1,729      $     (284)      $     (836)     $   (3,200)

 Net income (loss) per common share:
  Income (loss) before cumulative effect of change
     in accounting method  . . . . . . . . . . . .    $     0.06     $     0.36      $    (0.08)      $    (0.25)     $    (0.88)
  Cumulative effect of change in accounting method            --             --              --             0.02              --
                                                      ----------     ----------      ----------       ----------      ----------

  Net income (loss)  . . . . . . . . . . . . . . .    $     0.06     $     0.36      $    (0.08)      $    (0.23)     $    (0.88)
                                                      ==========     ==========      ==========       ==========      ==========
 Working capital (deficit) . . . . . . . . . . . .    $     (189)    $    4,664      $      967       $     (297)     $      315
                                                      ==========     ==========      ==========       ==========      ==========
 Total assets  . . . . . . . . . . . . . . . . . .    $    8,174     $    7,287      $    5,905       $    7,266      $    2,573

 Long-term obligations:
  Long-term debt and other liabilities . . . . . .    $      367     $       --      $       --       $       --      $       --
  Redeemable preferred stock . . . . . . . . . . .    $       --     $       --      $       --       $      575      $      575
                                                      ----------     ----------      ----------       ----------      ----------
  Total  . . . . . . . . . . . . . . . . . . . . .    $      367     $       --      $       --       $      575      $      575
                                                      ==========     ==========      ==========       ==========      ==========

 Stockholders' Equity  . . . . . . . . . . . . . .    $    6,592     $    6,673      $    8,552       $    5,069      $    1,824
 Redeemable preferred stock outstanding  . . . . .            --             --              --          575,000         575,000
 Weighted average common stock outstanding . . . .     4,351,223      4,793,165       3,742,402        3,690,632       3,690,632

 Proved reserves at end of year(1):
  Bbls of oil  . . . . . . . . . . . . . . . . . .       387,000          5,000         132,000          159,000          19,000
  Mcf of gas . . . . . . . . . . . . . . . . . . .     9,119,000        494,000       3,216,000        2,068,000       1,298,000

  Future net revenues  . . . . . . . . . . . . . .    $   15,224     $      545      $    5,228       $    4,922      $    2,414
  Present value (discounted at 10% per year) . . .    $    7,492     $      373      $    3,338       $    3,126      $    1,513

- -------------------

(1) These estimated reserve quantities, future net revenues and present value figures are related solely to proved reserves. No consideration has been given to probable or possible reserves. Oil and gas prices were held constant except where future price increases were fixed and determinable under existing contracts and government regulations. Operation costs were held constant.
(2) Plano Petroleum Corporation only for October and November 1989 and combined with Search and the 33 acquired partnerships for December 1, 1989 through September 30, 1990.
(3) Search changed its fiscal year effective December 31, 1991. Consequently, the three months ended December 31, 1991 are not shown due to the fact that it is not comparative with the other annual amounts.

(4) In 1991, Search sold substantially all of its oil and gas properties pursuant to a lawsuit settlement.

   SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

   The following selected unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operation that would actually have been reported had the Merger been in effect during the periods presented or that may be reported in the future. The selected unaudited pro forma combined condensed financial data should be read in conjunction with the unaudited pro forma combined condensed financial statements, including the notes thereto, appearing elsewhere in this Statement. See "Index to Financial Statements."

             HARKEN ENERGY CORPORATION AND SEARCH EXPLORATION, INC.
         SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                    ($ in thousands, except per share data)


                                                                                             For the Year
                                                                                                 Ended
                                                                                           December 31, 1994
                                                                                           -----------------
 Revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $          6,774
 Income (loss) from continuing operations  . . . . . . . . . . . . . . . . . . . . . .     $         (8,271)
 Net income (loss) from continuing operations per common share:
          Income (loss) from continuing operations . . . . . . . . . . . . . . . . . .     $          (0.13)
 Current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $          7,329
 Current liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $          5,655
 Working capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $          1,674
 Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $         33,151
 Long-term obligations:
          Long-term debt and other liabilities . . . . . . . . . . . . . . . . . . . .     $            309
          Redeemable preferred stock . . . . . . . . . . . . . . . . . . . . . . . . .     $          1,868
                  Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $          2,177
 Stockholders' Equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $         25,319
 Weighted average common stock outstanding . . . . . . . . . . . . . . . . . . . . . .           62,439,236


                                                                                                    SEARCH
                                                      HARKEN         SEARCH       PRO FORMA       EQUIVALENT
                                                    HISTORICAL     HISTORICAL      COMBINED        PRO FORMA
                                                    ----------     ----------      --------        ---------
 COMPARATIVE PER SHARE DATA(1):
 Earnings per common share outstanding from
   continuing operations Year ended December
   31, 1994  . . . . . . . . . . . . . . . .        $  (0.14)       $ (0.88)      $  (0.13)         $  (0.05)
 Book value per common share outstanding as
  of December 31, 1994 . . . . . . . . . . .        $   0.36       $    .49       $   0.40           $  0.16

______________

(1) In accordance with the terms of the Merger Agreement, the exchange ratios will be calculated using the Average Trading Price of Harken Common Stock which is limited to a range from $2.366 to $1.274. This range will result in a minimum of 1,679,047 shares and a maximum of 3,118,227 shares, respectively, of Harken Common Stock being issued. As presented in the Unaudited Pro Forma Combined Condensed Financial Statements in Appendix G, the calculated Average Trading Price results in the issuance of 1,996,383 shares of Harken Common Stock with a total purchase price valuation, net of a 10% discount, of $3,360,000. Pro Forma Net Income (Loss) Per Share would not be materially affected by varying the number of shares to be issued over the possible range described above.

COMPARATIVE MARKET DATA

         The Harken Common Stock is listed on the AMEX and traded under the symbol "HEC." The Search Common Stock is currently quoted on the National Association of Securities Dealers OTC Bulletin Board ("Nasdaq") and traded under the symbol "SXEI." The table below sets forth, for the periods indicated, the high and low sales prices per share reported on the AMEX Composite Tape for the Harken Common Stock and the Nasdaq high and low bid prices for the Search Common Stock, as appropriate. The information with respect to the Nasdaq quotations was obtained from the National Association of Securities Dealers, Inc. and reflects interdealer prices, without retail markup, markdown or commissions and may not represent actual transactions. During the periods presented below, neither Harken nor Search has paid any cash dividends.

                                           Harken                         Search
                                         Common Stock                   Common Stock
                                -----------------------------   ----------------------------
        Calendar Year               High             Low            High            Low
        -------------           -------------   -------------   ------------   ------------
        1993:
        -----
          First Quarter            $3 1/4         $1 3/16         $2 1/4          $1 5/8
          Second Quarter            1 11/16          15/16         2 3/8           1 5/8
          Third Quarter             1 1/4            13/16         2 1/4           1 1/4
          Fourth Quarter            1 13/16        1               2 3/8           1

        1994:
        -----
          First Quarter            $1 1/2         $1 1/16         $1 1/2          $  3/4
          Second Quarter            1 7/16           15/16         1                 3/4
          Third Quarter             2 3/4          1                 15/16           11/16
          Fourth Quarter            2 1/4          1 5/8             15/16           11/16

        1995:
        -----
          First  Quarter           $              $               $               $


The last reported sale prices per share of Harken Common Stock and closing bid price per share of Search Common Stock on November 8, 1994, the last trading day preceding public announcement of the proposed Merger, were $2 and $ 13/16,
respectively.  On    , 1995, the closing sale price per share of Harken Common
Stock and Search Common Stock was $    and $    , respectively.  Pursuant to the
terms of the Merger Agreement, the value of the Search Common Stock in the Merger is $.8099 for each share of Search Common Stock and the value of the Search Preferred Stock is $1.00 for each share of Search Preferred Stock regardless of the market value at that time of Search Common Stock or Harken Common Stock; provided, however, that the value of Harken Common Stock received in the Merger may be higher if the Average Trading Price of Harken Common Stock is greater than $2.366 or lower if the Average Trading Price is lower than $1.274. See "The Merger Agreement--Terms of the Merger." Assuming that the
consummation of the Merger occurred on      , 1995, the Average Trading Price
of Harken Common Stock was $      .

                                  RISK FACTORS

         The following risk factors should be considered by holders of Search Securities in evaluating whether to approve the Merger Agreement and thereby become holders of Harken Common Stock, and by holders of Search Warrants in evaluating whether to tender their warrants in exchange for Harken Warrants pursuant to the Exchange Offer. These factors should be considered in conjunction with the other information included and incorporated by reference in this Statement.

UNCERTAINTY OF THE EXCHANGE RATIOS

         The exchange ratios for the conversion of Search Common Stock and Search Preferred Stock into Harken Common Stock will vary substantially depending on the fluctuations in the market price of Harken Common Stock. The exchange ratios for the conversion of the Search Common Stock and Search Preferred Stock into Harken Common Stock will vary from .3423 to .6357 and from
 .4227 to .7849, respectively.   The exchange ratios will be determined based on
events and circumstances occurring after the date of this Statement and could be determined after the delivery of a proxy by a Search Stockholder for the Special Meeting. Within five days of the Special Meeting, the Stockholders can call D.F. King & Co., Inc., the proxy solicitor for Search, at (800) 669-5550 for the Average Trading Price to be used in the calculation of the exchange ratios. A Stockholder may revoke his proxy by following the procedures set forth under "The Special Meeting--Revocability of Proxies." See "The Merger Agreement--Terms of the Merger."

CONTINGENT NATURE OF ADDITIONAL ISSUANCE

         Harken's obligation to issue Contingent Shares is conditional in nature, and Harken may never make any additional payments beyond those shares of Harken Common Stock issued as of the Effective Time or upon the exercise of the Harken Warrants or the Unexchanged Search Warrants. The determination and calculation of the number of Contingent Shares to be issued, if any, will be determined solely by Harken in its exercise of good faith based upon the procedures set forth under "The Merger Agreement--Terms of the Merger--Issuance of Contingent Shares."

RESTRICTIONS ON TRANSFER OF HARKEN WARRANTS

         While certain of the Search Warrants are transferable under certain circumstances, Harken Warrants will not be transferable other than by laws of descent and distribution. See "The Warrant Exchange Offer" and "Restrictions on Transfer."

LIMITATIONS OF FAIRNESS OPINION

         The fairness opinion of Principal Financial Securities, Inc. ("Principal") dated November 7, 1994 was based on financial projections, valuation of assets and other information prepared by Search and its management. The foregoing projections, valuations and other information were not confirmed by an independent third party, and an independent third party could have arrived at different projections or valuations, which could have affected Principal's opinion as to the fairness of the consideration to be received by the holders of Search Common Stock. See "The Merger--Opinion of Financial Advisor."

         The fairness opinion dated as of November 7, 1994 will not be updated, therefore, based on the future price of Harken Common Stock or the future events or circumstances affecting Harken or Search, the consideration to be received by the holders of Search Common Stock may or may not be fair from a financial point of view.

         In addition, Principal has expressed no opinion as to the allocation of any portion of the aggregate consideration to be received from Harken pursuant to the Merger Agreement among the holders of Search Common Stock, Search Preferred Stock, the holders of the Notes, Royalty Holders and the holders of Search Warrants or to the fairness to them thereof. See "The Merger--Conflicts of Interest."

         LOSSES FROM CONTINUING OPERATIONS OF HARKEN

         Harken reported losses from continuing operations for the fiscal years ended December 31, 1990, 1991, 1993 and 1994, in the amounts of $5,212,000,
$4,413,000, $1,797,000 and $8,211,000, respectively. While the reasons for most of these annual losses are considered to be non-recurring, there can be no assurances that Harken will not continue to report losses. See "Index to Financial Statements."

EFFECT OF SALES OF HARKEN COMMON STOCK AND OTHER EVENTS ON MARKET PRICE

         As of December 31, 1994, there were 60,442,853 shares of Harken Common Stock outstanding. As a result of the exercise of certain contractual demand registration rights by nonaffiliated third parties, Harken filed with the Commission on December 13, 1994, a Registration Statement on Form S-3 (the "Form S-3") registering for resale an aggregate of 960,000 shares of Harken Common Stock. Harken has no knowledge of the proposed plan of distribution of such shares other than as described in the Form S-3. At the Effective Time, shares of Harken Common Stock will be issued to holders of Search Securities and will be immediately freely tradeable. In addition, shares of Harken Common Stock will be issuable upon the exercise of Harken Warrants and Unexchanged Search Warrants. There can be no assurance that the sale of the shares of Harken Common Stock by the selling shareholders under the Form S-3 or the shares of Harken Common Stock to be issued at the Effective Time or upon exercise of Harken Warrants and Unexchanged Search Warrants will not have a material adverse effect on the then prevailing market price of the Harken Common Stock.

VOLATILITY OF HARKEN COMMON STOCK TRADING PRICE

         The daily closing prices of the Harken Common Stock on the AMEX has over the twelve months ended December 31, 1994, ranged from a high of $2 3/4 per share on September 14, 1994, to a low of $15/16 per share on June 30, 1994.
The closing price of a share of Harken Common Stock on the AMEX on      , 1995
was $    .  See "Summary--Comparative Market Data."  Management of Harken
believes that the price fluctuations and trading activity in the Harken Common Stock during the past twelve months could be attributable to a number of factors, including Harken's international exploration activities. In the event that Harken's drilling activities in offshore territories are unsuccessful, there can be no assurance that such results will not have a substantial adverse effect on the then prevailing market price of Harken Common Stock.

CONTINGENT LIABILITIES OF HARKEN

         Harken has certain contingent liabilities that could have a material adverse effect on its financial condition if Harken were required to satisfy these liabilities, including the following:

         Harken Southwest Corporation ("HSW"), a wholly owned subsidiary of Harken owns an interest in the Aneth Gas Plant facility. The Aneth Gas Plant facility was in operation for many years prior to HSW becoming an owner. The operations at the Aneth Gas Plant previously used open, unlined drip pits for storage of various waste products. The current plant owners have replaced all of the open ground pits currently being used with steel tanks. The plant owners are currently in the process of closing the open ground pits.

         Texaco, the plant's operator, received a letter from the Environmental Protection Agency (the "EPA") dated July 21, 1991 and a subsequent letter dated June 8, 1992, in which the EPA requested certain information in order to determine if there had been at the Aneth Gas Plant the release of hazardous substances to the environment. Texaco has advised HSW that certain information was supplied to the EPA pursuant to this request. Subsequently, core samples in and around certain pit areas were taken by the EPA and Texaco jointly. The EPA responded to the initial sampling of the drip pits and Texaco, as plant operator, is now pursuing Phase II of a remediation plan covering the facility.

         The prior owner of the Aneth Gas Plant facility has agreed to accept financial responsibility for at least some portion of this remediation work. Texaco and the other current plant owners are presently negotiating a formal agreement with the prior owner to allocate and provide for how such costs will be shared by such parties. At this time, however, it is impossible for HSW to determine or estimate the costs of the cleanup at the Aneth Gas Plant facility or if the prior owner will indemnify the present owners, including HSW, for all or substantially all of such costs.

         Harken has accrued in its financial statements an estimate for certain contingent liabilities on outstanding claims related to its operations, including the environmental issue discussed above.

PREFERRED STOCK AUTHORIZED FOR ISSUANCE

         Harken has available for issuance ten million shares of preferred stock, par value $1.00 per share. The Board of Directors of Harken is authorized to provide for the issuance of such preferred stock in one or more series and to set the designations, preferences, powers and relative participating, optional or other rights and restrictions thereof. Presently, Harken has three series of preferred stock authorized, of which only one has any shares currently outstanding. Such shares have certain preferences over shares of Harken Common Stock with respect to the payment of dividends and upon liquidation, dissolution, winding-up and in certain instances, voting. The Board of Directors of Harken also may authorize other series of preferred stock in the future that have similar as well as other preferences over shares of Harken Common Stock. See "Description of Harken Securities--Preferred Stock."

FACTORS RELATED TO INTERNATIONAL OPERATIONS

         Harken conducts international operations presently and anticipates that it will conduct significant international operations in the future. Foreign properties, operations or investments may be adversely affected by local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, renegotiation of contracts with governmental entities, expropriation, import and export regulations and other foreign laws or policies governing operations of foreign-based companies, as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, as certain of Harken's operations are governed by foreign laws, in the event of a dispute, Harken may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. Harken may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. Exploration and production activities in areas outside the United States are also subject to the risks inherent in foreign operations, including loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, war, insurrection and other political risks. Harken believes that amounts required to fund international activities, including activities in Colombia and Bahrain, as well as domestic drilling costs and other capital expenditures, will be funded from existing cash balances, asset sales, stock issuances, operating cash flows and potentially from industry partners, however, there can be no assurance that industry partners will be obtained to fund such international activities. See Appendix G.

LOSSES FROM CONTINUING OPERATIONS OF SEARCH

         Search reported net losses for the fiscal years ended December 31, 1992, 1993 and 1994, in the amounts of $284,091, $835,854 and $3,200,059, respectively. If the Merger is not consummated, there can be no assurances that Search will continue as a going concern. See "Index to Financial Statements."

INABILITY OF SEARCH TO ACCESS CAPITAL MARKETS

         If the Merger is not consummated, Search would be required to seek additional financing to continue future operations. There can be no assurances that such financing will be available or, if available, the terms of such financing.

DECLINING OIL AND GAS PRODUCTION OF SEARCH

         Search's oil production decreased from approximately 27,556 barrels during the year ended December 31, 1993 to approximately 9,923 barrels during the year ended December 31, 1994. Gas production decreased from 342,275 Mcf during the year ended December 31, 1993, to 237,808 Mcf during the year ended December 31, 1994. The decline in production for this period reflects declining reservoir pressure as a result of production from the wells and sale of properties. Declines in production for oil and gas wells cannot be accurately projected, however, in order to offset declining production, Search, as with other companies in the oil and gas industry, must add more reserves to increase production and therefore increase revenues. There can be no assurance, however, that such additional reserves will be obtained by Search in the future due to its past inability to raise capital and the uncertainty of drilling risks. See Appendix H.

INDUSTRY RISKS

         Price Volatility. The revenues generated by Harken, and certain of its affiliates, as well as by Search are highly dependent upon the prices of oil and gas. The currently unsettled energy market makes it difficult to estimate future prices of oil and natural gas. Fluctuations in energy prices are caused by a number of factors, including regional, domestic and international demand, energy legislation, federal or state taxes (if any) on sales of crude oil and natural gas, production guidelines established by the Organization of Petroleum Exporting Countries ("OPEC"), and the relative abundance of supplies of alternative fuel such as coal. Additionally, changing international economic and political conditions may have a substantial impact upon crude oil and natural gas prices. Many of these factors which can affect energy prices are beyond the control of Harken or Search.

         Business Risks. Harken and Search must continually acquire or explore for and develop new oil and gas reserves to replace those being depleted by production. Without successful drilling or acquisition ventures, Harken's and Search's oil and gas assets, properties and the revenues derived therefrom will decline over time. To the extent Harken engages in drilling activities, such activities carry the risk that no commercially viable oil or gas production will be obtained. The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or cancelled as a result of many factors, including shortages of available working capital, title problems, weather conditions, environmental concerns, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and drilling and well servicing companies. The availability of a ready market for Harken's and Search's oil and gas depends on numerous factors beyond their respective control, including the demand for and supply of oil and gas, the proximity of Harken's and Search's natural gas reserves to pipelines, the capacity of such pipelines, fluctuations in seasonal demand, the effects of inclement weather, and government regulation. New gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area.

         Operating Hazards and Uninsured Risks. The operations of Harken and Search are subject to the inherent risks normally associated with exploration for and production of oil and gas, including blowouts, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or damage to persons and property. As is common in the oil and gas industry, neither Harken or Search is fully insured against all of these risks, either because insurance is not available or because Harken or Search has elected to self-insure due to high premium costs. The occurrence of a significant event that is not fully insured against could have a material adverse effect on Harken's or Search's financial condition.

         Environmental Regulation. The activities of Harken and Search are subject to various federal, state, local and foreign laws and regulations covering the discharge of material into the environment or otherwise relating to protection of the environment. In particular, Harken's and Search's oil and gas exploration, development, production, its activities in connection with storage and transportation of liquid hydrocarbons and its use of facilities for treating, processing, recovering, or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation by governmental authorities in the United States and in foreign jurisdictions. Such regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning Harken's and Search's oil and gas wells and other facilities.

         Harken and Search have each expended significant resources, both financial and managerial, to comply with environmental regulations and permitting requirements and each anticipates that it will continue to do so in the future. Although Harken and Search believe that their respective operations and facilities are in general compliance with applicable environmental laws and regulations, risks of substantial costs and liabilities are inherent in oil and gas operations, and there can be no assurance that significant costs and liabilities will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from Harken's or Search's operations, could result in substantial costs and liabilities in the future.

         Imprecise Nature of Reserve Estimates. Reserve estimates are imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, there can be no assurance that the information regarding reserves set forth herein, or in any document incorporated by reference into the Registration Statement of which this Statement is a part, will ultimately be produced.

         Competitive Factors in Oil and Gas Industry.   The oil and gas
industry is highly competitive in all its phases. Competition is particularly intense respecting the acquisition of desirable producing properties and the sale of oil and natural gas production. Harken's and Search's competitors in oil and gas exploration, development and production, include major oil companies and numerous independent oil and gas companies, and individual producers and operators. Many of Harken's and Search's competitors possess and employ financial and personnel resources substantially greater than those which are available to Harken or Search, and may, therefore, be able to pay greater amounts for desirable leases and to define, evaluate, bid for and purchase a greater number of producing prospects than the financial or personnel resources of Harken or Search will permit.


                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

         At the Special Meeting, Stockholders will be asked to consider and vote upon a proposal to adopt and approve the Merger Agreement and the Merger and other transactions contemplated thereby. The Stockholders will also consider and vote upon such other business as may properly come before the Special Meeting.

         THE SEARCH BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT HAVING CONCLUDED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF SEARCH AND THE STOCKHOLDERS AND RECOMMENDS A VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

VOTING AT THE SPECIAL MEETING; RECORD DATE

         The Search Board has fixed          , 1995 as the record date for the
determination of the Stockholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). Accordingly, only holders of record of Search Common Stock and Search Preferred Stock on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were 3,690,632 shares of Search Common Stock outstanding and
entitled to vote, which were held by approximately     holders of record.  As
of the Record Date, there were 575,000 shares of Search Preferred Stock outstanding and entitled to vote, which were held by four holders of record. The Proxy Tabulator with respect to Search Common Stock and Search Preferred Stock is Continental Stock Transfer and Trust Company. Each holder of record of shares of Search Common Stock and Search Preferred Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the Stockholders at the Special Meeting voting separately as a class. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Search Common Stock and Search Preferred Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

         If a quorum is not obtained, or if fewer shares are voted in favor of approval of the Merger Agreement than the number required for approval, the Special Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

         Under Delaware General Corporation Law (the "Delaware Law"), the adoption and approval of the Merger Agreement will require the affirmative vote of the holders of a majority of the total number of outstanding Search Common Stock and Search Preferred Stock. However, the consummation of the Merger is conditioned upon the adoption and approval of the Merger Agreement by the holders of a majority of the outstanding Search Common Stock and the holders of all outstanding Search Preferred Stock, voting separately as a class. See "The Merger Agreement--Conditions."

         As of December 31, 1994, directors and executive officers of Search and their respective affiliates may be deemed to be beneficial owners of an aggregate of 1,330,319 shares of Search Common Stock representing approximately 28.98% of the outstanding shares of Search Common Stock (including 771,488 shares which may be acquired upon exercise of options and/or warrants which are exercisable within 60 days of December 31, 1994) and all outstanding shares of Search Preferred Stock.

VOTING OF PROXIES

         All shares of Search Common Stock and Search Preferred Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not subsequently revoked will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. A properly executed proxy marked "ABSTAIN" will be counted for purposes of determining whether there is a quorum for the Special Meeting but will not be voted. An abstention (or broker non-vote) has the same effect as a vote against the proposal to approve the Merger Agreement. If no instructions are indicated, such proxies will be voted FOR adoption and approval of the Merger Agreement.

         If any other matters are properly presented at the Special Meeting for consideration, the person named in the enclosed proxy card and acting thereunder will have discretion to vote such matters in accordance with their best judgment, unless the proxy card indicates otherwise. As of the date of this Statement, the Search Board does not know of any other matters that are to come before the Special Meeting.

REVOCABILITY OF PROXIES

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (a) giving written notice of such revocation to the Proxy Tabulator (as set forth below) bearing a later date than the proxy, (b) duly executing a later dated proxy relating to the same shares of Search Common Stock or Search Preferred Stock and delivering it to the Proxy Tabulator before the taking of the vote at the Special Meeting or
(c) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy).

                                PROXY TABULATOR

                  Continental Stock Transfer and Trust Company
                            Two Broadway, 19th floor
                            New York, New York 10004
                       Telephone Number:  (800) 509-5586
                       Facsimile Number:  (212) 509-5152

Stockholders of record may revoke a proxy via facsimile at the number set forth above. Any beneficial owner whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to revoke should contact such registered holder promptly and instruct such registered holder to revoke on his behalf. There is no guarantee that there will be sufficient time prior to the Special Meeting for the registered holder to deliver a revocation upon instruction by the beneficial owner.

SOLICITATION OF PROXIES

         Harken and Search will share equally all expenses of preparing and mailing this Statement. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Search in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Harken and Search will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. Harken and Search will share equally such fees and expenses. D.F. King & Co., Inc. has been retained by Search to assist in soliciting proxies and to provide materials to banks, brokerage firms, nominees, fiduciaries and other custodians. For such services, D.F. King & Co., Inc. will receive a fee of approximately $5,000 plus expenses and additional fees for providing additional services as requested by Search. Search estimates that the costs for the solicitation of proxies including the fee to be paid to D.F. King & Co., Inc. will be approximately $15,000.

APPRAISAL RIGHTS

         The holders of shares of Search Common Stock and Search Preferred Stock who do not vote in favor of Merger have appraisal rights with respect to their shares in connection with the proposed Merger, as provided in Section 262 of the Delaware General Corporation Law. However, it is a condition to the obligations of the parties to consummate the Merger that all holders of Search Preferred Stock vote in favor of the Merger. Holders of Search Common Stock and Search Preferred Stock who follow the procedures set forth in Section 262 are entitled to receive cash payments equal to the fair value of their shares. Unless all of the procedures set forth in Section 262 are followed by a Stockholder who wishes to exercise appraisal rights, such Stockholder will be bound by the terms of the Merger. To be entitled to a cash payment upon exercise of appraisal rights, a Stockholder must file a written demand for appraisal of his or her shares with Search prior to the vote on the Merger by the holders of such shares.

         Within ten days after the Effective Time, Merger Sub, as the surviving corporation (the "Surviving Corporation"), will notify each holder of Search Common Stock or Search Preferred Stock who has validly perfected a right to appraisal of his or her shares that the Merger has become effective. The holder of Search Common Stock or Search Preferred Stock may withdraw his or her demand for appraisal within 60 days after the Effective Time or at any time thereafter with the consent of the Surviving Corporation. If a holder of Search Common Stock or Search Preferred Stock does not choose to withdraw his or her demand for appraisal, either Surviving Corporation or the holder may file within 120 days after the Effective Time a petition in the Delaware Court of Chancery demanding a determination of the value of such shares.

         The court will then determine whether each dissenting stockholder in question has fully complied with the provisions of Section 262 and, for all dissenting stockholders who have fully complied and not lost or withdrawn statutory appraisal rights, the court will determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method that the court, in its discretion, sees fit to use, regardless of whether used by the Surviving Corporation or a dissenting stockholder, together with a fair rate of interest, if any, to be paid. The fair value of the shares as determined by the court is binding on all stockholders and may be less than, equal to, or greater than the consideration to be issued to non-dissenting stockholders for their shares if the Merger is completed. The costs and expenses of the court proceeding will be assessed by the court as it deems equitable.

         THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF DISSENTERS' RIGHTS OF APPRAISAL, AND SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, WHICH IS REPRODUCED IN FULL AS APPENDIX C TO THIS STATEMENT. SEARCH AND HARKEN RECOMMEND THAT HOLDERS OF SEARCH COMMON STOCK OR SEARCH PREFERRED STOCK WHO WISH TO PURSUE RIGHTS OF APPRAISAL CONSULT WITH THEIR OWN LEGAL ADVISOR WITH RESPECT TO THE RELEVANT STATUTORY

PROVISIONS AND THE PROCEDURES TO BE FOLLOWED. THE RIGHT TO APPRAISAL WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 262 ARE NOT FULLY AND PRECISELY SATISFIED. FOR A DISCUSSION OF THE TAX CONSEQUENCES TO THE HOLDERS OF SEARCH COMMON STOCK OR SEARCH PREFERRED STOCK WHO WISH TO PURSUE RIGHTS OF APPRAISAL, SEE "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."


                                   THE MERGER

         The Merger Agreement provides for a business combination between Harken and Search in which Search would be merged with and into Merger Sub, a wholly-owned subsidiary of Harken, in a transaction intended to qualify as a tax-free reorganization for federal income tax purposes. Merger Sub will be the surviving corporation in the Merger. The discussion in this Statement of the Merger and the description of the Merger's principal terms are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Statement as Appendix A and which is incorporated herein by reference.

BACKGROUND OF THE MERGER

         In the latter part of 1993, the Search Board determined that it was inappropriate to remain at its present size. Search's lack of critical mass had precluded it from securing financing through numerous avenues which had been pursued, including equity placements, offerings of equity, as well as debt financing and debt offerings. The Search Board had determined that for Search to remain at its present size a large portion of its revenues would ultimately be required to fund Search's overhead and continued operations, which would not be in the best interest of Search's Stockholders. Consequently, the Search Board determined that Search either needed to identify and complete one or more acquisitions of other small oil and gas exploration companies to achieve this critical mass or to merge Search with a larger oil and gas exploration company. Therefore, on November 3, 1993, the Search Board formally authorized Joseph F. Langston, the President of Search, to investigate and pursue the feasibility and possibility of either merging Search with either a publicly held oil and gas exploration company or identifying a series of acquisitions which Search could complete resulting in a larger critical mass.

         In December 1993, Search's President contacted several investment banking firms to assist in finding an acceptable merger or acquisition candidate. Four firms, including Concorde Financial Corporation ("Concorde"), of which Dr. Gary B. Wood, a member of the Search Board, is the President, and EnCap Investments L.C. ("EnCap"), entered into a non-exclusive relationship for an incentive fee of two percent of the aggregate consideration of the transaction payable in cash upon completion. During the first ten months of 1994, Search had reviewed thirty-four companies, property acquisitions or corporate financings. Many companies were not interested in pursuing a consolidation with Search because of competing projects for their time and resources or a determination by them that Search was not an appropriate match. However, Search received nine proposals (verbal or written), with a variety of considerations (cash, common stock, preferred stock, and other incentives) and structures (merger, reverse merger, etc.).

         In March 1994 Search was introduced by EnCap to Mikel D. Faulkner, Chairman of the Board of Harken, who indicated an interest in opening discussions with Search concerning the possibility of a merger between the two companies. Following such contact, the President of Search initiated preliminary discussions with Harken to determine the seriousness of Harken's interest in pursuing a potential transaction.

         During the first quarter of 1994, the management of Search met with the representatives of two private companies with asset values less than Search. These companies proposed reverse merger transactions, whereby Search would acquire the private company in exchange for newly issued common stock of Search. These companies valued Search at approximately $4,000,000, but did not increase significantly the market capitalization of the combined company. Because of the issuance of the new shares, Search's existing stockholders would have less than 50% participation in the future value of the unproved properties.

         The Search Board met on March 18, 1994 to review the prospects which had been identified for merger or acquisition since November 1993. The prospects reviewed by the Search Board were Harken and the two private companies. Following its review and discussion, the Search Board determined that an insufficient number of viable prospects had been identified for acquisition and authorized the President to continue his pursuit of such opportunities but with a focus primarily on identifying a merger with a larger public company in order to achieve greater liquidity.

         In May 1994, having had numerous discussions and having exchanged publicly available information, the President and Dr. Gary B. Wood, met with the Chairman of the Board of Harken to formally initiate discussions of the possibility of a merger between Search and Harken. In addition to discussions with Harken, Search's management had discussions with other large public companies, six of which presented proposals to Search.

         During late May, representatives of Search and Harken had numerous discussions and representatives of Harken made a preliminary proposal to Search regarding the terms of the proposed merger.

         On June 1, 1994 the Search Board met to evaluate the various merger opportunities and proposals. The primary concerns of the Search Board expressed at this meeting were: (a) liquidity, (b) the value of the consideration, (c) future participation in the unproved properties, and (d) representation on the board of directors of the combined company. The Board further determined that to achieve the desired liquidity it only wanted to consider a transaction where the combined company would have a market capitalization of greater than $50 million. The Search Board discussed the proposals from two private companies previously considered and four new proposals from public companies. The Board was also updated regarding the status of negotiations and discussions with Harken and reviewed the information which had been provided by Harken to Search including both public information and information provided pursuant to confidentiality agreements. Given its review of the status of these discussions, the Search Board dismissed the two private companies as viable candidates because the combined company would not have been able to achieve the desired market capitalization. The Search Board determined that Harken's proposal was the most attractive proposal at this time because Harken was the only company that had a market capitalization of greater than $50 million that also provided the Search Stockholders with participation in the unproved properties. However, the Board also wanted additional information on the other public companies that had made or would make a proposal.

         After the June Board meeting, Search's representatives had numerous meetings with representatives of Harken in regard to terms of the proposed merger including terms under which the Search Stockholders would have the potential for realizing further value in the event Search's unproved prospects and properties were substantially successful. Throughout the month of June 1994, meetings and due diligence continued regarding Harken's international operations and formulating a written non-binding term sheet setting out the proposed terms of such a merger transaction. On July 14, 1994, both companies executed a non-binding confidential term sheet and determined to undertake preparation and negotiation of a formal merger agreement between the companies.

         Through the month of July and into October numerous meetings were held between the management and the Board of Directors of Search and Harken as well as joint meetings and separate meetings between attorneys representing both companies in negotiating and drafting a formal merger agreement. During these same months both companies continued to review the other's properties, operations, assets and liabilities. In addition, Search followed up with the companies which had expressed an interest in Search.

         On October 8, 1994, the Search Board met to (a) discuss the status of the drafting of the merger agreement with Harken; (b) review the additional information from the six public companies that made proposals, and (c) discuss a previously dismissed private company which had subsequently gained a financing proposal from an investment banking firm. The proposals from the other companies were to acquire all of Search's stock for shares of their common stock for assumed values ranging from $1,754,000 to $4,004,000. One of these proposals included participation in the unproved properties of up to 50%. One company was 88% owned by management and in the gas gathering and transportation business. It allowed the Search stockholders up to a 60% to 80% participation in the unproved properties. However, it assigned a current value of Search at only $1,754,000. This proposal was declined because Search would not only receive a lower current valuation, but also would not have enhanced liquidity because of the closely held nature of the company's stock. The second company withdrew its proposal to Search as a result of another acquisition it was also pursuing. At this meeting, the Search Board determined to pursue the Harken proposal and the private company proposal because they were the only proposals that met the Board's criteria for a merger candidate.

         Dr. Gary Wood, in his capacity as President of Concorde, and Mr. Langston, President of Search, met with the management and the Board of Directors of both Harken and the private company, and with the private company's investment banking firm. After finalizing these discussions, the Search Board met on October 18, 1994, and after carefully evaluating each proposal, the results of Search's due diligence and pro forma information, made a determination to attempt to finalize the Harken merger agreement in substantially the present form, subject to the concurrence of a fairness opinion rendered by a reputable investment banking firm.

         On October 19, 1994, Search engaged Principal Financial Securities, Inc. ("Principal") to act as an independent investment banker for the purpose of rendering a written opinion to the Search Board as to whether the consideration to be received by the holders of Search Common Stock as a result of the Merger is fair to such stockholders from a financial point of view. The Search Board further considered the terms of the merger agreement and carried on further discussions with Harken and its financial advisors until its meeting held on November 7, 1994 at which meeting Principal formally delivered its fairness opinion to the Search Board that the consideration to be received by the holders of Search Common Stock pursuant to the Merger, taken as a whole, is fair to such stockholders from a financial point of view. The Search Board met again on November 8, 1994, at which time, following consideration, it formally approved the Merger Agreement and authorized the President of Search to execute and deliver the Merger Agreement on behalf of Search and adopted such further resolutions that were necessary to recommend the terms of the Merger Agreement to the Stockholders and to carry forward the proposed transaction.

         In March 1995, the Boards of Directors of Search and Harken agreed to amend the Merger Agreement to (a) change the termination date of the agreement from March 31, 1995 to April 30, 1995; (b) clarify the agreed to terms of the distribution of the Contingent Shares; and (c) change the date on which the exchange ratios are calculated from the closing date of the Merger to the date of the Special Meeting, in order to allow the stockholders of Search to determine the exchange ratios prior to the Special Meeting.

REASONS FOR THE MERGER

         The Search Board has determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interest of the Stockholders. On November 8, 1994, the Search Board unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends a vote FOR approval and adoption of the Merger Agreement by the Stockholders.

         In reaching its determination that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interest of the Stockholders, the Search Board considered, among other significant factors and considerations, the following:

         (i) The inability of Search to achieve a critical mass in size on its own, which in the opinion of the Search Board was necessary in order to attract and secure financing opportunities for the further growth and expansion of Search, including the inability of Search to obtain debt or equity financing to pursue property or business acquisitions, if available, on terms that would be favorable to the Stockholders.

         (ii) The inability of Search to identify viable acquisition candidates with which it could achieve a critical mass in size, which the Search Board has determined to be a company with a market capitalization of greater than $50 million.

         (iii) The ability to provide through the Merger an opportunity for exposure to the Stockholders to the international prospects and opportunities being pursued by Harken as opposed to relying solely on domestic based opportunities.

         (iv) The opportunity for the holders of Search Common Stock to participate in the potential increase in value from the development of Search's Undeveloped Properties subsequent to the consummation of the Merger through the receipt of Contingent Shares. See "Merger Agreement--Terms of the Merger--Issuance of Contingent Shares."

         (v) The relative liquidity of Harken Common Stock compared to the liquidity of Search Common Stock.

         (vi) The opportunities for operating efficiencies that should result from the Merger, particularly through the integration of office facilities and support functions of the two companies. See "Business of Harken--Operations, Liquidity and Capital Resources of Harken After the Merger."

         (vii) Recent and prior market prices of Search Common Stock and Harken Common Stock.

         (viii) The structure of the Merger and terms of the Merger Agreement, which were the result of arm's-length negotiations between Search and Harken.

         (ix)    The opinion of Principal described below.

         (x) The expectation that the Merger will afford the Stockholders the opportunity to receive shares of Harken Common Stock in a transaction that is nontaxable for federal income tax purposes.

         In determining whether the Merger is fair to and in the best interest of the Stockholders, the Search Board considered the factors above as a whole and did not assign specific or relative weights to such factors.

         In addition, the Search Board considered Harken's historical operating losses which it has suffered in recent years. The Search Board believes that such losses are not atypical for an aggressive oil and gas exploration company. The Search Board is also aware of certain acquisitions made by Harken which were partially distributed to stockholders and that other extraordinary transactions and impairments exacerbated the losses shown in Harken's financial statements. The Search Board believes that the management of Harken is highly competent and has a demonstrated ability to secure financing at a difficult time in the oil and gas industry and to effect acquisitions intended to enhance its asset base. The Search Board believed that Harken's larger market capitalization would provide greater liquidity for Search stockholders and Harken's historical ability to raise investment capital would provide for future growth.

BENEFITS TO SEARCH OF THE MERGER

         The Search Board believes that the benefits to the Search Stockholders from the Merger include, among others, the following:

         (i) Greater security in the stability of a larger company which provides enhanced flexibility and increased opportunities.

         (ii) Potential increase in liquidity because of Harken's larger market capitalization relative to Search.

         (iii) Greater diversification because of international exploration activity.

         (iv) Participation, through the potential receipt of Contingent Shares, in the increase in the value of the Undeveloped Properties, if any, from the use of Harken's financial resources to develop such properties.

RECOMMENDATION OF SEARCH BOARD

         After considerable review and consideration concerning Search's future prospects as an independent company, in light of the terms and benefits which may be realized through the Merger and the terms of the Merger Agreement, the Search Board concluded unanimously that the Merger would be in the best interest of the Stockholders.

         THE BOARD OF DIRECTORS OF SEARCH UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF SEARCH VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

OPINION OF FINANCIAL ADVISOR

         Principal was engaged by Search to render an opinion as to whether or not the consideration to be received by the holders of Search Common Stock pursuant to the Merger, taken as a whole, is fair to such stockholders from a financial point of view. Principal is a recognized investment banking firm owned by an insurance company, The Principal Financial Group of Des Moines, Iowa, which was originally founded in 1879. As a part of Principal's investment banking business, Principal has extensive experience in the oil and gas industry and regularly issues fairness opinions. Principal is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions, and valuations for estate, corporate and other purposes.

         Search initially contacted Principal and Rausher Pierce Refsnes, Inc. with the intent of engaging one of them on behalf of Search to render a fairness opinion. Neither firm expressed any view on the transaction, whether formal or informal. After discussions with the representatives of such firms, the Search Board determined to engage Principal based upon the cost of its services and its experience in the valuation of oil and gas operations. Principal had not previously rendered any investment banking services to Search. However, in the ordinary course of business, Principal and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of Search and/or Harken.

         On November 7, 1994, Principal delivered its oral and written opinion to the Search Board that the consideration to be received by the holders of Search Common Stock as a result of the Merger, taken as a whole, is fair to such stockholders from a financial point of view. No limitations were placed on Principal by the Search Board or management of Search with respect to the investigation made or the procedures followed by Principal in preparing its fairness opinion. The Search Board has determined not to request Principal to update its fairness opinion prior to the Special Meeting or the consummation of the Merger.

         The full text of Principal's fairness opinion dated November 7, 1994, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is attached as Appendix B to this Statement. Principal's opinion is directed only to the fairness, from a financial point of view, to the holders of Search Common Stock of the consideration to be received by such holders in the Merger and does not constitute a recommendation to any Stockholder as to how such Stockholder should vote on the Merger Agreement. The summary of Principal's opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Appendix B. Stockholders are urged to read the opinion in its entirety.

         In connection with its opinion, Principal: (a) reviewed a draft of the proposed Merger Agreement; (b) reviewed certain reserve information provided by Search and Harken relating to the producing and non-producing properties of Search and Harken, including certain reserve reports prepared and/or reviewed by an independent petroleum engineer for Search and an independent petroleum engineer for Harken; (c) reviewed certain financial information, including financial forecasts of Search prepared by the management of Search; (d) reviewed the market price and trading activity of Search and Harken Common Stock; (e) reviewed the financial terms, to the extent publicly available, of certain comparable transactions, which are similar in certain respects to the Merger; (f) discussed with management of Search and Harken the operations of and business prospects for Search and Harken; and (g) considered such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary, including an assessment of general economic, market and monetary conditions.

         As is customary, in rendering its opinion, Principal has relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to Principal from public sources, or provided to Principal by either Search or Harken or any of their representatives. Principal has also relied, without independent investigation, upon the forecasts of the management of Search. Principal has assumed that all such forecasts have been reasonably derived on bases reflecting the best currently available estimates and judgments of Search's management as to the future operating and financial performance of the companies and Principal has relied upon the assumptions therein for oil and natural gas prices. In addition, Principal has not made an independent evaluation or appraisal of the assets of Search or Harken, nor has Principal been furnished with any such independent evaluations or appraisals (other than certain previously discussed reserve reports prepared and/or reviewed by independent petroleum engineers for Search and Harken, on which Principal has relied without independent verification). Independent verification or evaluation by Principal could have led to different forecasts, valuations, or financial information of Search, and could have affected Principal's opinion as to the fairness of the consideration to be received by the holders of Search Common Stock. However, the unaudited nine month financial statements used by Principal have been subsequently audited and no material inconsistencies have been identified. Principal has assumed that the Merger will be, in all respects, in compliance with all laws and regulations that are applicable to Search, Harken and the proposed Merger (and Principal has relied as to all legal matters relating thereto on counsel to Search).

         The forecasts reviewed by Principal were prepared by the management of Search. Such forecasts were not prepared with a view towards public disclosure. The forecasts were based on numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts.

         As a part of the review process for the evaluation of the Merger, Principal relied upon statements of Search management as to the future prospects of Search assuming the Merger was not completed and as if Search continued as a going-concern. In performing its various analyses, Principal noted that Search had experienced a significant decline in revenues and cash flow since fiscal 1991. Principal also noted that general and administrative expenses totaled approximately 95% of revenues during the six months ended June 30, 1994 compared to 66% of revenues during the six months ended June 30, 1993. Principal also noted that Search was in the process of reducing its personnel, office space and other general and administrative items. Accordingly, Principal performed the following analyses in arriving at its opinion.

         Merger and Acquisition Proposal Analysis. Principal has reviewed and relied upon, without independent verification, a schedule of nine recent merger proposals received by Search from independent third parties dated October 31, 1994 (inclusive of the Harken proposal). Eight proposals (excluding the Harken proposal) ranged from $1,754,000 to $4,004,000, none of which were for cash. Principal noted that the only cash proposal received by Search for a portion of its properties was a verbal proposal totaling $360,000, which had not been formalized at the time Principal delivered its opinion. For a discussion of the terms of the proposals, see "The Merger--Background of the Merger." Principal compared these proposals to the $4,004,000 offer from Harken which included the potential for holders of Search Common Stock to receive additional value based on the future realization of value from Search's unproved properties. In addition, Principal noted that the offer by Harken offered the most liquidity compared to the other proposals. For the 52-week period ended November 4, 1994, Principal determined that the average weekly trading volume of Harken Common Stock was approximately 356,860 shares.

         In rendering its opinion, Principal placed significant weight on this analysis as it concluded that Search had been thoroughly marketed and the most attractive offer received was from Harken. In Principal's view, the results of a thoroughly marketed company often provide a solid indication of the range of reasonable values to the stockholders.

         Net Asset Value Analysis. Principal performed a break-up analysis of Search. In performing this analysis, Principal assumed all assets and liabilities of Search (principally working capital, debt, preferred stock and contractual obligations) were constant other than the oil and gas properties. The amount of the reserves for the proved producing and proved non-producing properties was based upon a revised reserve analysis as reviewed by Search's independent petroleum engineer. The unproved property values were based upon a summary provided by Search management.

         Principal then examined six scenarios in which various assumptions were used to determine the value of the proved reserves and the unproved properties (these being the primary assets of Search). These assumptions primarily included applying discounts to the proved reserves and unproved properties. Based on these analyses a range of $960,288 to $2,550,038 was determined for Search's net asset tangible value, as compared to the purchase offer by Harken of $4,004,000, which is payable in Harken Common Stock and excludes any future benefit of the unproved properties.

         Liquidation Analysis. Principal performed a liquidation break-up analysis of Search. The liquidation analysis was similar to the net asset value analysis, with additional expenses included in the analysis which would result from customary and typical costs associated with the liquidation of a business. In performing this analysis, Principal assumed all assets and liabilities of Search (principally working capital, debt, preferred stock and contractual obligations) were constant other than oil and gas properties. The amount of the reserves for the proved producing and proved non-producing properties was based upon a revised reserve analysis as reviewed by Search's independent petroleum engineer. The unproved property values were based upon a summary provided by Search management.

         Principal then examined six scenarios in which various assumptions were used to determine the value of the proved reserves and the unproved properties (these being the primary assets of Search). These assumptions primarily included applying discounts to the proved reserves and unproved properties. Based on these analyses, a range of $586,664 to $2,096,927 was determined for Search's net asset tangible value, as compared to the purchase offer by Harken of $4,004,000, which is payable in Harken Common Stock and excludes any future benefit of the unproved properties.

         "Blue Sky" Valuation Analysis. Principal performed an analysis comparing the amount received from the Harken proposal to each of the previously discussed Net Asset Value and Liquidation scenarios, each under the following three cases: (i) no future value from the undeveloped properties;
(ii) the undeveloped properties will provide net proceeds of $8.5 million to the holders of Search Common Stock (a "best case" scenario as defined by Search management); (iii) the undeveloped properties will provide net proceeds of $1.4 million to the holders of Search Common Stock (a "base case" scenario as defined by Search Management). However, under each scenario, the blue sky valuation analysis indicated that the Harken proposal provides a potential premium to the holders of Search Common Stock over the underlying net tangible asset value.

         Principal did not place significant reliance upon the future prospects of the unproved properties in determining the value of the Search assets. Historically, Search has not successfully developed its unproved prospect inventory, and therefore, based upon this past performance, the value of future prospects are questionable.

         Comparable Transaction Analysis. Principal compared the Merger with acquisitions of other companies that were deemed similar in certain respects to Search and Harken (the "Comparable Merger Companies"). The selected acquisition transactions involving the Comparable Merger Companies were:
Odessa Exploration's purchase from Costa Resources in June 1994; American Exploration's purchase of undisclosed oil and gas properties in May, 1994; Plains Petroleum's purchase from Ensign Oil & Gas in March 1994; an undisclosed buyer of oil and gas properties from Samedan in August 1993; Hallwood Energy's purchase from Driscoll Lease in August 1993; Gulfwest Oil's purchase from Sikes Production in August 1993; Tipperary's purchase from Central Resources in July 1993; Merit Resources' purchase from North Star-Conquest in July 1993; Ambrit Energy's purchase from Standard Resources in July 1993; Alexander Energy's purchase from Midwest Energy in July 1993; Oxford et al's purchase from Petrogulf in June 1993; Harcor's purchase from South Texas L.P. in June 1993; Hunter Resources' purchase of undisclosed oil and gas properties in May 1993; Comsat's purchase of undisclosed oil and gas properties in May 1993; Winn/Headington's purchase from Presidio in April 1993; Harken's purchase of undisclosed oil and gas properties in March 1993; Brock Exploration's purchase of undisclosed oil and gas properties in February 1993; Tipperary's purchase from Universal Resources in January 1993; and Rio Grande Drilling's purchase from Marathon Oil in January 1993.

         In these transactions, Principal examined the average, high and low consideration paid on a barrel of oil (b.o.e.) basis for the Comparable Merger Companies which total $3.84, $6.32 and $2.08, respectively. Principal then assigned the average price of $3.84 per b.o.e. to Search's reserves under a Net Asset Value scenario and determined that the net tangible asset value was $1,824,095, compared to the purchase offer by Harken of $4,004,000 which is paid in approximately 2,200,000 shares of Harken Common Stock and excludes the future benefit of the undeveloped properties.

         Conclusion. The summary set forth above does not purport to be a complete description of the main elements of Principal's presentation to Search's Board on November 7, 1994. It does not purport to be a complete description of the analyses performed, or the matters considered by Principal in rendering its opinion. Principal believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of such analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying its fairness opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis, unless specifically mentioned.

         Principal has not conducted any analysis concerning the allocation of any portion of the aggregate consideration to be received from Harken pursuant to the Merger Agreement by certain parties, including the holders of Search Preferred Stock, Concorde, EnCap, Joseph F. Langston, Jr., Royalty Holders and the holders of Search Warrants (collectively, the "Additional Parties") or the fairness to them thereof. Accordingly, Principal is expressing no opinion regarding such matters, and is assuming that a portion of such aggregate consideration has been appropriately and properly negotiated and allocated to the Additional Parties and that such consideration is fair to them from a financial point of view.

         The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary. In rendering its fairness opinion, Principal applied its judgment to a variety of analyses and assumptions. Principal may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The assumptions made and the judgments applied by Principal in rendering its opinion are not readily susceptible to description beyond that set forth in this summary of the fairness opinion itself.

         As compensation for rendering a fairness opinion to Search, Search agreed to pay Principal a total fee of $50,000 at the time the opinion was rendered and such compensation was not contingent on the consummation of the Merger. Search has also agreed to reimburse Principal for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, and to indemnify Principal and its affiliates against certain liabilities relating to its engagement.

CONFLICTS OF INTEREST

         In considering the recommendation of the Search Board with respect to the Merger, Stockholders should be aware that certain officers and directors of Search have certain interests with respect to the Merger that are in addition to the interests of Stockholders of Search generally. The Search Board was aware of these interests and considered them, among other matters, in approving the Merger.

         Representation on the Board of Directors of Harken. Upon the consummation of the Merger, Harken has agreed that it will nominate and elect Gary B. Wood, Ph.D., the Secretary and a director of Search, to the Board of Directors of Harken to serve in such position until Harken's Annual Stockholders Meeting to be held on or about June 1996.

         Issuance of Promissory Notes by Search. It is a condition to the consummation of the Merger by Harken that the following promissory notes be issued by Search prior to the Effective Time:

                 Langston Note. On July 1, 1991 Search and Joseph F. Langston, the President and Chairman of the Search Board, entered into an Employment Agreement (the "Employment Agreement") for a five year term. Pursuant to the Employment Agreement, Mr. Langston has a right to receive in cash $140,000 per year plus other benefits for the remaining balance of his contract upon any change of control of Search. Consequently, upon the consummation of the Merger, Mr. Langston would have had the right to receive cash from Search of
         approximately $     for the remaining term of the Employment Agreement
         (assuming the consummation of the Merger immediately after the Special Meeting). It is a condition to the consummation of the Merger by Harken that Search enter into a Partial Settlement and Conversion Agreement with Mr. Langston prior to the Effective Time, pursuant to which Mr. Langston will receive an unsecured, non-interest bearing promissory note in the amount of $280,000 (the "Langston Note") in exchange for the full settlement of all obligations of Search under the Employment Agreement except for any obligations to indemnify. At the Effective Time, the Langston Note will be converted into shares of Harken Common Stock as set forth in "The Merger Agreement--Terms of the Merger." Mr. Langston will not be eligible to receive any Contingent Shares with respect to the conversion of the Langston Note into Harken Common Stock.

                 Concorde Note. On January 10, 1994 Search and Concorde Financial Corporation ("Concorde"), an affiliate of Gary B. Wood Ph.D. (a director of Search), entered into a Letter Agreement (the "Concorde Agreement") to engage Concorde as its financial advisor on matter related to a business combination, acquisition or merger. For services rendered pursuant to the Concorde Agreement, Search was obligated to pay a cash fee of $3,000 per month for six months (the "Retainer"), expense reimbursement, and a five-year warrant for 50,000 shares of Search Common Stock, exercisable at $1.50 per share, plus a fee of two percent (2%) of the aggregate amount of any merger or acquisition (the "Transaction Fee"). It is a condition to the consummation of the Merger by Harken that Search enter into a Partial Settlement and Conversion Agreement with Concorde prior to the Effective Time, pursuant to which Concorde will receive an unsecured, non-interest bearing promissory note in the amount of $80,000 (the "Concorde Note") in exchange for the full settlement of the Transaction Fee and any unpaid Retainer, except for any obligations to indemnify. At the Effective Time, the Concorde Note will be converted into shares of Harken Common Stock and Concorde will be eligible to receive Contingent Shares, if any, as set forth in "The Merger Agreement--Terms of the Merger."

                 EnCap Note. On December 20, 1993 Search entered into a Letter Agreement (the "EnCap Agreement") to engage EnCap Investments L.C. ("EnCap") as its financial advisor on matters related to a merger or sale of Search. For services rendered pursuant to the EnCap Agreement, Search was obligated to pay reasonable expenses and a fee of two percent (2%) of the value of Search assets upon any merger or sale of Search. It is a condition to the consummation of the Merger by Harken that Search enter into a Partial Settlement and Conversion Agreement with EnCap prior to the Effective Time, pursuant to which EnCap has received an unsecured, non-interest bearing promissory note in the amount of $80,000 (the "EnCap Note") in exchange for the full settlement of all obligations of Search to EnCap, except for any obligations to indemnify. Upon the consummation of the Merger, the EnCap Note will be converted into shares of Harken Common Stock and EnCap will be eligible to receive Contingent Shares, if any, as set forth in "The Merger Agreement--Terms of the Merger."

         Holders of Search Preferred Stock. In September 1993, as a requirement of a proposed debt financing, Search issued 575,000 shares of Search Preferred Stock to three directors of Search for cash consideration of $575,000. The Search Preferred Stock is entitled to (a) receive a non-compounded, cumulative preference dividend at a rate of nine percent (9%) per annum, payable quarterly, (b) receive a liquidating preference, and (c) have a right to vote on all matters submitted to a vote of Search Stockholders. At the election of the holder, the shares of Search Preferred Stock are convertible into shares of Search Common Stock on a basis of 1.69 shares of Search Preferred Stock for one share of Search Common Stock for an aggregate of 340,237 shares of Search Common Stock to be issued on conversion.

         As an inducement to purchase shares of Search Preferred Stock, the holders were also assigned an overriding royalty of two percent (2%) in Search's share of gross revenues derived from the Placid Venture oil and gas leases located in Nolan, Coke and Tom Green Counties in Texas.

         Upon the approval of the Merger by the Search Stockholders and the consummation of the Merger, shares of Search Preferred Stock will be converted into that number of shares of Harken Common Stock determined by multiplying the aggregate number of shares of Search Preferred Stock by the fraction of $1.00

(the liquidation value of a share of Search Preferred Stock) over the Average Trading Price, which would result in approximately 287,500 aggregate shares of Harken Common Stock assuming an Average Trading Price of $2.00. However, if shares of Search Preferred Stock had been converted into shares of Search Common Stock prior to the Merger and those shares are subsequently exchanged for Harken Common Stock in the Merger, the holders of Search Preferred Stock would receive in the aggregate approximately 137,779 shares of Harken Common Stock at the Effective Time assuming an Average Trading Price of $2.00. The exchange ratios of the Search Preferred Stock and the Search Common Stock were based on negotiations between Search and Harken. In negotiating such ratios with Harken, Search considered, among other things, the value attributable to the liquidation preference of the Search Preferred Stock. Consequently, the 149,721 shares (or approximately 109%) difference in the number of shares of Harken Common Stock to be received by the holders of the Search Preferred Stock is attributable to the right of the holders of the Search Preferred Stock to receive a liquidation preference.

         The holders of the Search Preferred Stock will not be eligible to receive any Contingent Shares with respect to their interest in the Search Preferred Stock. However, it is a condition to the consummation of the Merger by Harken that Search enter into Royalty Assignment Agreements prior to the Effective Time with each of the holders of Search Preferred Stock pursuant to which the overriding royalty interest held by such holder will be reconveyed to Search in exchange for the right to receive a portion of the Contingent Shares, if any, as described under "The Merger Agreement--Terms of the Merger--Issuance of Contingent Shares."

         The Exchange Offer. Search Warrants are currently exercisable for 989,000 shares of Search Common Stock, have exercise prices ranging from $1.32 to $2.00 per share, and have expiration dates ranging from July 17, 1995 to July 31, 1996. See Appendix D for a schedule of the Search Warrants and their exercise prices and expiration dates. As an accommodation to the transactions contemplated by the Merger Agreement, Dr. Gary Wood, the holder of a Search Warrant with an expiration date of January 10, 1999, agreed to amend his Search Warrant to expire on July 31, 1996 if the Merger is consummated and he does not exchange his warrant in the Exchange Offer. The directors of Search hold Search Warrants exercisable for an aggregate of 700,000 shares of Search Common Stock or 70.8% of the total number of shares of Search Common Stock exercisable pursuant to outstanding Search Warrants. The Search Warrants were issued at the time of the formation of Search to is original stockholders, and periodically over the last five years as compensation to the directors. See "The Warrant Exchange Offer--Purpose of the Exchange Offer." In the past, compensation to the Search Board has been limited to expense reimbursement, and a directors fee of $500 per month and $500 per meeting, therefore, Search issued options to purchase shares of Search Common Stock as additional consideration to Board members as well as management.

         Pursuant to the Exchange Offer, the Search Warrants may be exchanged for Harken Warrants exercisable for an aggregate of 750,000 shares of Harken Common Stock with an exercise price of $1.82 from the date of issuance until their expiration at 3:00 p.m., Dallas, Texas time on June 30, 1996. See Warrant Exchange Schedule attached hereto to as Appendix D. If all of the Search Warrants were exchanged in the Exchange Offer, the directors of Search will hold Harken Warrants exercisable for an aggregate of 623,588 shares of Harken Common Stock or 83.15% of the total number of shares of Harken Common Stock exercisable pursuant to all Harken Warrants.

         Any Unexchanged Search Warrants shall remain outstanding and shall be exercisable for shares of Harken Common Stock according to their terms (which are generally adjusted upon the consummation of the Merger on the same basis as the conversion of the Search Common Stock at the Effective Time). The number of shares of Harken Common Stock exercisable pursuant to a Harken Warrant received in the Exchange Offer as set forth on Appendix D was determined based upon a calculation using the Black Scholes method of option valuation.

         An independent compensation consulting firm engaged by Harken developed an exchange table for exchanging Search Warrants for Harken Warrants utilizing the Black Scholes option valuation model. While the exchange was intended to result in an economically neutral transaction, the terms of a Harken Warrant issued in the Exchange Offer will be different than the terms of an Unexchanged Search Warrant, based on the remaining term and exercise price of the Search Warrant. Consequently, the terms of the Exchange Offer may or may not be economically neutral to any particular holder of a Search Warrant. See "The Warrant Exchange Offer."

         The holders of Search Warrants (whether tendered in the Exchange Offer or not) may be eligible to receive Contingent Shares, if any, issued by Harken. See "The Merger Agreement--Terms of the Merger."

         Indemnification. The Merger Agreement provides for broad indemnification of the officers and directors of Search and its subsidiaries. See "The Merger Agreement--Indemnification."

ACCOUNTING TREATMENT

         It is intended that the proposed Merger will be accounted for by Harken as a purchase under generally accepted accounting principles. The effect of purchase accounting treatment is that the assets and liabilities of Search will be recorded at their fair values at the Effective Time.

STOCK EXCHANGE LISTING

         The shares of Harken Common Stock are listed and traded on the AMEX. It is a condition to the consummation of the Merger that the shares of Harken Common Stock to be issued in connection therewith and upon the exercise of the Harken Warrants and the Unexchanged Search Warrants be approved for listing on the AMEX.


                              THE MERGER AGREEMENT

         The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Statement and incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement. All holders of Search securities are urged to read the Merger Agreement in its entirety.

THE MERGER

         Pursuant to the Merger Agreement and subject to the terms and conditions thereof, at the Effective Time Search will be merged with and into Merger Sub, a wholly-owned subsidiary of Harken. Merger Sub will be the surviving corporation in the Merger. The Merger will have the effects specified under Delaware Law.

         Upon the satisfaction or waiver of all conditions to the Merger, and provided that the Merger Agreement has not been terminated or abandoned, Harken and Search will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided under Delaware Law (the "Certificate of Merger"). The time at which the Merger becomes effective is referred to as the Effective Time.

TERMS OF THE MERGER

         Initial Issuance of Harken Common Stock. As a result of the Merger and without any action on the part of the holders thereof, each of the following securities of Search will be converted at the Effective Time as described below:

                 Search Common Stock. Each outstanding share of Search Common Stock (other than shares subject to validly exercised appraisal rights) will be converted into the right to receive that number of shares of Harken Common Stock determined by dividing $.8099 by the Average Trading Price (the "Exchange Ratio").

                 Search Preferred Stock. Each outstanding share of Search Preferred Stock (other than shares subject to validly exercised appraisal rights) will be converted into the right to receive that number of shares of Harken Common Stock determined by dividing $1.00 by the Average Trading Price.

                 Search Notes. Each of the Langston Note, Concorde Note and EnCap Note to be issued by Search will, pursuant to its terms, be converted into the right to receive that number of shares of Harken Common Stock determined by dividing the principal amount of such Note by the Average Trading Price. For a description of the Notes, see "The Merger--Conflicts of Interest."

         Each holder of a certificate or note (a "Certificate" or "Certificates") representing any shares of Search Common Stock, Search Preferred Stock or Notes ("Search Securities") will thereafter cease to have any rights with respect to such shares or notes, except the right to receive, without interest, shares of Harken Common Stock and the potential right to receive Contingent Shares or, under certain circumstances, cash, if any, upon the surrender of such Certificate (as described in "--Exchange Procedures for Search Securities" below). Each share of Search Common Stock and Search Preferred Stock held in Search's treasury at the Effective Time will cease to be outstanding and will be cancelled and retired without payment of any consideration therefor.


         Effects of Changes in Market Price of Harken Common Stock on Exchange Ratios. To the extent that the market price of Harken Common Stock fluctuates during the period between the date of this Statement and five days prior to the date of closing of the Merger, the number of shares of Harken Common Stock issuable can vary considerably. Within five days of the Special Meeting, the Stockholders can call D.F. King & Co., Inc., the proxy solicitor for Search, at
(800) 669-5550 for the Average Trading Price to be used in the calculation of the exchange ratios. Presented below is a table showing minimum and maximum exchange ratios for each of the holders of Search Common Stock, Search Preferred Stock and the Notes, the minimum and maximum number of shares of Harken Common Stock to be issued, and the resultant ratios of various current Search holders to the total of all post-merger holders of Harken Common Stock. All information presented is exclusive of any Contingent Shares.

                         EXCHANGE RATIO INFORMATION                                    MINIMUM            MAXIMUM
                         --------------------------                                    -------            -------
 Search Common Stock to Harken Common Stock  . . . . . . . . . . . . . .                0.3423             0.6357
 Search Preferred Stock to Harken Common Stock . . . . . . . . . . . . .                0.4227             0.7849
 Search Notes to Harken Common Stock . . . . . . . . . . . . . . . . . .                0.4227             0.7849
          Total Shares of Harken Common Stock to be issued . . . . . . .             1,679,047          3,118,227
 Percentage of Harken Common Stock held by the holders of: . . . . . . .
          Search Common Stock  . . . . . . . . . . . . . . . . . . . . .                 2.03%              3.69%
          Search Preferred Stock . . . . . . . . . . . . . . . . . . . .                 0.39%              0.71%
          Search Notes . . . . . . . . . . . . . . . . . . . . . . . . .                 0.28%              0.50%
                                                                                    ----------           --------
                  Total  . . . . . . . . . . . . . . . . . . . . . . . .                 2.70%              4.90%

         Search Warrants. Each Unexchanged Search Warrant will remain outstanding and will be exercisable pursuant to its terms; provided, however, that if the Unexchanged Search Warrant does not contain express provisions regarding the exercise price and the type and number of securities such warrant is exercisable for after the Merger, the Unexchanged Search Warrant will be exercisable upon the same terms and conditions as the applicable Search Warrant except that such Unexchanged Search Warrant will be exercisable for that whole number of shares of Harken Common Stock equal to the product of the number of shares of Search Common Stock covered by the Unexchanged Search Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio rounded up to the nearest whole number of shares of Harken Common Stock, and the per share exercise price for the shares of Harken Common Stock issuable upon the exercise of such Unexchanged Search Warrant will be equal to the quotient determined by dividing the exercise price per share of Search Common Stock specified for such Unexchanged Search Warrant under the applicable agreement immediately prior to the Effective Time by the Exchange Ratio rounding the resulting exercise price down to the nearest whole cent.

         Issuance of Contingent Shares. The holders of record at the Effective Time of Search Common Stock, Concorde Note, EnCap Note and Search Warrants (whether tendered in the Exchange Offer or not) and the

Royalty Holders (the "Rights Holders") may receive additional shares of Harken Common Stock (the "Contingent Shares") to the extent the value of the Undeveloped Properties as of June 30, 1996 (the "Valuation Date"), subject to certain adjustments as described below, exceeds $1,733,000 (the "Stipulated Value"). The Stipulated Value was determined based on negotiations between Harken and Search and may or may not represent the current value of the Undeveloped Properties. The obligation of Harken to deliver a number of Contingent Shares will first be determined in dollar terms, as described below under "--Valuation of the Undeveloped Properties" and in more detail in the Merger Agreement, and then converted to a number of shares of Harken Common Stock. The Contingent Shares will then be allocated among the Rights Holders as described below under "--Allocation of Contingent Shares." The total number of shares of Harken Common Stock to be issued as Contingent Shares is subject to the limitation set forth below under "--Maximum Number of Contingent Shares."

                 Valuation of the Undeveloped Properties. The value of the Undeveloped Properties as of the Settlement Date (the "Valuation") will be determined by an independent reserve report (the "Report") covering the Undeveloped Properties, providing the then present value of such properties as of June 30, 1996 (the "Present Value") and adjusted as set forth below:

                 (a) The Present Value will be reduced by 20% (the "Adjusted Present Value").

                 (b) The Adjusted Present Value will be reduced for geological risks based upon reserve categories of the Undeveloped Properties as of the Valuation Date (the "Further Adjusted Value") as set forth below:

                                   0% reduction for proved developed producing
                                      reserves
                                  20% reduction for proved developed
                                      non-producing reserves
                                  40% reduction for proved undeveloped reserves

                 (c)      The Further Adjusted Value will be adjusted by:

                            (i)   Adding the then market value of any
                                  consideration received by Harken or any of its affiliates from any prospect sales, farmouts, or joint venture arrangements with respect to any of the Undeveloped Properties or any other consideration received upon the disposition of an oil and gas interest in the Undeveloped Properties;

                            (ii) Adding 80% of the net revenue (calculated before income taxes and after deduction of lease operating expenses) from sales of oil and/or gas produced from the Undeveloped Properties for the period of time from the Effective Time to the Valuation Date (the "Development Period");

                            (iii) deducting the amount of any direct costs,
                                  direct expenses and direct charges (in each case not associated with oil or gas production and which are not otherwise taken into account in the Report) incurred or accrued by Harken or its affiliates with respect to the Undeveloped Properties during the Development Period, including $180,000 for overhead;

                            (iv)  deducting the amount of the Reserve
                                  Deficiency (as defined below);

                            (v)   deducting the amount of the Stipulated Value;
                                  and

                            (vi)  deducting the amount of the Adverse
                                  Consequences ( as defined below), provided, however, that no amount shall be deducted until Harken has suffered Adverse Consequences equal to or in excess of $100,000 (at which point the entire amount of such Adverse Consequences will be deducted relating back to the first dollar).

                 As defined in the Merger Agreement, "Reserve Deficiency" means the amount that the aggregate value of the oil and gas reserves attributed to all of the properties of Search and its subsidiaries as set forth in the reserve report dated as of July 1, 1994, after giving credit for actual production from such properties for the period of time from July 1, 1994 to December 31, 1994, is greater than the aggregate value of the oil and gas reserves attributed to all of such properties pursuant to a subsequent reserve report to be prepared as of December 31, 1994. The subsequent reserve report will be prepared by a reserve engineering firm known in the oil and gas industry and chosen by Harken in good faith, based upon the same pricing and substantially the same parameters and criteria as used in the properties of the reserve report dated as of July 1, 1994.

                 As defined in the Merger Agreement, "Adverse Consequences" means (a) the amount of any and all liquidated losses, liabilities or damages (including reasonable amounts paid in settlement) actually suffered or incurred by Harken as a result of a breach by Search of any of its representations, warranties or covenants contained in the Merger Agreement, (b) the amount of any and all unliquidated losses, liabilities or damages as reasonably estimated in good faith by Harken to be suffered or incurred by Harken as a result of a breach by Search of any of its representations, warranties or covenants contained in the Merger Agreement, and (c) all reasonable fees and expenses, including attorneys' fees and court costs, actually incurred by Harken or reasonably estimated in good faith by Harken to be incurred in connection with any claim, action, suit, proceeding or demand relating to a breach by Search of any of its representations, warranties or covenants; provided, however, that Harken must have used commercially reasonable efforts to defend against or otherwise challenge the merits of any claim, action, suit, proceeding or demand of a third party. Solely for purposes of calculating the amount of the Adverse Consequences, any representation, warranty or covenant made by Search in the Merger Agreement will be read and interpreted as if the qualification stated therein with respect to materiality or material adverse effect were not contained therein.

                 Calculation of Contingent Shares. The number of shares of Harken Common Stock to be distributed is determined by dividing the amount of the Valuation, as adjusted above, by the average closing price of Harken Common Stock for the 90 days immediately preceding the Valuation Date (the "Contingent Share Price").

                 Allocation of Contingent Shares. The Contingent Shares will be allocated among the Rights Holders as follows:

                   (a) Two percent (2%) of the Contingent Shares will be distributed to Concorde pursuant to the terms of the Concorde Note. See "The Merger--Conflicts of Interest."

                   (b) Two percent (2%) of the Contingent Shares will be distributed to EnCap pursuant to the terms of the EnCap Note. See "The Merger--Conflicts of Interest."

                   (c) That number of Contingent Shares equal to the quotient of the Value of the Eastern Shelf Properties (as hereinafter defined) divided by the Contingent Share Price shall be distributed to the Royalty Holders which Contingent Shares will be distributed among the Royalty Holders in proportion to the interest in the Eastern Shelf Properties (as described in Appendix F) conveyed by a Royalty Holder to Search and the interest in the Eastern Shelf Properties conveyed by all Royalty Holders. As described in the Merger Agreement, "Value of the Eastern Shelf Properties" means the amount equal to a two percent overriding royalty interest in the Eastern Shelf Properties as determined in the Report.

                   (d) The remainder of the Contingent Shares will be distributed to the Record Holders (as defined below), with each such Record Holder receiving that fraction of such Contingent Shares as equal to the quotient of the number of shares of Harken Common Stock into which such holders' Search Common Stock were converted at the Effective Time (not including Contingent Shares) plus the number of shares, if any, of Harken Common Stock received by the Record Holder upon the exercise of

                          Harken Warrants or Unexchanged Search Warrants divided by the number of shares of Harken Common Stock into which all Record Holders' Search Common Stock were converted at the Effective Time (not including Contingent Shares) plus the number of shares of Harken Common Stock received upon the exercise of all Harken Warrants or Unexchanged Search Warrants.

                 As defined in the Merger Agreement, "Record Holder" means a holder of record of Search Common Stock or the Unexchanged Search Warrants at the Effective Time or a holder of Search Warrants that were exchanged for Harken Warrants at the Effective Time. Transferees of Unexchanged Search Warrants subsequent to the Effective Time will not be Record Holders and, therefore, will not be eligible to receive Contingent Shares, if any.

                 Payment of Contingent Shares. Harken will distribute the Contingent Shares (except for the number of shares of Harken Common Stock that exceed the Maximum Share Limit (as defined below), on such dates as set forth below:

                 (a) On or about September 30, 1996 (the "Settlement Date"), Harken will deliver to each of the Rights Holders, at the addresses of the Rights Holders as they appear on the stock records of Search at the Effective Time (or, in the case of Concorde, EnCap or the Royalty Holders, at such address as may be specified in writing by Concorde, EnCap and the Royalty Holders, respectively) or at such other addresses as Rights Holders shall provide to Harken by written notice, certificates representing the number of shares of Harken Common Stock payable to such Rights Holder and a letter from the chief financial officer of Harken describing the calculations made in determining the number of Contingent Shares.

                 (b) As soon as practicable after the date all Unliquidated Losses (as defined below) have become liquidated losses, liabilities, damages, fees or expenses actually suffered or incurred by Harken (the "Final Settlement Date"), Harken will determine the amount, if any, that the Unliquidated Losses exceed such liquidated amount actually suffered or incurred by Harken (the "Excess Amount"). Harken will then distribute to the Rights Holders (excluding the Royalty Holders), as described in paragraph (a) above and under "--Allocation of Contingent Shares," the number of additional Contingent Shares equal to the quotient of the Excess Amount divided by the Contingent Share Price. As used in the Merger Agreement, "Unliquidated Losses" means the amount of unliquidated losses, liabilities, damages, fees and expenses reasonably estimated in good faith by Harken in determining the amount of the Adverse Consequences.

                 The determination and calculation of the number of Contingent Shares to be issued, if any, to the Rights Holders will be determined solely by Harken in its exercise of good faith based upon the procedures described above.

                 Maximum Number of Contingent Shares. Pursuant to the Merger Agreement, Harken is not required nor obligated to issue any portion of the Contingent Shares as provided above which when added to all other shares of Harken Common Stock issued or reserved for issuance in connection with the Merger, the Exchange Offer and in all related transactions, would exceed a maximum amount of eleven million (11,000,000) shares of Harken Common Stock (the "Maximum Share Limit"). In the event the shares of Harken Common Stock to be issued by Harken, exceed the Maximum Share Limit, then in such event Harken will within 30 days after the Settlement Date or the Final Settlement Date, as may be applicable, elect at its sole option:

                 (a) to pay the amount in cash of the number of such Contingent Shares which exceed the Maximum Share Limit times the Contingent Share Price to the parties entitled to receive such shares, provided, however, that the cash received by the holders of Search Common Stock and Search Preferred Stock shall in no event exceed fifty percent (50%) of the aggregate consideration received by such holders at the Effective Time and on the Settlement Date (and the Final Settlement Date, if applicable); or

                 (b) to obtain the consent and approval from its stockholders, if required, to issue additional shares of Harken Common Stock in excess of the Maximum Share Limit.

                 In the event Harken elects to pursue the alternative to pay cash, Harken will use commercially reasonable efforts to make such payments within 45 days after the Settlement Date or the Final Settlement Date, as may be applicable. In the event Harken elects to pursue the alternative to pay in additional shares or in the event the cash alternative is not available because of the above limitations placed upon the amount thereof, then Harken will use commercially reasonable efforts to obtain the necessary consent and approval from its stockholders, if required, so as to issue such additional shares within six months after the Settlement Date or the Final Settlement Date, as may be applicable. Pending such additional authorizations or other actions necessary, Harken will issue that portion of the Contingent Shares up to the Maximum Share Limit on the Settlement Date. In the event Harken elects to obtain the approval of its stockholders to issue additional shares in excess of the Maximum Share Limit and fails to obtain such approval, Harken will pay cash.

                 Assignment of Contingent Right. The right to receive the Contingent Shares extends only to the Rights Holders, may not be assigned or otherwise transferred by them other than by laws of descent and distribution, and will not be represented by a form or certificate. Although Harken Common Stock, when received as Contingent Shares by the Rights Holders will not be subject to restrictions upon disposition (other than by affiliates of Search as described in "Resale Restrictions"), the right to receive future Contingent Shares is personal to the Rights Holders and non-transferable. In general, this right is independent of the shares of Harken Common Stock which will be issued at the Effective Time or upon the exercise of Harken Warrants or the Unexchanged Search Warrants.

                 Interim Reports. Within 90 days after June 30, 1995 and December 31, 1995, Harken will provide to the Rights Holders interim reports regarding the status of development and production activities on the Undeveloped Properties.

                 Management of the Undeveloped Properties. During the Development Period, Harken shall, through Merger Sub, as its wholly-owned subsidiary, own, hold and manage the Undeveloped Properties. Harken may sell, farmout, develop or otherwise deal in these Undeveloped Properties during the Development Period in a manner which, in its judgment, optimizes the full potential of these properties under the circumstances then existing. During the Development Period, Harken will cause a maximum of $600,000 (the "Development Amount") to be expended in the further exploration and/or development of the Undeveloped Properties. In the event that Harken determines that an insufficient number of the wells drilled on the Undeveloped Properties during the Development Period are determined to be commercial to warrant the prudent expenditure of the full Development Amount or otherwise which would not justify further development and expenditures to a reasonable, prudent operator, then Harken will not be required nor obligated to cause any additional minimum investments to be made on such Undeveloped Properties even if the Development Amount has not yet been expended in full. During the Development Period, Harken will cause all production of oil and gas from the Undeveloped Properties to be sold to non-affiliates pursuant to bona fide contracts providing for the highest price reasonably attainable through good faith negotiations as of the date of each such contract.

                 Contingent Nature of Issuance. Harken's obligation to issue Contingent Shares is conditional in nature, and Harken may never make any additional payments beyond those shares of Harken Common Stock issued as of the Effective Time or upon the exercise of the Harken Warrants or the Unexchanged Search Warrants.

                 Miscellaneous. In the event of any stock split, stock dividend, reclassification, merger or consolidation occurring on or after 90 days immediately preceding the Valuation Date, the number of shares of Harken Common Stock distributable to the Rights Holders as Contingent Shares will be appropriately adjusted to accord the equitable benefit of such changes to the Rights Holders. Dividends and other distributions with respect to Harken Common Stock declared after the Settlement Date and payable to the holders of record thereof after the Settlement Date will be payable to the Rights Holders with respect to the shares of Harken Common Stock to be delivered as Contingent Shares; provided, however, no such payment will be made unless and until a certificate representing the Contingent Shares has been delivered to the Rights Holders. No dividends payable to holders of record of shares of Harken Common Stock prior to the Settlement Date shall be paid to the Rights Holders with respect to such Contingent Shares.

EXCHANGE PROCEDURES FOR SEARCH SECURITIES

         Promptly after the Effective Time, Continental Stock Transfer and Trust Company, as exchange agent (the "Exchange Agent"), will mail to each person who was, at the Effective Time, a holder of record of Search Securities, a letter of transmittal to be used by such holders in forwarding their Certificates, and instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Harken Common Stock. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, the holder of such Certificate will be entitled to receive a certificate representing that number of whole shares of Harken Common Stock and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered, and the Certificate so surrendered will be cancelled. SEARCH STOCKHOLDERS AND NOTEHOLDERS SHOULD NOT SEND CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

         No fractional shares of Harken Common Stock will be issued and any holder of Search Securities entitled under the Merger Agreement to receive a fractional share will be entitled to receive a whole share of Harken Common Stock.

         No dividends or distributions on shares of Harken Common Stock will be paid with respect to any Search Securities represented by a Certificate until such Certificate is surrendered for exchange as provided in the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of certificates representing shares of Harken Common Stock issued in exchange therefor, (a) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Harken Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such whole shares of Harken Common Stock, less the amount of any withholding taxes which may be required thereon. No interest will be paid or accrued on unpaid dividends and distributions, if any, upon surrender of Certificates.

         At or after the Effective Time, there will be no transfers on the transfer books of Search Securities which were outstanding immediately prior to the Effective Time.

         Notwithstanding the foregoing, neither Harken nor the Exchange Agent will be liable to any former holders of Search Securities for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and posting by such person of a bond in such reasonable amount as the Exchange Agent may direct as indemnity against any claim that may be made against Harken with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Harken Common Stock, and any unpaid dividends and distributions on shares of Harken Common Stock, as described below.

THE WARRANT EXCHANGE OFFER

         Pursuant to the terms of the Merger Agreement, Harken is obligated to offer to exchange the outstanding Search Warrants for Harken Warrants. For a description of the Exchange Offer, see "The Warrant Exchange Offer."

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains various representations and warranties relating to, among other things: (a) the due organization, power and standing of Search and Harken and similar corporate matters; (b) the authorization, execution, delivery and enforceability of the Merger Agreement; (c) the capital structure of Search and Harken; (d) subsidiaries of Search and Harken; (e) investment interests of Search and Harken; (f) conflicts under charters or bylaws and violations of any instruments or law and required consents or approvals; (g) certain documents filed by each of Search and Harken with the Commission and the accuracy of information contained therein; (h) litigation;
(i) absence of certain changes or material adverse effects; (j) taxes; (k) retirement and other employee benefit plans of Search; (l) brokers' and finders' fees with respect to the Merger; (m) receipt of fairness opinion of Search; (n) compliance with environmental laws and regulations; and (o) property, oil and gas interests and wells of Search. The representations and warranties of Harken will expire upon the consummation of the Merger. The representations and warranties of Search shall survive the consummation of the Merger until the Settlement Date.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

         The Merger Agreement provides that, prior to the Effective Time, Search will operate its business only in the ordinary course and consistent with past practice, and generally provides for certain restrictions with respect to Search on, among other things, the issuance or other disposition, encumbrance, or repurchase of capital stock of Search, certain sales of assets of Search, the declaration or payment of dividends, the amendment of the Certificate of Incorporation or Bylaws of Search, the acquisition of any business, the incurrence of indebtedness, the making of certain capital expenditures in excess of specific dollar amounts, the granting of certain employee benefits or the adoption or amendment of employee benefit plans, or certain actions relating to the entering into or amendment of certain contracts or arrangements.

NO SOLICITATION OF ACQUISITION TRANSACTION

         Search has agreed that it will not, and will not authorize or permit any of its officers, directors, employees, agents and other representatives or those of any of its subsidiaries (collectively, "Search Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any prospective buyer or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Transaction (as defined below) from any person, or engage in any discussions or negotiations relating thereto or accept any Acquisition Transaction; provided, however, that, (a) Search may engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly of indirectly, by or with Search or any Search Representatives) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Search and its business, properties and assets, (b) the Search Board may take and disclose to the Search Stockholders a position contemplated by Rule 14(e)-2(a) promulgated under the Exchange Act and (c) following receipt of an Acquisition Transaction that is financially superior to the Merger and reasonably capable of being financed (as determined in each case in good faith by the Search Board after consultation with Search's financial advisors), the Search Board may withdraw or modify its recommendation or terminate the Merger Agreement, but in each case referred to in the foregoing clauses (a) through (c) only to the extent that the Search Board shall conclude in good faith after consulting with Search's outside counsel that such action is necessary in order for the Search Board to act in a manner which is consistent with its fiduciary obligations under applicable law. Search will promptly notify Harken of any such discussions or negotiations, requests for such information or the receipt of any Acquisition Transaction, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Transaction and the material terms and conditions of any Acquisition Transaction. See "--Termination Fee."

         As used in the Merger Agreement, "Acquisition Transaction" shall mean any proposal or offer, other than a proposal or offer by Harken or any of its affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving Search or any subsidiary or division of Search or any proposal to acquire in any manner an equity interest in, or significant assets of, Search or any of its subsidiaries or divisions.

INDEMNIFICATION

         Harken has agreed to cause Merger Sub, as the surviving corporation, to keep in effect a provision in its Certificate of Incorporation providing for the exculpation of liability for, and the indemnification of, each person who is now or ever has been an officer, director, employee, trustee or agent of Search and/or any of its subsidiaries (the "Agent Indemnified Parties") to the fullest extent permitted under applicable law, which provision shall not (a) be contradicted by, or in conflict with, any other term or provision of such Certificate of Incorporation, or (b) be amended or repealed except as required by applicable law or except to make changes permitted by law that would enlarge an Agent Indemnified Parties' right of indemnification. In addition, Harken and Merger Sub have agreed to enter into indemnification agreements with each of the Agent Indemnified Parties, a copy of which has been filed as an exhibit to the Registration Statement.

CONDITIONS

         The respective obligations of Search and Harken to consummate the Merger are subject to the fulfillment of each of the following conditions, among others: (a) the Registration Statement shall have become effective under the Securities Act and no stop order with respect thereto shall be in effect;
(b) the Merger Agreement shall have been approved by the holders of a majority of the issued and outstanding shares of Search Common Stock and by the holders of all Search Preferred Stock; (c) no order or injunction is in effect against the consummation of the Merger; and (d) the shares of Harken Common Stock to be issued in the Merger and shares issuable as Contingent Shares and upon the exercise of Harken Warrants and Unexchanged Search Warrants shall have been approved for listing on the AMEX.

         The obligations of each of Search and Harken to consummate the Merger are also subject to the satisfaction or waiver by the other party prior to the Effective Time of the following conditions, among others: (a) the other party shall have performed in all material respects with all obligations required to be performed by it under the Merger Agreement and the representations and warranties of the other party and its subsidiaries set forth in the Merger Agreement shall be true in all material respects as of the Effective Time except for changes contemplated by the Merger Agreement and those representations and warranties which address matters only as of a particular date; (b) the other party shall have obtained all material consents, waivers, approvals, authorizations required to be obtained, and all filings required to be made, by the other party for the authorization, execution and delivery of this Merger Agreement and the consummation by it of the transactions contemplated therein; (c) there shall not have occurred any fact, event or condition with respect to the other party and its subsidiaries that would have or would be reasonably likely to have a material adverse effect on the business, operations, properties, condition, assets or liabilities of other party and its subsidiaries taken as a whole (a material adverse effect shall be deemed to exist with respect to Search if there shall occur any event which has or is reasonably expected to have an adverse financial statement impact of $100,000); and (d) there shall not be any actual or threatened action or proceeding before any court or administrative agency or by any governmental agency or any other person (i) challenging, or seeking material damages by reason of consummation of the transactions contemplated by this Agreement, or
(ii) seeking to limit or prohibit the exercise of full rights of ownership or operation by Harken or its subsidiaries of all or any portion of the business or assets of Search, in either case having a material adverse effect on Search or Harken.

         The obligation of Harken to consummate the Merger is further conditioned upon (a) the Affiliate Agreements between Harken and certain individuals have been executed; (b) each of the Employment Agreement, Concorde Agreement and the EnCap Agreement has been amended by the execution of the Partial Settlement and Conversion Agreements; (c) all agreements between Search and any of Search's officers or directors have been terminated; (d) the holders of not more than five percent of the outstanding shares of Search Common Stock and Search Preferred Stock have exercised their appraisal rights; (e) Search shall have obtained assignments and other evidences of transfer, in such form as may be acceptable to Harken, covering the reconveyance in full to Search of certain overriding royalty interests in the Eastern Shelf Properties; and

(f) the liquidation of the Search Partnerships and the opinion of legal counsel to Search as to certain matters regarding such liquidation.

         The obligation of Search to consummate the Merger is further conditioned upon (a) the receipt of a written opinion in the form reasonably satisfactory to Search confirming as of the date of this Statement that the consideration to be received as a result of the Merger Agreement by the holder of Search Common Stock is fair, from a financial point of view; (b) the receipt of a letter entitling Search to rely upon the opinion rendered by Harken's legal counsel filed as an exhibit to the Registration Statement of which this Statement is a part pursuant to Item 601(b)(5) of Regulation S-K of the Securities Act; and (c) the receipt of an opinion by Search's legal counsel, or by a firm of certified public accountants retained by it, with regard to the taxability of the transactions hereunder to the Stockholders and the holders of the Search Warrants.

         The conditions to each party's obligation to consummate the Merger may be waived in writing signed by the party granting the waiver.

TERMINATION

         The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the
Stockholders: (a) by the mutual consent of Search and Harken; (b) by either Search and Harken if (i) the Merger shall not have been consummated before April 30, 1995 unless the failure to consummate the Merger by such date was due to the willful failure to act of the party seeking to terminate the Merger Agreement, (ii) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby by the Stockholders shall not have been obtained at a meeting duly convened therefor, (iii) there shall be any order of any court, governmental or regulatory authority, which is final and nonappealable preventing the consummation of the transactions contemplated by the Merger Agreement, or (iv) the Search Board has approved or recommended an Acquisition Transaction; (c) by Search if there has been a breach by Harken of any covenant or agreement contained in the Merger Agreement or if any representation or warranty of Harken shall be or shall become untrue, in either case such that the closing conditions of Search would not be satisfied, and such breach is not waived or cured within ten days after written notice from Search; or (d) by Harken if (i) there has been a material breach by Search of any covenant or agreement contained in the Merger Agreement or if any representation or warranty of Search shall be or shall become untrue, in either case such that the closing conditions of Harken would not be satisfied, and such breach is not waived or cured within ten days after written notice from Harken, or (ii) the Search Board withdraws, or modifies or amends in any manner adverse to Harken, its recommendation to the Stockholders with respect to the Merger Agreement or the Merger due to a material adverse effect to Harken.

TERMINATION FEE

         Search shall pay Harken a cash fee equal to all of Harken's out-of-pocket expenses plus $800,000 if the Merger Agreement is terminated by Search or Harken because the Search Board has approved or recommended an Acquisition Transaction. In addition, Search shall pay Harken a cash fee equal to all of Harken's out-of-pocket expenses plus $150,000 if the Merger Agreement is terminated by Harken because the Search Board has withdrawn, modified or amended in any manner adverse to Harken its approval of or recommendation in favor of the Merger due to a material adverse effect to Harken. See "--No Solicitation of Acquisition Transaction."

EXPENSES

         Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses; provided, however, that the expenses incurred in connection with the preparation, printing and mailing this Statement shall be shared equally by Harken and Search.

AMENDMENT AND WAIVER

         The parties may modify or amend the Merger Agreement by written agreement at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Stockholders, no amendment may be made which by law requires further approval by the Stockholders without such approval. The conditions to each party's obligation to consummate the Merger may be waived in writing signed by the party granting the waiver.


                           THE WARRANT EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

         As of December 31, 1994, Search had outstanding Search Warrants exercisable for up to an aggregate of 989,000 shares of Search Common Stock.
Of such warrants, Search issued Search Warrants exercisable for an aggregate of 500,000 shares of Search Common Stock on July 17, 1989 to approximately 202 original shareholders of Search, in connection with the formation of Search. Search further issued Search Warrants exercisable for an aggregate of 489,000 shares of Search Common Stock from July 1991 through January 1994 to employees and directors as an incentive for continued support and performance in connection with Search. The Search Warrants are currently exercisable, have exercise prices ranging from $1.32 to $2.00 per share and have expiration dates ranging from July 17, 1995 to July 31, 1996. See Appendix D for a schedule of the Search Warrants and their exercise prices and expiration dates. As an accommodation to the transactions contemplated by the Merger Agreement, Dr. Gary Wood, the holder of a Search Warrant with an expiration date of January 10, 1999, agreed to amend his Search Warrant to expire on July 31, 1996 if the Merger is consummated and he does not exchange his warrant in the Exchange Offer. All Search Warrants, pursuant to their agreements and/or plans of issuance, contain provisions that in the event of a merger transaction the number and exercise price of such warrants will be adjusted on the same basis as the conversion of the Search Common Stock in the merger transaction.

         Because the exercise prices of the Search Warrants were substantially higher than the market price of Search Common Stock, Search determined that it would be in the best interest of the holders of the Search Warrants to provide a mechanism for Search holders to reduce the exercise prices of the Search Warrants while providing no additional value or consideration to such holders. During negotiation of the Merger Agreement, Harken agreed to exchange the Search Warrants for warrants issued by Harken and retained the services of an independent compensation consulting firm to review the terms of each of the Search Warrants and calculate pursuant to the Black Scholes option valuation model an exchange value of each Search Warrant. The terms of the exchange were intended to be economically neutral to both Harken and to the exchanging holders of Search Warrants.

         Because of the fact that no additional value or consideration was being received by the holders of Search Warrants that exchange their warrants for Harken Warrants, the Search Board determined that the Exchange Offer was fair and reasonable to the holders of Search Warrants and to the Stockholders. PRINCIPAL'S FAIRNESS OPINION DID NOT INCLUDE ANY OPINION AS TO THE FAIRNESS OF THE EXCHANGE OFFER TO THE STOCKHOLDERS OR THE HOLDERS OF THE SEARCH WARRANTS.

         Harken is obligated pursuant to the terms of the Merger Agreement to offer to exchange the Search Warrants for Harken Warrants, however, it is not a condition to the consummation of the Merger than any of the holders of Search Warrants tender their warrants in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this Statement and in the Letter of Transmittal, Harken will accept at the Effective Time all Search Warrants properly tendered and not withdrawn prior to 5:00 p.m., Dallas, Texas time on the Expiration Date. Each Search Warrant tendered in the Exchange Offer shall be exchanged for a non-transferable Harken Warrant exercisable for that number of shares of Harken Common Stock as set forth on the Warrant Exchange Schedule attached hereto as Appendix D. Harken Warrants issued in the Exchange Offer will entitle the holder to purchase Harken Common Stock at a price of $1.82 per share, subject to adjustment under certain conditions, from the date of issuance until their expiration at 3:00 p.m., Dallas, Texas time on June 30, 1996. See "Description of Harken Securities--Harken Warrants."

         While certain of the Search Warrants are transferable under certain circumstances, the Harken Warrants will not be transferable other than by laws of descent and distribution. However, the shares of Harken Common Stock issuable upon the exercise of the Harken Warrants or the Unexchanged Search Warrants will be freely transferable, except that shares of Harken Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Search at the time of the Special Meeting may be resold by them only in permitted circumstances. See "Resale Restrictions."

         The Exchange Offer is not conditioned upon any minimum number of Search Warrants being tendered for exchange, however, the Exchange Offer is subject to certain conditions, including the consummation of the Merger.

         Unexchanged Search Warrants shall remain outstanding and shall be exercisable for Harken Common Stock according to their terms. Generally, the Search Warrants provide that, upon the consummation of the Merger, the number of shares that each Search Warrant is exercisable for and the exercise price per share of the Search Warrant will be adjusted based on the Exchange Ratio, which will range from .3423 to .6357. For example, if prior to the consummation of the Merger a Search Warrant is exercisable for 1,000 shares of Search Common Stock at an exercise price of $2.00 per share and assuming that the Exchange Ratio is .3423, upon the consummation of the Merger, the Unexchanged Search Warrant will be exercisable for 343 shares of Harken Common Stock at an exercise price of $5.84 per share. Assuming that the Exchange Ratio is .6357, upon the consummation of the Merger, the Unexchanged Search Warrant will be exercisable for 636 shares of Harken Common Stock at an exercise price of $3.14 per share.

         Upon exercise of a Harken Warrant or an Unexchanged Search Warrant, the holder of such warrant shall receive the number of shares of Harken Common Stock exercised by such holder. In addition, the holder of record at the Effective Time of a Search Warrant (whether tendered in the Exchange Offer or not) will be eligible to receive Contingent Shares or, under certain circumstances, cash, if any, upon the exercise of such Unexchanged Search Warrant or Harken Warrant. The transferee of an Unexchanged Search Warrant subsequent to the Effective Time will not be eligible to receive Contingent Shares, if any. See "The Merger Agreement--Terms of the Merger."

         Pursuant to the Merger Agreement, Harken has agreed to use commercially reasonable efforts to provide, until July 17, 1996, to the holders of the Harken Warrants or the Unexchanged Search Warrants in connection with the exercise of such warrants, a prospectus meeting the requirements of the Securities Act, as it may be amended or supplemented from time to time.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The term "Expiration Date" shall mean      , 1995, unless Harken, in
its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

         Harken expressly reserves the right, in its sole discretion (a) to delay acceptance of any Search Warrants, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Search Warrants not previously accepted, if any of the conditions set forth herein under "--Termination" shall have occurred and shall not have been waived by Harken (if permitted to be waived by Harken), by giving oral or written notice of such delay, extension or termination to the Warrant Exchange Agent, and (b) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof by Harken to the registered holders of the Search Warrants. If the Exchange Offer is amended in a manner determined by Harken to constitute a material change, Harken will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Search Warrants of such amendment.

         Without limiting the manner in which Harken may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, Harken shall have no obligation to publish, advise, or otherwise communicate any such public announcement, other than by making a timely news release.

PROCEDURES FOR TENDERING

         To tender in the Exchange Offer, a holder of Search Warrants must complete, sign and date the Letter of Transmittal or a facsimile thereof, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the original Search Warrants and any other required documents, to the Warrant Exchange Agent, prior to 5:00 p.m. Dallas, Texas time, on the Expiration Date. A Search Warrant may not be partially tendered. If a Search Warrant is tendered, all the shares exercisable pursuant to the warrant shall be deemed to have been tendered. In the event the holder of a Search Warrant has lost the certificate evidencing such warrant, a detailed written explanation should be provided to the Warrant Exchange Agent.

         The tender by a holder of Search Warrants will constitute an agreement between such holder and Harken in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         The method of delivery of Search Warrants and the Letter of Transmittal and all other required documents to the Warrant Exchange Agent is at the election and risk of the holders of Search Warrants. Instead of delivery by mail, it is recommended that holders of Search Warrants use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Warrant Exchange Agent prior to the Expiration Date.

         If the Letter of Transmittal is signed by a person other than the registered holder of Search Warrants listed therein, such Search Warrants must be endorsed or accompanied by appropriate bond or powers of attorney which authorize such person to tender the Search Warrant on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Search Warrants.

         If the Letter of Transmittal or any Search Warrants or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Harken, evidence satisfactory to Harken of their authority to so act must be submitted with this Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Search Warrants will be determined by Harken in its sole discretion, which determination will be final and binding. Harken reserves the absolute right to reject any and all Search Warrants not properly tendered or any Search Warrants acceptance of which would, in the opinion of counsel for Harken, be unlawful. Harken also reserves the absolute right to waive any irregularities or conditions of tender as to particular Search Warrants. Harken's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Search Warrants must be cured within such time as Harken shall determine. Although Harken intends to notify holders of Search Warrants of defects or irregularities with respect to tenders of Search Warrants, neither Harken or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Search Warrants nor shall any of them incur any liability for failure to give such notification. Tenders of Search Warrants will not be deemed to have been made until such irregularities have been cured or waived. Any Search Warrants received by the Warrant Exchange Agent that Harken determines are not properly tendered or the tender of which is otherwise rejected by Harken and as to which the defects or irregularities have not been cured or waived by Harken will be returned by the Warrant Exchange Agent to the tendering holder of Search Warrants unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

WITHDRAWAL OF TENDERS

         Except as otherwise provided herein, tenders of Search Warrants may be withdrawn at any time prior to 5:00 p.m., Dallas, Texas time, on the Expiration Date.

         To withdraw a tender of Search Warrants in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Warrant Exchange Agent at its address set forth herein prior to 5:00 p.m., Dallas, Texas time, on the Expiration Date. Any such notice of withdrawal must
(a) specify the name of the person having deposited the Search Warrants to be withdrawn (the "Depositor"), (b) identify the Search Warrants to be withdrawn (including the exercise price and the number of shares of Search Common Stock such warrant is exercisable for, and (c) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Search Warrants were tendered. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by Harken, whose determination shall be final and binding on all parties. Any Search Warrants so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Harken Warrants will be issued with respect thereto unless the Search Warrants so withdrawn are validly retendered. Any Search Warrants that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Search Warrants may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

         Notwithstanding any other term of the Exchange Offer, Harken will not be required to accept for exchange, or issue Harken Warrants for, any Search Warrants, and may terminate the Exchange Offer if the Merger Agreement has been terminated. If Harken terminates the Exchange Offer, Harken will return any Search Warrants that have been tendered to the holders thereof.

WARRANT EXCHANGE AGENT

         Harken will act as the Warrant Exchange Agent for the Exchange Offer. In such capacity, Harken has no fiduciary duties to the holders of the Search Warrants. Requests for assistance and requests for additional copies of this Statement or of the Letter of Transmittal should be directed to the Warrant Exchange Agent addressed as follows:

By mail:                          Harken Energy Corporation
                                  Attn:  Larry E. Cummings
                                  P.O. Drawer 612007
                                  Dallas, Texas 75261

By courier:                       Harken Energy Corporation
                                  Attn:  Larry E. Cummings
                                  5605 N. MacArthur Boulevard
                                  Suite 400
                                  Irving, Texas 75038

By facsimile transmission:        (214) 753-6963
Confirm by telephone:             (214) 753-6900

         Documents sent by facsimile should be followed with the originals sent by mail or courier.

ACCEPTANCE OF SEARCH WARRANTS AND DELIVERY OF HARKEN WARRANTS

         Subject to certain conditions set forth in "--Termination" above, Harken will accept for exchange any and all Search Warrants that are properly tendered in the Exchange Offer prior to the Expiration Date at the Effective Time. The acceptance of any Search Warrants is conditioned on the consummation of the Merger. The Harken Warrants issued pursuant to the Exchange Offer will be delivered promptly following the Effective Time.

SOLICITATION OF TENDERS; FEES AND EXPENSES

         The principal solicitation pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of Harken and its affiliates in person, by telegraph, telephone or telecopier.

         Harken has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The expenses to be incurred in connection with the Exchange Offer will be paid by Harken, provided, however, that the expenses incurred in connection with the preparation, printing and mailing of this Statement shall be shared equally by Harken and Search. Harken may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Statement, Letters of Transmittal and related documents to the beneficial owners of the Search Warrants and in handling or forwarding tenders for exchange.

OTHER

         Participation in the Exchange Offer is voluntary. Holders of the Unexchanged Search Warrants will continue to hold such certificates and will be entitled to all the rights, and subject to the limitations applicable thereto, under such warrants. Holders of the Search Warrants are urged to consult their financial and tax advisors in making their own decisions on what actions to take.

         As a result of the making of the Exchange Offer, and upon acceptance for exchange of all validly tendered Search Warrants pursuant to the terms of this Exchange Offer, Harken will have fulfilled a covenant contained in the Merger Agreement.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material federal income tax consequences of the Merger and the Exchange Offer to the Stockholders and the holders of the Search Warrants. The summary may not apply to a person who acquired his Search securities pursuant to the exercise of employee stock options or rights or otherwise as compensation. The summary is provided for information purposes only and relates only to Search securities held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), by persons who are citizens or residents of the United States. The summary does not discuss the tax consequences to the Noteholders and the Royalty Holders which are affiliates of Search and are seeking their own independent tax advice. The summary also does not discuss tax consequences to categories of holders that are subject to special rules, such as foreign persons, tax exempt organizations, insurance companies, financial institutions and dealers in stock and securities. No rulings will be sought from the Internal Revenue Service with respect to the federal income tax consequences of the Merger or the Exchange Offer and the position set forth below is not binding on the Internal Revenue Service. The holders of all Search securities are urged to consult their own tax advisors as to specific tax consequences to them of the Merger and/or the Exchange Offer.

         Hein + Associates LLP, certified public accountants of Search, has given its opinion that the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368 (A)(2)(D) of the Code and Harken, Merger Sub and Search will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code, provided that the Merger, as proposed in the Merger Agreement, qualifies as a statutory merger under the laws of the State of Delaware. The tax opinion is based upon certain assumptions and is subject to certain qualifications and limitations set forth therein. The tax opinion was filed as an exhibit to the Registration Statement and a copy may be obtained as set forth under "Available Information." In addition, a copy of the tax opinion will be provided to interested Stockholders upon request to Joseph F. Langston, Jr. at the address indicated under "Incorporation of Certain Documents by Reference."

         The Merger.  The tax consequences of the Merger are as follows:

                 (a) No gain or loss will be recognized by the Stockholders of Search upon the exchange of their shares of Search Common Stock and Search Preferred Stock for shares of Harken Common Stock.

                 (b) Pursuant to Section 358 of the Code, the tax basis of the shares of Harken Common Stock received by a Stockholder of Search will be the same as the basis of the Search Common Stock and/or Search Preferred Stock surrendered by that Stockholder in the Merger.

                 (c) Pursuant to Section 1223 of the Code, the holding period of the shares of Harken Common Stock received by a Stockholder of Search will include the period during which such Stockholder held the Search Common Stock and/or Search Preferred Stock exchanged therefor, to the extent that the Search Common Stock and/or Search Preferred Stock was held by them as a capital asset on the date of the consummation of the Merger.

                 (d) As of December 31, 1994, Search had a net operating loss ("NOL") carryforward available. Section 382 of the Code limits the NOL carryover of a loss company following an ownership change. After an ownership change, the amount of income that a corporation may offset each year by NOL's that occurred before the change is generally limited to an amount determined by multiplying the value of the equity of the corporation immediately prior to this change by the federal long-term tax exempt rate in effect on the date of the change. Any unused limitation may be carried forward and added to the next year's limitation. To the extent Search also has built-in losses as defined in Section 382(h) of the Code as of the date of the reorganization,
         Section 382 limits the utilization of such losses after the ownership change. The Merger is an ownership change requiring application of the above described NOL limitation.

                 (e) Following the Merger, Merger Sub will be entitled to claim percentage depletion with respect to production from those of its oil and gas properties with respect to which Search was entitled to claim percentage depletion before the Merger.

                 (f)      The Stockholders of Search must file pursuant to
         Section 1.368-3(b) of the Regulations promulgated under the Code with his or her income tax return for the year in which the Merger is consummated, a statement which provides details relating to the property transferred, securities received and liabilities, if any, assumed in the exchange.

                 (g) Any cash received from Search by a Stockholder of Search, prior to the Merger, in payment of appraisal shares will be taxable to the Stockholder under the dividend or redemption rules of
         Section 302 of the Code.

                 (h) A portion of Harken Common Stock received subsequently pursuant to Contingent Shares will constitute imputed interest, or original issue discount income and thus be subject to inclusion in income upon receipt by the holder of Contingent Shares.

         Contingent Shares. To the extent the Contingent Shares are received in exchange for shares of Search Common Stock or Search Preferred Stock, the issuance should not generate taxable income to the Stockholders. To the extent the Contingent Shares are issued in exchange for other interests, the transaction will generate taxable income measured by the difference between the market value of the Contingent Shares received and the basis of the property relinquished. Under certain circumstances, the Rights Holders may receive cash instead of Contingent Shares. See "The Merger Agreement--Terms of the Merger." To the extent cash is received by the Rights Holders, the receipt of such cash will constitute a taxable exchange. The issuance of the Contingent Shares should not violate the continuity of interest principle of the Merger.

         The Exchange Offer. If the holders of the Search Warrants exchange their warrants for Harken Warrants in the Exchange Offer, then the holders will recognize gain or loss on the exchange pursuant to Section 1001 of the Code and Regulation 1.354-1(e) promulgated under the Code. If the Search Warrants are not exchanged, the Unexchanged Search Warrants will be assumed by Harken and exercisable pursuant to their terms. See "The Warrant Exchange Offer." No gain or loss should be recognized by the holders of Unexchanged Search Warrants as a result of the Merger.

OFFEREES SHOULD CONSULT THEIR PERSONAL TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER AND THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.


                              RESALE RESTRICTIONS

         All shares of Harken Common Stock issued in connection with the Merger and upon the exercise of Harken Warrants and the Unexchanged Search Warrants will be freely transferable, except that shares of Harken Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Search prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Harken) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Search or Harken generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

         It is a condition to the obligation of Harken to consummate the Merger that each of the affiliates of Search execute a written agreement (the "Affiliate Agreement") to the effect that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Harken Common Stock issued to such person in or pursuant to the Merger or upon the exercise of Harken Warrants or Unexchanged Search Warrants unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act or (c) in the opinion of counsel, such sale, transfer or other disposition is exempt from registration under the Securities Act. See "The Merger Agreement--Conditions."

         The Harken Warrants and the right to receive Contingent Shares or, under certain circumstances, cash, are not transferable other than by laws of descent and distribution.


             UNAUDITED PRO FORMA COMBINED OIL AND GAS RESERVE DATA

         The following unaudited pro forma combined oil and gas reserve data gives effect to the Search merger as if it has been consummated as of January 1, 1994. The information is presented with regard to Harken and Search's proved oil and gas reserves, all of which are located in the United States. The reserve values reflected in the following reserve disclosure are based on prices received as of year end.

         Pro Forma 1994:

                                                                  HARKEN            SEARCH           COMBINED
                                                                ----------         --------        ------------
                                                                               (IN THOUSANDS)
 Crude Oil and Condensate (Barrels):
 Proved reserve - December 31, 1993  . . . . . . . . . .             1,035              159             1,194
          Extensions and discoveries . . . . . . . . . .                 0               18                18
          Revisions of previous estimates  . . . . . . .               186                2               188
          Production . . . . . . . . . . . . . . . . . .              (158)             (10)             (168)
          Sales of reserves-in-place . . . . . . . . . .                 0             (150)             (150)
          Purchases of reserves-in-place . . . . . . . .               458                0               458
                                                           ----------------------------------------------------------
 Proved reserves - December 31, 1994 . . . . . . . . . .             1,521               19             1,540
                                                           ==========================================================
 Proved developed reserves -
          December 31, 1993  . . . . . . . . . . . . . .               624              159               783
                                                           ==========================================================
          December 31, 1994  . . . . . . . . . . . . . .               915               19               934
                                                           ==========================================================
 Natural Gas (Mcf):
 Proved reserves - December 31, 1993 . . . . . . . . . .             4,970            2,068             7,038
          Revisionssofnpreviouseestimates. . . . . . . .               476             (739)             (263)
          Production . . . . . . . . . . . . . . . . . .              (426)            (238)             (664)
          Sales of reserves-in-place . . . . . . . . . .                 0             (753)             (753)
          Purchases of reserves-in-place . . . . . . . .             2,128                0             2,128
                                                           ----------------------------------------------------------
 Proved reserves - December 31, 1994 . . . . . . . . . .             7,148            1,298             8,446
                                                           ==========================================================
 Proved developed reserves -
          December 31, 1993  . . . . . . . . . . . . . .             1,624            2,068             3,692
                                                           ==========================================================
          December 31, 1994  . . . . . . . . . . . . . .             2,207            1,298             3,505
                                                           ==========================================================

         Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves As of December 31, 1994:

                                                                  HARKEN            SEARCH           COMBINED
                                                                ----------         --------        ------------
                                                                               (IN THOUSANDS)
 Future cash inflows . . . . . . . . . . . . . . . . . .           $37,612           $3,039           $40,651
          Production and development costs . . . . . . .           (17,434)            (625)          (18,059)
                                                           ----------------------------------------------------------
 Future net inflows before income tax  . . . . . . . . .            20,170            2,410            22,590
 Future income taxes . . . . . . . . . . . . . . . . . .                 0                0                 0
                                                           ----------------------------------------------------------
 Future net cash flows . . . . . . . . . . . . . . . . .            20,178            2,414            22,592
 10% discount factor . . . . . . . . . . . . . . . . . .            (8,466)            (901)           (9,367)
                                                           ----------------------------------------------------------
 Standardized measure of discounted future net cash flow           $11,712           $1,513           $13,225
                                                           ==========================================================


         Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves For the Year Ended December 31, 1994:

                                                                  HARKEN            SEARCH           COMBINED
                                                                ----------         --------        ------------
                                                                               (IN THOUSANDS)
 Standardized measure - December 31, 1993  . . . . . . .            $8,230           $3,126           $11,356
 Increase (decrease):
          Sales, net of production costs . . . . . . . .            (2,398)            (221)           (2,619)
          Net changes in prices, net of production costs               364             (411)              (47)
          Change in future development costs . . . . . .              (208)               0              (208)
          Revisions of quantity estimates  . . . . . . .             1,450             (353)            1,097
          Accretion of discount  . . . . . . . . . . . .               823             (313)              510
          Changes in production rates, timing and other.              (150)               0              (561)
          Extensions and discoveries, net of future
            costs  . . . . . . . . . . . . . . . . . . .                 0            1,091             1,091
          Net change in income taxes . . . . . . . . . .                 0              129               129
          Sales of reserves-in-place . . . . . . . . . .                 0           (1,535)           (1,535)
          Purchases of reserves-in-place . . . . . . . .             3,601                0             3,601
                                                           ----------------------------------------------------------
 Standardized measure - December 31, 1994  . . . . . . .           $11,712           $1,513           $13,225
                                                           ==========================================================



                               BUSINESS OF SEARCH

GENERAL

         Search is engaged in the development of oil and gas prospects in Texas and Louisiana for the purpose of drilling those prospects in joint ventures with other independent and major oil companies. Search has carried out a majority of this activity in development joint ventures with four companies:
Yuma Petroleum, Pecos Petroleum, Tierra Minerals, L.L.C., and Placid Oil Company. All of Search's activities have been in a wholly-owned subsidiary, McCulloch Energy, Inc., a Texas corporation ("McCulloch").

         Search was formed December 1, 1989 in the State of Delaware from the consolidation of thirty-three oil and gas partnerships and Plano Petroleum Corporation, a publicly-held oil and gas company. Search's corporate office is located at 5430 LBJ Freeway, Suite 1500, Dallas, Texas, 75240 and its telephone number is (214) 991-4100.

         Information pertaining to the principal holders of voting securities and the management of Search is contained in Search's Annual Report in Items 10 through 13 which is incorporated herein by reference and a copy of which is attached hereto as Appendix H.

RECENT DEVELOPMENTS

         On December 3, 1994, Search tendered for the partnership interests, not already owned by Search or its subsidiaries, of three limited partnerships (the "Search Partnerships") in which its wholly-owned subsidiary, McCulloch, was the managing general partner: McCulloch Energy Guaranty Distribution 92-A L.P.; McCulloch Energy Guaranty Distribution 92-B L.P.; and McCulloch
Collateralized Energy Venture 93-A, L.P.   Pursuant to the tender offer, Search
offered to exchange partnership interests held by investors/partners for ten percent (10%) interest bearing notes issued by McCulloch payable over four years in equal semi-annual installments in arrears commencing June 3, 1995.
All partners of the Search Partnerships, both general and limited, participated
in the tender offer and the Search Partnerships were liquidated on     , 1995.
The notes issued in the tender offer are secured by the properties of the Search Partnerships, as well as guaranteed by Search. The tender offer did not affect the revenues of Search in 1994.


                               BUSINESS OF HARKEN

GENERAL

         Harken is engaged in oil and gas exploration, development and production operations both domestically and internationally through its various wholly-owned subsidiaries and joint venture investments. Harken's domestic operations include the oil and gas exploration and production operations in the Aneth Field and Blanding Sub-Basin portions of the Paradox Basin in Utah, Arizona and New Mexico and in the Western Paradox Basin in Utah. Harken's international operations include three exclusive Colombian Association Contracts between Harken's wholly-owned subsidiary, Harken de Colombia, Ltd., and Empresa Colombiana de Petroleos as well as a production sharing agreement between Harken's wholly-owned subsidiary, Harken Bahrain Oil Company, and the Bahrain National Oil Company. Harken's international operations currently consist solely of exploration activities, however, management is continuing to pursue international opportunities in all areas of Harken's operations. See Appendix G.

         Harken was incorporated in 1973 in the State of California and reincorporated in 1979 in the State of Delaware. Harken's principal offices are located at 5605 N. MacArthur Boulevard, Suite 400, Irving, Texas 75038 and its telephone number is (214) 753-6900.

         Information pertaining to the principal holders of voting securities and the management of Harken is contained in Harken's Proxy Statement which is incorporated herein by reference and a copy of which is attached hereto as Appendix G.

OPERATIONS, LIQUIDITY AND CAPITAL RESOURCES OF HARKEN AFTER THE MERGER

         The Merger is not expected to have a material impact on the results of operations, liquidity, or capital resources of Harken. The Merger is expected to enhance earnings and cash flow to a small degree, although Harken could benefit from the possible sale of some or all of Search's Undeveloped Properties. Harken anticipates that the Merger will result in operating efficiencies because the office facilities and support functions of Search will be eliminated and those functions absorbed by Harken's existing office and administrative personnel. However, in anticipation of the Merger, Search has currently reduced its operating expenses and, therefore, the efficiencies resulting from the Merger will be immaterial. See Appendix G.

                             BUSINESS OF MERGER SUB

         Merger Sub is a corporation recently organized by Harken for the purposes of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. Merger Sub's principal executive offices are located at 6505 N. MacArthur Boulevard, Suite 400, Irving, Texas 75038 and the telephone number at such offices is (214) 753-6900.


                        DESCRIPTION OF HARKEN SECURITIES

COMMON STOCK

         Harken's Certificate of Incorporation, as amended ("Certificate of Incorporation") authorizes the issuance of 100,000,000 shares of Harken Common Stock. As of December 31, 1994, there were 60,442,853 shares issued and held of record by approximately 3,545 stockholders. As of such date, there were 5,983,655 shares of Harken Common Stock held in the treasury.

         The shares of Harken Common Stock are equal in all respects. Each issued and outstanding share of Harken Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. The Certificate of Incorporation permits cumulative voting of shares for any election of directors, however, it does not permit preemptive rights to stockholders to acquire additional shares. The Certificate of Incorporation makes no provisions with respect to subscription or conversion rights, redemption privileges, or sinking funds with respect to shares of Harken Common Stock. The Harken Common Stock presently issued and outstanding is fully paid and non-assessable. The Harken Common Stock to be issued in the Merger and upon the exercise of the Harken Warrants or the Unexchanged Search Warrants will, when issued, be fully paid and non-assessable.

         The number of directors constituting the full Board of Directors of Harken has been established as eight, in accordance with Harken's Bylaws. The Certificate of Incorporation provides that the number of directors be divided into Classes A, B and C, with staggering terms of three years each. The Class A, B and C terms expire in 1997, 1995 and 1996, respectively. The Class A, B and C directorships consist of three, three, and two positions respectively.
As noted above, the holders of Harken Common Stock are entitled to cumulate their votes in the election of directors by voting the total number of shares of Harken Common Stock held by them multiplied by the number of directors to be elected. Because Harken's Board of Directors is divided into classes, Harken's stockholders do not have the ability to cumulate their vote with respect to the entire number of board members at each annual meeting, but only with respect to the number of nominees for a certain class. Further, the classification of the Board of Directors could create impediments or otherwise discourage persons from attempting to gain control of Harken because the director terms do not all expire at the same time, thereby making it difficult to replace directors at any one annual meeting. Further, as a result of stockholders having the right to cumulate their votes in the election of directors, minority stockholders might be able to elect at least one director in an election for directors for a particular class, which might impede or otherwise discourage persons in attempting to gain control of Harken.

         Upon any liquidation, dissolution or winding up of the affairs of Harken, holders of Harken Common Stock are entitled to receive pro rata all of the assets of Harken available for distribution to stockholders, after payment of any liquidation preference on any preferred stock outstanding at the time. Subject to the rights of holders of Harken Preferred Stock, dividends on the Harken Common Stock may be paid if, as and when declared by the Board of Directors out of funds legally available therefor. Harken does not anticipate declaring or paying any cash dividend on the Harken Common Stock in the foreseeable future.

         The Transfer Agent and Registrar for the Harken Common Stock is Continental Stock Transfer and Trust Company and the address is Two Broadway, New York, New York 10004. The Harken Common Stock is listed on the AMEX.

WARRANTS

         The non-transferable Harken Warrants will be evidenced and governed by a Warrant Agreement (the "Warrant Agreement"), a form of which is attached hereto as Appendix E. The following statements are subject to the detailed provisions of the Warrant Agreement.

         Each Harken Warrant entitles the holder to purchase that number of shares of Harken Common Stock as set forth on such warrant at a price of $1.82 per share, subject to adjustment, from the date of issuance until 3:00 p.m., Dallas, Texas time on June 30, 1996. The Harken Warrants may be exercised upon surrender of the Warrant Agreement therefor on or prior to the expiration date at the offices of Harken with the "Form of Subscription" attached to the Warrant Agreement filled out and executed as indicated, accompanied by payment of the full exercise price by certified check for the number of whole shares of Harken Common Stock being exercised. In the case of the exercise of only a portion of a Harken Warrant prior to the expiration date of the Harken Warrant, Harken will deliver to the holder a new warrant of like tenor in the name of the holder evidencing the right to purchase the number of shares as to which such Harken Warrant has not been exercised.

         The Harken Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and shares issuable upon exercise in certain events, such as stock dividends, stock splits, mergers, sales of all or substantially all of Harken's assets and other unusual events.

         The ownership of a Harken Warrant does not entitle the holder thereof to any of the rights of holders of shares of Harken Common Stock.

PREFERRED STOCK

         Harken's Certificate of Incorporation authorizes the Board of Directors, without first obtaining the approval of the holders of Harken Common Stock, to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share ("Harken Preferred Stock"). The Harken Preferred Stock may be issued in one or more series, and Harken's Board of Directors is authorized to establish the terms and conditions of such series including, but not limited to, (i) the designation and number of shares constituting each series, (ii) the dividend rate payable, if any, and whether such dividends are cumulative or non-cumulative, (iii) voting rights, if any, (iv) redemption rights, if any,
(v) conversion or preference rights, if any, and (vi) any other rights and qualifications, preferences, and limitations or restrictions on the shares of such series.

         Series A Preferred. In March 1985, Harken adopted a resolution authorizing the issuance of up to 50,000 shares of Series A Cumulative Convertible Preferred Stock ("Harken Series A Preferred") and thereafter filed with the Secretary of State of Delaware a Certificate of the Designation, Preferences, Rights and Limitations with respect thereto. As of September 30, 1992, no shares of Harken Series A Preferred were issued and outstanding nor were there any outstanding securities of Harken convertible into shares of Harken Series A Preferred.

         Series B Preferred. In July 1987, Harken adopted a resolution authorizing Harken to issue up to 45,000 shares of Series B Convertible Preferred Stock ("Harken Series B Preferred") and thereafter filed with the Secretary of State of Delaware a Certificate of the Designation, Preferences and Rights with respect thereto. In August 1987, 35,000 shares of Harken Series B Preferred and one million warrants to purchase either one share of Harken Common Stock or up to 10,000 shares of Harken Series B Preferred were privately placed with a major European investment bank. Each share of Harken Series B Preferred was non-interest bearing and non-voting and, at the election of the holder, convertible into 100 shares of Harken Common Stock. At December 31, 1987, all outstanding shares of Harken Series B Preferred had been converted into Harken Common Stock. As of December 31, 1991, no shares of Harken Series B Preferred were issued and outstanding, and no warrants were outstanding.

         Series C Preferred. In August 1988, Harken adopted a resolution authorizing Harken to issue up to 3,000,000 shares of Harken Series C Preferred and filed with the Secretary of State of Delaware a Certificate of Designation, Preferences and Rights ("Certificate of Designation") with respect thereto. As of December 31, 1994, 186,760 shares of Harken Series C Preferred were issued and outstanding. Harken is prohibited from issuing or reissuing any shares of any Preferred Stock senior to Harken Series C Preferred unless the holders of Harken Series C Preferred vote for and approve the issuance or reissuance, except for issuances of Series B Preferred Stock pursuant to the exercise of warrants. The shares of Harken Series C Preferred have no voting privileges, except as provided in the Certificate of Designation. In the event of any liquidation or the dissolution or winding up of Harken, whether voluntary or involuntary, the holders of shares of Harken Series C Preferred are entitled to receive out of assets of Harken available for distribution to stockholders, before any distribution of assets is made to holders of Harken Common Stock or any other junior stock, liquidating distributions in the amount of $10.00 per share, plus accumulated and unpaid dividends. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Harken Series C Preferred will not be entitled to any further participation in any distribution of assets by Harken.

         Except as modified by the Pledge Agreement referred to below, the holders of Harken Series C Preferred would be entitled to receive cash dividends when, as and if declared by the Board of Directors out of funds of Harken legally available therefor, at the annual rate of 12% per share or, at the option of the holder, dividends in the Harken Common Stock at an annual rate of 12% per share, with Harken Series C Preferred valued at $10.00 per share and Harken Common Stock valued at $6.00 per share for such purposes, excluding adjustments, in each case payable annually on the first day of January of each year, commencing on January 1, 1989. Dividends are cumulative for all periods as to which the full dividend shall not have been paid; however, Harken, at its option, may elect to accrue the stock dividends. If Harken has funds legally available to pay dividends and the Board of Directors elects not to declare and pay dividends but elects to accrue such dividends, the dividends will thereafter accrue interest at the rate of 12% per year.

         On the thirtieth day of June of each year beginning on June 30, 1998 (each a "Mandatory Redemption Date"), when all shares of Harken Series C Preferred are required to have been redeemed, Harken will, to the extent of its funds legally available, redeem 16.67% of the original principal amount of Harken Series C Preferred outstanding (except that such percentage of the original principal amount to be redeemed in 1997 and 1998 shall be 16.66%), in each case at a price per share equal to $10.00 plus accrued and unpaid dividends to the date of redemption. If Harken does not have funds legally available to redeem the number of shares of Harken Series C Preferred required to be redeemed on any Mandatory Redemption Date, as soon as funds become legally available thereafter, Harken will be required to redeem, either in full or in part, such number of shares which were to have been redeemed on the Mandatory Redemption Date. If such shares of Harken Series C Preferred are not subsequently redeemed once funds legally become available, Harken will thereafter pay interest at the rate of 12% per year on such unredeemed principal amount until such shares are redeemed.

         All of the remaining outstanding shares of Harken Series C Preferred are subject to a Pledge Agreement in favor of Harken under which Pledge Agreement all dividends accruing to the Series C Preferred are waived, any required redemption, and related interest, of the Series C Preferred is waived and all voting rights of the Series C Preferred are held by Harken pursuant to an irrevocable proxy coupled with an interest.

DELAWARE LAW RELATING TO "BUSINESS COMBINATIONS"

         Harken is subject to the "business combination" statute of the Delaware Law. In general, Section 203 of the Delaware Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (a) prior to such date the board of directors of the corporation approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder," (b) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholders." An

"interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.


                        COMPARISON OF STOCKHOLDER RIGHTS

         As a result of the Merger, holders of Search Common Stock and Search Preferred Stock will become stockholders of Harken and the rights of all such former Search Stockholders will thereafter be governed by the Certificate of Incorporation of Harken ("Harken Certificate"), the Bylaws of Harken ("Harken Bylaws") and will continue to be governed by the Delaware General Corporation Law ("Delaware Law"). The rights of Search Stockholders under the Certificate of Incorporation of Search ("Search Certificate") and the Bylaws of Search ("Search Bylaws") differ in certain respects from the rights of Harken stockholders. The following summary, which does not purport to be a complete statement of the general differences among the rights of the stockholders of Harken and Search, sets forth these differences. This summary is qualified in its entirety by reference to the full text of each of the relevant documents. For information as to how any such documents may be obtained, see "Available Information."

AUTHORIZED CAPITAL

         Harken. The authorized capital stock of Harken consists of 110,000,000 shares, 100,000,000 of which are shares of Harken Common Stock, par value $0.01 per share, and 10,000,000 of which are shares of Harken Preferred Stock, par value $1.00 per share. For a description of the Harken capital stock, see "Description of Harken Securities."

         Search. The authorized capital stock of Search consists of 25,000,000 shares, 20,000,000 of which are shares of Search Common Stock, par value $0.05 per share, and 5,000,000 of which are shares of Search Preferred Stock, $.001 par value per share.

DIRECTORS

         Harken.  Under the Harken By-Laws, the number of directors
constituting the full Board of Directors has been established as eight.   In an
election of directors, each holder of stock entitled to vote is entitled to cumulate his votes by voting the total number of shares of stock held multiplied by the number of directors to be elected, as such holder my see fit. Any holder who intends to cumulate his votes must give written notice of such intention to the Secretary of Harken on or before the date preceding the election at which such holder intends to cumulate his votes. All holders of stock entitled to vote may cumulate their votes if any holder has given such written notice. The Harken Certificate provides that any director or the entire Board of Directors may be removed at any time, but only for cause, and by the affirmative vote of holders of two-thirds of the voting power of all the shares of stock entitled to vote in an election of directors.

         Search. Under the Search Certificate and Search Bylaws, the number of directors constituting the full Board of Directors shall be an odd number between one and fifteen, as determined by resolution of the board of directors. The number of directors constituting the full Board of Directors is currently five. The Search Certificate provides that the number of directors be divided into three classes with staggered terms of three years each. Pursuant to Delaware Law, unless provided otherwise in a corporation's certificate of incorporation, directors may only be removed for cause if a corporation has a staggered board. In an election of directors, stockholders may not cumulate their votes.

LIMITATION OF LIABILITIES OF DIRECTORS

         Harken. Harken's Certificate of Incorporation provides that no contract, act or transaction of Harken with any person or persons, firm, trust, or association or with any other corporation, shall be affected or invalidated because any director of Harken is a party to, or is interested in, such contract, act, or transaction, or is any way connected with such person or persons, firm, trust, or association, or is a director, officer, or shareholder of, or otherwise interested in, any such other corporation, nor shall any duty to pay damages to Harken be imposed upon such director solely by reason of such fact, regardless of whether the vote, action, or presence of any such director may be or have been necessary to obligate Harken on, or in connection with, such contract, act, or transaction provided that such interest or connection (other than an interest as a non-controlling stockholder of such corporation) be known or disclosed to the Board of Directors of Harken. Harken's Certificate also provides that to the fullest extent permitted by the Delaware Law, a director of Harken shall not be liable to Harken or its stockholders for monetary damages for breach of fiduciary duty as a director and that any repeal of such provision shall be prospective only.

         Search. The Search Certificate provides that a director shall not be personally liable to Search or its stockholders for monetary damages for breach of fiduciary duty as a director; provide that such provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to Search, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under
Section 174 of the Delaware Law or (iv) for any transaction from which the director derives an improper benefit.

VOTING RIGHTS

         Harken. Stockholder action may be taken by the holders of the majority of the shares having voting power; provided, that any proposal to merger with any other corporation, any proposal to sell or exchange all or substantially all of the assets of Harken, or any proposal to effect the dissolution of Harken shall require the approval of the holders of two-thirds of each outstanding class of capital stock of the corporation entitled to vote at such meetings of stockholders.

         Search. Stockholder action may be taken by the holders of the majority of the shares having voting power.

STOCKHOLDER ACTION BY WRITTEN CONSENT; CALL OF SPECIAL MEETING

         Harken. Under the Harken By-Laws, any action required to be taken at a meeting of the stockholders of Harken may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof and then delivered to the secretary for inclusion in the minute book of Harken. The Harken By-Laws provide that special meetings of stockholders may be called by the Chairman of the Board, the President, or Secretary of Harken or at the request in writing of a majority of the Board of Directors or upon written request of the holders of at least one-tenth in amount of the entire capital of stock issued and outstanding and having voting power.

         Search. The Search Certificate provides that any action required to be or which may be taken at a meeting of the stockholders of Search must be taken at an annual or special meeting of the stockholders, and may not be taken without a meeting, without prior notice or without a vote. The Search Bylaws provided that a special meeting of the stockholders may be called by the President of Search or by the Search Board. The Search Bylaws do not contain any provision allowing the stockholders of Search to call a special meeting of the stockholders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Harken. The Harken Certificate provides that Harken shall indemnify directors, officers and employees of Harken against all reasonable expenses and any liabilities paid or incurred by them in connection with or resulting from any threatened or actual claim, action, suit or proceeding (whether brought by or in the right of Harken or otherwise), civil, criminal, administrative or investigative, in which they may be involved, as a party or otherwise, by reason of them being or having been a director, officer or employee of Harken if (i) they have been wholly successful, on the merits or otherwise, with respect to any such claim, suit or proceeding, or (ii) it is determined by a "Referee" that they acted in good faith and in a manner reasonably believed to be in the best interest of Harken, and, with respect to any criminal action or proceeding, they reasonably believed that their conduct was lawful. The term "Referee" as used therein means independent legal counsel (who may be regular counsel of Harken), or other disinterested person or persons, selected to act as such by the Board of Directors of Harken, whether or not a disinterested quorum exists. The Harken Certificate provides that Harken may advance litigation expenses upon receipt of an undertaking made by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification. Pursuant to various Advancement Agreements between Harken and each director thereof, Harken, in accordance with its Certificate of Incorporation and By-Laws, has agreed to advance certain reasonable expenses incurred by such director(s) in defending a claim or claims made against such director(s) for certain covered acts (as such acts are described in the Advancement Agreement). Harken will have no obligation under the Advancement Agreement to pay any expenses incurred by a director in connection with a claim which a majority of disinterested directors determines to be an excluded claim as described in the Advancement Agreement.

         Search. The Search Bylaws require Search to indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred in connection with or resulting from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person was or is a director, officer, employee or agent of Search if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Search, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Search shall not be required to indemnify any such person from any such action, suit or proceeding by or in the right of Search as to which such person shall be adjudged liable to Search unless the court in which such action is brought shall determine indemnification of such expenses to be proper. The determination that any director, officer, employee or agent of Search seeking indemnification shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or if such quorum directs, by independent legal counsel in a written opinion, or (iii) by the stockholders of Search. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by Search in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Search. See "The Merger Agreement--Indemnification."

AMENDMENT OF BYLAWS

         Harken. The Harken Certificate provides that the Harken Bylaws may be adopted, amended, or repealed by the affirmative vote of a majority of the total number of directors or by the affirmative vote of the holders of two-thirds of the voting power of Harken's stock.

         Search. The Search Certificate provides that the Search Board may adopt, amend or repeal the Search Bylaws.


                                 LEGAL MATTERS

         The validity of the Harken Common Stock and Harken Warrants offered hereby will be passed upon by Larry E. Cummings, General Counsel of Harken.
The federal income tax consequences of the Merger and the Exchange Offer to holders of Search Common Stock, Search Preferred Stock and Search Warrants will be passed upon by Hein + Associates LLP, Dallas, Texas.


                                    EXPERTS

         The consolidated financial statements and financial statement schedules of Harken included in Harken's Annual Report on Form 10-K for the year ended December 31, 1994, which are incorporated by reference in the Registration Statement of which this Statement forms a part, have been audited by Arthur Andersen LLP., independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

         The consolidated financial statements and financial statement schedules of Search for the year ended December 31, 1994, included in Search's Annual Report on Form 10-K for the year ended December 31, 1994, included herein and incorporated by reference in the Registration Statement of which this Statement forms a part, have been audited by Hein + Associates LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

         The consolidated balance sheet as of December 31, 1993, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows of Search and its subsidiaries for the years ended December 31, 1993 and 1992, included in Search's Annual Report on Form 10-K for the year ended December 31, 1994, included herein and incorporated by reference in the Registration Statement of which this Statement forms a part, have been audited by Deloitte & Touche LLP, independent certified public accountants, as stated in their report appearing therein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         It is expected that a representative of Hein + Associates LLP will be present at the Special Meeting to respond to appropriate questions of Stockholders.

         The estimated net quantities of proved, developed and undeveloped oil and gas reserves of McCulloch, a wholly-owned subsidiary of Search, which are included in Search's Annual Report on Form 10-K for the year ended December 31, 1994, were prepared by Search based on the estimates as of December 31, 1994, of the petroleum engineering firm of Gerald W. DuPont Enterprises, Inc. The estimates of such reserves prepared by Gerald W. DuPont Enterprises, Inc. are incorporated by reference in the Registration Statement of which this Statement forms a part from the Search Annual Report in reliance upon reports of such petroleum engineering firm on such reserves and upon the authority of such firm as an expert in petroleum engineering.


                             STOCKHOLDER PROPOSALS

         If the Merger is not consummated, Search anticipates holding an annual
meeting in   , 1995.  Stockholder proposals intended to be presented at that meeting must be received by Search, at the address set forth on the first page
of this Statement, not later than    , 1995 in order to be included in Search's
proxy material and form of proxy relating to such meeting. Stockholder proposals must also be otherwise eligible for inclusion.

                         INDEX TO FINANCIAL STATEMENTS


HARKEN ENERGY CORPORATION:

         The audited financial statements of Harken for the three-year period ended December 31, 1994 are set forth in the Harken Annual Report, which is attached to this Statement as Appendix G.


SEARCH EXPLORATION, INC.:

         The audited financial statements of Search for the three-year period ended December 31, 1994 are set forth in the Search Annual Report, which is attached to this Statement as Appendix H.


HARKEN ENERGY CORPORATION AND SEARCH EXPLORATION, INC.:

         The unaudited pro forma combined condensed financial statements and the notes thereto are set forth in the Harken Annual Report, which is attached to this Statement as Appendix G.

                                                                      APPENDIX A





______________________________________________________________________________





                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           HARKEN ENERGY CORPORATION

                            SEARCH ACQUISITION CORP.

                                      AND

                            SEARCH EXPLORATION, INC.

                                 AS AMENDED BY

                               FIRST AMENDMENT TO

                          AGREEMENT AND PLAN OF MERGER



______________________________________________________________________________





                                                             (COMPOSITE VERSION)

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of November 8, 1994 and amended on March 27, 1995 (as amended, the "Agreement") among HARKEN ENERGY CORPORATION, a Delaware corporation ("Harken"), SEARCH ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Harken ("Merger Sub"), and SEARCH EXPLORATION, INC., a Delaware corporation ("Search").

         WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), Merger Sub will merge with and into Search;

         WHEREAS, the Board of Directors of Search has (i) determined that the Merger (as defined in Section 1.01 hereof) is fair to the holders of Search Shares (as defined in Section 1.06 hereof) and in the best interests of such stockholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby and recommended approval and adoption of this Agreement by the stockholders of Search; and

         WHEREAS, the Board of Directors of Harken has determined that the Merger is fair to and in the best interests of its stockholders;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Harken, Merger Sub and Search hereby agree as follows:

                                   ARTICLE I
                                  THE MERGER

         SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.02 hereof) Search and Merger Sub shall consummate a merger (the "Merger") in which Search shall be merged with and into Merger Sub and the separate corporate existence of Search shall cease and Merger Sub shall be the surviving corporation. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation."

         SECTION 1.02 The Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Harken located at 2505 N. Highway 360, Suite 800, Grand Prairie, Texas 75050, at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article VI shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Harken and Search may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         The parties hereto shall cause a Certificate of Merger meeting the requirements of Delaware Law to be properly executed and filed in accordance with Delaware Law on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

         SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Search and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Search and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.04  Certificate of Incorporation; By-Laws.

         (a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law.

         (b) The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation, and such By-Laws.

         SECTION 1.05 Directors and Officers. The directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, and the officers of Merger Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

         SECTION 1.06  Conversion of Stock.  At the Effective Time:

         (a) Each share of Common Stock, $.05 par value, of Search then issued and outstanding (the "Search Common Stock") (other than Appraisal Shares (as defined and to the extent provided in Section 1.11(b) hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive and shall be exchangeable for, as provided in Section 1.09 hereof, a share (or shares or a fraction thereof) of the common stock, $.01 par value per share, of Harken (the "Harken Common Stock") equal to the Exchange Ratio (as defined in Section 10.03 hereof). In addition, the holder of a share of Search Common Stock then issued and outstanding (other than Appraisal Shares) shall be entitled to receive from Harken, under certain conditions, shares of Harken Common Stock as provided in
Section 1.10 hereof.

         (b) Each share of Preferred Stock, $.001 par value, of Search then issued and outstanding (the "Search Preferred Stock") (other than Appraisal Shares (to the extent provided in Section 1.11(b) hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be convertible into and represent the right to receive and shall be exchangeable for, as provided in Section 1.09 hereof, a share (or shares or a fraction thereof) of Harken Common Stock equal to the Preferred Exchange Ratio (as defined in Section 10.03 hereof).

         (c) Each share of Search Common Stock and/or Search Preferred Stock (such Search Common Stock and Search Preferred Stock being hereinafter collectively referred to as the "Search Shares") then held in the treasury of Search, if any, shall, by virtue of the Merger, be cancelled without payment of any consideration therefore and without any conversion thereof.

         SECTION 1.07 Conversion of Notes. At the Effective Time, each of the Concorde Note, EnCap Note, and Langston Note (each of which is described in
Section 5.07 hereof and hereinafter collectively referred to as the "Notes") shall, pursuant to its terms, be converted into and represent the right to receive and shall be exchangeable for the number of whole shares of Harken Common Stock determined by dividing the principal amount of each Note by the Strike Price (as defined in Section 10.03 hereof) as provided in Section 1.09 hereof. In addition, the holders of the Concorde Note and EnCap Note shall be entitled to receive from Harken, under certain conditions, shares of Harken Common Stock as provided in Section 1.10 hereof. Exhibit "J," attached hereto, sets forth a schedule of the holders of such Notes, the amount of such Notes and the number of shares of Harken Common Stock to be issued hereunder to each holder of such Notes.

         SECTION 1.08 Exchange of Eastern Shelf Overriding Royalty. At the Effective Time, the Royalty Holders (as defined in Section 5.16 hereof), shall have the right to receive, under certain conditions, shares of Harken Common Stock as provided in Section 1.10 hereof pursuant to the terms of the Royalty Assignment Agreement (as defined in Section 5.16 hereof).

         SECTION 1.09  Exchange.





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
          (a) Pursuant to an agreement to be entered into on or before the Effective Time among Harken, Search and an exchange agent (the "Exchange Agent") to be chosen by Harken, the Exchange Agent will distribute the Harken Common Stock issued pursuant to Sections 1.06 and 1.07 hereof. Except as otherwise provided in this Agreement, upon surrender to the Exchange Agent of the Letter of Transmittal (provided by the Exchange Agent to the holders of the Search Shares and the Notes promptly after the Effective Time for such purpose), duly completed and validly executed in accordance with the instructions thereto accompanied by the certificates that, immediately prior to the Effective Time shall have evidenced Search Shares and the Notes to be exchanged pursuant to the Merger (the "Search Certificates") and such other documents as may be requested, Harken shall cause to be distributed to the person in whose name such Search Certificates shall have been registered certificates registered in the name of such person representing the number of whole shares of Harken Common Stock into which any shares previously represented by the Search Certificates shall have been converted at the Effective Time, and a letter from Harken to the holders of the Search Common Stock, the Concorde Note and the EnCap Note, setting forth the right of such holder's to receive, under certain conditions, additional shares of Harken Common Stock pursuant to the terms of Section 1.10 hereof (the "Stock Consideration"). No fractional shares of Harken Common Stock shall be issued or delivered pursuant to this Section 1.09 and Section 1.08. Should any holder of the Search Shares or the Notes be entitled to a fractional share interest in Harken Common Stock pursuant to this Section 1.09 and Section 1.08, Harken shall deliver to such holder that number of shares of Harken Common Stock to which such holder is entitled rounded up to the nearest whole number. Until surrendered as contemplated by the preceding sentence, each certificate that immediately prior to the Effective Time shall have represented any Search Shares or the Notes shall be deemed at and after the Effective Time to represent only the right to receive upon such surrender the certificates representing Harken Common Stock and, as applicable, the right to receive, under certain conditions, additional shares of Harken Common Stock. Search Certificates surrendered for exchange by any person constituting an "affiliate" of Search for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Harken has received a written agreement from such person as provided in Section 5.06 hereof.

         (b) No holder of any unsurrendered certificates representing Search Shares or the Notes shall be entitled to any rights as a stockholder of Harken until his certificates shall be surrendered and exchanged for Harken Common Stock as provided herein. No dividends or other distributions declared after the Effective Time with respect to Harken Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Search Certificates with respect to which the shares of Harken Common Stock may be issued in the Merger until such Search Certificates shall be surrendered and exchanged as provided herein. Subject to the effect of applicable laws, following surrender of any Search Certificate, there shall be paid to the holder of such certificate representing whole shares of Harken Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Harken Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Harken Common Stock, less the amount of any withholding taxes which may be required thereon.

         (c) If the Harken Common Stock is to be issued to a person other than the person in whose name a Search Certificate is registered, it shall be a condition to such payment or issuance that the Search Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid any transfer and other taxes required by reason of such payment or issuance in a name other than that of the registered holder of the Search Certificate surrendered or shall have established to the satisfaction of Harken or the Exchange Agent that such tax either has been paid or is not payable.

         (d) All rights to receive the Stock Consideration into which Search Shares and the Notes shall have been converted pursuant to this Article I shall be deemed to have been paid or issued in full satisfaction of all rights pertaining to such Search Shares and the Notes.





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
         (e) Neither the Exchange Agent, Harken nor any party hereto shall be liable to a holder of Search Shares or the Notes for any amount properly paid to a public official pursuant to any applicable property, escheat or similar law.

         (f) In the event any Search Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Search Certificate to be lost, stolen or destroyed, Exchange Agent will issue in exchange for such lost, stolen or destroyed Search Certificate the Stock Consideration deliverable in respect thereof as determined in accordance with this Article I. When authorizing such issue of the Stock Consideration in exchange therefore the Exchange Agent shall, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Search Certificate to give Harken a bond in such sum as the Exchange Agent reasonably determines to be appropriate as indemnity against any claim that may be made against Harken or the Surviving Corporation with respect to the Search Certificate alleged to have lost, stolen or destroyed.

         (g) No interest shall be paid or accrued on any portion of the Stock Consideration.

         SECTION 1.10 Contingent Shares.

         (a) Additional shares of Harken Common Stock (the "Contingent Shares") shall be distributed by Harken to the parties described in Section 1.10(d) hereof (the "Rights Holders") to the extent the Valuation (as hereinafter defined) of the group of undeveloped leases and properties described on Exhibit "D" attached hereto (the "Undeveloped Properties") as of June 30, 1996 (the "Valuation Date") exceeds the aggregate of the stipulated values set forth on Exhibit "D" attached hereto (the "Stipulated Value").

         (b) Harken will cause a reserve report (the "Report") covering the Undeveloped Properties to be prepared by DuPont, Gaffney Cline, or such other independent petroleum engineer. Such Report will be prepared based on an SEC Case (as defined below) and will calculate a valuation (the "Valuation") of these Undeveloped Properties as of the Valuation Date in accordance with this
Section 1.10(b) hereof. The Valuation shall be further adjusted based upon the product of eighty percent (80%) multiplied by the present value of future net cash flows before income taxes (the product of such amounts is hereinafter referred to as the "Present Value") of Harken's or its affiliate's interest as of the Valuation Date in the proved reserves of the Undeveloped Properties, as established by the Report. The Present Value will be further adjusted (as so adjusted, the "Adjusted Present Value") for geological risks based upon reserve categories of the Undeveloped Properties as of the Valuation Date as set out below:

             0% reduction for proved developed producing reserves.
            20% reduction for proved developed non-producing reserves. 40% reduction for proved undeveloped reserves.

         The Valuation shall equal the Adjusted Present Value: (i) plus 100% of the market value of any proceeds (including notes or securities) received by Harken or any of its affiliates from any prospect sales, farmouts, or joint venture arrangements of or with respect to any of the Undeveloped Properties or any other consideration received upon the disposition of an oil and gas interest in the Undeveloped Properties plus 80% of the net revenue (calculated before income taxes and after deduction of lease operating expenses) from sales of oil and/or gas produced from such Undeveloped Properties during the Development Period; (ii) less 100% of any direct costs, direct expenses, and direct charges (in each case not associated with oil or gas production and which are not otherwise taken into account in the Report) incurred or accrued by Harken or its affiliates with respect to the Undeveloped Properties for the period of time from the Effective Time to the Valuation Date (the "Development Period"), including an appropriate amount of "overhead," which is hereby stipulated to be $180,000; (iii) less 100% of the Stipulated Value; (iv) less 100% of the Reserve Deficiency set forth in Section 1.10(i) hereof; and (v) less 100% of the Adverse Consequences set forth in Section 1.10(j) hereof. The above calculation shall be made without any duplication of additions or charges and with respect to clauses (i) and (ii) above shall be made using an accrual method of accounting.

         For purposes of this Section 1.10, "SEC Case" means the present value of estimated future net revenues, before taxes, of the specified reserves or property, determined in all material respects in accordance





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
with the rules and regulations of the Securities Exchange Commission (the "SEC") using prices and costs in effect on the Valuation Date.

         (c) The number of Contingent Shares to be issued shall equal the quotient of the Valuation divided by the average closing sales price of Harken Common Stock for the 90 days immediately preceding the Valuation Date (the "Contingent Share Price").

         (d) The Contingent Shares, and a letter from the chief financial officer of Harken describing the calculations made in determining the number of Contingent Shares, shall be distributed on or about September 30, 1996 (the "Settlement Date") as follows:

                 (i) Two percent (2%) of the Contingent Shares shall be distributed to Concorde Financial Corporation ("Concorde").

                 (ii) Two percent (2%) of the Contingent Shares shall be distributed to EnCap Investments L.C. ("EnCap").

                 (iii) That number of Contingent Shares equal to the quotient of the Value of the Eastern Shelf Properties (as hereinafter defined) divided by the Contingent Share Price shall be distributed to the Royalty Holders which Contingent Shares shall be distributed among the Royalty Holders in proportion to the interest in the Eastern Shelf Properties (as defined in Section 5.16 hereof) conveyed by a Royalty Holder and the interest in the Eastern Shelf Properties conveyed by all Royalty Holders. For purposes of this
Section 1.10(d) "Value of the Eastern Shelf Properties" shall mean the amount equal to a two percent overriding royalty interest in the Eastern Shelf Properties as determined in the Report.

                 (iv) The remainder of the Contingent Shares shall be distributed to the Record Holders, with each such Record Holder receiving that fraction of such Contingent Shares as equal to the quotient of the number of shares of Harken Common Stock into which such holders' Search Common Stock were converted at the Effective Time (not including Contingent Shares) plus the number of shares, if any, of Harken Common Stock received by the Record Holder upon the exercise of Harken Warrants (as defined in Section 7.01 hereof) or Unexchanged Search Warrants divided by the number of shares of Harken Common Stock into which all Record Holders' Search Common Stock were converted at the Effective Time (not including Contingent Shares) plus the number of shares of Harken Common Stock received upon the exercise of all Harken Warrants or Unexchanged Search Warrants.

         For purposes of this Section 1.10, "Record Holder" shall mean a holder of record of Search Common Stock, or the Unexchanged Search Warrants at the Effective Time or a holder of Search Warrants that were exchanged for Harken Warrants at the Effective Time.


         (e) As soon as practicable after the date all Unliquidated Losses (as defined in Section 1.10(j) hereof) have become liquidated losses, liabilities, damages, fees or expenses actually suffered or incurred by Harken, Harken shall determine the amount, if any, that the Unliquidated Losses exceed such liquidated amount actually suffered or incurred by Harken (the "Excess Amount"). Harken shall then distribute to the Rights Holders (excluding the Royalty Holders), in accordance with the provisions of Sections 1.10(d) and 1.10(h) hereof, the number of additional Contingent Shares equal to the quotient of the Excess Amount divided by the Contingent Share Price (the "Final Settlement Date").

         (f) During the Development Period, Harken shall, through Merger Sub, as its wholly-owned subsidiary, own, hold and manage the Undeveloped Properties. Harken may sell, farmout, develop or otherwise deal in these Undeveloped Properties during the Development Period in a manner which, in its judgment, optimizes the full potential of these properties under the circumstances then existing. During the Development Period, Harken will cause a maximum of $600,000 (the "Development Amount") to be expended in the further exploration and/or development of the Undeveloped Properties as described in the development plan set forth in Exhibit "D". In the event that an insufficient number of the wells drilled on the Undeveloped Properties during the Development Period are determined to be commercial to warrant to Harken the prudent expenditure of the full Development Amount or otherwise which would justify further development and





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
expenditures to a reasonable, prudent operator, then Harken shall not be required nor obligated to cause any additional minimum investments to be made on such Undeveloped Properties even if the Development Amount has not yet been expended in full.

         During the Development Period, Harken shall cause all production of oil and gas from the Undeveloped Properties to be sold to non-affiliates pursuant to bona fide contracts providing for the highest price reasonably attainable through good faith negotiations as of the date of each such contract.

         (g) As soon as practicable, but in any event within 90 days, after June 30, 1995 and December 31, 1995, Harken will provide to the Rights Holders a interim report regarding the status of development and production activities on the Undeveloped Properties.

         (h) On the Settlement Date (and on the Final Settlement Date), Harken shall deliver to each of the Rights Holders, at the addresses of the Rights Holders as they appear on the stock records of Search at the Effective Time (or, in the case of Concorde, EnCap or the Royalty Holders, at such address as may be specified in writing after the date hereof by Concorde, EnCap and the Royalty Holders, respectively) or at such other addresses as Rights Holders shall provide to Harken by written notice, certificates representing the number of shares of Harken Common Stock payable to such Rights Holder pursuant to this Section 1.10. No fractional shares of Harken Common Stock shall be issued or delivered pursuant to this Section 1.10. Should any Rights Holder be entitled to a fractional share interest in Harken Common Stock pursuant to this Section 1.10, Harken shall deliver to such Rights Holder that number of shares of Harken Common Stock to which such Rights Holder is entitled rounded up to the nearest whole number. In the event of any stock split, stock dividend, reclassification, merger, or consolidation occurring on or after 90 days immediately preceding the Valuation Date, the number of shares of Harken Common Stock distributable to the Rights Holders in accordance with this
Section 1.10 shall be appropriately adjusted to accord the equitable benefit of such changes to the Rights Holders. Dividends and other distributions with respect to Harken Common Stock declared after the Settlement Date and payable to the holders of record thereof after the Settlement Date shall be payable to the Rights Holders with respect to the shares of Harken Common Stock to be delivered pursuant to this Section 1.10; provided, however, no such payment shall be made unless and until a certificate representing the Contingent Shares shall have been delivered to the Rights Holders. No dividends payable to holders of record of shares of Harken Common Stock prior to the Settlement Date shall be paid to the Rights Holders with respect to such Contingent Shares.
The right of each Right Holder to receive shares of Harken Common Stock pursuant to this Agreement may not be assigned or transferred in any manner whatsoever except by operation of law or by will.

         (i) The reserve report dated as of July 1, 1994 is attached hereto as Exhibit "C" covering and evaluating each of the leases, wells and prospects of Search and its subsidiaries (the "Reserve Report"). If the aggregate value of the oil and gas reserves attributed to all of such properties pursuant to a subsequent reserve report to be prepared as of December 31, 1994 (the "Subsequent Report") is less in value than the aggregate value of all of such properties as set forth in the Reserve Report after giving credit for actual production from such properties for the period of time from July 1, 1994 to December 31, 1994 (the "Reserve Deficiency"), the Valuation shall be adjusted by such Reserve Deficiency as set forth in Section 1.10(b) hereof. The Subsequent Report will be prepared by a reserve engineering firm known in the oil and gas industry and chosen by Harken in good faith, based upon the same pricing and substantially the same parameters and criteria as used in the properties of the Reserve Report. The parties hereby agree that either or both parties current reserve engineers, DuPont and Gaffney Cline, are deemed to be acceptable for preparation of the Subsequent Report.

         (j) In the event Search breaches any of its representations, warranties and covenants contained in this Agreement, subject to an applicable survival period pursuant to Section 10.01 hereof, then Harken, as provided in
Section 1.10(b) hereof and this Section 1.10(j), may deduct from the amount of the Valuation, if any, the entirety of any Adverse Consequences (as defined below) resulting from, arising out of, relating to, or caused by such breach; provided, however, that no amount shall be deducted from the Valuation until Harken has suffered Adverse Consequences by reason of all such breaches equal to or in excess of $100,000 (at which point the entire amount of such Adverse Consequences will be deducted relating back to the first dollar). Solely for purposes of this Section 1.10 and in calculating the amount of the Adverse Consequences,





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
any representation, warranty or covenant made by Search in this Agreement shall be read and interpreted as if the qualification stated therein with respect to materiality or Material Adverse Effect were not contained therein.

         As used in this Section 1.10, "Adverse Consequences" means (a) the amount of any and all liquidated losses, liabilities or damages (including reasonable amounts paid in settlement) actually suffered or incurred by Harken as a result of a breach by Search of any of its representations, warranties or covenants contained in this Agreement; (b) the amount of any and all unliquidated losses, liabilities or damages as reasonably estimated in good faith by Harken to be suffered or incurred by Harken as a result of a breach by Search of any of its representations, warranties or covenants contained in this Agreement; and (c) all reasonable fees and expenses, including attorneys' fees and court costs, actually incurred by Harken or reasonably estimated in good faith by Harken to be incurred in connection with any claim, action, suit, proceeding or demand relating to a breach by Search of any of its representations, warranties or covenants. As a condition precedent to its ability to make an adjustment to the Valuation for Adverse Consequences relating to any loss, liability or damage actually suffered or incurred or estimated to be suffered or incurred by Harken as contemplated by the preceding provisions and which arises by virtue of a claim, action, suit, proceeding or demand of a third party, Harken must have used commercially reasonable efforts to defend against or otherwise challenge the merits of such claim, action, suit, proceeding or demand. The amount of unliquidated losses, liabilities, damages, fees and expenses reasonably estimated in good faith by Harken shall hereinafter be referred to as "Unliquidated Losses."

         (k)     The number of Contingent Shares to be issued pursuant to this
Section 1.10 is subject to the Maximum Share Limit as set forth in Article IX hereof.

         (l) The parties hereto agree that Harken's obligation to issue Contingent Shares is conditional in nature, and Harken may never make any additional payments beyond those shares of Harken Common Stock issued as of the Effective Time or upon the exercise of the Harken Warrants or the Unexchanged Search Warrants.

         SECTION 1.11  Appraisal Shares.

         (a) Search shall give Harken (i) prompt notice of any threat or actual assertions of appraisal rights received by Search from any of its stockholders ("Search Stockholders") who may be attempting to exercise their right to receive payment of the "fair value" of these Search Shares in accordance with Delaware Law, as well as any withdrawals of any such assertions, and any other instruments served pursuant to Delaware Law and received by Search or any of its affiliates, subsidiaries, officers, directors or agents and (ii) the opportunity to direct with the consent of Search all negotiations and proceedings with respect to assertions of appraisal rights under Delaware Law. Search shall not, except with the prior written consent of Harken, make any payment with respect to any assertions of appraisal rights or settle any such assertions.

         (b) In the event any Search Stockholder(s) give notice that they intend to exercise appraisal rights and such number of Search Shares dissenting does not exceed 5% of the outstanding Search Shares then in such event such Search Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have properly exercised their right of appraisal and receive payment of the "fair value" of his Search Shares in accordance with Delaware Law (collectively, the "Appraisal Shares") shall not be converted into or represent the right to receive the Stock Consideration, except that any Appraisal Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their rights of appraisal under Delaware Law shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Stock Consideration, as determined in accordance with Section 1.06 hereof upon surrender of the certificate or certificates formerly representing such Search Shares.

         SECTION 1.12 Stock Transfer Books. At the Effective Time, the stock transfer books of Search shall be closed and there shall be no further registration of transfers of shares of Search Shares and the Search Warrants thereafter on the records of Search. From and after the Effective Time, the holders of certificates evidencing ownership of Search Shares or the Notes outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares or the notes except as otherwise provided herein or by law.

         SECTION 1.13 Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Harken Common Stock shall have been changed into a different number of shares or a different class by reason of any recapitalization, reorganization, or any split-up or combination, or a stock dividend or distribution thereon shall be declared with a record date within said period, or for any other reason except for those enumerated in Sections 4.02(b)(iii) and (iv) hereof, the number and class of shares of Harken Common Stock to be issued and delivered at the Effective Time in exchange for each outstanding share of the Search Shares shall be proportionately adjusted.

         SECTION 1.14 Fractional Shares. No fractional share of Harken Common Stock shall be issued in the Merger. The total number of shares of Harken Common Stock that any person shall have a right to receive under this Agreement will be rounded up to the nearest whole share of Harken Common Stock.

         SECTION 1.15 Unexchanged Search Warrants. Search Warrants (as defined in Section 2.03 hereof) outstanding at the Effective Time and which have not been tendered pursuant to Article VII (the "Unexchanged Search Warrants") shall remain outstanding and shall be exercisable pursuant to their terms following the Effective Time; provided, however, that if the Unexchanged Search Warrants do not contain express provisions regarding the exercise price and the type and number of securities such warrant is exercisable for after the Merger, the Unexchanged Search Warrants shall be treated in the following manner:

         At the Effective Time, such Unexchanged Search Warrants shall be exercisable upon the same terms and conditions as the applicable Search Warrant except that each such Unexchanged Search Warrant shall be exercisable for that whole number of shares of Harken Common Stock equal to the product of the number of shares of Search Common Stock covered by the Unexchanged Search Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio rounded up to the nearest whole number of shares of Harken Common Stock, and the per share exercise price for the shares of Harken Common Stock issuable upon the exercise of such Unexchanged Search Warrant shall be equal to the quotient determined by dividing the exercise price per share of Search Common Stock specified for such Unexchanged Search Warrant under the applicable agreement immediately prior to the Effective Time by the Exchange Ratio rounding the resulting exercise price down to the nearest whole cent. In addition, a Record Holder of an Unexchanged Search Warrant who has exercised such warrant in whole or in part shall have the right to receive Contingent Shares, if any, as set forth in Section 1.10 hereof.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SEARCH

         Search hereby represents and warrants to Harken and Merger Sub as follows:

         SECTION 2.01 Organization and Qualifications; Subsidiaries. Each of Search and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals, and orders ("Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Neither Search nor any subsidiary has received any notice of proceedings relating to the revocation or modification of any such Approvals. Each of Search and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect. When used in connection with Search or any of its subsidiaries, the term "Material Adverse Effect" means any change





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
or effect that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities) of Search and its subsidiaries taken as a whole or which would reasonably be expected to have an adverse financial statement impact to Search and its subsidiaries taken as a whole of $100,000 or more. A true and complete schedule listing of all of Search's and all of its subsidiaries, together with the jurisdiction of incorporation of each, the percentage of each subsidiary's outstanding capital stock owned by Search or another Search subsidiary, the capitalization and outstanding shares of each, is set forth in the Disclosure Schedule prepared by Search attached hereto as Exhibit "O"(the "Search Disclosure Schedule"). Except for such subsidiaries and as set forth in the Search Distribution Schedule, Search does not directly or indirectly own any majority equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, other than partnerships which are entered into in the ordinary course of business.

         SECTION 2.02 Certificate of Incorporation and By-Laws. Search has heretofore furnished to Harken a complete and correct copy of the Certificate of Incorporation and the By-Laws, each as amended to date, of Search and each of its subsidiaries. Such Certificate of Incorporation, By-Laws and the equivalent organizational documents of each of its subsidiaries are in full force and effect. Neither Search nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or equivalent organizational documents.

         SECTION 2.03 Capitalization. The authorized capital stock of Search consists of 20,000,000 shares of Search Common Stock and 5,000,000 shares of Search Preferred Stock. As of the date hereof, (i) 3,690,632 shares of Search Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and free of preemptive rights with no personal liability attaching to the ownership thereof; (ii) 575,000 shares of Search Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, all dividends due thereunder are fully paid through the date hereof, and such Search Preferred Stock is free of preemptive rights with no personal liability attaching to the ownership thereof; (iii) no shares of the Search Shares are held in the treasury of Search; (iv) other than an aggregate total of 989,000 shares of Search Common Stock reserved for issuance upon the exercise of outstanding stock purchase options and warrants (the "Search Warrants"), Search has no other shares reserved for issuance; and
(v) other than the stock purchase options and warrants pursuant to the exercise of which the holders thereof can currently acquire shares of Search Common Stock all of which are disclosed in the Search Disclosure Schedule, and the issued and outstanding Search Preferred Stock, there are no other options, warrants, or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Search or any of its subsidiaries or obligating Search or any of its subsidiaries to issue or sell any shares of capital stock of, or any securities convertible into or evidencing the right to purchase any shares of capital stock of, or other equity interests in, Search or any of its subsidiaries. All of the Search Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and non-assessable. There are no obligations, contingent or otherwise, of Search or any of its subsidiaries to repurchase, redeem or otherwise acquire any Search Shares or the common stock of any subsidiary to repurchase, redeem or otherwise acquire any Search Shares or the common stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity, including agreements entered into in the ordinary course of business. Each of the outstanding shares of capital stock of each of Search's subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and such shares owned by Search or another subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in Search's voting rights, charges or other encumbrances of any nature whatsoever.

         SECTION 2.04 Authority Relative to this Agreement. Search has the requisite corporate power and authority to execute and deliver this Agreement, and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Search and the consummation by Search of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Search are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the stockholders of Search, in





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accordance with Delaware Law and Search's Certificate of Incorporation and
By-Laws). This Agreement has been duly and validly executed and delivered by Search and, assuming the due authorization, execution and delivery by Harken and Merger Sub, constitutes the legal, valid and binding obligation of Search, enforceable in accordance with its terms.

         SECTION 2.05  No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by Search does not, and the performance of this Agreement by Search shall not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of Search or any of its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Search or any of its subsidiaries, or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Search or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Search or any of its subsidiaries is a party or by which Search or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) The execution and delivery of this Agreement by Search does not, and the performance of this Agreement by Search shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), the National Association of Securities Dealers Automated Quotations System, and the rules and regulations thereunder, and the filing and recordation of appropriate merger or other documents as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Search from performing its obligations under this Agreement, and would not have a Material Adverse Effect.

         SECTION 2.06 Compliance; Permits. Except as disclosed in the Search Disclosure Schedule, (a) neither Search nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Search or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Search or any of its subsidiaries is a party or by which Search or any of its subsidiaries or its or any of their respective properties is bound or affected, nor has Search or any of its subsidiaries received and not finally resolved any complaint, citation or notice of a conflict with or a default or violation of any of the foregoing nor, are any threatened, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Search and its subsidiaries hold all permits, licenses, variances exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Search and its subsidiaries taken as a whole (collectively, the "Search Permits"). Search and its subsidiaries are in compliance with the terms of Search Permits, except where the failure to so comply would not have a Material Adverse Effect.

         SECTION 2.07 Securities and Exchange Commission Filing; Financial Statements. Search has filed all forms, reports and documents required to be filed with the SEC since January 1, 1990, and has heretofore delivered or made available to Harken, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1991, 1992 and 1993, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1994 and June 30, 1994, (iii) all proxy statements relating to Search's meetings of stockholders (whether annual or special) held since January 1, 1991, (iv) all Form 8-K's filed by Search with the SEC since January 1, 1991, (v) all other reports or registration statements filed by Search with





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
the SEC since January 1, 1991 and (vi) all amendments and supplements to all such reports and registration statements filed by Search with the SEC since January 1, 1991 (collectively, the "Search SEC Reports"). The Search Disclosure Schedule lists all Search SEC Reports that have been provided to Harken prior to the date hereof. Except as set forth in the Search Disclosure Schedule, to the best knowledge and belief of Search, the Search SEC Reports
(i) were prepared in substantial compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and with all of the rules and regulations thereunder, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Search's subsidiaries is required to file any forms, reports or other documents with the SEC, or any state securities authority, except documents that may be filed with regard to the liquidation of the Search Partnerships (as defined in Section 6.02(m) hereof).

         (b) Except as set forth in the Search Disclosure Schedule, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Search SEC Reports and each of the consolidated financial statements for the periods ended March 31, 1994 and June 30, 1994, has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Search and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except for the omission of footnotes in the unaudited interim financial statements and except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated financial statements provided by Search for periods subsequent to June 30, 1994, shall comply with the foregoing standards.

         SECTION 2.08 Undisclosed Liabilities. Except as and to the extent set forth on the consolidated balance sheet of Search and its subsidiaries as of June 30, 1994 (the "Balance Sheet Date"), including the notes thereto (the "Search Balance Sheet"), neither Search nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, that would not, individually or in the aggregate, have a Material Adverse Effect, (ii) as otherwise reflected in the Search SEC Reports filed with the SEC since the Balance Sheet Date, or (iii) as specified in the Search Disclosure Schedule.

         SECTION 2.09 Properties and Assets. Except as set forth in the Search Disclosure Schedule and except to the extent that the failure of any one or more of the following representations or warranties would not individually or in the aggregate have a Material Adverse Effect:

                 (a) Title to Property. Except as set forth in the Search Disclosure Schedule:

                          (i)     Search and/or its subsidiaries have Good
Title (as defined in Section 10.03 hereof) to the Oil and Gas Interests (as defined in Section 10.03 hereof).

                          (ii)    Except for Permitted Encumbrances (as defined
in Section 10.03 hereof), the Oil and Gas Interests reflected in the Reserve Report entitles Search and/or its subsidiaries to receive not less than the undivided interests set forth in such engineering report of all oil and gas produced, saved and sold from a particular property and the portion of the costs and expenses of operation and development of such property which is borne or to be borne by Search or its subsidiaries is not greater than the undivided interests set forth in such engineering report.

                          (iii)   Except for Permitted Encumbrances, Search
and/or its subsidiaries have good and marketable title to such portion of the assets of Search or its subsidiaries (other than the Oil and Gas Interests) and other properties included or reflected on the financial statements for Search's accounting periods prepared as of the Balance Sheet Date (attached hereto as Exhibit "A", the "Balance Sheet Date Statements"), which assets and properties are set forth and described on Exhibit "B-2" attached hereto.





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
                 (b) Oil and Gas Interests of Search and its Subsidiaries. Except as set forth in the Search Disclosure Schedule:

                          (i)     Neither Search nor any of its subsidiaries
has been advised by any operator, lessor or any other party of any material default under any such oil and gas leases which default has not heretofore been cured in all material respects.

                          (ii)    To the best knowledge of Search and its
subsidiaries all proper and timely payments (including but not limited to royalties, delay rentals and shut-in royalties), due under the oil and gas leases giving rise to the Oil and Gas Interests have been timely made and paid by the operator(s) of each such lease or well.

                          (iii)   Search and/or its subsidiaries are entitled
to be paid, and are being paid, in all material respects, its percentage of net revenue interests included in the Oil and Gas Interests without suspense and without indemnity other than those customarily found in the industry.

                 (c) Wells. Except as set forth in the Search Disclosure schedule:

                          (i)     All of the wells included in the Oil and Gas
Interests and which are described on Exhibit "B-1" hereto of Search and/or its subsidiaries have been drilled and completed within the boundaries of such Oil and Gas Interests or within the limits otherwise permitted by contract, pooling or unit agreement, lease instrument and by law.

                          (ii)    All drilling and completion of the wells in
such Oil and Gas Interests and all development and operations on such Oil and Gas Interests have been conducted in material compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court or governmental body or agency.

                          (iii)   Except as may be reflected in the Reserve
Report, no well included in such Oil and Gas Interests is subject to material penalties on allowables because of any overproduction (legal or illegal) which would prevent the full legal and regular allowable (including maximum permissible tolerance) as prescribed by any court or federal, state or local governmental body or agency to be assigned to any such well.

                 (d) Refund. Except as included or reflected on the Balance Sheet Date Statements as of June 30, 1994 or as set forth in the Search Disclosure Schedule:

                          (i)     Neither Search nor any of its subsidiaries is
obligated by virtue of a prepayment arrangement under any gas contract containing a "take or pay" or similar provision, a production payment or any other arrangement to deliver any material amount of gas or oil attributable to the Oil and Gas Interests at some future time without then or thereafter receiving full payment therefor.

                          (ii)    Neither Search nor any of its subsidiaries
has received any funds or payments from purchasers of production of gas under gas contracts which are subject to a potential material refund.

                 (e) Operation of Assets. Since the acquisition of Oil and Gas Interests by Search and/or its subsidiaries, the Oil and Gas Interests have been administered and maintained by Search directly or through its subsidiaries in a reasonable manner and in accordance with generally prevailing standards of the oil and gas industry. Neither Search nor any of its subsidiaries are named nor act as the operator of any Oil and Gas Interests or other leases or properties.

                 (f) Environmental Matters. (i)(A) Search and each of its subsidiaries is in material compliance with all applicable foreign, federal (including but not limited to the Clean Water Act, the Oil Pollution Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act, the Occupational Safety and Health Act and the Hazardous Materials Transportation Act), state and local laws and regulations and common law relating to





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
pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata (collectively, "Environmental Laws")), except for non-compliance that individually or in the aggregate would not have a Material Adverse Effect, which compliance includes, but is not limited to, the possession by Search and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof and compliance with notification, reporting and registration provisions under applicable Environmental Laws; and (B) neither Search nor any of its subsidiaries has received notice of, or, to the knowledge of Search, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that individually or in the aggregate would have a Material Adverse Effect.

                 (ii) There are no Environmental Claims which individually or in the aggregate would have a Material Adverse Effect that are pending or, to the knowledge of Search, threatened against Search or any of its subsidiaries or, to the knowledge of Search, against any person or entity whose liability for any Environmental Claim Search or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

                 (iii) To the knowledge of Search, there are no circumstances that could form the basis for an Environmental Claim against Search or any of its subsidiaries, or against any person or entity whose liability for any Environmental Claim Search or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, which individually or in the aggregate would have a Material Adverse Effect.

         SECTION 2.10 Absence of Certain Changes or Events. Since June 30, 1994, except as disclosed in the Search Disclosure Schedule or in the Search SEC Reports filed since that date to the date of this Agreement or as otherwise contemplated by this Agreement, Search and its subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any change in the financial condition, results of operations or business of Search or any of its subsidiaries having a Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Search or any of its subsidiaries having a Material Adverse Effect, (iii) any change by Search in its accounting methods, principles or practices, (iv) any reevaluation by Search, which is material taken as a whole, of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (v) any entry by Search or any of its subsidiaries into any commitment or transactions material to Search and its subsidiaries taken as a whole, (vi) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Search Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any subsidiary, (vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of Search or any of its subsidiaries, (viii) any contract, lease, commitment or loan outstanding where Search or any of its subsidiaries was a party that involved or related to any officer or director of Search or any of its subsidiaries, (ix) any increase or addition in the obligations, liabilities and/or accounts payable of Search, or (x) any reduction, loss or material decline in the value of its assets including, without limitation, monthly production of oil and gas from Search's properties, wells and leases.

         SECTION 2.11 Absence of Litigation. The Search Disclosure Schedule contains a list of all claims, actions, proceedings or investigations pending or, to the best knowledge of Search, threatened against Search or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would have a Material Adverse Effect. As of the date hereof, neither Search nor any of its subsidiaries nor any of their properties is subject to any order, writ, judgment, injunction, decree, determination or award having a Material Adverse Effect. Since June 30, 1994, and except as set forth in the Search Disclosure Schedule, there has been no event, action or other development in connection with any claim, action, proceeding, or investigation pending or to the best





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
knowledge of Search threatened against Search or any of its subsidiaries or any properties or rights of Search or any of its subsidiaries, individually or in the aggregate, having a Material Adverse Effect.

         SECTION 2.12 Registration Statement; Statement. The information supplied by Search for inclusion in the Registration Statement (as defined in Section 3.10 hereof) shall not at the time the Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Search for inclusion in the Statement to be sent to the stockholders of Search in connection with the meeting of Search's stockholders to consider the approval and adoption of this Agreement and the Merger (the "Search Stockholders' Meeting") (such Statement as amended or supplemented is referred to herein as the "Proxy Statement"), shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of Search Stockholders' Meeting, and at the Effective Time, contain any untrue statements of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for Search Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Search, any of its subsidiaries, or any of its respective affiliated, officers or directors should be discovered by Search which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Search shall promptly inform Harken and Merger Sub. Notwithstanding the foregoing, Search makes no representation or warranty with respect to any information supplied by Harken which is contained in any of the foregoing documents. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations thereunder.

         SECTION 2.13 Investment Bankers. No broker, finder, advisor, consultant, or investment banker, except for EnCap, Concorde and Principal Financial Securities, Inc. ("Principal"), are entitled to any consulting, brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Search. Search has received the oral opinion of Principal on the date of this Agreement to the effect that the consideration to be received by the common stockholders of Search as a result of the Agreement is fair, from a financial point of view, to the common stockholders of Search.

         SECTION 2.14 Board Recommendation. The Board of Directors of Search has, by resolutions duly adopted by the requisite vote of directors present at a meeting of such Board duly called and held on November 7, 1994, determined that the Merger, in accordance with the terms of this Agreement, is in the best interests of Search and its stockholders, approved and adopted this Agreement and the transactions contemplated hereby and recommended approval and adoption of this Agreement by the stockholders of Search.

         SECTION 2.15 Warrants. At the Effective Time, except for the Search Warrants (as described in Section 2.03 hereof), there will be no outstanding options, warrants, or other agreements, arrangements or other derivative securities under which the holder thereof would have the right to acquire Search Common Stock, Search Preferred Stock or the capital stock of any of its subsidiaries.

         SECTION 2.16 Disposition of Harken Common Stock. Search has no knowledge that any Search stockholders nor any of the other parties whom will acquire shares of Harken Common Stock, as contemplated under this Agreement, have the present intention of disposing of such Harken Common Stock.

         SECTION 2.17  ERISA.

                 (a) Except as set forth in the Search Disclosure Schedule, Search currently has none and has never had, in the past, any employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), nor any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death





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
benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding), maintained or contributed to by Search or any of its subsidiaries.

                 (b) Neither Search nor any of its subsidiaries is a party to any collective bargaining agreement.

                 (c) Neither Search nor any of its subsidiaries has any obligation for retiree health, medical or life insurance benefits under any plan referred to in this Section 2.17(a) other than (a) deferred compensation benefits accrued as liabilities on the consolidated financial statements of Search and its subsidiaries, or (b) benefits the full cost of which are borne by the current or former employee (or his beneficiary).

         SECTION 2.18 Taxes. Search and each of its subsidiaries have duly filed all material U.S. federal, state, local and foreign tax returns required to be filed by it in any capacity, and Search has duly paid, caused to be paid or made adequate provision for the payment of all Taxes (as hereinafter defined) shown to be payable on such returns in respect of the periods covered by such returns and has made and recorded in the Balance Sheet Date Statements adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. Except as provided in the Search Disclosure Schedule, no U.S. federal income tax return ever filed by Search or any of its subsidiaries has ever been audited by the Internal Revenue Service (the "IRS"). Except as disclosed in the Search Disclosure Schedule, all deficiencies and assessments asserted as a result of any examinations or other audits by U.S. federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the financial statements contained in the Search SEC Reports, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a Material Adverse Effect, other than those heretofore paid or provided for. Except as set forth in the Search Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any U.S. federal, state, local or foreign income tax return of Search or its subsidiaries. Except as set forth in the Search Disclosure Schedule, neither Search nor any of its subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the Merger will not be a factor causing any payments to be made by Search, Harken or any subsidiaries of either which payments are not deductible (in whole or in part) pursuant to Section 280G of the Code. For purposes of this Agreement, "Taxes" shall mean all taxes, fees, levies, duties, charges or other assessments imposed by any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties, additions to tax or additional amounts thereto.

         SECTION 2.19 Change in Control. Except as set forth in the Search Disclosure Schedule, neither Search nor any of its subsidiaries is a party to any contract, agreement or understanding which contains a "change in control," "potential change in control" or similar provision. Except as set forth in the Search Disclosure Schedule or as set forth in this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Search or any of its subsidiaries to any person.

         SECTION 2.20 Material Contracts. The Search Disclosure Schedule sets forth a complete and accurate list of all contracts, agreements and instruments (including any amendments hereto), other than oil and gas leases, to which Search or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound which (a) is material to the oil and gas business conducted by Search and its subsidiaries to which Search or any of its subsidiaries is a party or by which they or their respective assets are bound or subject or (b) provide for payments in any one year by or to Search or any of its subsidiaries in excess of $10,000. Except as set forth in the Search Disclosure Schedule, each of such contracts, agreements and instruments is valid and binding and in full force and effect and, to the best knowledge of Search, there has not occurred any default by any party thereto which remains unremedied as of the date hereof.





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         SECTION 2.21  Insurance.  The Search Disclosure Schedule lists all policies of title, asset, fire, hazard, casualty, liability, life, worker's compensation and other forms of insurance of any kind owned or held by Search or any of its subsidiaries. All such policies: (a) are with insurance companies believed by Search to be financially capable and reputable; (b) are in full force and effect; (c) are sufficient for compliance by Search or its subsidiaries in all material respects with all requirements of law and of all material agreements to which Search or any of its subsidiaries is a party; (d) are, to Search's knowledge, valid and outstanding policies enforceable against the insurer; (e) provide insurance coverage against all risks normally insured against in accordance with generally prevailing practices in the oil and gas industry; and (f) provide that they will remain in full force and effect through the respective dates set forth in the Search Disclosure Schedule, subject to payment of required premiums thereunder.

         SECTION 2.22 Banks; Attorneys-in-fact. The Search Disclosure Schedule sets forth a complete list showing the name of each bank or other financial institution in which Search or any of its subsidiaries has accounts (including a list of the names of all persons currently authorized to draw thereon or to have access thereto). Such list also shows the name of each person holding a power of attorney and any other power or authority under which another party may obligate or commit Search, its subsidiaries, or any of their assets in any manner or form.

         SECTION 2.23 Amendment to Stock Options. The Stock Option Agreement between Search and Dr. Gary Wood dated March 3, 1994 to purchase 25,000 shares of Search Common Stock has been amended to terminate on June 30, 1996.

         SECTION 2.24 Documentation Regarding Partnerships. Search has delivered to Harken copies of all materials and documents previously sent or delivered to the partners of any of the Search Partnerships in connection with either the acquisition by Search or any of its subsidiaries of partnership interests in the Search Partnerships or the liquidation of the Search Partnerships.

         SECTION 2.25 Ownership of Harken Stock. Search does not own, nor has it owned during the past five years, any shares of the stock of Harken.

         SECTION 2.26 Not Investment Company. Neither Search nor any of its subsidiaries is a investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         SECTION 2.27 No Intercorporate Indebtedness. There is no intercorporate indebtedness existing between Search and Harken that was issued, acquired or will be settled at a discount.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF HARKEN AND MERGER SUB

         Harken and Merger Sub hereby, jointly and severally, represent and warrant to Search that:

         SECTION 3.01 Organization and Qualifications; Subsidiaries. Each of Harken and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Neither Harken nor any subsidiary has received any notice of proceedings relating to the revocation or modification of any such Approvals. Each of Harken and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect. When used in connection with Harken or Merger Sub, the term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities)





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of Harken and its subsidiaries taken as a whole.  The Disclosure Schedule prepared by Harken attached hereto as Exhibit "P" (the "Harken Disclosure Schedule") lists all of Harken's subsidiaries.

         SECTION 3.02 Certificate of Incorporation and By-Laws. Harken has heretofore furnished to Search a complete and correct copy of the Certificate of Incorporation and the By-Laws, each as amended to date, of Harken and Merger Sub. Each of Harken's and Merger Sub's Certificate of Incorporation, By-Laws and the equivalent organizational documents of each of its subsidiaries are in full force and effect. Neither Harken nor any of its subsidiaries is in violation of any of the provisions of its respective Certificate of Incorporation or By-Laws.

         SECTION 3.03  Capitalization.

         (a) The authorized capital stock of Harken consists of (i) 100,000,000 shares of Harken Common Stock of which, as of the date hereof, 59,482,853 shares were issued and outstanding, 5,983,655 shares are held in treasury, 6,425,534 shares are reserved for issuance pursuant to (A) outstanding options under Harken's stock option plans, (B) the conversion terms of Harken's Series C Convertible Preferred Stock and (C) the terms set forth in the Harken Disclosure Schedule; and (ii) 10,000,000 shares of preferred stock of which, as of the date hereof, 186,760 shares of Harken's Series C Convertible Preferred Stock were issued and outstanding. The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $.10 per share, 1,000 shares of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Harken's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and non-assessable and are free of preemptive rights with no personal liability attaching to the ownership thereof. Except as set forth in this Section 3.03, as of the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Harken or any of its subsidiaries or obligating Harken or any of its subsidiaries to issue or sell any shares of capital stock of, or any securities convertible into or evidencing the right to purchase any shares of capital stock of, or other equity interests in, Harken or any of its subsidiaries. There are no obligations, contingent or otherwise, of Harken or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Harken Common Stock or the capital stock of any subsidiary of Harken. Each of the outstanding shares of capital stock of each of Harken's subsidiaries is duly authorized, validly issued, fully paid, and non-assessable, and such shares owned by Harken or another subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in Harken's voting rights, charges, or other encumbrances of any nature whatsoever.

         (b) The shares of Harken Common Stock to be issued as of the Effective Time, the Contingent Shares, if any, issued on the Settlement Date and the Final Settlement Date and upon exercise of the Harken Warrants and the Unexchanged Search Warrants in accordance with their terms, the shares of Harken Common Stock issued thereunder, will, upon their issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any preemptive rights with no personal liability attached to the ownership thereof.

         SECTION 3.04 Authority Relative to this Agreement. Each of Harken and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Harken and Merger Sub and the consummation by Harken and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Harken and Merger Sub and no other corporate proceedings on the part of Harken or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Harken and Merger Sub and assuming the due authorization, execution and delivery by Search, constitutes the legal, valid and binding obligation of each of Harken and Merger Sub, enforceable in accordance with its terms.

         SECTION 3.05  No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by Harken and Merger Sub do not, and the performance of this Agreement by Harken and Merger Sub shall not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Harken, Merger Sub, or any of Harken's subsidiaries (ii) conflict with or





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
violate any law, rule, regulation, order, judgment or decree applicable to Harken, any of its subsidiaries, or Merger Sub or by which any of their respective properties are bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Harken, or any of its subsidiaries, or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Harken, or any of its subsidiaries, or Merger Sub is a party or by which Harken, or any of its subsidiaries, or Merger Sub or any of their respective properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) The execution and delivery of this Agreement by Harken and Merger Sub do not, and the performance of this Agreement by Harken and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the American Stock Exchange and the rules and regulations thereunder, and the filing and recordation of appropriate merger or other documents as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Harken or Merger Sub from performing their respective obligations under this Agreement, and would not have a Material Adverse Effect.

         SECTION 3.06  Compliance; Permits.

         (a) Neither Harken nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Harken or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Harken or any of its subsidiaries is a party or by which Harken or any of its subsidiaries or any of its or any of their respective properties is bound or affected, nor, except as disclosed in the Harken Disclosure Schedule, has Harken or any of its subsidiaries received and not finally resolved any complaint, citation or notice of a conflict with or a default or violation of any of the foregoing nor, to the best of Harken's knowledge, are any threatened, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Harken and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Harken and its subsidiaries taken as a whole (collectively, the "Harken Permits"). Harken and its subsidiaries are in compliance with the terms of the Harken Permits, except where the failure to so comply would not have a Material Adverse Effect.

         SECTION 3.07  SEC Filings; Financial Statements.

         (a) Harken has filed all forms, reports and documents required to be filed with the SEC since January 1, 1989, and has heretofore delivered or made available to Search, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1991, 1992 and 1993, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1994 and June 30, 1994, (iii) all proxy statements relating to Harken's meetings of stockholders (whether annual or special) held since January 1, 1991, (iv) all Form 8-K's filed by Harken with the SEC since January 1, 1991, (v) all other reports or registration statements filed by Harken with the SEC since January 1, 1991 and (vi) all amendments and supplements to all such reports and registration statements filed by Harken with the SEC since January 1, 1991 (collectively, the "Harken SEC Reports"). The Harken Disclosure Schedule lists all Harken SEC Reports which have been provided to Search prior to the date hereof. To the best knowledge and belief of Harken, the Harken SEC Reports (i) were prepared in substantial compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary





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
in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Harken's subsidiaries is required to file any forms, reports or other documents with the SEC or any state securities authority.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Harken SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Harken and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except for the omission of certain footnotes in the unaudited interim financial statements and except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount.

         (c) Except as and to the extent set forth on the consolidated balance sheet of Harken and its subsidiaries as at the Balance Sheet Date, including the notes thereto (the "Harken Balance Sheet"), neither Harken nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date that would not, individually or in the aggregate, have a Material Adverse Effect, (ii) as otherwise reflected in the Harken SEC Reports filed with the SEC since the Balance Sheet Date, or (iii) as specified in the Harken Disclosure Schedule.

         SECTION 3.08 Absence of Certain Changes or Events. Since June 30, 1994, except as disclosed in the Harken Disclosure Statement or in the Harken SEC Reports filed since that date to the date of this Agreement, Harken and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been
(i) any change in the financial condition, results of operations or business of Harken or any of its subsidiaries having a Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Harken or any of its subsidiaries having a Material Adverse Effect, (iii) any change by Harken in its accounting methods, principles or practices, or (iv) any re-evaluation by Harken, which is material taken as a whole, of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.

         SECTION 3.09 Absence of Litigation. The Harken Disclosure Schedule contains a list of all claims, actions, proceedings or investigations pending or, to the best knowledge of Harken, threatened against Harken or any of its subsidiaries, or any properties or rights of Harken or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which could have a Material Adverse Effect on Harken or any of its subsidiaries. As of the date hereof, neither Harken nor any of its subsidiaries nor any of their properties is subject to any order, writ, judgment, injunction, decree, determination or award having a Material Adverse Effect. Since June 30, 1994, there has been no event, action or other development in connection with any claim, action, proceeding or investigation pending or to the best knowledge of Harken threatened against Harken, any of its subsidiaries, or any properties or rights of Harken or any of its subsidiaries, individually or in the aggregate, having a Material Adverse Effect.

         SECTION 3.10 Registration Statement; Statement. The information supplied by Harken for inclusion in the registration statement of Harken pursuant to which the shares of Harken Common Stock to be issued as of the Effective Time, the Contingent Shares, the Harken Warrants, and the shares of Harken Common Stock issuable pursuant to the exercise of the Harken Warrants and the Unexchanged Search Warrants will be registered with the SEC (the "Registration Statement") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Harken for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of Search's Stockholders Meeting and at the Effective Time contain any untrue statements of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to Harken, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Harken or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Harken or Merger Sub will promptly inform Search. Notwithstanding the foregoing, Harken and Merger Sub make no representation or warranty with respect to any information supplied by Search which is contained in any of the foregoing documents. The Registration Statement and Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

         SECTION 3.11 Investment Bankers. No broker, finder, advisor, consultant, or investment banker is entitled to any consulting, brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Harken.

         SECTION 3.12 Board Approval. The Board of Directors of Harken has, by resolutions duly adopted by the requisite vote of directors present at a meeting of such Board duly called and held on September 30, 1994, determined that the Merger in accordance with the terms of this Agreement, is fair to and in the best interests of its stockholders.

         SECTION 3.13 . Merger Sub will acquire at least ninety percent (90%) of the fair market value of Search's net assets and at least seventy percent (70%) of the fair market value of Search's gross assets in Merger. For purposes of this representation, amounts paid by Search to dissenters, amounts paid by Search to stockholders who receive cash or other property, amounts used by Search to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Search will be included as assets of Search immediately prior to the Merger.

         SECTION 3.14 Control of Merger Sub. Prior to the Merger, Harken will be in control of Merger Sub within the meaning of Section 368(c) of the Code. Following the Merger, Merger Sub will not issue additional shares of its stock that will result in Harken losing control of Merger Sub within the meaning of
Section 368(c) of the Code. No stock of Merger Sub will be issued in the Merger.

         SECTION 3.15 No Plan or Intention to Reacquire Stock. Harken has no current plan or intention to reacquire any shares of Harken Common Stock issued at the Effective Time.

         SECTION 3.16 No Plan or Intention to Merge, Sell or Otherwise Dispose of Search. Harken has no current plan or intention after the Merger to liquidate Merger Sub; to merge Merger Sub with or into another corporation; to sell or otherwise dispose of the stock of Merger Sub; or to cause Merger Sub to sell or otherwise dispose of any of its assets or of any of the assets acquired from Search, except for dispositions made in the ordinary course of business, dispositions contemplated by this Agreement or transfers described in Section 368(a)(2)(C) of the Code.

         SECTION 3.17 No Liabilities. Merger Sub will have no liabilities prior to the Merger. There is no intercorporate indebtedness existing between Harken and Search or between Merger Sub and Search that was issued, acquired or will be settled at a discount.

         SECTION 3.18 Historic Business. Following the Merger, Merger Sub will continue the historic business of Search or use a significant portion of Search's historic business assets in a business.

         SECTION 3.19 Ownership of Search Stock. Harken does not own, nor has it owned during the past five years, any shares of the stock of Search.

         SECTION 3.20 Not Investment Company. Harken and Merger Sub are not investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         SECTION 3.21 No Prior Business. Merger Sub has not conducted any business prior to the Merger, except such business as may be necessary for Merger Sub to engage in the Merger.





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
                                   ARTICLE IV
                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 4.01  Conduct of Business by Search Pending the Merger.
Except as disclosed in the Search Disclosure Schedule or as contemplated in this Agreement, Search covenants and agrees that, between the date of this Agreement and the Effective Time, unless Harken shall otherwise agree, which agreement shall not be unreasonably withheld, Search shall conduct business and shall cause the businesses of its subsidiaries, to be conducted only in, and Search shall not, take any action except in, the ordinary course of business and in a manner consistent with past practice, and Search shall use commercially reasonable efforts to preserve substantially intact the business organization of Search and its subsidiaries, to keep available the services of the present officers, employees and consultants of Search and its subsidiaries and to preserve the present relationships of Search and its subsidiaries with customers, suppliers, partners, investors, operators and other persons with which Search and its subsidiaries have significant business relations. By way of amplification and not limitation, except as disclosed in the Search Disclosure Schedule and as contemplated in this Agreement, neither Search nor any of its subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Harken, which consent shall not be unreasonably withheld:

         (a) amend or otherwise change its Certificate of Incorporation or By-Laws or equivalent organizational documents;

         (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of Search, any of its subsidiaries, or affiliates (except for sales of Search Common Stock pursuant to the valid exercise for cash of any of the existing Search Warrants);

         (c) sell, assign, transfer, hypothecate, pledge, mortgage, or in any other manner transfer or dispose of any of its properties, leases or assets (other than oil and gas production in the normal course of business);

         (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except dividends payable on the preferred stock of Search for the period ending September 30, 1994 and December 31, 994;

         (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

         (f) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) enter into or agree to amend, modify, extend, terminate or in any way change any of the terms, conditions or provisions of any of the Material Contracts; (iv) enter into or amend any other contract, agreement, commitment, or arrangement other than in the ordinary course of business; (v) the settlement of claims not exceeding $10,000 for fair value, and the payment of existing debts to banks, affiliated, vendors, joint venturers, or stockholders which have been previously disclosed to Harken; or
(vi) except as set forth in the Search Disclosure Schedule, authorize or incur any capital expenditures which are individually or, in the aggregate, in excess of $10,000 for Search and any of its subsidiaries taken as a whole;

         (g) increase the compensation or fees payable or to become payable to its directors, officers or employees, or grant any severance or termination pay, warrants or stock options to, or enter into any employment, severance or other agreement with any director, officer or other employee of Search or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment,





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
termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except for the termination of consulting and other agreements with former officers and directors of Search and its subsidiaries;

         (h) take any action other than in the ordinary course of business and in a manner consistent with past prudent practice (none of which actions shall be unreasonable or unusual) with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

         (i) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; or

         (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than as contemplated in the Balance Sheet Date Statements or the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against, in the financial statements of Search or incurred in the ordinary course of business and consistent with past practice.

         SECTION 4.02 Conduct of Business by Harken and Merger Sub Pending the Merger. Except as contemplated by this Agreement or as otherwise disclosed in the Harken Disclosure Schedule, Harken and/or its subsidiaries, as the case may be, shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Search:

         (a) amend or otherwise change its Certificate of Incorporation or By-Laws;

         (b) issue or sell, pledge, dispose of, encumber, or authorize the issuance or sale of, any shares of capital stock of any class, or any options, warrants, convertible securities, or any rights of any kind to acquire shares of capital stock of Harken or any of its subsidiaries, except for (i) the issuance of Harken Common Stock pursuant to the transactions contemplated hereunder, (ii) the issuance of the Harken Warrants in the Exchange Offer (as defined in Section 7.01 hereof), (iii) the issuance of a maximum of 6,425,534 shares of Harken Common Stock currently reserved for issuance under Section
3.03 hereof, (iv) the issuance and sale of capital stock for fair value as determined by the Board of Directors of Harken, and (v) transactions relating to indebtedness incurred or to be incurred by Harken or any of its subsidiaries;

         (c) reclassify, combine, split, or subdivide, directly or indirectly, any of its capital stock; or

         (d) Merger Sub shall not conduct any business other than such business as may be necessary to prepare the Merger Sub to engage in the transactions contemplated hereunder.

         SECTION 4.03 Insurance. Through the Effective Time, Search and Harken will each maintain in full force and effect either all of their policies of insurance which were in effect on June 30, 1994 or insurance comparable to the coverage afforded by such policies.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

         SECTION 5.01  Statement; Registration Statement.

         (a) As promptly as practicable after the execution of this Agreement, Search and Harken shall prepare and file with the SEC and any other appropriate regulatory authority, a registration statement on SEC Form S-4, or on such other form as shall be appropriate ("Form S-4"), containing a Statement relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Search and the registration under the Securities Act of the shares of Harken Common Stock to be issued as of the Effective Time, the Contingent Shares, the Harken Warrants, and the shares of Harken Common Stock issuable pursuant to the exercise of the Harken Warrants and the Unexchanged Search Warrants. Harken and Search shall each use all commercially reasonable efforts to cause the Form S-4 to become effective as soon thereafter as





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
practicable. Subject to the applicable fiduciary duties of directors of Search, as determined by such directors after consultation with independent counsel, the Proxy Statement shall include the recommendation of the Board of Directors of Search in favor of the Merger. The Board of Directors of Search shall submit the Merger on the basis that it be approved by a majority of the voting power of the holders of the Search Common Stock and the holders of Search Preferred Stock voting separately as a class.

         (b) Harken shall use all commercially reasonable efforts to keep effective and maintain from Closing until July 17, 1996 the Registration Statement or such other registration statement under the Securities Act as Harken may select covering the sale of the shares of Harken Common Stock issuable upon the exercise of the Harken Warrants and the Unexchanged Search Warrants, and from time to time during such period shall amend or supplement the prospectus used in connection therewith to the extent necessary in order to comply with applicable law.

         (c) Harken and Search shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder, under applicable Blue Sky or similar securities laws, under applicable foreign securities laws, rules and regulations and under any rules and regulations of any stock exchange and shall use all commercially reasonable efforts to obtain required approvals and clearances with respect thereto. Search shall make all necessary filings with any exchange upon which the Search Common Stock shall be listed.

         SECTION 5.02  Meeting of Stockholders.

         (a) Search shall promptly after the date hereof take all action necessary in accordance with Delaware Law, any exchange upon which the Search Common Stock may be listed, and its Certificate of Incorporation and By-Laws to convene the Search Stockholders' Meeting for the purpose of voting on this Agreement and the Merger; provided, however, that Search will have no obligation to hold such meeting prior to the effective date of the Registration Statement. Subject to the applicable fiduciary duties of the Board of Directors of Search, Search will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Merger and shall use commercially reasonable efforts to solicit from stockholders of Search proxies in favor of the Merger and shall take any and all other actions necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to effect the Merger.

         (b) Harken shall promptly after the date hereof take all action necessary to cause the Harken Common Stock to be issued as of the Effective Time, the Contingent Shares, and the shares of Harken Common Stock issued pursuant to the exercise of the Harken Warrants and the Unexchanged Search Warrants to be approved for listing on the American Stock Exchange prior to the Effective Time. In addition, Harken shall take all action necessary to cause the Contingent Shares to be approved for listing on the American Stock Exchange prior to the Settlement Date.

         SECTION 5.03  Access to Information; Confidentiality.

         (a) From the date hereof to the Effective Time, each of Search, Harken and Merger Sub shall, and shall cause their respective subsidiaries, affiliates, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of one another complete access at all reasonable times to one another's officers, employees, agents, properties, offices, plants and other facilities and to all books and records, including the audit work papers of their respective certified public accountants, and shall furnish one another with all financial, operating and other data and information generated in the ordinary course of business as each, through its officers, employees or agents, may reasonably request; provided, however, that no party shall be required to provide access or furnish information which it is prohibited by law or contract to provide or furnish. Harken and Search further agree to furnish to Harken, Merger Sub, and to Search, respectively, and to use their commercially reasonable efforts to cause their respective independent certified public accountants to furnish, copies of all tax returns, and of all work papers, audit work papers, and background materials used in the preparation of such tax returns by Harken, Search, or their respective accountants.





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         (b)     Each of Harken, Merger Sub and Search shall, and shall cause their respective affiliates and their respective officers, directors, employees and agents to, hold in strict confidence all data and information obtained by them from one another or their respective subsidiaries, affiliates, directors, officers, employees and agents (unless such information is or becomes readily ascertainable from public or published information or trade sources or public disclosure or such information is required to be disclosed by law or in the Registration Statement or Proxy Statement) and shall ensure that such officers, directors, employees and agents do not disclose such information to others without the prior written consent of Search, Harken or Merger Sub, as the case may be.

         (c) In the event of the termination of this Agreement, Search, Harken and Merger Sub shall, and shall cause their respective affiliates, officers, directors, employees and agents to, (i) return promptly every document furnished to them by one another or any of their respective subsidiaries, affiliates, officers, directors, employees and agents in connection with the transactions contemplated hereby and any copies thereof, and shall cause others to whom such documents may have been furnished promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available, and
(ii) retain in confidence all documents created by them from any data, information or document furnished by Search, Harken or Merger Sub, as the case may be, or any of their respective subsidiaries, affiliates, officers, directors, employees and agents in connection with the transactions contemplated hereby and any copies thereof, and shall cause others to whom such documents may have been furnished promptly to destroy the same and any copies thereof, other than documents created from data, information or documents filed with the SEC or otherwise publicly available.

         (d) No investigation pursuant to this Section 5.03 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

         SECTION 5.04 No Solicitations. From and after the date hereof, Search will not, and will not authorize or permit any of its officers, directors, employees, agents and other representatives or those of any of its subsidiaries (collectively, "Search Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any prospective buyer or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Transaction (as defined herein) from any person, or engage in any discussions or negotiations relating thereto or accept any Acquisition Transaction; provided, however, that, notwithstanding any other provision of this Agreement,
(i) Search may engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly of indirectly, by or with Search or any Search Representatives after the date of this Agreement) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Search and its business, properties and assets, (ii) Search's Board of Directors may take and disclose to Search's stockholders a position contemplated by Rule 14(e)-2(a) promulgated under the Exchange Act and (iii) following receipt of an Acquisition Transaction that is financially superior to the Merger and reasonably capable of being financed (as determined in each case in good faith by Search's Board of Directors after consultation with Search's financial advisors), the Board of Directors of Search may withdraw, modify or not make its recommendation referred to in Section 5.02 hereof or terminate this Agreement in accordance with Section 8.01(d) hereof, but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Board of Directors of Search shall conclude in good faith after consulting with Search's outside counsel that such action is necessary in order for the Board of Directors of Search to act in a manner which is consistent with its fiduciary obligations under applicable law. Search shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Search or any Search Representatives with respect to any Acquisition Transaction. Search will promptly notify Harken of any such discussions or negotiations, requests for such information or the receipt of any Acquisition Transaction, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Transaction and the material terms and conditions of any Acquisition Transaction. As used in this Agreement, "Acquisition Transaction" shall mean any proposal or offer, other than a proposal or offer by Harken or any of its affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving Search or any subsidiary or division of Search or any proposal to acquire in any manner an equity interest in, or significant assets of, Search or any of its subsidiaries or divisions.





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
         SECTION 5.05 Consents; Approvals. Search and Harken shall use all commercially reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and Search and Harken shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by Search and Harken and the consummation by them of the transactions contemplated hereby. Search and Harken shall furnish all information required to be included in the Proxy Statement and the Registration Statement, and the American Stock Exchange Listing Application, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

         SECTION 5.06 Agreements of Affiliates. Search shall deliver to Harken, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Affiliate Letter"), in the form attached hereto as Exhibit "E-1," identifying all persons who are, at the record date for the Search Stockholders' Meeting, "affiliates" of Search for purposes of Rule 145 under the Securities Act. Search shall use commercially reasonable efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Harken, prior to the Effective Time, a written agreement (an "Affiliate Agreement") in the form attached hereto as Exhibit "E-2." Harken shall be entitled to place legends as specified in such Affiliate Agreements on the certificates evidencing any Harken Common Stock to be received by such affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Harken Common Stock, consistent with the terms of such Affiliate Agreements.

         SECTION 5.07 Notes. Prior to the Closing, Search shall enter into agreements with each of Concorde, EnCap and Joseph F. Langston to amend, effective as of the Effective Time, the Letter Agreement dated January 10, 1994 between Search and Concorde (the "Concorde Agreement"), the Letter Agreement dated December 20, 1993 between Search and EnCap (the "EnCap Agreement") and the Employment Agreement dated July 1, 1991 between Search and Mr. Langston (the "Employment Agreement"), pursuant to which amendments Search shall issue a demand, unsecured, non-interest bearing promissory note to (a) evidence the amount payable to Concorde by Search at the Closing under the Concorde Agreement in the form attached hereto as Exhibit "H-1" (the "Concorde Note");
(b) evidence the amount payable to EnCap at the Closing by Search under the EnCap Agreement in the form attached hereto as Exhibit "H-2" (the "EnCap Note"); and (c) evidence the full settlement of any amounts payable to Joseph
F. Langston under the Employment Agreement, reduced by the amount of any salary paid to Mr. Langston by Search prior to the Effective Time in the form attached hereto as Exhibit "H-3" (the "Langston Note"). Each of the Concorde Note, EnCap Note and the Langston Note shall provide that at the Effective Time it will be converted automatically into and represent the right to receive shares of Harken Common Stock, as provided in Section 1.07 hereof.

         SECTION 5.08  Indemnification of Directors and Officers.  (a)   From
and after the Closing, Harken shall cause the Surviving Corporation to, and the Surviving Corporation shall, keep in effect a provision in its Certificate of Incorporation, substantially in the form of Exhibit "M," providing for the exculpation of liability for, and the indemnification of, each person who is now or ever has been an officer, director, employee, trustee or agent of Search and/or any of its Subsidiaries (as identified on Schedule 5.08 attached hereto the "Agent Indemnified Parties") to the fullest extent permitted under applicable law, which provision shall not (i) be contradicted by, or in conflict with , any other term or provision of such Certificate of Incorporation, or (ii) be amended or repealed except as required by applicable law or except to make changes permitted by law that would enlarge an Agent Indemnified Parties' right of indemnification, until the lapse of the time period provided for in Section 11 of the indemnification agreements to be entered into pursuant to Section 5.08 (c) below.

         (b) The rights of each Agent Indemnified Party hereunder shall be in addition to any other rights such Agent Indemnified Party may have under the Certificate of Incorporation or Bylaws of the Surviving Corporation as the surviving entity to the Merger, under Delaware Law or otherwise. The Merger Sub shall deliver a true and complete copy of its Certificate of Incorporation and Bylaws to Search prior to the Closing.

         (c) At the Closing, Harken and Surviving Corporation each agree to enter into indemnification agreements, substantially in the form of Exhibit "N," with each of the Agent Indemnified Parties.

         (d) The provisions of this Section 5.08 shall survive the consummation of the Merger and are expressly intended to benefit each of the Agent Indemnified Parties.

         SECTION 5.09 Taxability of Transaction. Harken and Search agree to treat the Merger as a reorganization under Section 368(a)(1) of the Code. In addition, Harken and Search agree to treat Section 483 of the Code and the regulations thereunder and not Section 1273 of the Code and the regulations thereunder as being applicable to compute the amount of interest, if any, that will be treated as income to the current stockholders of Search and deductible by Harken upon such stockholders' receipt of Contingent Shares. Harken agrees to use commercially reasonable efforts to maintain the position upon any audit or administrative proceeding with the IRS that Section 483 of the Code, rather than Section 1273 of the Code, is applicable to impute interest income to the current stockholders upon the issuance to them of the Contingent Shares.
Search agrees that either its legal counsel (or a firm of certified public accountants retained by it) shall render an opinion with regard to the material tax consequences of the transactions hereunder to the holders of Search Shares and the Search Warrants, which opinion shall be filed as an exhibit to the Registration Statement as required by Item 601(b)(8) of Regulation S-K of the Securities Act.

         SECTION 5.10 Notice of Developments. Search shall give prompt notice to Harken, and Harken shall give prompt notice to Search, of (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (b) any failure of Search, Harken or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section
5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 5.11 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (a) promptly make its respective filings, and thereafter make any other required submissions, and (b) use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using all commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Search and Harken and their subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use commercially reasonable efforts to take all such necessary action.

         SECTION 5.12 Public Announcements. Harken and Search shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

         SECTION 5.13 Director Nominee. After the Effective Time, Harken's Board of Directors will nominate and elect Dr. Gary Wood as a Director of Harken to serve in such position through Harken's Annual Stockholders meeting to be held on or about June 1996.

         SECTION 5.14 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses, except that expenses incurred in connection with the preparation of the Registration Statement and the printing and mailing of the Proxy Statement shall be shared equally by Search and Harken.

         SECTION 5.15 Major Transactions. Described on Exhibit "K" attached hereto, are the material terms of certain transactions (the "Major Transactions") which Search has represented to Harken have been negotiated and agreed to between all parties necessary to each of such transactions and which will be documented and fully and finally closed by Search prior to the Effective Time. The parties recognize and agree that the timely closing and completion of each of these Major Transactions prior to the Effective Time is of material importance in connection with the Merger.

         SECTION 5.16 Assignment of Eastern Shelf Overriding Royalty. Prior to the Closing, Search shall acquire the overriding royalty interests in the Eastern Shelf Properties (as defined in Exhibit "F" attached hereto) by entering into the Royalty Assignment Agreement with each of the holders (the "Royalty Holders") of such royalty interests (the "Eastern Shelf Overriding Royalty Interests"), a form of which agreement is attached hereto as Exhibit "L" (the "Royalty Assignment Agreement").

         SECTION 5.17 Partnership Documents. Search will deliver to Harken full and complete copies of any and all documentation and correspondence it or any of its subsidiaries proposes to send to any of the Partners of any of the Search Partnerships, prior to such items being sent. Harken shall have the right to review, comment on and approve all such documents and correspondence, which approval Harken will not unreasonably withhold.

                                   ARTICLE VI
                              CONDITIONS OF MERGER

         SECTION 6.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of Harken or Search, threatened by the SEC;

         (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by (i) the requisite vote of the holders of Search Common Stock (which shall be the minimum required by Delaware Law or the Certificate of Incorporation and Bylaws of Search) and (ii) the holders of 100% of the outstanding Search Preferred Stock;

         (c) AMEX Listing. The shares of Harken Common Stock issuable at the Effective Time, the Contingent Shares and the shares of Harken Common Stock issuable pursuant to the exercise of the Harken Warrants or Unexchanged Search Warrants shall have been approved for listing on the American Stock Exchange upon official notice of issuance; and

         (d) No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

         SECTION 6.02 Additional Conditions to Obligations of Harken and Merger Sub. The obligations of Harken and Merger Sub to effect the Merger are also subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of Search contained in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Effective Time, except for changes contemplated by this Agreement, and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and Harken and Merger Sub shall have received a certificate of the President and Chief Financial Officer of Search to that effect;

         (b) Agreements and Covenants. Search shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, including but not limited to the Major Transactions;

         (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Search for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Search;

         (d) No Challenge. There shall not be any actual or threatened action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (i) challenging, or seeking material damages by reason of consummation of the transactions contemplated by this Agreement, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Harken or its subsidiaries of all or any portion of the business or assets of Search, in either case having a Material Adverse Effect on Search or Harken;

         (e) Affiliate Agreements. Harken shall have received from the chief executive officer of Search the Affiliate Letter and from each person who is identified in the Affiliate Letter as an "affiliate" of Search, an Affiliate Agreement;

         (f) Amendment of Agreements. The Employment Agreement, Concorde Agreement and the EnCap Agreement shall have been amended by the mutual written agreement of the parties thereto, effective as of the Effective Time as described in Section 5.07 hereof;

         (g) Other Agreements. Except as listed on the Search Disclosure Schedule, all agreements between Search and any of Search's officers or directors shall have been terminated by the mutual written agreement of the parties thereto, effective as of the Effective Time;

         (h) Material Adverse Effect. No fact, event or condition (financial or otherwise) shall have occurred with respect to Search and its subsidiaries taken as a whole having, in the aggregate, a Material Adverse Effect as defined in Section 2.01 hereof on Search and its subsidiaries;

         (i) Dissenting Votes. The holders of not more than five percent (5%) of the outstanding Search Shares shall have exercised their appraisal rights, if any, in accordance with Delaware Law;

         (j) Reconveyance of Overriding Royalty Interests. Search shall have obtained and made available for filing, if necessary, such assignments and other evidences of transfer as are reasonably necessary in such form as may be acceptable to Harken covering the reconveyance in full to Search of the Eastern Shelf Overriding Royalty Interests; and

         (k) Liquidation of Search Partnerships. The partnerships listed on Exhibit "I" (the "Search Partnerships") shall have been liquidated pursuant to the terms of their respective partnership agreements and on the terms and conditions and with such agreements as are acceptable to Harken. Exhibit "I" sets forth the disposition of each of the general and limited partnership interests in each of the Search Partnerships. Harken shall have received from Stead & Sughroue, L.L.C., an opinion in the form and substance satisfactory to Harken, that (i) the Search Partnerships have been liquidated and dissolved in accordance with the terms of each of the partnership agreements and applicable laws, and (ii) if Search or any of its subsidiaries acquired any of the partnership interests of any of the Search Partnerships, that the acquisition of such interests was in accordance with the terms of each of the partnership agreements and applicable laws.

         SECTION 6.03 Additional Conditions to Obligation of Search. The obligation of Search to effect the Merger is also subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of Harken and Merger Sub contained in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) with the same force and effect as if made on and as of the Effective Time, and Search shall have received a certificate of the President and Chief Financial Officer of Harken to that effect;

         (b) Agreements and Covenants. Harken and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time;

         (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Harken and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Harken and Merger Sub;

         (d) No Challenge. There shall not be any actual or threatened action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (i) challenging, or seeking material damages by reason of consummation of the transactions contemplated by this Agreement, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Harken or its subsidiaries of all or any portion of the business or assets of Search, in either case having a Material Adverse Effect on Search or Harken;

         (e) Opinion of Investment Banker. Principal shall have delivered a written opinion to the Board of Directors of Search, in form reasonably satisfactory to Search, confirming, as of the date of the Proxy Statement, its opinion referred to in Section 2.13 hereof; and

         (f) Material Adverse Effect. No fact, event or condition (financial or otherwise) shall have occurred with respect to Harken and its subsidiaries taken as a whole having, in the aggregate, a Material Adverse Effect on Harken and its subsidiaries.

         (g) Legal Opinion. Search shall have received a letter, in a form reasonably satisfactory to Search, entitling Search to rely upon the opinion rendered by legal counsel of Harken filed as an exhibit to the Registration Statement pursuant to Item 601(b)(5) of Regulation S-K of the Securities Act.

         (h) Tax Opinion. Search shall have received an opinion rendered by its legal counsel (or by a firm of certified public accountants retained by it) with regard to the taxability of the transactions hereunder to the holders of Search Shares and the Search Warrants.

                                  ARTICLE VII
                                SEARCH WARRANTS

         SECTION 7.01 Warrant Exchange Offer. Prior to Closing, Harken will offer (the "Exchange Offer") to each of the current holders of the Search Warrants to exchange their Search Warrants for new warrants issued by Harken to acquire shares of Harken Common Stock, a form of which is attached hereto as Exhibit "G-2" ("Harken Warrants"), according to the exchange schedule set out in Exhibit "G-1" attached hereto. Exhibit "G-1" sets forth the name of each holder of a Search Warrant and the maximum number of shares of Search Common Stock issuable upon exercise of Search Warrants held by such holder and the maximum number of shares of Harken Common Stock issuable upon exercise of the Harken Warrants which will be received upon tender of the Search Warrants pursuant to the Exchange Offer and identifies each such warrant which was issued to employees as compensation. The Harken Warrants issued in the Exchange Offer will be effective as of the Effective Time with a term to expire on June 30, 1996 and will be initially exercisable at $1.82 per share. The consummation of the Exchange Offer is conditional upon the consummation of the Merger.

         SECTION 7.02 Unexchanged Search Warrants. Each of the Unexchanged Search Warrants that is not tendered in the Exchange Offer shall represent the right to purchase Harken Common Stock as set forth in Section 1.15 hereof.





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
         SECTION 7.03 Warrant Holders Participation in Contingent Shares. The holders of Harken Warrants and Unexchanged Search Warrants shall be entitled to receive, under certain conditions, Contingent Shares as set forth in Section
1.10 hereof.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Search:

         (a) By mutual written consent duly authorized by the Boards of Directors of Harken and Search; or

         (b) By either Harken or Search if the Merger shall not have been consummated at the earlier of April 30, 1995, or before ninety (90) days following the declaration of the effectiveness of the Registration Statement by the SEC, or such later date as may be agreed to in writing by the parties; provided, however that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

         (c) By either Harken or Search if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

         (d) By either Harken or Search if the Board of Directors of Search shall have approved or recommended any Acquisition Transaction in accordance with Section 5.04 hereof; or

         (e) By Harken if the Board of Directors of Search shall have withdrawn, modified or amended in any manner adverse to Harken its approval of or recommendation in favor of the Merger due to a Material Adverse Effect to Harken; or

         (f) By Harken if Search breaches in any material respect any of its agreements or covenants contained herein, or if any representation or warranty of Search shall be or shall have become untrue, in either case such that the conditions set forth in Section 6.02(a) or Section 6.02(b) hereof would not be satisfied, and such breach is not waived or cured within 10 days after written notice from Harken; or

         (g) By either Harken or Search if Search's stockholders do not approve the Merger at a meeting of stockholders (or any adjournments thereof) duly called and held for such purpose; or

         (h) By Search if Harken breaches any of its agreements or covenants contained herein or if any representation or warranty of Harken shall be or shall have become untrue, in either case such that conditions set forth in Section 6.03(a) or Section 6.03(b) hereof would not be satisfied, and such breach is not waived or cured within 10 days after written notice from Search; or

         (i) By Search if the Form S-4 has not been initially filed by Harken with the SEC within 21 days after the conditions set forth in Section 6.02(k) have been fulfilled.

         SECTION 8.02  Effect of Termination.

         (a)     In the event of the termination of this Agreement pursuant to
Section 8.01 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Section 5.03, this
Section 8.02 and Section 10.01 hereof. Nothing contained in this Section 8.02 shall prejudice the ability of a party from asserting all rights and remedies that such party may have against any other party by reason of any breach or violation of this Agreement occurring prior to such termination, including, without limitation, the right to pursue any remedy at law or equity and to recover all attorney's fees incurred in connection therewith.

         (b) If Harken or Search terminates this Agreement pursuant to Sections 8.01(d), Search shall pay Harken a cash fee equal to all of Harken's out-of-pocket expenses (including the fees and expenses of its legal counsel) plus $800,000 by wire transfer of immediately available funds to an account designated by Harken.

         (c) If Harken or Search terminates this Agreement pursuant to Sections 8.01(e), Search shall pay Harken a cash fee equal to all of Harken's out-of-pocket expenses (including the fees and expenses of its legal counsel) plus $150,000 by wire transfer of immediately available funds to an account designated by Harken.

         SECTION 8.03 Amendment. This Agreement may be amended by the mutual action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Search, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

                                   ARTICLE IX
                       MAXIMUM HARKEN SHARES TO BE ISSUED

         SECTION 9.01 Maximum Shares. Notwithstanding any other provisions, terms or other matters set forth or referenced in this Agreement, Harken shall not be required nor obligated to issue any portion of the Contingent Shares as provided in Section 1.10 hereof which when added to all other shares of Harken Common Stock called for to be issued or reserved for issuance hereunder and in all related transactions to the Merger, would exceed a maximum amount of eleven million (11,000,000) shares (the "Maximum Share Limit") of Harken Common Stock.

         There shall be included for purposes of determining the number of Contingent Shares which may be issued within the Maximum Share Limit all shares issued in exchange for Search Shares, in exchange for the Notes, and all shares issued or reserved for issuance for the Harken Warrants and the Unexchanged Search Warrants.

         SECTION 9.02 Excess Shares. In the event the calculation of the Contingent Shares under Section 1.10 hereof when added to the aggregate total of all other shares of Harken Common Stock to be issued or reserved for issuance under this Merger and the other transactions which are directly related to it, exceed the Maximum Share Limit, then in such event Harken shall within 30 days after the Settlement Date or the Final Settlement Date, as may be applicable, elect at its sole option:

         (a) to pay the amount in cash of the number of such Contingent Shares which exceed the Maximum Share Limit times the Contingent Share Price to the parties entitled to receive the same, provided, however, that the cash received by the holders of Search Shares shall in no event exceed 50% of the aggregate consideration received by such holders at the Effective Time and on the Settlement Date (and the Final Settlement Date, if applicable); or

         (b) to obtain the consent and approval from its stockholders to issue additional shares of Harken Common Stock in excess of the Maximum Share Limit.

         SECTION 9.03 Timing. In the event Harken elects to pursue the alternative to pay cash as set forth in Section 9.02(a) above, Harken will use commercially reasonable efforts to make such payments within 45 days after the Settlement Date or the Final Settlement Date, as may be applicable. In the event Harken elects to pursue the alternative to pay in additional shares as set forth in Section 9.02(b) above or in the event the cash alternative is not available because of the above limitations placed upon the amount thereof then, Harken will use commercially reasonable efforts to obtain the necessary consent and approval from its stockholders so as to issue such additional shares within six months after the Settlement Date or the Final Settlement Date, as may be applicable. Pending such additional authorizations or other actions necessary, Harken shall issue that portion of the Contingent Shares up to the Maximum Share Limit on the Settlement Date. In the event Harken elects to obtain the approval of its stockholders to issue additional shares in excess of the Maximum Share Limit and fails to obtain such approval, Harken will pay cash pursuant to Section 9.02(a) above.

                                   ARTICLE X
                               GENERAL PROVISIONS

         SECTION 10.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, provided, however, that (a) the provisions of Articles I, II, V and X, Sections 3.10, and the agreements delivered pursuant to this Agreement if not otherwise provided shall survive the Effective Time until the Settlement Date, provided, however, that Article I and Sections 3.13 through 3.21 shall survive until the Final Settlement Date and Section 5.08 shall survive until the lapse of the time period described in
Section 5.08(a) hereof, and (b) the provisions of Section 8.02 and this Article X shall survive the termination of this Agreement and the representations, warranties and agreements in this Agreement shall survive any such termination for the purposes of a party asserting all of its rights and remedies as contemplated by Section 8.02(a).

         SECTION 10.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      If to Harken or Merger Sub:
                          Harken Energy Corporation
                          2505 North Highway 360, Suite 800
                          Grand Prairie, Texas 75050
                          Attention: Larry E. Cummings, General Counsel

                          With a copy to:
                          Baker & McKenzie
                          4500 Trammell Crow Center
                          2001 Ross Avenue
                          Dallas, Texas 75201
                          Attention:  John D. Curtis, Esq.

                 (b)      If to Search:
                          Search Exploration, Inc.
                          1500 Three Lincoln Centre
                          5430 LBJ Freeway
                          Dallas, Texas 75240
                          Attention:  Joseph F. Langston, Jr.

                          With copy to:
                          Johnson & Wortley, P.C.
                          100 Founders Square
                          900 Jackson Street
                          Dallas, Texas  75202
                          Attention:  Michael D. Wortley, Esq.

         SECTION 10.03 Certain Definitions. For purposes of this Agreement, the term:

         (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

         (b) "business day" means any day other than a day on which banks in Dallas, Texas, are required or authorized to be closed;

         (c) "control" (including the terms "controlled by and under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

         (d) "Exchange Ratio" means the number (rounded to the nearest ten-thousandth) obtained by dividing (i) $.8099 by (ii) the Strike Price;

         (e) "Good Title" means subject to Permitted Encumbrances good and defensible title which is (i) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction and is sufficient against competing claims of bona fide purchasers for value without notice and (ii) free and clear of all liens, security interest, claims, infringements and other burdens of encumbrances, other than such liens, security interests, claims, infringements and other burdens or encumbrances that a reasonably prudent purchaser of oil and gas properties would accept in light of the value of the property affected, the improbability of assertion of the defect or irregularity or the degree of difficulty or the cost of performing curative work;

         (f) "Oil and Gas Interests" means the properties referenced under Exhibits "B-1" and "D" hereof, which constitute as to Search and its subsidiaries all interests in and rights in respect of oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working interests, royalties, overriding royalties, production payments, net profits interests, other nonworking interests and nonoperating interests, contract rights, debt instruments, and equity interests in joint ventures, partnerships, corporations and other entities, including but not limited to common and preferred stock, debentures, bonds and other securities of every kind and nature and unrelated assets coincidentally acquired in connection with the acquisition of the foregoing assets; all interests in and rights in respect of oil, gas and other minerals and hydrocarbons or revenues therefrom and all contracts in connection therewith and claims and rights thereto (including but not limited to all oil and gas leases and interests thereunder, surface interests, fee interests, reversionary interests, royalties, overriding royalties, reservations and concessions), all easements, rights of way, licenses, permits, leases and other interests associated with appurtenant to or necessary for the operation of any of the foregoing, and all interests in equipment and machinery (including but not limited to well equipment and machinery), oil and gas transmission or storage facilities (including but not limited to tanks, tank batteries, pipelines and gathering systems), camps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to or necessary for the operation of any of the foregoing;

         (g) "Preferred Exchange Ratio" means the number (rounded to the nearest ten-thousandth) obtained by dividing (i) $1.00 by (ii) the Strike Price;

         (h) "Permitted Encumbrances" means (i) inchoate mechanics', materialman's warehouseman's and carrier's liens and other similar liens arising by operation of law or statute in the ordinary course of a party's business for obligations which are not delinquent and which will be paid or discharged in the ordinary course of such party's business for obligations which are not delinquent and which will be paid or discharged in the ordinary course of such party's business; (ii) liens arising under joint operating agreements for obligations which are not delinquent and which will be paid or discharged in the ordinary course of a party's business; (iii) liens for Taxes, assessments, and similar governmental charges incurred and not delinquent; (iv) easements, servitudes, rights-of-way and other rights which do not materially interfere with the use of a property; (v) liens arising pursuant to Section
9.319 of the Texas Business and Commerce Code and all other similar liens created by operation of law to secure a party's obligations as a purchaser of oil and gas; (vi) liens constituting pledges or deposits made in the ordinary course of a party's business to secure obligations under compulsory workmen's compensation, unemployment insurance, social security, or other similar laws;
(vii) liens retained in any oil and gas lease in favor of the party granting such lease; (viii) preferential rights to purchase and third-party consents which would be activated by the Merger contemplated by this Agreement; (ix) all rights to consent by, required notices to, filings with, or other actions by, governmental entities in connection with the Closing if such are customarily obtained subsequent to the Closing; and (x) Oil and Gas Interests of Search and its subsidiaries, with respect to which Search and its subsidiaries own and hold only beneficial or equitable title pursuant to a valid and enforceable written agreement between such party and a non-affiliated third party or parties and pursuant to which record or legal title is held by such non-affiliated third party or parties for the benefit of Search or its subsidiary;

         (i) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

         (j) "Strike Price" means the average of the closing sales prices of a share of Harken Common Stock on the American Stock Exchange (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source) over the 30 days immediately preceding the date that is five trading days prior to the date of the special meeting of the Search stockholders; provided, however, that in no event shall the Strike Price be an amount which is (i) greater then $2.366 or (ii) less than $1.274; and

         (k) "Subsidiary" or "Subsidiaries" of Search, the Surviving Corporation, Harken or any other person means the entities listed in Section
3.01 of the Search Disclosure Schedule and the Harken Disclosure Schedule, respectively, and includes any corporation, partnership, joint venture or other legal entity of which Search, the Surviving Corporation, Harken or such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         SECTION 10.04 Material Adverse Effect. Notwithstanding anything to the contrary herein, any change, effect, fact, event or condition which adversely affects the oil and gas industry generally, such as a decline in the price of oil or natural gas generally, shall not be considered in determining whether a Material Adverse Effect has occurred with respect to Search or Harken.

         SECTION 10.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         SECTION 10.07 Construction. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the person who drafted the various provisions of the same.

         SECTION 10.08 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The rights and remedies provided for in this Agreement are cumulative, and not exclusive of, any rights or remedies otherwise available.

         SECTION 10.09 Entire Agreement. This Agreement (together with the Exhibits and Schedules) constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement between Harken and Search, which shall survive), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

         SECTION 10.10 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, provided that no such assignment shall release the assigning party from its obligations hereunder.

         SECTION 10.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.08 (which is intended to be for the benefit of the indemnified parties and may be enforced by such indemnified parties).

         SECTION 10.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 10.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 10.14 Plan of Reorganization. This Agreement constitutes a plan or reorganization within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(d) among Harken, Search, Merger Sub and the stockholders of Search.

         IN WITNESS WHEREOF, Harken, Merger Sub and Search have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                        HARKEN ENERGY CORPORATION


                                        By: /s/  RICHARD H. SCHROEDER
                                           --------------------------------
                                                 Richard H. Schroeder, President


                                        SEARCH ACQUISITION CORP.


                                        By: /s/  RICHARD H. SCHROEDER
                                           --------------------------------

                                                 Richard H. Schroeder, President



                                        SEARCH EXPLORATION, INC.


                                        By: /s/  JOSEPH F. LANGSTON, JR.
                                           ------------------------------------
                                                 Joseph F. Langston, Jr.
                                                 Chairman of the Board

                                                                      APPENDIX B
(LETTERHEAD)
PRINCIPAL
FINANCIAL
GROUP



                                November 7, 1994



Board of Directors
Search Exploration, Inc.
1500 Three Lincoln Centre
5430 LBJ Freeway
Dallas, Texas 75240

Gentlemen:

         You have advised us that, on behalf of Search Exploration, Inc.("Search"), you have negotiated a merger transaction (the "Merger") with Harken Energy Corporation ("Harken") and Search Acquisition Corp., a wholly-owned subsidiary of Harken ("Harken Merger Sub"), to be evidenced by an Agreement and Plan of Merger to be dated as of November 8, 1994 (the "Merger Agreement"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

         You have further advised us that, pursuant to the Merger Agreement, at the Effective Time of the Merger Search will be merged with and into Harken Merger Sub and, among other things, each share of Search's common stock, $.05 par value per share (the "Search Common Stock"), which is issued and outstanding at such Effective Time, other than Appraisal Shares, will be converted into the right to receive (i) a share or a number of shares of Harken common stock, $.01 par value per share (the "Harken Common Stock"), equal to the Exchange Ratio calculated pursuant to the Merger Agreement (such shares of Harken Common Stock to be so issued pursuant to the Merger Agreement are hereinafter referred to as the "Initial Harken Shares"), and (ii) based upon a Valuation as of June 30, 1996 of the Undeveloped Properties of Search described in the Merger Agreement, an additional share or a number of additional shares of Harken Common Stock equal to the number of Contingent Shares, if any, attributable to each such share of Search Common Stock as calculated pursuant to the Merger Agreement, or under certain circumstances cash in lieu thereof (such additional shares of Harken Common Stock, if any, to be so issued and such cash, if any, to be so paid pursuant to the Merger Agreement are hereinafter collectively referred to as the "Contingent Harken Consideration").

         The Initial Harken Shares and the Contingent Harken Consideration, if any, to be issued and/or paid pursuant to the Merger Agreement to the holders of record of the issued and outstanding shares of Search Common Stock at the Effective Time of the Merger (the "Search Common Stockholders") are hereinafter collectively referred to as the "Merger Consideration."

         You have asked us whether or not, in our opinion, the proposed Merger Consideration to be received by the Search Common Stockholders as a result of the Merger, taken as a whole, is fair to such stockholders from a financial point of view.

Board of Directors
Search Exploration, Inc.
November 7, 1994
Page 2




         In arriving at our opinion set forth below, we have not participated in the structuring of the transactions contemplated by the Merger Agreement nor in any negotiations with respect thereto. You have engaged us solely for the purpose of rendering the opinion set forth herein.

         In rendering such opinion we have, among other things:

                 (1) Reviewed Search's 1992 Annual Report to Stockholders, its Form 10-K for the fiscal year ended December 31, 1993, and its Form 10-Q for the quarterly period ended June 30, 1994;

                 (2) Reviewed Harken's Form 10-K's for the fiscal years ended December 31, 1992 and 1993, as well as its Form 10-Q for the quarterly period ended June 30, 1994;

                 (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, and prospects of Search furnished to us by Search;

                 (4) Reviewed certain information, including financial forecasts, relating to the business, earnings, and prospects of Harken furnished to us by Search;

                 (5) Conducted discussions with members of senior management of Search concerning its business and prospects;

                 (6) Conducted discussions with members of senior management of Harken concerning its business and prospects;

                 (7) Reviewed the historical market prices and trading activity for the Search Common Stock;

                 (8) Reviewed the historical market prices and trading activity for the Harken Common Stock;

                 (9) Compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

                 (10) Reviewed a draft (draft provided to us by Search on November 1, 1994) of the proposed Merger Agreement;

                 (11) Relied upon the oil and gas reserve reports for Search (McCulloch Energy, Inc.) as of December 31, 1993 and as of July 1, 1994, as prepared by Gerald W. DuPont, Petroleum Engineer;

                 (12) Relied upon a revised oil and gas reserve report dated September 25, 1994, updating the Search oil and gas reserve reports referenced above, as prepared by Marshall Watson of Harken;

Board of Directors
Search Exploration, Inc.
November 7, 1994
Page 3




                 (13) Relied upon a letter dated November 1, 1994, as prepared by Gerald W. DuPont, Petroleum Engineer, confirming the accuracy of the Marshall Watson revised oil and gas reserve report referenced above;

                 (14) Relied upon the oil and gas reserve report on proved reserves for Harken's interest in Harken Southwest Operated Fields in the Four Corners Area of Arizona and Utah as of December 31, 1993, as prepared by Gaffney, Cline & Associates Inc.;

                 (15) Relied upon Search's recent write down of its oil and gas reserves;

                 (16) Relied upon the Search balance sheet dated as of October 12, 1994 provided to us by Search;

                 (17) Relied upon the contingent consideration distribution analysis dated November 4, 1994 supplied to us by Search pertaining to the estimated percentage participation in the distribution of Contingent Shares, if any, by the Search Common Stockholders;

                 (18) Relied upon the listing dated October 31, 1994 pertaining to proposed business combination transactions involving Search and certain third parties furnished to us by Search;

                 (19) Assumed that there have been no material changes in the financial condition, results of operations, business or prospects of either Search or Harken which have not been publicly disclosed or otherwise disclosed to us; and

                 (20) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

         In preparing our opinion, we have relied upon the accuracy and completeness of all information supplied or otherwise made available to us by, or otherwise publicly available with respect to, Search and Harken, and we have not independently verified such information or undertaken an independent appraisal of the assets of either Search or Harken. We did not contact any investment bankers or third parties to solicit indications of interest to acquire Search.

         You have advised us that you have negotiated Merger Agreement provisions pursuant to which certain additional parties, including the holders of Search's issued and outstanding preferred stock, Concorde Financial Corp. and EnCap Investments L.C., financial advisors to Search who have participated in the structuring of the transactions contemplated by the Merger Agreement, Joseph F. Langston, Jr., a director and the chief executive officer of Search, certain Search royalty holders and the holders of issued and outstanding Search options and warrants (collectively, the "Additional Parties"), are entitled to receive, in some cases on an initial basis and in some cases on a contingent basis, shares of Harken Common Stock in connection with the Merger. We also understand that, as provided in the Merger Agreement, the holders of such issued and outstanding Search options and warrants will be provided with an opportunity to exchange such options and warrants for new warrants to be issued by Harken.

         At your request and with your concurrence, we have not conducted any analysis concerning the allocation of any portion of the aggregate merger consideration to be received from Harken to the Additional

Board of Directors
Search Exploration, Inc.
November 7, 1994
Page 4




Parties or the fairness to them thereof. Accordingly, we are expressing no opinion herein to the Board of Directors of Search regarding such matters, and are assuming that a portion of such aggregate merger consideration has been appropriately and properly negotiated and allocated to the Additional Parties and that such consideration is fair to them from a financial point of view.

         On the basis of, and subject to the foregoing, we are of the opinion that the Merger Consideration to be received by the Search Common Stockholders pursuant to the Merger, taken as a whole, is fair to such stockholders from a financial point of view.

                                            Very truly yours,



                                            PRINCIPAL FINANCIAL SECURITIES, INC.

                                                                      APPENDIX C


                SECTION 262 OF THE DELAWARE GENERAL CORPORATION
                         LAW REGARDING APPRAISAL RIGHTS

262      APPRAISAL RIGHTS.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection
(d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository..

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, 252, 254, 257, 258, 263 or 264 of this title:

                 (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

                 (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipt in respect thereof;

                          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 holders;

                          c.      Cash in lieu of fractional shares or
                 fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                 (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsection (d) and (e) of this section, shall apply as nearly as is practicable.

         (d)     Appraisal rights shall be perfected as follows:

                 (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                 (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection
(f) of this section and who has submitted his certificates of stock to the Register in Chancery; if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized an unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

                           WARRANT EXCHANGE SCHEDULE





                                                                                                                      EXCHANGE
                                             SEARCH WARRANTS(1)                        HARKEN WARRANTS(2)             RATIO(3)
                                    ------------------------------------     -------------------------------------  ------------
                                      Number     Exercise                    Number       Exercise
                                        of       Price per    Expiration       of        Price per    Expiration
             Holder                   Shares      Share          Date        Shares        Share         Date
 -------------------------------      ------    ----------     ---------     -------     ----------   ----------
Original stockholders of Search
 (201 holders)  . . . . . . . . .    212,512       $2.00        7/17/95       91,643       $1.82        6/30/96        0.4312
Joseph F. Langston  . . . . . . .    237,488       $2.00        7/17/95      102,413       $1.82        6/30/96        0.4312
Robert Dobbins' Children  . . . .     50,000       $2.00        7/17/95       21,562       $1.82        6/30/96        0.4312
Joseph F. Langston  . . . . . . .    150,000       $1.31        7/31/96      173,842       $1.82        6/30/96        1.1589
Joseph F. Langston  . . . . . . .     50,000       $1.31        7/31/96       57,947       $1.82        6/30/96        1.1589
James O'Donnell . . . . . . . . .     50,000       $1.31        7/31/96       57,947       $1.82        6/30/96        1.1589
M. Michael Witte  . . . . . . . .     50,000       $1.31        7/31/96       57,947       $1.82        6/30/96        1.1589
Dr. Gary Wood . . . . . . . . . .     50,000       $1.31        7/31/96       57,947       $1.82        6/30/96        1.1589
Derry Copland . . . . . . . . . .      9.000       $1.31        7/31/96       10,431       $1.82        6/30/96        1.1589
Randy Reeves  . . . . . . . . . .      5,000       $1.31        7/31/96        5,795       $1.82        6/30/96        1.1589
John Eads . . . . . . . . . . . .     25,000       $1.31        7/31/96       28,947       $1.82        6/30/96        1.1589
Robert Dobbins  . . . . . . . . .     50,000       $1.75        7/31/96       28,605       $1.82        6/30/96        0.5121
Dr. Gary Wood . . . . . . . . . .     50,000       $1.50      [________]     57,947        $1.82        6/30/96        1.1589
        Total   . . . . . . . . .    989,000                                 750,000

________________

(1) The Unexchanged Search Warrants shall remain outstanding and shall be exercisable for shares of Harken Common Stock according to their terms (which is generally adjusted upon the consummation of the Merger on the same basis as the conversion of the Search Common Stock at the Effective Time). See "The Warrant Exchange Offer" and "The Merger Agreement--Terms of the Merger."

(2) For a description of the Harken Warrants, see "Description of Harken Securities--Harken Warrants."

(3) The exchange ratio represents the number of shares of Harken Common Stock exercisable pursuant to the Harken Warrant for each share of Search Common Stock exercisable pursuant to a Search Warrant.

                                                                      APPENDIX E

                             FORM OF HARKEN WARRANT



                                                     WARRANT NO. 95-____________
                                                     Warrant to Purchase
                                                     ________ Shares
                                                     (subject to adjustment)
                                                     of Common Stock of
                                                     Harken Energy Corporation

Void after 3:00 p.m.
Dallas, Texas
June 30, 1996

         HARKEN ENERGY CORPORATION

         Stock Purchase Warrant

       THIS IS TO CERTIFY THAT, for value received, ____________________________ (the "Holder"), whose address is _____________________________, upon due exercise of this Warrant, is entitled to purchase from Harken Energy Corporation, a Delaware corporation (the "Company"), at any time before 3:00 p.m., Dallas, Texas time, on June 30, 1996 (the "Expiration Date"), all or any part of _____________ shares (the "Shares") of fully paid and non-assessable common stock, par value $.01 per share (the "Common Stock"), of the Company, at a purchase price of $1.82 per share (the "Strike Price"), both the Strike Price and number of shares being subject to possible adjustment as provided below.

         1.      Exercise of Warrant.

                 (a) Subject to subsection 1(b) below, the Holder may exercise this Warrant in whole or in part at any time, but only in such multiples as are required to permit the issuance by the Company of one or more full shares of Common Stock of the Company, by surrender of this Warrant with the Form of Subscription attached hereto duly executed, to the Company at or prior to 3:00 p.m. Dallas, Texas local time on the Expiration Date, together with payment of the Strike Price for each of the Shares into which the Warrant is exercised. Payment for the Shares to be purchased upon exercise of this Warrant may be made by the delivery of a certified or cashier's check payable to the Company for the aggregate Strike Price of the Shares to be purchased.
In case of the exercise of this Warrant in part only prior to the Expiration Date, the Company will deliver to the Holder a new Warrant of like tenor in the name of the Holder evidencing the right to purchase the number of shares as to which this Warrant has not been exercised.

                 (b) The Warrant may not be exercised by the Holder unless, at the time of exercise, (i) the Company has delivered to the Holder a current prospectus covering the Shares which complies with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Act"); (ii) the Shares are qualified for sale or exempt from qualification under applicable state securities laws; and (iii) such exercise and issuance would otherwise be in compliance with applicable laws in the opinion of counsel to the Company. Harken agrees to take commercially reasonable efforts to deliver to the Holder at the time of exercise of the Warrant a current prospectus meeting the requirements of the Act and to obtain appropriate approvals or qualifications under applicable state securities laws. The Warrant may not be, directly or indirectly, transferred to, or exercised by, any person in any state where such transfer or exercise would violate any law, including securities law, of such state in the opinion of counsel to the Company. Legends as required by applicable federal and state laws may be placed on the certificates representing the Shares. The Holder and the Company agree to execute such documents and instruments as counsel for the Company reasonably deems necessary to effect compliance of the issuance of this Warrant and any Shares issued upon exercise hereof with applicable federal and state securities laws.

         2. Stock Dividends, Reclassification, Reorganization, Anti-Dilution Provisions, Etc.

This Warrant is subject to the following further provisions:

                 (a) In case, prior to the expiration of this Warrant by exercise or by its terms, the Company issues any shares of its Common Stock as a stock dividend or divides the number of shares, then, in either of such cases, the Strike Price per share of the Shares purchasable pursuant to this Warrant in effect at the time of such action will be proportionately reduced and the number of Shares at that time purchasable pursuant to this Warrant shall be proportionately increased; and conversely, in the event the Company shall combine such shares of its Common Stock into a smaller number of shares, then, and in such event, the Strike Price per share of the Shares purchasable pursuant to this Warrant in effect at the time of such action shall be proportionately increased and the number of Shares at that time purchasable pursuant to this Warrant shall be proportionately decreased.

                 (b) In case, prior to the expiration of this Warrant by exercise or by its terms, the Company is recapitalized by reclassifying its outstanding Common Stock into stock with a different par value or by changing its outstanding Common Stock with par value to stock without par value, or the Company or a successor corporation consolidates or merges with or conveys all or substantially all of its or of any successor corporation's property and assets to any other corporation or corporations (any such corporation being included within the meaning of the term "successor corporation" in the event of any consolidation or merger of any such corporation with, or the sale of all or substantially all of the property of any such corporation to, another corporation or corporations), the Holder of this Warrant may thereafter purchase, upon the terms and conditions and during the time specified in this Warrant, in lieu of the Shares theretofore purchasable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities receivable upon such recapitalization or consolidation, merger, or conveyance by a Holder of the number of shares of Common Stock which the holder of this Warrant might have purchased, immediately prior to such recapitalization or consolidation, merger, or conveyance.

                 (c) Upon the occurrence of each event requiring an adjustment of the Strike Price and/or of the number of Shares purchasable pursuant to this Warrant in accordance with, and as required by, the terms of subdivision (a) of this Section 2, the Company shall forthwith employ a firm of certified public accountants (who may be the regular accountants for the Company) who shall compute the adjusted Strike Price and the adjusted number of Shares purchasable at such adjusted Strike Price by reason of such event in accordance with the provisions of subdivision (a) and shall prepare a certificate setting forth such adjusted Strike Price and the adjusted number of Shares and showing in detail the facts upon which such conclusions are based, including a statement of the consideration received or to be received by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold and of the number of shares of Common Stock outstanding or deemed to be outstanding. The Company shall mail forthwith to the holder of this Warrant a copy of such certificate, and thereafter said certificate shall be conclusive and shall be binding upon such holder unless contested by such holder by written notice to the Company within ten (10) days after receipt of the certificate of the public accountants by such holder.

                 (d)      In case:

                          (i)     of any classification, reclassification, or
other reorganization of the capital stock of the Company, consolidation, or merger of the Company with or into another corporation, or conveyance of all or substantially all of the assets of the Company; or

                          (ii)    of the voluntary or involuntary dissolution,
liquidation or winding up of the Company;

then, and in any such case, the Company shall mail to the holder of this Warrant a brief statement of the event giving rise to such effect and a description thereof.

                 (e) In case the Company at any time while this Warrant remains unexpired and unexercised, sells all or substantially all of its property or dissolves, liquidates, or winds up its affairs, the holder of this Warrant may thereafter receive upon exercise hereof in lieu of each share of Common Stock of the kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company.

         3. NONTRANSFERABILITY. THIS WARRANT MAY NOT BE SOLD, PLEDGED, ASSIGNED, HYPOTHECATED, TRANSFERRED, OR DISPOSED OF IN ANY MANNER OTHER THAN BY WILL OR BY THE LAWS OF DESCENT AND DISTRIBUTION. THIS WARRANT IS EXERCISABLE, DURING THE LIFETIME OF THE HOLDER, ONLY BY THE HOLDER. ANY ATTEMPTED ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION, OR OTHER ENCUMBRANCE OF THIS WARRANT CONTRARY TO THE PROVISIONS HEREOF, ANY EXECUTION, ATTACHMENT, OR SIMILAR PROCESS UPON THIS WARRANT, WILL BE NULL, VOID, AND OF NO EFFECT.

         4. Warrant Holder Not Stockholder. This Warrant does not confer upon the Holder any right whatsoever as a stockholder of the Company.

         5. Loss, Theft, Destruction, or Mutilation. Upon receipt by the Company of evidence satisfactory to it (in the exercise of its reasonable discretion) of the ownership of and the loss, theft, destruction, or mutilation of this Warrant and (in the case of loss, theft, or destruction) of indemnity satisfactory to it (in the exercise of its reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver, in lieu thereof, a new Warrant of like tenor.

         6. Mailing of Notices, etc. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first-class mail, postage prepaid, to the address of the Holder set forth above or such other address as may be furnished to the Company in writing by the Holder of this Warrant. All notices from the Holder of this Warrant to the Company shall be mailed to the Company by first-class mail, postage prepaid at P.O. Drawer 612007, Dallas, Texas 75261.

         7. Law Governing. This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be executed, sealed, and delivered, in its name by its duly authorized officers.


                                             HARKEN ENERGY CORPORATION


                                             By:  ___________________________
                                             Name:___________________________
                                             Title: _________________________

Dated:                              , 1995

                              FORM OF SUBSCRIPTION

                  (To be signed only upon exercise of Warrant)




TO:      Harken Energy Corporation
                P.O. Drawer 612007
                Dallas, Texas  75261

                 The undersigned, the Holder of the within Warrant numbered 95-_______, hereby irrevocably elects to exercise the purchase rights represented by said Warrant for, and to purchase thereunder, __________ shares of Common Stock of the Company, and herewith makes payment of $__________ therefore, and requests that the certificates for such shares be issued in the name of and be delivered to___________________________________________, whose address is _____________________________________________, and if such shares do not constitute all of the shares purchasable hereunder, that a new Warrant of like tenor for the balance of the shares purchasable hereunder be delivered to the undersigned.


Date:    _______________________           ___________________________________
                                           (Signature must conform in all
                                            respect to name of holder as
                                            specified on the face of the
                                            Warrant.)

                                           (Print Name)


                                           ________________________________



Signature Guaranteed By:




____________________________________

                                                                      APPENDIX F

                             UNDEVELOPED PROPERTIES
                             (AS OF MARCH 19, 1995)



                                                                        WORKING
 UNPROVED PROPERTY                                                      INTEREST
 -----------------                                                      --------
 NEW TAITON  . . . . . . . . . . . . . . . . . . . . . . . . . .       3.75% APO
 THROCKMORTON  . . . . . . . . . . . . . . . . . . . . . . . . .        50.00%
 EASTERN SHELF (FARMOUT) . . . . . . . . . . . . . . . . . . . .      12.50% APO
 EASTERN SHELF . . . . . . . . . . . . . . . . . . . . . . . . .        25.00%
 PROVIDENT CITY  . . . . . . . . . . . . . . . . . . . . . . . .        14.00%
 GRACY RANCH . . . . . . . . . . . . . . . . . . . . . . . . . .         2.50%
 S.W. SPEAKS . . . . . . . . . . . . . . . . . . . . . . . . . .        50.00%
 TATUM SQUARE  . . . . . . . . . . . . . . . . . . . . . . . . .         5.00%
 BLACK OWL DEEP  . . . . . . . . . . . . . . . . . . . . . . . .        50.00%
 ESTRALLA PROSPECT . . . . . . . . . . . . . . . . . . . . . . .        43.75%

_________________

APO - After pay-out

                                                                      APPENDIX G

                    HARKEN ANNUAL REPORT AND PROXY STATEMENT

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-K

/X/               ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994

/ /            TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934.

              FOR THE TRANSITION PERIOD FROM ________ TO ________

                        COMMISSION FILE NUMBER 0-9207

                           HARKEN ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

                    DELAWARE                                                95-2841597
        (State or other jurisdiction of                                  (I.R.S. Employer
         incorporation or organization)                                 Identification No.)

       5605 N. MACARTHUR BLVD. SUITE 400                                       75038
                 IRVING, TEXAS                                              (Zip Code)
    (Address of principal executive offices)

       Registrant's telephone number, including area code (214) 753-6900

          Securities registered pursuant to Section 12(b) of the Act:

                  Title of each class:                             Name of each exchange on which registered:
        COMMON STOCK, PAR VALUE $0.01 PER SHARE                             AMERICAN STOCK EXCHANGE

        Securities registered pursuant to Section 12(g) of the Act: NONE



    INDICATE BY CHECK MARK WHETHER THE REGISTRANT (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH
FILING REQUIREMENTS FOR THE PAST 90 DAYS. YES  X    NO ___

    INDICATE BY CHECK MARK IF DISCLOSURE OF DELINQUENT FILERS PURSUANT TO ITEM 405 OF REGULATION S-K IS NOT CONTAINED HEREIN, AND WILL NOT BE CONTAINED, TO THE BEST OF REGISTRANT'S KNOWLEDGE, IN DEFINITIVE PROXY INFORMATION STATEMENTS INCORPORATED BY REFERENCE IN PART III OF THIS FORM 10-K OR ANY AMENDMENT TO THIS FORM 10-K. /X/

    The aggregate market value of the voting Common Stock, par value $0.01 per share, held by nonaffiliates of the Registrant as of February 1, 1995 was approximately $65,265,000. For purposes of the determination of the above stated amount only, all directors, executive officers and 5% or more shareholders of the Registrant are presumed to be affiliates.

    The number of shares of Common Stock, par value $0.01 per share, outstanding as of February 1, 1995 was 60,442,853.

    DOCUMENTS INCORPORATED BY REFERENCE: PROXY STATEMENT TO BE FILED ON OR BEFORE APRIL 30, 1995 IS INCORPORATED BY REFERENCE INTO PART III.

================================================================================

                               TABLE OF CONTENTS


                                                                                                         PAGE
                                                                                                         ----
PART I.

  ITEM  1.      Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               3

  ITEM  2.      Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              13

  ITEM  3.      Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              13

  ITEM  4.      Submission of Matters to a Vote of Security Holders   . . . . . . . . . . . .              13

PART II.

  ITEM  5.      Market for Registrant's Common Equity and Related
                Stockholder Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . .              13

  ITEM  6.      Selected Financial Information and Other Data   . . . . . . . . . . . . . . .              15

  ITEM  7.      Management's Discussion and Analysis of Financial Condition and
                Results of Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . .              16

  ITEM  8.      Financial Statements and Supplementary Data   . . . . . . . . . . . . . . . .              25

  ITEM  9.      Changes in and Disagreements with Accountants on Accounting and
                Financial Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . .              53

PART III.

  ITEM 10.      Directors and Executive Officers of the Registrant  . . . . . . . . . . . . .              53

  ITEM 11.      Executive Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . .              53

  ITEM 12.      Security Ownership of Certain Beneficial Owners   . . . . . . . . . . . . . .              53

  ITEM 13.      Certain Relationships and Related Transactions  . . . . . . . . . . . . . . .              53

PART IV.

  ITEM 14.      Exhibits, Financial Statement Schedules and Reports on Form 8-K   . . . . . .              54

   SIGNATURES     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              55

                                     PART I

ITEM 1. BUSINESS

OVERVIEW

         Harken Energy Corporation and its subsidiaries ("Harken") is engaged in oil and gas exploration, development and production operations both domestically and internationally through its various wholly-owned subsidiaries and joint venture investments. Harken's domestic operations include the oil and gas exploration and production operations in the Aneth Field and Blanding Sub-Basin portions of the Paradox Basin in Utah, Arizona and New Mexico, and in the Western Paradox Basin in Utah. Harken's international operations include three exclusive Colombian Association Contracts between Harken's wholly-owned subsidiary, Harken de Colombia, Ltd., and Empresa Colombiana de Petroleos ("Ecopetrol") as well as a production sharing agreement between Harken's wholly-owned subsidiary, Harken Bahrain Oil Company, and the Bahrain National Oil Company ("BANOCO"). Harken's international operations currently consist
solely of oil and gas exploration and development.   Harken considers that the
opportunities to profitably deploy Harken's expertise and assets internationally are generally greater than those available domestically.

         Harken was incorporated in 1973 in the state of California and reincorporated in 1979 in the state of Delaware. Harken's principal offices are located at 5605 N. MacArthur Blvd., Suite 400, Irving, Texas 75038 and its telephone number is (214) 753-6900.

INTERNATIONAL EXPLORATION OPERATIONS

         Alcaravan Contract -- During the third quarter of 1992, Harken, through a subsidiary, Harken de Colombia, Ltd., was awarded the exclusive right to explore for, develop and produce oil and gas throughout approximately 350,000 acres within the Alcaravan area ("Alcaravan") of Colombia. Alcaravan is located in Colombia's Llanos Basin and is located approximately 140 miles east of Santafe de Bogota. Harken and Ecopetrol have entered into an Association Contract ("Alcaravan Contract") which requires Harken to conduct a seismic and exploratory drilling program in the Alcaravan area ("work program") over the initial six years. At the end of each of the six years in the work program, Harken has the option to withdraw from the Alcaravan Contract or to commit to the next year's work requirements. If Harken makes a commercial discovery of oil and/or gas which is approved by Ecopetrol, the standard terms of the Alcaravan Contract will apply. Such terms provide for Ecopetrol to reimburse Harken for 50% of its successful well costs expended up to the point of commercial discovery and to receive a 20% royalty interest and for both Ecopetrol and Harken to each have a 50% working interest. The term of the Alcaravan Contract will extend twenty-two years from the date of any commercial discovery of oil and/or gas. Harken reprocessed in excess of 200 kilometers of seismic data on the Alcaravan area and completed the acquisition of 52 kilometers of new seismic data over prospective areas in mid-February 1994. Harken also plans to acquire approximately 26 kilometers of additional seismic data on the Alcaravan Contract area in February 1995.

         In September 1994, Harken announced that Huffco Group, Inc. ("Huffco") of Houston, Texas joined Harken in the drilling of its first exploratory well under the Alcaravan Contract. Under the terms of this joint venture agreement, which was approved by Ecopetrol, Harken serves as operator and retains a 50% interest in the well. The well, the Alcaravan #1, was spudded in early February 1995 and will be drilled to a projected depth of 10,500 feet to test for commercial quantities of oil in the oil prone zones prevalent in the Llanos Basin; the Carbonera, Mirador, Guadalupe and the basal Cretaceous formations.

         Bocachico Contract -- In January 1994, Harken announced that Harken de Colombia, Ltd. had signed its second Association Contract ("Bocachico Contract") with Ecopetrol, covering the Bocachico contract area. Under the Bocachico Contract, Harken has acquired the exclusive rights to conduct exploration activities and drilling on this area, which covers approximately 192,000 acres in the Middle Magdelena Valley of Central Colombia.

         During the first year of the Bocachico Contract, Harken is conducting seismic activities on the land covered by this contract including reprocessing of at least 250 kilometers of existing seismic data and the acquisition of at least 35 kilometers of new seismic data. During each of the 2nd through the 6th contract years Harken may elect to continue the contract by committing to the drilling of at least one well during each contract year. During this initial six year term, called the Exploration Period under the Bocachico Contract, if Harken has discovered the existence of commercial production in the Bocachico Contract area, the Bocachico Contract will be further extended for a period of 22 years from the date of any commercial discovery of oil and/or gas. If Harken makes a commercial discovery of oil and/or gas which is approved by Ecopetrol, the standard terms of the Bocachico Contract will apply. Such terms provide for Ecopetrol to reimburse Harken for 50% of its successful well costs expended up to the point of commercial discovery and to receive a 20% royalty interest and for both Ecopetrol and Harken to each have a 50% working interest.

         In addition to reprocessing and acquiring seismic data during the first contract year of the Bocachico Contract, Harken has evaluated seismic data and has completed an engineering feasibility study to evaluate the potential for recovering existing oil reserves in the Rio Negro area, which is located in the northern portion of the Bocachico Contract area. Three wells were drilled, produced and subsequently abandoned by another contractor approximately 30 years ago in this area. These wells have provided information and data including production rates, well logs and pressure tests. This well data has been utilized by Harken in such studies to evaluate the feasibility of applying modern production and recovery techniques in this area. Harken will also acquire a minimum of 35 kilometers of seismic data on the Bocachico Contract area in early 1995.

         On January 19, 1995, after completing the engineering feasibility study, Harken notified Ecopetrol of Harken's commitment to drill a well under the Bocachico Contract, and thereby extended the contract into its second year. Harken currently anticipates that a well site will be selected and drilling will commence by mid-1995.

         Playero Contract -- In December 1994, Harken announced that Harken de Colombia, Ltd. had signed its third Association Contract ("Playero Contract") with Ecopetrol, covering the Playero contract area. Under the Playero Contract, Harken has acquired the exclusive rights to conduct exploration activities and drilling on this area, which covers approximately 10,000 acres in the Llanos Basin of Colombia, contiguous to Harken's Alcaravan Contract area.

         During the first year of the Playero Contract, Harken will acquire at least 12 kilometers of new seismic data in the Playero Contract area. During each of the 2nd through the 6th contract years, Harken may elect to continue the contract by committing to the drilling of at least one well during each contract year. During this initial six year term, called the Exploration Period under the Playero Contract, if Harken has discovered the existence of commercial production in the Playero Contract area, the Playero Contract will be further extended for a period of 22 years from the date of termination of the Exploration Period with a total term not to exceed 28 years. If Harken makes a commercial discovery of oil and/or gas which is approved by Ecopetrol, the standard terms of the Playero Contract will apply. The Playero Contract was granted by Ecopetrol under a new form of Association Contract which has modified various standard terms from the previous form of Association Contract which was used on the Alcaravan and Bocachico Contract. Such terms provide for Ecopetrol to reimburse Harken for 50% of its successful well costs expended up to the point of a commercial discovery and to receive a 20% royalty interest. Although both Ecopetrol and Harken each would have a 50% working interest, production net of royalty would be allocated 50% to each party until accumulated production from the Playero Contract area reaches a cumulative total of 60 million barrels of oil. After that cumulative production level is achieved, production net of royalty is allocated at rates to Harken from 50% to 25% based upon the relative profitability of the project with Ecopetrol receiving the remaining complementary 50% to 75% of such additional production.

         Bahrain Operations -- In January 1990, Harken, through its wholly-owned subsidiary, Harken Bahrain Oil Company ("HBOC"), entered into a production sharing agreement with BANOCO which gave it the exclusive right to explore for, develop and produce oil and gas throughout most of Bahrain's Arabian Gulf offshore territories. Subject to the discovery and development of oil and/or gas, the contract has a term of thirty-five years. Under the original terms of the agreement, as amended, Harken was to drill an exploratory well to test the Permian Khuff formation within 2 1/2 years and drill a total of four wells by 1995 to earn all of its acreage rights.

         In July 1990, Harken entered into a joint venture arrangement with a joint venture partner, Bass Enterprises Production Company ("BEPCO"), in which BEPCO committed to provide the funding for the first well and at least two subsequent wells. On April 8, 1993, HBOC and BEPCO entered into an agreement whereby BEPCO was released and discharged from any future drilling obligations related to HBOC's production sharing agreement, and the joint venture agreement between HBOC and BEPCO was terminated. As part of this agreement, BEPCO paid to HBOC approximately $2,000,000 plus other considerations, which represented the negotiated amount for BEPCO's remaining obligation for future costs to be incurred in Bahrain.

         The initial exploratory well under the production sharing agreement was drilled on the Jarim Reef, which began drilling November 1991. In March 1992, after drilling was completed, HBOC announced that the Jarim No. 2 well was not productive of either oil or gas and was abandoned. On December 28, 1992, Harken commenced the drilling of its second exploratory well, the Muharraq No. 1, in Bahrain. In February 1993, Harken announced that the Muharraq No. 1 well had no shows of oil or gas and was plugged and abandoned. Further, under the terms of the production sharing agreement, HBOC allowed its exploration and drilling rights on approximately 10% of the acreage covered by the production sharing agreement to expire, effective February 13, 1993. HBOC allowed an additional portion of the acreage covered by the production sharing agreement to expire effective August 29, 1993.

         In May 1994, Harken announced a new seismic reprocessing program covering 500 kilometers of seismic lines in the vicinity of the Jarim Reef. At present Harken holds approximately 500,000 acres under its production sharing agreement. Unless commercial production is found or an extension to the production sharing agreement is obtained, this acreage expires in July 1995.
In January 1995, Harken completed its reprocessing of approximately 500 kilometers of seismic data and has reviewed the results of that work with BANOCO. Unless Harken obtains a joint venture partner, Harken will not proceed to either acquire additional seismic data or drill another well. If a joint venturer is located, it will be necessary to obtain an extension of one year or more from July 1995 to complete work necessary with a joint venturer.

DOMESTIC EXPLORATION AND PRODUCTION OPERATIONS

         Prior to 1993, Harken's exploration and production operations were primarily in Oklahoma and Texas, and during 1991 and 1992 these operations were conducted through Harken's interest in Harken Anadarko Partners, L.P., ("HAP"), a limited partnership managed by a wholly-owned subsidiary of Harken. As general partner of HAP, Harken's wholly-owned subsidiary received a monthly management fee from the partnership. An affiliate of a major stockholder of Harken served as sole limited partner.

         Chuska Resources Corporation -- Effective February 15, 1993, Harken consummated a merger pursuant to which Chuska Resources Corporation ("Chuska") became a wholly-owned subsidiary of Harken. Harken acquired all of the 11,055,918 shares of Chuska common stock outstanding in exchange for 14,210,357 shares of newly-issued Harken common stock. The Board of Directors of both Harken and Chuska approved the Merger as described in the Merger Agreement, and the necessary approvals by the stockholders of both Harken and Chuska were obtained at special meetings of stockholders which were held by each company on February 15, 1993.

         Chuska is engaged, primarily through its subsidiary, Harken Southwest Corporation ("HSW"), in the business of exploring for and producing oil and gas in the Aneth Field and Blanding Sub-Basin portions of the Paradox Basin in Utah, Arizona and New Mexico, and in the Western Paradox Basin in Utah. HSW operations in the Paradox Basin are primarily concentrated on the 16 million acre Navajo Indian Reservation (the "Reservation"), which comprises portions of Arizona, New Mexico and Utah. In addition to its oil and gas exploration activities, HSW also has an interest in a gas processing plant in or near the Paradox Basin, the Aneth Gas Plant, on the Utah portion of the Reservation.

         HSW currently has two operating agreements (the "Tribal Agreements") with the Navajo Tribe of Indians (the "Tribe" or the "Navajo Nation") allowing oil and gas exploration and development on an aggregate 53,430 acres of Navajo tribal lands on the Reservation (the "Tribal Lands"). HSW has the right to explore for, produce, and sell oil, natural gas, and other specified gases until July 20, 2012, under the Tribal Agreement effective July 20, 1987 (the "1987 Tribal Agreement") and until August 26, 2003, under the Tribal Agreement effective August 26, 1983 (the "1983 Tribal Agreement"). Any acreage under the 1987 Tribal Agreement which is not held by production as of July 1995, will expire. All non-productive acreage under the 1983 Tribal Agreement has previously expired.

         The Navajo Nation receives 30% of gross revenues from the sale of production of oil and gas under the 1983 Tribal Agreement and 20% under the 1987 Tribal Agreement (this 20% is subject to an increase to 23% with respect to each barrel of oil sold for more than $22 after July 1994). Under both Tribal Agreements, the Tribe is entitled to receive an escalated 50% of all gross proceeds recovered over $35 per barrel of oil. Under the 1983 Tribal Agreement, the Tribe receives 50% of all gross proceeds over $4 per MCF of gas. Under the 1987 Tribal Agreement, the Tribe receives 40% of all gross proceeds over $8 per MCF of gas.

         In addition to the Tribe's share of gross proceeds, designation consideration and delay rentals, HSW pays severance tax and possessory interest tax ("PIT") to the Tribe. The severance tax is payable monthly and is 4% of HSW's gross proceeds from sales of oil and gas, after deducting the Tribe's share of gross proceeds. The PIT is assessed once a year and is calculated as a specified percentage of a defined discounted present value of projected future cash flows (net of the Tribe's share of gross proceeds) from existing proven reserves as of January 1 of the year for which the PIT is assessed, although the Tribe actually retains title to those reserves. The PIT is payable in two installments. HSW is also required to pay the Tribe land damage costs relating to HSW's seismic and drilling activities.

         CHAP Venture -- In order to develop the Tribal Lands, HSW sold an undivided 50% interest in gross proceeds under the Tribal Agreements to Amadeus Petroleum, Inc., Bligh Petroleum, Inc., Crusader, Inc., C.A.B. Resources, Inc. (an affiliate of Crusader, Inc.), Australian Hydrocarbons, Inc., Jindavik Petroleum, Inc., and Paroo Petroleum (USA), Inc. (collectively the "Australian Group") effective August 1, 1988, and formed the CHAP Venture ("CHAP"). CHAP is not a legal entity, although it is a tax partnership. Effective March 1, 1990, HSW sold 20% of its CHAP interest to Global Natural Resources Corporation of Nevada ("Global"), which interest was repurchased by HSW effective January 1, 1993, resulting in HSW again holding a 50% total interest in CHAP.

         In October 1994, Harken acquired the CHAP Joint Venture interests of Crusader, Inc., C.A.B. Resources, Inc. and Australian Hydrocarbons, Inc., raising Harken and its subsidiaries' total interest in CHAP to approximately 70%. As consideration for this acquisition, Harken issued an aggregate total of 960,000 shares of restricted Harken common stock to the sellers, assumed certain liabilities of the sellers relating to the properties, and the sellers in turn retained responsibility for certain contingent operational and environmental liabilities related to the properties as well as retaining certain distributions made by CHAP prior to the actual date of closing.

         Each CHAP co-venturer pays its respective participating interest share of costs and expenses and receives its participating interest share of revenues. HSW is the operator for CHAP and communicates with and makes proposals to an Operating Committee composed of HSW representatives and a representative of each of the non-operators. As operator, HSW is reimbursed by CHAP for indirect costs incurred on behalf of CHAP or in the pursuit of CHAP activities.

         Greater Blanding -- During 1991, a venture between Sunfield Energy Company ("Sunfield", a wholly-owned subsidiary of Chuska), Amadeus Petroleum, Inc., Bligh Petroleum, Inc., and Jindavik Petroleum, Inc., was formed to explore and develop properties in a portion of the Blanding Sub-Basin designated internally as the "Greater Blanding" project. The venture has no separate legal status or existence except as a tax partnership. Sunfield is the operator of the venture, and all costs and expenses of the venture are borne and paid by, and all property, revenues and other benefits are to be allocated to and owned by, each venturer in the ratio of its respective participating working interest; however, the three non-Sunfield parties agreed to carry $600,000 of qualifying capital expenditures allocable to Sunfield in connection with the Greater Blanding project and/or the Central Blanding project (see "Central Blanding" below). Sunfield owns a 60% interest in the Greater Blanding project.

         In connection with the operation of the Greater Blanding venture, Sunfield is reimbursed for any direct or indirect costs incurred on behalf of the venture. The area termed Greater Blanding includes an area of mutual interest (AMI) north of the Navajo Reservation area being explored by HSW pursuant to the Tribal Agreements.

         Central Blanding -- During 1991, a venture between Sunfield, Global, Amadeus Petroleum, Inc., Bligh Petroleum, Inc., and Jindavik Petroleum, Inc. was formed. During 1992, a 10% interest in the venture was assigned from Global to Holly Petroleum. The venture has no separate legal status or existence except as a tax partnership. Sunfield is the operator of the venture, and all costs and expenses of the venture are borne and paid by, and all property, revenues and other benefits are to be allocated to and owned by each venturer in the ratio of its respective participating working interest. The Global interest was repurchased by Sunfield effective January 1, 1993, resulting in Sunfield holding a 70% total interest in the Central Blanding venture.

         In connection with the operation of the Central Blanding venture, Sunfield is reimbursed for any direct or indirect costs incurred on behalf of the venture. The area termed Central Blanding includes an area of mutual interest (AMI) north of the area of the Navajo Reservation being explored by HSW pursuant to the Tribal Agreements. There is no overlap between the Greater Blanding AMI and the Central Blanding AMI.

         Western Paradox -- During 1991, Sunfield began the acquisition of acreage for an oil and gas exploration project in a portion of central Utah northwest of the Greater Blanding and Central Blanding projects. During 1994, Sunfield entered into a seismic sharing agreement with an industry partner to begin geophysical and exploration efforts in the Western Paradox area.

DISCONTINUED WELL SERVICING AND CONTRACT DRILLING OPERATIONS

         Prior to May 1994, Supreme Well Service Company ("Supreme", a wholly owned subsidiary) provided services to oil and gas exploration and production companies for the maintenance and workover of existing oil and gas wells and the completion of newly drilled wells. In May 1994, Harken announced that it had discontinued its well servicing operations. Harken has sold the equipment assets of Supreme in order to utilize the proceeds toward developing Harken's exploration and production operations both domestically and internationally.

         In April 1991, Harken made the decision to suspend domestic contract drilling operations due to decreased demand and increased competition, particularly in the Austin Chalk trend in South Texas. In January 1994, Harken made the decision to liquidate its remaining drilling rigs and related assets and apply the proceeds primarily to its international exploration efforts, specifically in Colombia and Bahrain. As a result of this decision, Harken recognized an additional non-cash charge of approximately $3,100,000 during the fourth quarter of 1993.

INDUSTRY RISKS

         Price Volatility. The revenues generated by Harken are highly dependent upon the prices of crude oil and natural gas. The currently unsettled energy market makes it difficult to estimate future prices of crude oil and natural gas. Fluctuations in energy prices are caused by a number of factors, including regional, domestic and international demand, energy legislation, federal or state taxes (if any) on sales of crude oil and natural gas, production guidelines established by the Organization of Petroleum Exporting Countries ("OPEC"), and the relative abundance of supplies of alternative fuel such as coal. Additionally, changing international economic and political conditions may have a substantial impact upon crude oil and natural gas prices. Many of these factors which can affect energy prices are beyond the control of Harken.

         Business Risks. Harken must continually acquire or explore for and develop new oil and gas reserves to replace those being depleted by production. Without successful drilling or acquisition ventures, Harken's oil and gas assets, properties and the revenues derived therefrom will decline over time. To the extent Harken engages in drilling activities, such activities carry the risk that no commercially viable oil or gas production will be obtained. The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as a result of many factors, including shortage of available working capital, title problems, weather conditions, environmental concerns, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and drilling and well servicing companies. The availability of a ready market for Harken's oil and gas depends on numerous factors beyond its control, including the demand for and supply of oil and gas, the proximity of Harken's natural gas reserves to pipelines, the capacity of such pipelines, fluctuations in seasonal demand, the effects of inclement weather, and government regulation. New gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area.

         In February 1994, the Navajo Nation issued a moratorium on future oil and gas development agreements and exploration on lands situated within the Aneth Chapter on the Navajo Reservation, which is an area that includes some of HSW's undeveloped acreage. It is unknown what effect, if any, this resolution will have on HSW's operations. Any acreage under the 1987 Tribal Agreement which is not held by production as of July 31, 1995, will expire unless extended by Harken and the Navajo Nation.

         Operating Hazards and Uninsured Risks. The operations of Harken are subject to the inherent risks normally associated with exploration for and production of oil and gas, including blowouts, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or damage to persons and property. As is common in the oil and gas industry, Harken is not fully insured against all of these risks, either because insurance is not available or because Harken has elected to self-insure due to high premium costs. The occurrence of a significant event that is not fully insured against could have a material adverse effect on Harken's financial condition.

         International Operations. Harken conducts international operations presently and anticipates that it will conduct significant international operations in the future. Foreign properties, operations or investments may be adversely affected by local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, renegotiation of contracts with governmental entities, expropriation, import and export regulations and other foreign laws or policies governing operations of foreign-based companies, as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, as certain of Harken's operations are governed by foreign laws, in the event of a dispute, Harken may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. Harken may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. Exploration and production activities in areas outside the United States are also subject to the risks inherent in foreign operations, including loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, war, insurrection and other political risks.

         Environmental Regulation. The activities of Harken are subject to various Navajo, federal, state, and local laws and regulations covering the discharge of material into the environment or otherwise relating to protection of the environment. In particular, Harken's oil and gas exploration, development, production;

its activities in connection with storage and transportation of liquid hydrocarbons; and its use of facilities for treating, processing, recovering, or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation by governmental authorities in the United States and in foreign jurisdictions. Such regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning Harken's oil and gas wells and other facilities.

         The Aneth Gas Plant facility, of which HSW is a co-owner, was in operation for many years prior to HSW's becoming an owner. The operations at the Aneth Gas Plant previously used open, unlined drip pits for storage of various waste products. The plant owners have replaced all of the open ground pits currently being used with steel tanks. The plant owners are currently in the process of closing the open ground pits.

         Texaco, the plant's operator, received a letter from the EPA dated July 2, 1991 and a subsequent letter dated June 8, 1992, in which the EPA requested certain information in order to determine if there had been at the Aneth Gas Plant the release of hazardous substances to the environment. Texaco has advised HSW that certain information was supplied to the EPA pursuant to this request. Subsequently, core samples in and around certain pit areas were taken by the EPA and Texaco jointly. The EPA has responded to the initial sampling of the drip pits and Texaco is now planning the next phase of required evaluation.

         Texaco has indicated to HSW that it believes that some of these pits may require reclamation or remediation. In the event such action should or must be taken, the plant owners, including HSW, will seek contractual indemnification from the previous owner of the Aneth Gas Plant for the costs incurred in the reclamation and remediation process. At this time, however, it is impossible for HSW to determine or estimate the costs of the cleanup at the Aneth Gas Plant or if the prior owner will indemnify the present owners, including HSW, for such costs.

         Harken has expended significant resources, both financial and managerial, to comply with environmental regulations and permitting requirements and anticipates that it will continue to do so in the future. Although Harken believes that its respective operations and facilities are in general compliance with applicable environmental laws and regulations, risks of substantial costs and liabilities are inherent in oil and gas operations, and there can be no assurance that significant costs and liabilities will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from Harken's operations, could result in substantial costs and liabilities in the future.

         Imprecise Nature of Reserve Estimates. Reserve estimates are imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of crude oil and natural gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, there can be no assurance that the information regarding reserves set forth herein will ultimately be produced.

         Competitive Factors in Oil and Gas Industry. The oil and gas industry is highly competitive in all its phases. Competition is particularly intense with respect to the acquisition of desirable producing properties and the sale of crude oil and natural gas production. Harken's competitors in oil and gas exploration, development and production include major oil companies and numerous independent oil and gas companies, and individual producers and operators. Many of Harken's competitors possess and employ financial and personnel resources substantially greater than those which are available to Harken and may, therefore, be able to pay greater amounts for desirable leases and to define, evaluate, bid for and purchase a greater number of producing prospects than the financial or personnel resources of Harken will permit.

         Regulatory Items. The production of oil and gas is subject to extensive Navajo, federal and state laws, rules, orders and regulations governing a wide variety of matters, including the drilling and spacing of wells, allowable rates of production, prevention of waste and pollution and protection of the environment. In addition to the direct costs borne in complying with such regulations, operations and revenues may be impacted to the extent that certain regulations limit oil and gas production to below economic levels. Although the particular regulations applicable in each state in which operations are conducted vary, such regulations are generally designed to ensure that oil and gas operations are carried out in a safe and efficient manner and to ensure that similarly-situated operators are provided with reasonable opportunities to produce their respective fair shares of available crude oil and natural gas reserves. However, since these regulations generally apply to all oil and gas producers, management of Harken believes that these regulations should not put Harken at a material disadvantage to other oil and gas producers.

         Certain sales, transportation, and resales of natural gas by Harken are subject to Navajo, federal and state laws and regulations, including, but not limited to, the Natural Gas Act (NGA), the NGPA and regulations promulgated by the FERC under the NGA, the NGPA and other statutes. The provisions of the NGA and NGPA, as well as the regulations thereunder, are complex, and can affect all who produce, resell, transport, purchase or consume natural gas.

         Although recent FERC transportation regulations do not directly apply to Harken because they are not engaged in rendering jurisdictional transportation services, these regulations do affect the operations of Harken by virtue of the need to deliver its gas production to markets served by interstate or intrastate pipelines. In most instances, interstate pipelines represent the only available method of accomplishing such transportation.

PROPERTIES AND LOCATIONS

         Production and Revenues. The following table shows for the periods indicated operating information attributable to Harken's oil and gas interests. The 1990 information represents ten months activity because Harken's producing oil and gas properties were transferred to HAP effective November 1, 1990. The 1993 information reflects the February 15, 1993 merger with Chuska.

                                                                 YEAR ENDED DECEMBER 31,
                                                                 -----------------------
                                            1990             1991          1992         1993          1994
                                            ----             ----          ----         ----          ----
Production:
 Oil (Bbls) . . . . . . . . . .             199,000             --           --         185,000        158,000
 Natural Gas (Mcf)  . . . . . .           1,605,000             --           --         429,000        426,000
Revenues:
 Oil  . . . . . . . . . . . . .       $   4,325,000    $        --    $      --   $   2,989,000   $  2,552,000
 Natural Gas  . . . . . . . . .           2,599,000             --           --         792,000        806,000
                                      -------------    -----------    ---------   -------------   ------------
    Total . . . . . . . . . . .       $   6,924,000    $        --    $      --   $   3,781,000   $  3,358,000
                                      =============    ===========    =========   =============   ============

Unit Prices:
 Oil (per Bbl)  . . . . . . . .       $       21.73    $        --    $      --   $       16.16   $      16.15
 Natural Gas (per Mcf)  . . . .       $        1.62    $        --    $      --   $        1.85   $       1.89
 Production costs per
  equivalent barrel . . . . . .       $        6.65    $        --    $      --   $        7.12   $       6.70
 Amortization per equivalent
  barrel  . . . . . . . . . . .       $        8.40    $        --    $      --   $        5.58   $       6.31

         Acreage and Wells. At December 31, 1994, Harken owned interests in the following oil and gas wells and acreage, primarily through HSW:

                                 GROSS WELLS          NET WELLS     DEVELOPED ACREAGE     UNDEVELOPED ACREAGE
                                 -----------          ---------     -----------------     -------------------
    STATE                      OIL        GAS       OIL      GAS      GROSS      NET       GROSS      NET
    -----                      ---        ---       ---      ---      -----      ---       -----      ---
Arizona . . . . . . .             0          6      0.00      4.20     4,475      3,133       535        375
New Mexico  . . . . .            14          0      9.87      0.00       670        469     8,630      6,041
Oklahoma  . . . . . .            10         11      0.14      0.09         --        --        --         --
Texas . . . . . . . .             6          0      0.01      0.00         --        --        --         --
Utah  . . . . . . . .            40          0     24.35      0.00    24,668      9,985   100,230     94,834
                                 --          -     -----      ----    ------      -----   -------     ------
    Total . . . . . .            70         17     34.37      4.29    29,813     13,587   109,395    101,250
                                 ==         ==     =====      ====    ======     ======   =======    =======

         Drilling Activity. The following table summarizes certain information concerning Harken's activity drilled by HAP during 1992 and by HSW and Sunfield during 1993 and 1994.


                                                          NUMBER OF WELLS DRILLED
                                                          -----------------------
                                     EXPLORATORY               DEVELOPMENTAL                  TOTAL
                                     -----------               -------------                  -----
                               PRODUCTIVE     DRILLED     PRODUCTIVE      DRILLED    PRODUCTIVE     DRILLED
                               ----------     -------     ----------      -------    ----------     -------
1992  . . . . . . . . . . . . .     0             0           2               2           2             2
1993  . . . . . . . . . . . . .     1             3           1               1           2             4
1994  . . . . . . . . . . . . .     0             0           0               1           0             1
                                    -             -           -               -           -             -
    Total . . . . . . . . . . .     1             3           3               4           4             7
                                    =             =           =               =           =             =

         A well is considered "drilled" when it is completed. A productive well is completed when permanent equipment is installed for the production of oil or gas. A dry hole is completed when it has been plugged as required and its abandonment is reported to the appropriate government agency.

         As of December 31, 1994, one well was in process of drilling and was being completed in early 1995.

EMPLOYEES

         As of December 31, 1994, Harken had 40 employees. Harken has experienced no work stoppages or strikes as a result of labor disputes and considers relations with its employees to be satisfactory. Harken maintains group life, medical, dental, surgical and hospital insurance plans for its employees.


ITEM 2. PROPERTIES

         See "Item 1. Business" for discussion of properties and locations.


ITEM 3. LEGAL PROCEEDINGS

         Harken is currently involved in various lawsuits. In Management's opinion, the determination against Harken of any of these suits would not have a material effect on Harken.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         None.



                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

PRICE RANGE OF COMMON STOCK

         Since March 18, 1991, Harken's common stock ("Common Stock") has been listed on the American Stock Exchange and traded under the symbol HEC. From August 30, 1989 through March 15, 1991, Harken's Common Stock was listed on the New York Stock Exchange and traded under the symbol HEC. On February 18, 1991, the stockholders of Harken approved an amendment to Harken's Certificate of Incorporation to reduce the par value of Harken's Common Stock from $1.00 to $0.01 per share. At December 31, 1994, there were approximately 3,545 holders of record of Common Stock.

         The following table sets forth, for the periods indicated, the reported high and low sales prices of the Common Stock on the American Stock Exchange Composite Tape after such date.

                                                                                              PRICES
                                                                                              ------
                                                                                       HIGH           LOW
                                                                                       ----           ---
1993 -- First Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . .         $   3   1/4   $  1    3/16
        Second Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . .             1 11/16          15/16
        Third Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . .             1   1/4          13/16
        Fourth Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . .             1 13/16      1
1994 -- First Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . .             1   1/2      1    1/16
        Second Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . .             1  7/16          15/16
        Third Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . .             2   3/4      1
        Fourth Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . .             2   1/4      1     5/8


DIVIDENDS

         Harken has not paid any cash dividends on the Common Stock since its organization and it is not contemplated that any cash dividends will be paid on shares of Common Stock in the foreseeable future.

         Harken's shares of Series C Cumulative Convertible Preferred Stock, par value $1.00 per share ("Series C Preferred") were to accrue a cumulative dividend of 12% per year and have a mandatory redemption feature of $10 per share, plus any accrued but unpaid dividends, beginning on June 30, 1993, and continuing annually until June 30, 1998. As of December 31, 1993 and 1994, only the 186,760 shares of Series C Preferred held by Tejas Power Corporation ("Tejas") are currently outstanding. During 1991, in connection with the issuance of 1,000 shares of Tejas preferred stock to Harken, Tejas agreed to waive certain of the provisions under the terms of the Harken Series C Preferred, including the payment of the 12% annual dividend.

ITEM 6. SELECTED FINANCIAL INFORMATION AND OTHER DATA

                                          1990(3)(4)(5)   1991(4)(5)     1992(4)        1993(4)        1994
                                          -------------   ----------     -------        -------        ----
Revenues  . . . . . . . . . . . . . . .    $ 10,749,000  $  3,191,000  $ 4,382,000   $ 6,601,000   $ 4,895,000
Income (loss) from continuing
 operations . . . . . . . . . . . . . .    $ (5,212,000) $ (4,413,000) $   661,000   $(1,797,000)  $(8,211,000)
Income (loss) from discontinued
 operations(5)  . . . . . . . . . . . .    $(35,976,000) $(11,190,000) $  (328,000)  $(3,697,000)  $  (223,000)
Extraordinary item  . . . . . . . . . .    $         --  $         --  $   172,000   $        --   $        --
Net income (loss) . . . . . . . . . . .    $(41,188,000) $(15,603,000) $   505,000   $(5,494,000)  $(8,434,000)
Net income (loss) per common share:
 Income (loss) from continuing
  operations  . . . . . . . . . . . . .    $      (0.27) $      (0.12)        0.01   $     (0.03)  $     (0.14)
 Discontinued operations(5) . . . . . .           (1.11)        (0.26)       (0.01)        (0.06)        (0.00)
 Extraordinary item . . . . . . . . . .              --            --         0.00            --            --
                                           ------------  ------------  -----------   -----------   -----------
 Net income (loss)  . . . . . . . . . .    $      (1.38) $      (0.38) $      0.00   $     (0.09)  $     (0.14)
                                           ============  ============  ===========   ===========    ==========
Current assets  . . . . . . . . . . . .    $ 94,038,000  $ 15,560,000  $13,911,000   $ 7,677,000   $ 6,840,000
Current liabilities . . . . . . . . . .    $101,094,000  $ 15,122,000  $10,201,000   $ 6,533,000   $ 5,133,000
                                           ------------  ------------  -----------   -----------   -----------
Working capital (deficit) . . . . . . .    $ (7,056,000) $    438,000  $ 3,710,000   $ 1,144,000   $ 1,707,000
                                           ============  ============  ===========   ===========    ==========
Working capital (deficit) from
 continuing operations  . . . . . . . .    $    328,000  $    438,000  $ 3,710,000   $ 1,144,000   $ 1,707,000
Total assets  . . . . . . . . . . . . .    $260,607,000  $ 37,664,000  $34,872,000   $37,731,000   $28,960,000
Long-term obligations:
 Long-term debt and other
  liabilities . . . . . . . . . . . . .    $    302,000  $  1,276,000  $        --   $        --   $        --
 Notes payable to related parties . . .    $  4,761,000  $    253,000  $        --   $        --   $        --
 Redeemable preferred stock(2)  . . . .    $ 30,000,000  $  9,000,000  $ 1,868,000   $ 1,868,000   $ 1,868,000
                                           ------------  ------------  -----------   -----------   -----------
    Total . . . . . . . . . . . . . . .    $ 35,063,000  $ 10,529,000  $ 1,868,000   $ 1,868,000   $ 1,868,000
                                           ============  ============  ===========   ===========   ===========
Stockholders' equity  . . . . . . . . .    $  3,000,000  $ 11,499,000  $20,316,000   $28,963,000   $21,959,000
Redeemable preferred stock outstanding        3,000,000       900,000      186,760       186,760       186,760
Weighted average common stock
 outstanding  . . . . . . . . . . . . .      32,533,137    42,519,373   45,752,936    58,392,901    59,722,853
Proved reserves at end of year(1):
 Bbls of oil  . . . . . . . . . . . . .              --            --           --     1,035,000     1,521,000
 Mcf of gas . . . . . . . . . . . . . .              --            --           --     4,970,000     7,148,000
 Future net revenues  . . . . . . . . .    $         --  $         --  $        --   $13,707,000   $20,178,000
 Present value (discounted at 10%
  per year) . . . . . . . . . . . . . .    $         --  $         --  $        --   $ 8,230,000   $11,712,000

- ---------------
(1) These estimated reserve quantities, future net revenues and present value figures are related solely to proved reserves. No consideration has been given to probable or possible reserves. Oil and gas prices were held constant except where future price increases were fixed and determinable under existing contracts and government regulations. Operating costs were held constant. Harken's share of an equity method investee's proved oil and gas reserves are not reflected in these amounts. Effective November 1, 1990, Harken transferred its oil and gas properties to a newly-formed limited partnership. In addition, effective February 15, 1993, Harken consummated a merger whereby Chuska Resources Corporation ("Chuska") became a wholly-owned subsidiary of Harken. The 1993 and 1994 amounts reflect primarily the proved reserve quantities and future net revenues of Chuska. (See "Notes to Consolidated Financial Statements, Notes 3 and 14 -- Acquisitions and Oil and Gas Disclosures" contained in Part II, Item 8.)

(2) See "Notes to Consolidated Financial Statements, Note 9 -- Redeemable Preferred Stock" contained in Part II, Item 8, for a discussion of Harken Series C Preferred Stock.

(3) Revenues and Total Assets amounts in 1990 reflect the last year prior to the formation of Harken Anadarko Partners, L.P. whereby Harken transferred its domestic oil and gas property interests to the limited partnership effective November 1, 1990. As a result, Harken did not reflect direct oil and gas operating revenues, expenses or depreciation and amortization from these properties in its statements of operations after 1990.

(4) Financial information for these periods has been restated to present the operations of Harken's well servicing and contract drilling operations as discontinued operations. See "Notes to Consolidated Financial Statements, Note 2--Discontinued Operations" contained in
         Part II, Item 8, for a discussion of its discontinued contract drilling and well service segment.

(5) Pursuant to a plan of reorganization, Harken completed a rights offering and related exchange transactions on April 30, 1991. These transactions resulted in a discontinuance of Harken's refined products marketing and natural gas gathering and marketing operations. Discontinued operations for 1990 and 1991 includes losses of $32,884,000 and $2,997,000, respectively, from Harken's discontinued refined products marketing and natural gas gathering and marketing operations.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                             RESULTS OF OPERATIONS

         The following table presents certain data for Harken's continuing operations for the years ended December 31, 1992, 1993 and 1994. A discussion follows of certain significant factors which have affected Harken's operating results during such periods. This discussion should be read in conjunction with Harken's Consolidated Financial Statements and related footnotes contained in
Part II, Item 8.

                                                                            YEAR ENDED DECEMBER 31,
                                                                            -----------------------
                                                                    1992             1993             1994
                                                                    ----             ----             ----
EXPLORATION AND PRODUCTION OPERATIONS(1)
- ----------------------------------------

 Revenues
  Oil sales revenues  . . . . . . . . . . . . . . . . .       $         --     $  2,989,000     $  2,552,000
     Oil volumes in barrels . . . . . . . . . . . . . .                 --          185,000          158,000
     Oil price per barrel . . . . . . . . . . . . . . .       $         --     $      16.16     $      16.15
  Gas sales revenues  . . . . . . . . . . . . . . . . .       $         --     $    792,000     $    806,000
     Gas volumes in mcf . . . . . . . . . . . . . . . .                 --          429,000          426,000
     Gas price per mcf  . . . . . . . . . . . . . . . .       $         --     $       1.85     $       1.89
 Gas plant revenues . . . . . . . . . . . . . . . . . .       $         --     $  1,189,000     $    798,000
 Gain on sale of partnership interest   . . . . . . . .       $  1,449,000     $         --     $         --
Management fee income   . . . . . . . . . . . . . . . .       $  1,110,000     $    300,000     $         --

OTHER REVENUES
- --------------
 Interest income  . . . . . . . . . . . . . . . . . . .       $    822,000     $    225,000     $    147,000
 Other income   . . . . . . . . . . . . . . . . . . . .       $  1,001,000     $  1,106,000     $    592,000

- ---------------
(1) Effective February 15, 1993, Harken consummated a merger whereby Chuska Resources Corporation ("Chuska") became a wholly-owned subsidiary of Harken.

OVERVIEW

         Harken reported a net loss from continuing operations for the year ended December 31, 1994, of $8,211,000 primarily due to a reduction in Harken's carrying value in its investment in E-Z Serve Series C Preferred and related accrued dividends by approximately $5.8 million due to a permanent decline in value as indicated by efforts of Harken management to sell the investment in early 1995. Despite production declines on existing wells and the lack of new production from drilling activities, Harken did bolster its oil and gas reserve and revenue base through the additional acquisition of approximately 20% of the CHAP Venture during the last half of 1994. Total gross revenues from oil and gas operations totalled $4,156,000 with a gross profit before depreciation and amortization and general and administrative expenses of $2,621,000. International exploration activities continued progressing, particularly in Colombia, where Harken spudded its first Alcaravan Contract well in early February 1995, committed to drill a well on its Bocachico Contract area, and signed its third Association Contract, the Playero Contract. In addition, Harken completed the reprocessing of approximately 500 kilometers of seismic data in Bahrain in 1994.

         Harken reported a net loss from continuing operations for the year ended December 31, 1993, of $1,797,000. Effective February 15, 1993, Harken consummated a merger pursuant to which Chuska Resources Corporation ("Chuska") became a wholly-owned subsidiary of Harken. As a result of the merger with Chuska, Harken began reflecting oil and gas sales revenues and related operating expenses and depreciation and amortization in 1993. Harken's exploration and production operations generated gross revenues of $5,505,000 and gross profit before depreciation and amortization and general and administrative expenses totalled $3,680,000 during 1993, primarily generated from the Chuska acquisition. International exploration efforts continued in 1993, particularly in Bahrain and Colombia. Harken completed its first year work commitment in Colombia for the Alcaravan Association Contract and also entered into a second Association Contract in January 1994 for the Bocachico area of Colombia in the Middle Magdelena Basin. Contributing to the loss from continuing operations was the expensing of a total of $551,000 of accrued interest related to certain non-recourse notes receivable from certain current and former employees, officers and directors.

         Harken reported net income from continuing operations for the year ended December 31, 1992, of $661,000. In December 1992, Harken entered into a Purchase and Sale Agreement pursuant to which Harken sold its 12% general partner's interest in its managed limited partnership, Harken Anadarko Partners, L.P. ("HAP"), for cash of $2,650,000. The transaction resulted in Harken recognizing a gain on the sale of $1,449,000 during December 1992. As a result of this gain, operating profit for Harken's exploration and production operations was $2,872,000 during 1992. Harken's international operations continued to be very active during 1992. Despite announcing in February 1993 that the second well drilled in Bahrain, the Muharraq No. 1, had been plugged and abandoned, Harken's other international efforts during 1992 resulted in significant opportunities. During the third quarter of 1992, Harken entered into an Association Contract to conduct a seismic and exploratory drilling program in the Alcaravan area of Colombia.

EXPLORATION AND PRODUCTION OPERATIONS

         Gross oil and gas sales revenues during 1993 and 1994 reflect the operations of HSW, which consists primarily of the production of oil and gas reserves in the Aneth Field and Blanding Sub-Basin portions of the Paradox Basin in Utah, Arizona and New Mexico, primarily on the Navajo Indian

Reservation. Such operations are conducted through HSW's interests in the CHAP Venture, Greater Blanding venture and Central Blanding venture. Gross oil revenues reflect the overall weak demand experienced by the industry, resulting in low oil pricing, particularly during the fourth quarter of 1993 and early 1994. Oil revenues decreased during 1994 as compared to 1993 due to the normal production decline of existing wells and the lack of new production due to delays in plans for additional drilling during 1994. Revenues from gas sales totalled $806,000 during 1994 compared to $792,000 during 1993 and were enhanced by production from a new successful gas well drilled in mid-1993 in the Black Rock Field in Arizona. Harken drilled four wells during 1993 and is largely dependent on future drilling success to offset the production declines typically experienced in the region. Harken has begun its drilling program of additional wells beginning in December 1994 on acreage it holds in the Paradox Basin area, with one productive well being completed in February 1995. Harken also recognizes gas plant revenues, primarily from HSW's plant owner interest in the Aneth Plant which serves many of the Utah properties. Gas plant revenues decreased to $798,000 during 1994 compared to $1,189,000 during 1993 due to an annual redetermination whereby HSW's interest in the Aneth Plant was reduced based on each owner's throughput volume.

         Oil and gas operating expenses consist of lease operating expenses and gas plant expenses, along with a number of production and reserve-based taxes, including Utah severance, conservation, and property taxes and Navajo severance and possessory interest taxes.

         In December 1992, Harken, through a subsidiary, entered into a Purchase and Sale Agreement ("the HAP Sale Agreement") pursuant to which Harken sold its 12% general partner's interest in HAP to an affiliate of a major stockholder who served as sole limited partner. The closing of the Agreement was completed on December 30, 1992. Pursuant to the HAP Sale Agreement, Harken was paid consideration in cash of $2,650,000 for the sale of this partnership interest and certain contract rights associated therewith. The transaction resulted in Harken recognizing a gain of $1,449,000 during December 1992.

         Under the terms of the HAP Sale Agreement, Harken continued to manage the oil and gas property interests of HAP and operate certain partnership properties. Harken was paid a management fee of $50,000 per month to manage the HAP interest in such properties in addition to the fees it received for serving as operator of the properties pursuant to applicable joint operating agreements. During the second quarter of 1993, HAP sold its interests in all oil and gas properties operated by Harken and Harken ceased to manage the partnership. As a result of the above transactions, Harken earned only $300,000 in management fees during 1993 compared to $1,110,000 during 1992.

         In addition to the above operations, Harken earned certain fees from leasing company owned compressors to certain properties it operated, as well as receiving prospect fees from the sale of Harken prospects to HAP, as provided for in the HAP partnership agreement.

DISCONTINUED WELL SERVICING AND CONTRACT DRILLING OPERATIONS

         Harken's well servicing revenues totalled $1,053,000 in 1994 compared to $2,074,000 in 1993 and $2,048,000 in 1992. Supreme generated its revenue from the operations of up to 10 well service rigs and 2 swab rigs. Well servicing operating expenses, which consist principally of contract labor and supplies, have totalled $770,000 in 1994, $936,000 in 1993 and $947,000 in
1992. In May 1994, Harken announced that it discontinued its well servicing operations, and has reflected the activities of its well servicing and contract drilling segment as discontinued operations in the accompanying financial statements.

         In January 1994, Harken made the decision to liquidate its remaining drilling rigs and related assets and apply the proceeds primarily to its international exploration efforts, specifically in Colombia and Bahrain. As a result of this decision, Harken recognized a non-cash charge of $3.1 million during the fourth quarter of 1993.

INTEREST AND OTHER INCOME

         Interest and other income decreased in 1994 from 1993, and in 1993 from 1992, primarily due to the release of the E-Z Serve 12% subordinated debenture in April 1993 and due to lower investment and cash balances, and generally lower investment yields available during each of these years. In addition, during 1993 Harken reflected a decrease in compressor rental and prospect fees discussed above, due to the reduction in HAP's operations.

OTHER COSTS AND EXPENSES

         General and administrative expenses remained fairly level during 1994 compared to 1993, as the loss of Harken's operator overhead fees and other operator cost reimbursements related to the HAP properties were offset by the effect of general and administrative cost reductions during 1993 and 1994. General and administrative expenses during 1993 were net of approximately $903,000 of such operator overhead fees and other operator cost reimbursements, compared to only $198,000 during 1994, with the decrease caused by the above mentioned sale by HAP of all remaining oil and gas properties operated by Harken. Harken accounts for operator fees and reimbursements as a reduction to general and administrative expenses in its statements of operations.

         General and administrative expenses increased by approximately $972,000 during 1993 as compared to 1992 primarily as a result of the increased administrative costs added as a result of the merger with Chuska. General and administrative expenses for 1993 includes costs related to certain offices of Chuska that have since been closed in an effort to reduce costs and improve efficiency. Harken has also taken efforts throughout 1993 to reduce total personnel with the objective of eliminating duplicative administrative and operational functions. In addition, as discussed above, Harken's operator overhead fees and other operator cost reimbursements which are netted against general and administrative expenses decreased by approximately $998,000 due to the reduction in properties operated by Harken.

         Depreciation and amortization decreased during 1994 as compared to 1993 due to the sale or full depreciation of certain non-oil and gas property assets. Depreciation and amortization increased by approximately $1,617,000 during 1993 as compared to 1992 due to the merger with Chuska, primarily due to the approximately $1,433,000 in depreciation, depletion and amortization calculated on HSW's oil and gas properties. Such calculation is made on a unit of production basis in accordance with the full cost method of accounting for oil and gas properties.

         Provision for asset impairments increased to approximately $6,361,000 during 1994 due primarily to the decision to reduce Harken's investment in E-Z Serve Series C Preferred and related accrued dividends by $5,831,000 to realizable value, in light of efforts by Harken management to sell such investment in early 1995. Provision for asset impairments during 1993 includes a total of $551,000 of accrued interest which was expensed related to certain non-recourse notes receivable from certain current and former employees, officers and directors. Provision for asset impairments totalled $726,000 during 1993 compared to $52,000 in 1992.

                        LIQUIDITY AND CAPITAL RESOURCES

         During the year ended December 31, 1994, Harken's working capital increased approximately $.6 million, primarily due to the decision by management to market its E-Z Serve Series C Preferred stock in 1995. Cash and temporary investments decreased approximately $471,000 although cash of approximately $2 million was obtained from the sale of certain non-strategic assets. This reduction was caused by cash used for operating activities of $510,000 and net capital expenditures of approximately $2 million. The improvement in cash provided from operations was due to reductions of personnel and offices during 1994 further centralizing the Chuska operations into Harken.

         During the year ended December 31, 1993, Harken's working capital decreased approximately $2.6 million, primarily due to the accrual of certain liabilities totalling approximately $2.9 million associated with Chuska's operations and due to capital expenditures during 1993. Cash and temporary investments decreased by $7.0 million despite the $2.6 million of cash balances that were acquired from the merger with Chuska. Such cash usage was caused by cash used by operating activities of $3.9 million, $4.1 million of net capital expenditures and $1.6 million of repayments of debt. The cash used by operating activities was primarily caused by the payment of approximately $2.1 million of operator suspended revenues primarily related to amounts which were appropriately released upon the sale of operated properties by Harken's managed limited partnership, HAP. Since the acquisition of Chuska, Harken has closed three of Chuska's offices and taken steps to appropriately reduce personnel as part of the effort to reduce administrative expenditures and absorb Chuska's operations into Harken.

         During 1992, total proceeds from sales of assets of approximately $4.7 million plus $211,000 from net common stock proceeds funded approximately $5.3 million of cash utilized by operating activities, approximately $1.3 million of capital expenditures and $517,000 of total debt payments, resulting in a net decrease in cash of approximately $2.2 million during the year.

          In October 1994, Harken acquired additional joint venture interests in CHAP which resulted in Harken increasing its ownership in the Reservation reserves, exploration acreage, development drilling locations and the Aneth Gas Plant. The acquisition of the sellers' interest raises Harken's total interest in CHAP from 50% to approximately 70% and increased Harken's share of daily production by approximately 40% over its previous interest. As consideration for this acquisition, Harken issued an aggregate total of 960,000 shares of restricted Harken common stock to the sellers, assumed certain liabilities of the sellers relating to the properties, and the sellers in turn retained responsibility for certain contingent operational and environmental liabilities related to the properties as well as certain distributions made by CHAP prior to the actual date of closing.

         In November 1994, Harken announced the signing of a Merger Agreement with Search Exploration Company ("Search"). Search is primarily engaged in the domestic exploration for, and development and production of oil and gas reserves. Pursuant to the Merger Agreement, upon the consummation of the Merger, (a) each outstanding share of Search common stock will be converted into the right to receive that number of shares of Harken common stock determined by dividing $0.8099 by the average of the closing sales price of a share of Harken common stock on the American Stock Exchange over the 30 days immediately preceding the date that is five trading days prior to the consummation of the merger, subject to certain restrictions ("the Average Trading Price"); (b) each outstanding share of Search Series 1993 Redeemable Preferred Stock will be converted into the right to receive that number of shares of Harken common stock determined by dividing $1.00 by the Average Trading Price and (c) certain promissory notes to be issued by Search will, by their terms, be converted into the right to receive that number of shares of Harken common stock determined by dividing the principal amount of each note by the Average Trading Price. In addition, the holders of Search common stock, certain notes and overriding royalty interests in certain properties of Search will receive a non-transferable right to receive additional shares in the future, if any, of Harken common stock or, under certain circumstances, cash, based upon the increase that may subsequently be realized in the value of a group of undeveloped leases and properties of Search. Under the terms of the Merger Agreement, certain contingencies must be satisfied by Search prior to closing, unless waived by Harken. Upon closing, the merger with Search would be accounted for under the purchase method of accounting.

         Upon completion of the merger of Search, Harken plans to use cash flow generated by Search oil and gas properties to fund capital requirements of certain prospects in which Search has retained a working interest. Most of such prospects have been farmed-out to other industry partners thereby requiring such partners to pay for such initial drilling costs under various contractual arrangements.

         Harken has taken steps to appropriately reduce overhead costs and capital expenditures will be incurred only to the extent that cash flow from operations or additional financing sources are available. Harken believes that cash flow from operations will be sufficient to meet its operating cash requirements in 1995. Harken plans to supplement such cash with proceeds from a potential sale of its investment in E-Z Serve Series C Preferred in early 1995. Amounts required to fund international activities, including Colombia and Bahrain, as well as domestic drilling costs and other capital expenditures will be funded from existing cash balances, sales of assets, operating cash flows and industry partners. Harken includes in cash and temporary investments certain balances which are restricted to use for specific project expenditures, collateral or for distribution to outside interest owners and are not available for general working capital purposes. Such restricted cash amounts totalled approximately $1,391,000 and $1,063,000 at December 31, 1993 and 1994,
respectively.

         Colombian Operations-Alcaravan Contract -- During the third quarter of 1992, Harken, through a subsidiary, Harken de Colombia, Ltd., was awarded the exclusive right to explore for, develop and produce oil and gas throughout approximately 350,000 acres within the Alcaravan area ("Alcaravan") of Colombia. Alcaravan is located in Colombia's Llanos Basin and is located approximately 140 miles east of Santafe De Bogota. Harken and Empresa Colombiana de Petroleos ("Ecopetrol") have entered into an Association Contract ("Alcaravan Contract") which requires Harken to conduct a seismic and exploratory drilling program in the Alcaravan area ("work program") over the initial six years. At the end of each of the six years in the work program, Harken has the option to withdraw from the Alcaravan Contract or to commit to the next year's work requirements. If Harken makes a commercial discovery of oil and/or gas which is approved by Ecopetrol, the standard terms of the Alcaravan Contract will apply. Such terms provide for Ecopetrol to reimburse Harken for 50% of its successful well costs expended up to the point of commercial discovery and to receive a 20% royalty interest and for both Ecopetrol and Harken to each have a 50% working interest. The term of the Alcaravan Contract will extend twenty-two years from the date of any commercial discovery of oil and/or gas. Harken reprocessed in excess of 200 kilometers of seismic data on the Alcaravan area and completed the acquisition of 52 kilometers of new seismic data over prospective areas in mid-February 1994. Harken also plans to acquire approximately 26 kilometers of additional seismic data on the Alcaravan Contract area in February 1995.

         In September 1994, Harken announced that Huffco Group, Inc. ("Huffco") of Houston, Texas joined Harken in the drilling of its first exploratory well under the Alcaravan Contract. Under the terms of this joint venture agreement, which was approved by Ecopetrol, Harken serves as operator and retains a 50% interest in the well. The well, the Alcaravan #1, was spudded in early February 1995 and will be drilled to a projected depth of 10,500 feet to test for commercial quantities of oil in the oil prone zones prevalent in the Llanos Basin; the Carbonera, Mirador, Guadalupe and the basal Cretaceous formations.

         Bocachico Contract -- In January 1994, Harken announced that Harken de Colombia, Ltd. had signed its second Association Contract ("Bocachico Contract") with Ecopetrol, covering the Bocachico contract area. Under the Bocachico Contract, Harken has acquired the exclusive rights to conduct exploration activities and drilling on this area, which covers approximately 192,000 acres in the middle Magdelena Valley of Central Colombia.

         During the first year of the Bocachico Contract, Harken is conducting seismic activities on the land covered by this contract including reprocessing of at least 250 kilometers of existing seismic data and the acquisition of at least 35 kilometers of new seismic data. During each of the 2nd through the 6th contract years Harken may elect to continue the contract by committing to the drilling of at least one well during each contract year. During this initial six year term, called the Exploration Period under the Bocachico Contract, if Harken has discovered the existence of commercial production in the Bocachico Contract area, the Bocachico Contract will be further extended for a period of 22 years from the date of any commercial discovery of oil and/or gas. If Harken makes a commercial discovery of oil and/or gas which is approved by Ecopetrol, the standard terms of the Bocachico Contract will apply. Such terms provide for Ecopetrol to reimburse Harken for 50% of its successful well costs expended up to the point of commercial discovery and to receive a 20% royalty interest and for both Ecopetrol and Harken to each have a 50% working interest.

         In addition to reprocessing and acquiring seismic data during the first contract year of the Bocachico Contract, Harken has evaluated seismic data and has completed an engineering feasibility study to evaluate the potential for recovering existing oil reserves in the Rio Negro area, which is located in the northern portion of the Bocachico Contract area. Three wells were drilled, produced and subsequently abandoned by another contractor approximately 30 years ago in this area. These wells have provided information and data including production rates, well logs and pressure tests. This well data has been utilized by Harken in such studies to evaluate the feasibility of
applying modern production and recovery techniques in this area.   Harken will
also acquire a minimum of 35 kilometers of seismic data on the Bocachico Contract area in early 1995.

         On January 19, 1995, after completing the engineering feasibility study, Harken notified Ecopetrol of Harken's commitment to drill a well under the Bocachico Contract, and thereby extended the contract into its second year. Harken currently anticipates that a well site will be selected and drilling will commence by mid-1995.

         Playero Contract -- In December 1994, Harken announced that Harken de Colombia, Ltd. had signed its third Association Contract ("Playero Contract") with Ecopetrol, covering the Playero contract area. Under the Playero Contract, Harken has acquired the exclusive rights to conduct exploration activities and drilling on this area, which covers approximately 10,000 acres in the Llanos Basin of Colombia, contiguous to Harken's Alcaravan Contract area.

         During the first year of the Playero Contract, Harken will acquire at least 12 kilometers of new seismic data in the Playero Contract area. During each of the 2nd through the 6th contract years, Harken may elect to continue the contract by committing to the drilling of at least one well during each contract year. During this initial six year term, called the Exploration Period under the Playero Contract, if Harken has discovered the existence of commercial production in the Playero Contract area, the Playero Contract will be further extended for a period of 22 years from the date of termination of the Exploration Period with a total term not to exceed 28 years. If Harken makes a commercial discovery of oil and/or gas which is approved by Ecopetrol, the standard terms of the Playero Contract will apply. The Playero Contract was granted by Ecopetrol under a new form of Association Contract which has modified various standard terms from the previous form of Association Contract which was used on the Alcaravan and Bocachico Contracts. Such terms provide for Ecopetrol to reimburse Harken for 50% of its successful well costs expended up to the point of a commercial discovery and to receive a 20% royalty interest. Although both Ecopetrol and Harken each would have a 50% working interest, production net of royalty would be allocated 50% to each party until accumulated production from the Playero Contract area reaches a cumulative total of 60 million barrels of oil. After that cumulative production level is achieved, production net of royalty is allocated at rates to Harken from 50% to 25% based upon the relative profitability of the project with Ecopetrol receiving the remaining complementary 50% to 75% of such additional production.

         Bahrain Operations -- In January 1990, Harken, through its wholly-owned subsidiary, Harken Bahrain Oil Company ("HBOC"), entered into a production sharing agreement with the Bahrain National Oil Company ("BANOCO") which gave it the exclusive right to explore for, develop and produce oil and gas throughout most of Bahrain's Arabian Gulf offshore territories. Subject to the discovery and development of oil and/or gas, the contract has a term of thirty-five years. Under the original terms of the agreement, as amended, Harken was to drill an exploratory well to test the Permian Khuff formation within 2 1/2 years and drill a total of four wells by 1995 to earn all of its acreage rights.

         In July 1990, Harken entered into a joint venture arrangement with a joint venture partner, Bass Enterprises Production Company ("BEPCO"), in which BEPCO committed to provide the funding for the first well and at least two subsequent wells. On April 8, 1993, HBOC and BEPCO entered into an agreement whereby BEPCO was released and discharged from any future drilling obligations related to HBOC's production sharing agreement, and the joint venture agreement between HBOC and BEPCO was terminated. As part of this agreement, BEPCO paid to HBOC approximately $2,000,000 plus other considerations, which represented the negotiated amount for BEPCO's remaining obligation for future costs to be incurred in Bahrain. This settlement amount was recorded as deferred revenue by Harken and is reduced by ongoing investment expenditures related to Bahrain.

         The initial exploratory well under the production sharing agreement was drilled on the Jarim Reef, which began drilling November 1991. In March 1992, after drilling was completed, HBOC announced that the Jarim No. 2 well was not productive of either oil or gas and was abandoned. On December 28, 1992, Harken commenced the drilling of its second exploratory well, the Muharraq No. 1, in Bahrain. In February 1993, Harken announced that the Muharraq No. 1 well had no shows of oil or gas and was plugged and abandoned. Further, under the terms of the production sharing agreement, HBOC allowed its exploration and drilling rights on approximately 10% of the acreage covered by the production sharing agreement to expire, effective February 13, 1993. HBOC allowed an additional portion of the acreage covered by the production sharing agreement to expire effective August 29, 1993.

         In May 1994, Harken announced a new seismic reprocessing program covering 500 kilometers of seismic lines in the vicinity of the Jarim Reef. At present Harken holds approximately 500,000 acres under its production sharing agreement. Unless commercial production is found, or an extension to the production sharing agreement is obtained, this acreage expires in July 1995.
In January 1995, Harken completed its reprocessing of approximately 500 kilometers of seismic data and has reviewed the results of that work with BANOCO. Unless Harken obtains a joint venture partner, Harken will not proceed to either acquire additional seismic data or drill another well. If a joint venturer is located, it will be necessary to obtain an extension of one year or more from July 1995 to complete work necessary with a joint venturer.

         Other -- The exploration, development and production of oil and gas are subject to various Navajo, federal and state laws and regulations designed to protect the environment. Compliance with these regulations is part of Harken's day-to-day operating procedures. Infrequently, accidental discharge of such materials as oil, natural gas or drilling fluids can occur and such accidents can require material expenditures to correct. Harken maintains levels of insurance customary in the industry to limit its financial exposure. Management is unaware of any material capital expenditures required for environmental control during the next fiscal year.

         Harken has accrued approximately $1,260,000 at December 31, 1994 relating to other operational or regulatory liabilities related primarily to Chuska's operations. Harken and its subsidiaries currently are involved in various lawsuits and other contingencies, including the guarantee of certain lease obligations, which in management's opinion, will not result in significant loss exposure to Harken.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

          The following financial statements appear on pages 26 through 52 in this report.

                                                                                                       PAGE
                                                                                                       ----
Report of Independent Public Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     26
Consolidated Balance Sheets --
 December 31, 1993 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
Consolidated Statements of Operations --
 Years ended December 31, 1992,
 1993 and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
Consolidated Statements of
 Stockholders' Equity -- Years ended
 December 31, 1992, 1993 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     29
Consolidated Statements of Cash
 Flows -- Years ended December 31,
 1992, 1993 and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30
Notes to Consolidated Financial
 Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Stockholders and Board of Directors of Harken Energy Corporation:



         We have audited the accompanying consolidated balance sheets of Harken Energy Corporation (a Delaware corporation) and subsidiaries as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harken Energy Corporation and subsidiaries as of December 31, 1993 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.




                                             ARTHUR ANDERSEN LLP



Dallas, Texas,
    February 10, 1995

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                        DECEMBER 31,
                                                                             ------------------------------
                                                                                  1993              1994
                                                                                  ----              ----
                                                           ASSETS
Current Assets:
 Cash and temporary investments . . . . . . . . . . . . . . . . . . . .      $    3,299,000   $   2,828,000
 Accounts receivable, net . . . . . . . . . . . . . . . . . . . . . . .           1,022,000         543,000
 Amounts receivable from former subsidiaries  . . . . . . . . . . . . .           1,081,000              --
 Assets of discontinued operations held for resale  . . . . . . . . . .           1,775,000              --
 Investment in former subsidiary held for resale  . . . . . . . . . . .                  --       2,898,000
 Prepaid expenses and other current assets  . . . . . . . . . . . . . .             500,000         571,000
                                                                             --------------   -------------
   Total Current Assets . . . . . . . . . . . . . . . . . . . . . . . .           7,677,000       6,840,000

Property and Equipment:
Oil and gas properties, using the full cost of method of accounting-
   Evaluated  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           9,664,000      13,944,000
   Unevaluated  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8,004,000       7,446,000
   Gas plants and other property  . . . . . . . . . . . . . . . . . . .           6,994,000       6,646,000
   Less accumulated depreciation and amortization . . . . . . . . . . .          (5,834,000)     (7,859,000)
                                                                             --------------   -------------
   Total Property and Equipment, net  . . . . . . . . . . . . . . . . .          18,828,000      20,177,000

Investments in Former Subsidiaries  . . . . . . . . . . . . . . . . . .           9,218,000       1,219,000
Notes Receivable from Related Parties, including interest . . . . . . .             701,000         474,000
Other Assets, net . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,307,000         250,000
                                                                             --------------   -------------
                                                                             $   37,731,000   $  28,960,000
                                                                             ==============   =============

                                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
 Trade payables . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $      339,000   $     492,000
 Accrued liabilities and other  . . . . . . . . . . . . . . . . . . . .           4,840,000       2,464,000
 Revenues and royalties payable . . . . . . . . . . . . . . . . . . . .           1,354,000       1,277,000
 Notes payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  --         900,000
                                                                             --------------   -------------
   Total Current Liabilities  . . . . . . . . . . . . . . . . . . . . .           6,533,000       5,133,000

Commitments and Contingencies (Note 15)
Deferred Revenue, net of current portion  . . . . . . . . . . . . . . .             367,000              --
Redeemable Preferred Stock  . . . . . . . . . . . . . . . . . . . . . .           1,868,000       1,868,000

Stockholders' Equity:
 Common stock, $0.01 par value; authorized 100,000,000 shares;
  issued 65,466,508 and 66,426,508 shares, respectively . . . . . . . .             654,000         664,000
 Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . .         131,052,000     132,572,000
 Retained deficit . . . . . . . . . . . . . . . . . . . . . . . . . . .         (81,986,000)    (90,520,000)
 Treasury stock, 5,983,655 shares held  . . . . . . . . . . . . . . . .         (20,757,000)    (20,757,000)
                                                                             ---------------  --------------
   Total Stockholders' Equity . . . . . . . . . . . . . . . . . . . . .          28,963,000      21,959,000
                                                                             --------------   -------------
                                                                             $   37,731,000   $  28,960,000
                                                                             ==============   =============

        The accompanying Notes to Consolidated Financial Statements are an integral part of these Statements

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              YEAR ENDED DECEMBER 31,
                                                                              -----------------------
                                                                         1992          1993            1994
                                                                         ----          ----            ----
Revenues:
 Oil and gas operations . . . . . . . . . . . . . . . . . .       $          --    $   4,970,000  $  4,156,000
 Management fee income  . . . . . . . . . . . . . . . . . .           1,110,000          300,000            --
 Gain on sale of partnership investment . . . . . . . . . .           1,449,000               --            --
 Interest and other income  . . . . . . . . . . . . . . . .           1,823,000        1,331,000       739,000
                                                                  -------------    -------------  ------------
                                                                      4,382,000        6,601,000     4,895,000
                                                                  -------------    -------------  ------------
Costs and Expenses:
  Oil and gas operating expenses  . . . . . . . . . . . . .                  --        1,825,000     1,535,000
  General and administrative expenses, net  . . . . . . . .           2,207,000        3,179,000     3,132,000
  Depreciation and amortization . . . . . . . . . . . . . .             954,000        2,571,000     1,993,000
  Provision for asset impairments . . . . . . . . . . . . .              52,000          726,000     6,361,000
  Interest expense and other  . . . . . . . . . . . . . . .             167,000           97,000        85,000
                                                                  -------------    -------------  ------------
                                                                      3,380,000        8,398,000    13,106,000
                                                                  -------------    -------------  ------------
   Income (loss) from continuing operations before
    income taxes  . . . . . . . . . . . . . . . . . . . . .           1,002,000       (1,797,000)   (8,211,000)

Income tax expense  . . . . . . . . . . . . . . . . . . . .             341,000               --            --
                                                                  -------------    -------------  ------------

   Income (loss) from continuing operations . . . . . . . .             661,000       (1,797,000)   (8,211,000)

Discontinued Operations (Note 2):
 Loss from operations of discontinued well servicing
  and contract drilling segment  (including income tax
  benefit of $169,000 in 1992)  . . . . . . . . . . . . . .            (328,000)      (3,697,000)     (223,000)
                                                                  -------------    -------------  ------------
   Net income (loss) before extraordinary item  . . . . . .             333,000       (5,494,000)   (8,434,000)
                                                                  -------------    -------------  ------------

Extraordinary item-reduction in income taxes resulting
 from utilization of net operating loss carryforwards . . .             172,000               --            --
                                                                  -------------    -------------  ------------
   Net income (loss)  . . . . . . . . . . . . . . . . . . .       $     505,000    $  (5,494,000) $ (8,434,000)
                                                                  =============    =============  ============

Loss attributable to common stock:
 Net income (loss)  . . . . . . . . . . . . . . . . . . . .       $     505,000    $  (5,494,000) $ (8,434,000)
 Less preferred stock dividends . . . . . . . . . . . . . .            (360,000)              --            --
                                                                  -------------    -------------  ------------
   Earnings (loss) attributable to common stock . . . . . .       $     145,000    $  (5,494,000) $ (8,434,000)
                                                                  =============    =============  ============

Income (loss) per common share:
 Continuing operations  . . . . . . . . . . . . . . . . . .       $        0.01    $       (0.03) $      (0.14)
 Discontinued operations  . . . . . . . . . . . . . . . . .               (0.01)           (0.06)        (0.00)
 Extraordinary item . . . . . . . . . . . . . . . . . . . .                0.00               --            --
                                                                  -------------    -------------  ------------
 Net income (loss)  . . . . . . . . . . . . . . . . . . . .       $        0.00    $       (0.09) $      (0.14)
                                                                  =============    =============  ============
Weighted average shares outstanding . . . . . . . . . . . .          45,752,936       58,392,901    59,722,853
                                                                  =============    =============  ============



        The accompanying Notes to Consolidated Financial Statements are an integral part of these Statements.

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY





                                                               ADDITIONAL              RETAINED
                                             COMMON STOCK    PAID-IN CAPITAL            DEFICIT      TREASURY STOCK
                                             ------------    ---------------            -------      --------------
Balance, December 31, 1991  . . . . . . .  $    487,000   $   105,014,000  (A)   $   (76,997,000)    $   (17,005,000)
 Conversion of warrants and options . . .            --            13,000                     --                  --
 Payment of notes receivable, net of
  retirements . . . . . . . . . . . . . .            --         1,131,000                     --            (906,000)
 Conversion of preferred stock and
  dividends . . . . . . . . . . . . . . .        25,000         8,409,000                     --                  --
 Dividends on preferred stock . . . . . .            --          (360,000)                    --                  --
 Net income . . . . . . . . . . . . . . .            --                --                505,000                  --
                                           ------------   ---------------        ---------------     ---------------
Balance, December 31, 1992  . . . . . . .       512,000       114,207,000  (A)       (76,492,000)        (17,911,000)
 Issuance of common stock, net  . . . . .       142,000        12,663,000                     --                  --
 Payment of notes receivable, net of
  retirements . . . . . . . . . . . . . .            --         2,846,000                     --          (2,846,000)
 Exchange of subordinated debenture . . .            --         1,336,000                     --                  --
 Net loss . . . . . . . . . . . . . . . .            --                --             (5,494,000)                 --
                                           ------------   ---------------      -----------------     ---------------
Balance, December 31, 1993  . . . . . . .  $    654,000   $   131,052,000        $   (81,986,000)    $   (20,757,000)
 Issuance of common stock, net  . . . . .        10,000         1,520,000                     --                  --
 Adjustment for unrealized losses
  on available-for-sale securities  . . .            --                --               (100,000)                 --
 Net loss . . . . . . . . . . . . . . . .            --                --             (8,434,000)                 --
                                           ------------   ---------------        ----------------    ---------------
Balance, December 31, 1994  . . . . . . .  $    664,000   $   132,572,000        $   (90,520,000)(B) $   (20,757,000)
                                           ============   ===============        ================    ================

- ---------------

(A) Includes, as an offset to Additional Paid-In Capital, notes receivable of $5,325,000 and $4,182,000 as of December 31, 1991 and 1992
         respectively, from certain officers, directors and affiliates for stock purchases. See Note 12 -- Related Party Transactions "Other Transactions" for discussion.

(B) Includes, as a component of Retained Deficit, net unrealized losses on available-for-sale securities of $100,000 as of December 31, 1994.
         See Note 4 -- Marketable Equity Securities for further discussion.





        The accompanying Notes to Consolidated Financial Statements are an integral part of these Statements.

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                YEAR ENDED DECEMBER 31,
                                                                                -----------------------
                                                                         1992            1993         1994
                                                                         ----            ----         ----
Cash flows from operating activities:
 Income (loss) from continuing operations . . . . . . . . . . .    $     661,000   $  (1,797,000) $ (8,211,000)
  Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
   Utilization of net operating loss carryforward . . . . . . .          341,000              --            --
   Depreciation and amortization  . . . . . . . . . . . . . . .          954,000       2,571,000     1,993,000
   Interest expense (income) on notes payable to/receivable
     from related parties . . . . . . . . . . . . . . . . . . .         (813,000)       (466,000)     (423,000)
   Provision for asset impairments  . . . . . . . . . . . . . .           52,000         726,000     6,361,000
   Provision for doubtful accounts  . . . . . . . . . . . . . .          154,000              --       256,000
   (Gain) loss on sales of assets and other . . . . . . . . . .       (1,485,000)       (201,000)     (176,000)
   Equity in (income) loss of partnership . . . . . . . . . . .          107,000              --            --

 Income (loss) from discontinued operations . . . . . . . . . .         (328,000)     (3,697,000)     (223,000)
  Adjustments to reconcile income (loss) to net cash provided by operating activities:
   Utilization of net operating loss carry forward  . . . . . .         (169,000)             --            --
   Depreciation and amortization  . . . . . . . . . . . . . . .          454,000         683,000        77,000
   Provision for asset impairments  . . . . . . . . . . . . . .          200,000       3,112,000            --
   (Gain)Loss on sales of assets and other  . . . . . . . . . .               --              --      (286,000)

  Change in assets and liabilities, net of effect of
  companies acquired:
   (Increase) decrease in accounts receivable . . . . . . . . .         (403,000)      2,282,000       577,000
   (Increase) decrease in accounts receivable from former
     subsidiaries . . . . . . . . . . . . . . . . . . . . . . .       (2,438,000)       (338,000)      100,000
   Increase (decrease) in trade payables and other  . . . . . .       (2,539,000)     (6,761,000)     (555,000)
                                                                   -------------   -------------      --------
    Net cash provided by (used in) operating activities . . . .       (5,252,000)     (3,886,000)     (510,000)
                                                                   -------------   -------------      --------

Cash flows from investing activities:
 Proceeds from sales of assets  . . . . . . . . . . . . . . . .        4,680,000         350,000       338,000
 Cash from acquired subsidiary  . . . . . . . . . . . . . . . .               --       2,616,000            --
 Capital expenditures . . . . . . . . . . . . . . . . . . . . .       (1,341,000)     (4,499,000)   (2,344,000)
 Proceeds from sale of assets of discontinued operations  . . .               --              --     2,045,000
                                                                   -------------   -------------  ------------
    Net cash provided by (used in) investing activities . . . .        3,339,000      (1,533,000)       39,000
                                                                   -------------   -------------  ------------

Cash flows from financing activities:
 Issuance of preferred and common stock, net of retirements . .          211,000              --            --
 Issuance of long-term debt and short-term borrowings . . . . .               --              --            --
 Payment of note payable to related party . . . . . . . . . . .         (253,000)             --            --
 Debt repayments  . . . . . . . . . . . . . . . . . . . . . . .         (264,000)     (1,630,000)           --
                                                                   -------------   -------------  ------------
    Net cash used in financing activities . . . . . . . . . . .         (306,000)     (1,630,000)           --
                                                                   -------------   -------------  ------------

Net decrease in cash and temporary investments  . . . . . . . .       (2,219,000)     (7,049,000)     (471,000)

Cash and temporary investments at beginning of year . . . . . .       12,567,000      10,348,000     3,299,000
                                                                   -------------   -------------  ------------
Cash and temporary investments at end of year . . . . . . . . .    $  10,348,000   $   3,299,000  $  2,828,000
                                                                   =============   =============  ============


        The accompanying Notes to Consolidated Financial Statements are an integral part of these Statements.

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1992, 1993 AND 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of Consolidation and Presentation -- The Consolidated Financial Statements include the accounts of Harken Energy Corporation (a Delaware corporation) and all of its wholly-owned subsidiaries ("Harken") after elimination of significant intercompany balances and transactions. Interests in managed oil and gas joint ventures are proportionately consolidated. Data is as of December 31 of each year or for the year then ended and dollar amounts in tables are in thousands unless otherwise indicated. Certain prior year amounts have been reclassified to conform with the 1994 presentation.

         Cash and Temporary Investments -- For purposes of the Consolidated Statements of Cash Flows, Harken considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Harken paid cash for interest in the amounts of $77,000, $97,000 and $85,000 during 1992, 1993 and 1994, respectively. All significant noncash investing and financing activities are discussed in Notes 3 and 10 -- Acquisitions and Stockholders' Equity.

         Harken includes in cash and temporary investments certain balances which are restricted to use for specific project expenditures, collateral or for distribution to outside interest owners and are not available for general working capital purposes. Such restricted cash amounts totalled approximately $1,391,000 and $1,063,000 at December 31, 1993 and 1994, respectively.

         Accounts Receivable -- Harken maintains a reserve for potential losses in collection of its accounts receivable. The allowance for doubtful accounts was $1,403,000 and $1,162,000 as of December 31, 1993 and 1994, respectively.

         Assets Held for Resale -- Harken reflects assets that it intends to sell during the next twelve months as a current asset in the accompanying consolidated balance sheets at the lower of cost or net realizable value. At December 31, 1993, Harken identified certain contract drilling rigs and related equipment for resale and reflected them as Assets of Discontinued Operations Held for Resale in the accompanying consolidated financial statements. At December 31, 1994, Harken has reflected its investment in E-Z Serve Series C Preferred and related accrued dividends as Investment in Former Subsidiary Held for Resale. See Note 5 -- Investments in Former Subsidiaries for further discussion.

         Accrued Liabilities and Other -- Accrued liabilities and other at December 31, 1993, consists of certain liabilities of $2,931,000 related to Chuska and other accrued liabilities of $1,909,000. The December 31, 1994 balance consists of certain liabilities of $1,260,000 related to Chuska and other accrued liabilities of $1,204,000.

         Deferred Revenue -- During 1993, Harken received approximately $2,000,000 from a joint venture partner upon termination of a joint operating agreement. Such amount, net of Harken's carrying value in its Bahrain investment, has been recorded as deferred revenue in the accompanying consolidated balance sheet. See Note 15 -- Commitments and
Contingencies-Bahrain Operations for further discussion. This deferred amount has been fully offset by ongoing Bahrain investment expenditures at December 31, 1994.

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

         Management Fee Income -- During 1992 and 1993, Harken received management fees of approximately $1,110,000 and $300,000, respectively, related to monthly fees earned as manager of a partnership (see Note 7 -- Investment in Limited Partnership).

         General and Administrative Expenses -- Harken reflects general and administrative expenses net of operator overhead charges and other amounts billed to joint interest owners. General and administrative expenses are net of $4,280,000, $4,252,000 and $1,264,000 for such amounts during 1992, 1993 and
1994, respectively.

         Provision for Asset Impairments -- Assets which are used in Harken's operations, or are not held for resale, are carried at cost, less any accumulated depreciation. When evidence indicates that operations will not produce sufficient revenues to cover all costs, including depreciation, and when the carrying amount of the related asset cannot be realized through sale, a permanent impairment is recorded and the asset value is written down to recoverable value. Harken reflected a provision for asset impairments from continuing operations in the amounts of $52,000, $726,000 and $6,361,000 during 1992, 1993 and 1994, respectively. See Note 5 and 12 -- Investments in Former Subsidiaries and Related Party Transactions for further discussion.

(2) DISCONTINUED OPERATIONS

         In May 1994, Harken announced that it had discontinued its well servicing operations which it had conducted through Supreme Well Service Company ("Supreme"), a wholly-owned subsidiary. Harken has sold the equipment assets of Supreme and has utilized the proceeds toward developing Harken's exploration and production operations, both domestically and internationally. As a result of this decision, Harken has reflected the revenues and expenses of Harken's well servicing and contract drilling segment as discontinued operations in the accompanying financial statements. Such discontinued operations include revenues of $2,048,000, $2,074,000 and $1,053,000 for the years ended December 31, 1992, 1993 and 1994, respectively. The December 31, 1994 revenue amount includes $272,000 of gain on the sale of Harken's contract drilling assets which occurred during the first quarter of 1994.

(3) ACQUISITIONS

         Effective February 15, 1993, Harken consummated a merger pursuant to which Chuska Resources Corporation ("Chuska") became a wholly-owned subsidiary of Harken. Harken acquired all of the 11,055,918 shares of Chuska common stock outstanding in exchange for 14,210,357 shares of newly-issued Harken common stock. Chuska is engaged, primarily through its subsidiary, Harken Southwest Corporation ("HSW"), in the business of exploring for and producing oil and gas in the Aneth Field and Blanding Sub-Basin portions of the Paradox Basin in Utah, Arizona and New Mexico, and in the Western Paradox Basin in Utah. HSW operations in the Paradox Basin area are primarily concentrated on the 16 million acre Navajo Indian Reservation ("the Reservation"), which comprises portions of Arizona, New Mexico and Utah. HSW conducts activities on the Reservation as a contractually appointed operator and agent of the Navajo Nation pursuant to two Federally approved operating agreements. In addition to its oil and gas exploration activities,

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

HSW also has an interest in a gas processing plant in or near the Paradox Basin, the Aneth Gas Plant, on the Utah portion of the Reservation. The acquisition of Chuska has been accounted for under the purchase method of accounting.

         HSW is the general partner and operator of four limited partnerships and is a venturer in the CHAP Joint Venture ("CHAP"), all of which were formed for the exploration and production of oil and gas. Chuska or its wholly- owned subsidiaries are venturers in three additional projects for the exploration and production of oil and gas. These projects are named Greater Blanding, Central Blanding and Western Paradox. Harken accounts for its investments in the partnerships and CHAP using the proportionate consolidation method.

          In October 1994, Harken acquired additional joint venture interests in CHAP which resulted in Harken increasing its ownership in the Reservation reserves, exploration acreage, development drilling locations and the Aneth Gas Plant. The acquisition of the sellers' interest raised Harken's total interest in CHAP from 50% to approximately 70% and increased Harken's share of daily production by approximately 40% over its previous interest. As consideration for this acquisition, Harken issued an aggregate total of 960,000 shares of restricted Harken common stock to the sellers, assumed certain liabilities of the sellers relating to the properties, and the sellers in turn retained responsibility for certain contingent operational and environmental liabilities related to the properties as well as retaining certain distributions made by CHAP prior to the actual date of closing. The acquisition of the additional interest in CHAP has been accounted for under the purchase method of accounting.

         In November 1994, Harken announced the signing of a Merger Agreement with Search Exploration Company ("Search"). Search is primarily engaged in the domestic exploration for, and development and production of oil and gas reserves. Pursuant to the Merger Agreement, upon the consummation of the Merger, (a) each outstanding share of Search common stock will be converted into the right to receive that number of shares of Harken common stock determined by dividing $0.8099 by the average of the closing sales price of a share of Harken common stock on the American Stock Exchange over the 30 days immediately preceding the date that is five trading days prior to the consummation of the merger, subject to certain restrictions ("the Average Trading Price"); (b) each outstanding share of Search Series 1993 Redeemable Preferred Stock will be converted into the right to receive that number of shares of Harken common stock determined by dividing $1.00 by the Average Trading Price and (c) certain promissory notes to be issued by Search will, by their terms, be converted into the right to receive that number of shares of Harken common stock determined by dividing the principal amount of each note by the Average Trading Price. In addition, the holders of Search common stock, certain notes and overriding royalty interests in certain properties of Search will receive a non-transferable right to receive additional shares in the future, if any, of Harken common stock or, under certain circumstances, cash, based upon the increase that may subsequently be realized in the value of a group of undeveloped leases and properties of Search. Under the terms of the Merger Agreement, certain contingencies must be satisfied by Search prior to closing, unless waived by Harken. Upon closing, the merger with Search would be accounted for under the purchase method of accounting.

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

         As of December 31, 1994, Search had proved reserves of approximately 19,000 barrels of oil and 1,298,000 mcf of gas with a net present value of approximately $1,513,000 and had gross revenue interests in 42 productive wells, none of which were operated by Search.

         Pro Forma Information -- The following unaudited pro forma combined condensed financial statements give effect to the above mentioned transactions. The pro forma combined condensed balance sheet gives effect to the Search merger as if it had been consummated as of December 31, 1994. The pro forma combined condensed statement of operations for the years ended December 31, 1993 and 1994, gives effect to both the Search merger and the acquisition of an additional interest in CHAP as if both had been consummated at the beginning of each period.

         The pro forma data is presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have occurred had the transactions been consummated at the dates indicated, nor are they indicative of future financial position or operating results.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 1994
                                  (UNAUDITED)

                                                  HARKEN          SEARCH             PRO FORMA
                                                  ACTUAL          ACTUAL            ADJUSTMENTS    PRO FORMA
                                                  ------          ------            -----------    ---------
Current Assets                                $     6,840     $        489       $                $    7,329

Property and Equipment, net                        20,177            2,084         (1)  1,176         23,879
                                                                                   (2)    442
Investments in Former Subsidiaries                  1,219               --                             1,219
Notes Receivable from Related Parties,
   including interest                                 474               --                               474
Other Assets, Net                                     250               --                               250
                                              -----------     ------------       -------------    ----------

      Total Assets                            $    28,960     $      2,573       $      1,618     $   33,151
                                              ===========     ============       ============     ==========

Current Liabilities                           $     5,133     $        174       $(1)     215     $    5,655
                                                                                   (2)    133
Long-Term Debt                                         --               --         (2)    309            309
Redeemable Preferred Stock                          1,868              575         (1)   (575)         1,868
Stockholders' Equity                               21,959            1,824         (1)  1,536         25,319
                                              -----------     ------------       ------------     ----------

                                              $    28,960     $      2,573       $      1,618     $   33,151
                                              ===========     ============       ============      =========

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

PRO FORMA ADJUSTMENTS-PRO FORMA COMBINED CONDENSED BALANCE SHEET-

(1) Pro forma entry to record the acquisition of Search at December 31, 1994, in exchange for Harken common stock. Purchase price was calculated using the market value, discounted by 10%, of Harken common stock over the most recent 30 days to determine the number of shares of Harken common stock to be issued, according the Merger Agreement. Such purchase price results in a total investment in Search of approximately $3,360,000, which includes approximately $215,000 of estimated transaction costs.

(2) Pro forma entry to record the required roll-up acquisition by Search of the non-owned interests in its managed limited partnerships in exchange for notes payable bearing interest at 10% per annum.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                                  (UNAUDITED)


                                                      ACQUIRED                PRO FORMA    PRO FORMA
                                           HARKEN    INTEREST IN    SEARCH    ADJUSTMENT  ADJUSTMENTS
                                           ACTUAL    CHAP-ACTUAL    ACTUAL      -CHAP       -SEARCH    PRO FORMA
                                          --------   -----------  ----------  ---------   -----------  ---------
Oil and gas revenue                     $     4,970    $   2,135    $  1,057     $         $ (5) 131  $  8,293
Other revenues                                1,631           57          44                             1,732
                                        -----------    ---------    --------     -------   ---------  --------
    Total Revenues                            6,601        2,192       1,101                     131    10,025
                                        -----------    ---------    --------     -------   ---------  --------

Oil and gas operating expenses                1,825          676         286                 (5)  38     2,825
General and administrative expenses           3,179          199         788                             4,166
Depreciation and amortization                 2,571          810         670     (3)(511)    (4)(246)    3,294
Provision for asset impairments                 726          326         462     (3)(326)    (4)(462)      726
Interest and other                               97           13         135                 (5)  41       286
                                        -----------    ---------    --------     -------   ---------  --------
                                              8,398        2,024       2,341        (837)       (629)   11,297
                                        -----------    ---------    --------     -------   ---------  --------
Income tax expense (benefit)                     --           --        (335)                (6) 335        --
                                        -----------    ---------    --------     -------   ---------  --------
Income (loss) from continuing
 operations                             $    (1,797)   $     168    $   (905)    $   837   $     425  $ (1,272)
                                        ===========    =========    ========     =======   =========  ========

Net loss per share from continuing
 operations attributable to
 common stock                           $     (0.03)                                                  $  (0.02)
                                        ===========                                                   ========

Weighted Average Shares Outstanding      58,392,901                                                 61,349,284
                                        ===========                                                 ==========

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)

                                                      ACQUIRED                PRO FORMA    PRO FORMA
                                           HARKEN    INTEREST IN    SEARCH    ADJUSTMENT  ADJUSTMENTS
                                           ACTUAL    CHAP-ACTUAL    ACTUAL      -CHAP       -SEARCH    PRO FORMA
                                          --------   -----------  ----------  ---------   -----------  ---------
Oil and gas revenue                     $     4,156    $   1,035    $    495     $        $(5)    89  $  5,775
Other revenues                                  739           39         221                               999
                                        -----------    ---------    --------     -------  ----------  --------
    Total Revenues                            4,895        1,074         716                      89     6,774
                                        -----------    ---------    --------     -------  ----------  --------

Oil and gas operating expenses                1,535          337         274              (5)     37     2,183
General and administrative expenses           3,132           96         698              (5)      2     3,928
Depreciation and amortization                 1,993          416         499     (3)(324) (4)   (128)    2,456
Provision for asset impairments               6,361           --       2,667              (4) (2,667)    6,361
Interest and other                               85           --           5              (5)     27       117
                                        -----------    ---------    --------     -------  ----------  --------
                                             13,106          849       4,143        (324)     (2,729)   15,045
                                        -----------    ---------    --------     -------  ----------  --------
Income tax expense (benefit)                     --           --        (227)             (6)    227        --
                                        -----------    ---------    --------     -------  ----------  --------
Income (loss) from continuing
 operations                             $    (8,211)         225    $ (3,200)    $   324  $    2,591  $ (8,271)
                                        ===========    =========    ========     =======  ==========  ========

Net loss per share from continuing
 operations attributable to common
 stock                                  $     (0.14)                                                  $  (0.13)
                                        ===========                                                   ========

Weighted Average Shares Outstanding      59,722,853                                                 62,439,236
                                         ==========                                                 ==========

PRO FORMA ADJUSTMENTS-PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS-

(3) Pro forma entry to adjust actual depreciation and depletion expense and valuation provision on oil and gas properties for the acquired interest in CHAP to the depreciation and depletion calculated on a consolidated basis.

(4) Pro forma entry to adjust actual depreciation and depletion expense and valuation provision on oil and gas properties for Search to the depreciation and depletion calculated on a consolidated basis.

(5) Pro forma entry to reflect the additional revenues and expenses of Search's required roll-up of its managed limited partnerships, along with related interest expense on the notes payable to be issued.

(6) Pro forma entry to eliminate income tax benefit of Search.

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

(4) MARKETABLE EQUITY SECURITIES

    In May 1993 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities", ("SFAS 115") effective for fiscal years beginning after December 15, 1993. Under the new rules, all marketable equity securities are classified as available-for-sale or trading and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried as a component of stockholders' equity. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in other income. Unrealized holding gains and losses on securities classified as trading are also reported in earnings. The cost of securities sold is based on the average cost method.

    Harken carries an investment in the common stock of E-Z Serve, including shares of E-Z Serve common stock resulting from the conversion of 5,000 shares of E-Z Serve Series C Preferred in June 1994. Harken's remaining investment in E-Z Serve Series C Preferred is not accounted for pursuant to SFAS 115, as it
is not a readily marketable security.   See Note 5 -- Investments in Former
Subsidiaries for further discussion of E-Z Serve Series C Preferred. Beginning in 1994 pursuant to SFAS 115, Harken classifies its investment in E-Z Serve common stock as available for sale. The following is a summary of Harken's marketable equity securities, which are included in Prepaid Expenses and Other Current Assets in the accompanying balance sheet:

                                                                           DECEMBER 31,
                                                                     -----------------------
                 AVAILABLE-FOR-SALE                                     1993         1994
                 ------------------                                  ----------   ----------
                 Cost                                                 $  138       $  210
                 Gross Unrealized Gains                                  112           --
                 Gross Unrealized Losses                                  --          100
                 Estimated Fair Value                                    250          110

                 AVAILABLE-FOR-SALE                          1992       1993         1994
                 ------------------                          ----       ----         ----
                 Gross realized gains                    $   2,451    $  164       $   88
                 Gross realized losses                          --        --           59


         An unrealized holding loss on available-for-sale securities of $100,000 was recognized at December 31, 1994, and is included as a component of stockholders' equity. Such amount has been included in Retained Deficit in the accompanying consolidated financial statements.

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

(5) INVESTMENTS IN FORMER SUBSIDIARIES

         Pursuant to a Rights Offering effective April 30, 1991, Harken owned approximately 7.25% and 6.59%, respectively, of the outstanding common shares of E-Z Serve Corporation ("E-Z Serve") and Tejas Power Corporation ("Tejas"), both of which it accounted for as marketable equity securities using the lower of cost or market value. During late 1991 and throughout 1992, Harken sold all of its common stock interest in Tejas and in December 1992 and during 1993 and 1994, Harken sold its initial common stock interest in E-Z Serve. The resulting realized gains from these sales as of December 31, 1992 totalled $2,451,000 and were deferred until 1993 when all remaining material contingencies and guarantees by Harken relating to its discontinued operations of E-Z Serve and Tejas were eliminated. The total net gain recognized during 1993 was $164,000.

         E-Z Serve Preferred Stock -- Harken holds 74,754 shares of E-Z Serve $6.00 Convertible Preferred Stock, Series C ("E-Z Serve Series C Preferred") at December 31, 1994, which it acquired at a cost of $100 per share. Such shares include the 12,830 additional shares of E-Z Serve Series C Preferred received in April 1993 as part of a restructuring by E-Z Serve. See below for further discussion. The E-Z Serve Series C Preferred is to pay a cumulative dividend of $6.00 per share per annum, payable semi-annually beginning October 1, 1991 as declared by the E-Z Serve Board of Directors, and payable in legally available cash or in additional shares of E-Z Serve Series C Preferred. Each share of E-Z Serve Series C Preferred is convertible at the option of either E-Z Serve or Harken into 52.63 common shares of E-Z Serve, such rate to be adjusted under certain conditions. The E-Z Serve Series C Preferred is subordinated to all E-Z Serve bank credit facilities. Harken recorded dividend income of $397,000, $466,000 and $424,000 during 1992, 1993 and 1994, respectively, related to the E-Z Serve Series C Preferred and has included such dividends in Other Income in the accompanying financial statements.

         During 1994, Harken converted a portion of its shares of E-Z Serve Series C Preferred into E-Z Serve common shares and has sold certain of its E-Z Serve common shares. See Note 4 -- Marketable Equity Securities for further discussion. During the fourth quarter of 1994, Harken also began reviewing the potential for a sale to other parties of some or all of its remaining investment in E-Z Serve Series C Preferred and related accrued dividends.
Based on the terms and consideration of these potential transactions, the current market price of E-Z Serve common shares, the conversion terms and limited marketability of the E-Z Serve Series C Preferred and the current overall capital structure of E-Z Serve, Harken has deemed that a decline in value that is other than temporary has occurred with respect to its investment in E-Z Serve Series C Preferred. Accordingly, Harken has reclassified its investment in E-Z Serve Series C Preferred and its related accrued dividends receivable from E-Z Serve to current assets at December 31, 1994, at a total estimated realizable value of $2,898,000. Such amount is reflected as Investment in Former Subsidiary Held for Resale in the accompanying consolidated balance sheet. In connection with this determination, Harken has included the decline in value of $5,831,000 in Provision for Asset Impairments in the accompanying consolidated financial statements.

         Tejas Preferred Stock -- On September 6, 1991, and effective May 3, 1991, Harken purchased 1,000 shares of Tejas Power Corporation Series B Preferred Stock, $.01 par value per share ("Tejas Preferred

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

Stock"), at a purchase price of $1,200,000. The purchase price was equal to certain expenses incurred by Harken on behalf of Tejas in connection with the Rights Offering and represents the redemption value of the Tejas Preferred Stock. Harken accepted these shares of Tejas Preferred Stock as full and complete payment for the above expenses as a result of Tejas agreeing to waive certain of the provisions under the terms of the Harken Series C Preferred held by Tejas and pledging all 186,760 shares of the Harken Series C Preferred to Harken.

         E-Z Serve Restructuring -- Harken held a 12% secured subordinated debenture from E-Z Serve for $3,136,000, which included $1,336,000 which was issued in exchange for 531,824 shares of Harken common stock and was reflected as a reduction to stockholders' equity in Harken's balance sheet. In April 1993, Harken agreed to enter into an exchange which E-Z Serve had proposed in connection with an overall E-Z Serve restructuring. Under this restructuring, which was consummated on April 21, 1993, E-Z Serve entered into various agreements with its existing bank, a new bank, its major stockholders as well as certain agreements with Harken. Under the exchange which was made between E-Z Serve and Harken, Harken has tendered and released to E-Z Serve the 12% secured subordinated debenture of $3,136,000 plus accrued interest receivable from E-Z Serve. Harken also waived certain antidilution provisions of the E-Z Serve Series C Preferred held by Harken and made a capital contribution to E-Z Serve for $366,000 in cash. In exchange for the above matters, Harken received from E-Z Serve a full and complete release of Harken's guarantee previously given to E-Z Serve's bank for up to $5,000,000 of a portion of E-Z Serve's bank debt. In addition, Harken received 12,830 additional shares of E-Z Serve's Series C Preferred Stock (see discussion above).

         As discussed above, Harken had previously deferred $2,451,000 of realized gain which had been generated during 1991 and 1992 from the sale of certain of its common stock interests in certain former subsidiaries, including E-Z Serve. During the second quarter of 1993, and upon release of Harken's guarantee of E-Z Serve's bank debt, such deferred gain was utilized to reduce the carrying value of investments in former subsidiaries and reflect the release of the 12% secured subordinated debenture in the Harken consolidated balance sheet.

(6) PROPERTY AND EQUIPMENT

         Property and equipment are carried at cost. Gas plant and other property is depreciated on the straight-line method over their estimated useful lives ranging from three to fifteen years. Harken follows the full cost accounting method to account for the costs incurred in the acquisition, exploration, development and production of oil and gas reserves. Under this method, all costs, including internal costs, directly related to acquisition, exploration and development activities are capitalizable as oil and gas property costs. Harken capitalized $602,000, $1,840,000 and $1,066,000 of internal costs, net of reimbursements from joint venture partners, directly related to these activities in 1992, 1993 and 1994 respectively. Such costs include office and personnel costs of Harken's international and domestic exploration field offices and does not include any corporate overhead. Harken also accrues costs of dismantlement, restoration and abandonment to the extent that such costs, in the aggregate, are anticipated to exceed the aggregate salvage value of equipment and facilities removed from producing wells and other facilities.

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

         The capitalized costs of oil and gas properties, excluding unevaluated properties, are amortized using a company-wide unit of production method (equivalent physical units of 6 mcf of gas to each barrel of oil) based on estimated proved recoverable oil and gas reserves. Such amortization was $5.58 and $6.31 per equivalent barrel of oil produced during 1993 and 1994, respectively.

         The unevaluated property costs at December 31, 1993 and 1994 includes $796,000 and $1,512,000, respectively, related to Colombia (see Note 15 -- Commitments and Contingencies for a discussion of Colombian operations) and $7,208,000 and $5,934,000, respectively, related to domestic prospects. Amortization of unevaluated property costs will begin when the properties become proved or their values become impaired. Harken assesses realizability of unevaluated properties on at least an annual basis or when there has been an indication that an impairment in value may have occurred. Fair value of unevaluated prospects is determined based on management's intention with regard to future exploration and development of individually significant properties and the ability of Harken to obtain funds to finance such exploration and development. Under full cost accounting rules, for each cost center, capitalized costs, less accumulated amortization and related deferred income taxes, shall not exceed an amount ("the cost ceiling") equal to the sum of (a) the present value of future net revenues from estimated production of proved oil and gas reserves discounted at 10%, plus (b) the cost of properties not being amortized, plus (c) the lower of cost or estimated fair value of any unproved properties included in the costs being amortized, less (d) any income tax effects related to differences between the book and tax basis of the properties involved.

(7) INVESTMENT IN LIMITED PARTNERSHIP

         On December 17, 1992, Harken entered into a Purchase and Sale Agreement (the "Agreement") pursuant to which Harken sold its 12% general partner's interest in a limited partnership to an affiliate of a major stockholder which served as limited partner. The closing of the Agreement was completed on December 30, 1992. The transaction resulted in Harken recognizing a gain on sale of partnership investment of $1,449,000 in 1992.

         Pursuant to the Agreement, Harken was paid consideration in cash of $2,650,000 for the sale of this partnership interest and certain contract rights associated therewith, subject to certain reductions. As additional consideration for the transaction, an affiliate of the major stockholder agreed to indemnify Harken from any liability under the guarantee given by Harken to a bank with regard to the limited partnership's credit agreement with the bank. Subsequent to December 31, 1992, the affiliate of the major stockholder caused the bank to release Harken and its affiliates from any liability under this guarantee and loan.

         Under the terms of the Agreement, Harken continued to manage the oil and gas property interests of the limited partnership and to operate certain partnership properties. Harken was paid $50,000 per month to manage the partnership interest in such properties in addition to the fees it received for serving as operator of the properties pursuant to applicable joint operating agreements. During the second quarter of 1993, the partnership sold its interests in all oil and gas properties operated by Harken and Harken ceased to manage the partnership.

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

(8) NOTES PAYABLE

         At December 31, 1993, Harken had included $1,000,000 in accrued liabilities related to a consulting payment due to a former Chuska stockholder. Under the terms of a prior agreement made by Chuska with the former Chuska stockholder, among other obligations previously satisfied, Chuska was to pay $1,000,000 to the former Chuska stockholder when aggregate net revenues (as defined in the agreement) reached $60,000,000. In October 1992, a lawsuit was filed against Chuska by the former Chuska stockholder. The lawsuit was generally based upon allegations that Chuska had reached the defined aggregate net revenue amount and that the $1,000,000 consulting payment was due and payable. In March 1994, this lawsuit was settled whereby Chuska and a subsidiary entered into an agreement to pay $500,000 to the former Chuska stockholder as the first of two installments relating to the consulting payment. Chuska executed a non-interest bearing note payable, guaranteed by Harken, for the remaining $500,000 consulting payment which was paid to the former Chuska stockholder on January 5, 1995. This obligation is included in Notes Payable in the accompanying December 31, 1994 consolidated balance sheet.

         Further, under the terms of this March 1994 agreement, Chuska purchased from the former Chuska stockholder his 3% working interest in the wells drilled by Chuska as well as all rights he held to participate in future wells drilled by Chuska on the Navajo Reservation, effective January 1, 1994. As consideration for such purchase, Chuska issued a 10% note payable in the amount of $400,000 which is due and payable to the former Chuska stockholder on or before January 3, 1996. This note is included in Notes Payable in the accompanying December 31, 1994 consolidated balance sheet. The balance is included as a current liability as Chuska is obligated under this agreement to pay 75% of the monthly net cash flow (as defined) from the acquired interest to an escrow account which will serve as collateral for the above notes payable until the notes are fully paid.

(9) REDEEMABLE PREFERRED STOCK

         During 1988, Harken completed the private placement of 3,000,000 shares of newly-issued Series C 12% $1 par value cumulative convertible redeemable preferred stock ("Series C Preferred") for $30,000,000. Each share of preferred stock was convertible into 1.667 shares of common stock at the option of the holder and was mandatorily redeemable at $10 per share over a five year period beginning in 1993. Dividends may be paid in the form of cash or common stock at the option of the holder. Harken has the option to convert the preferred stock to shares of common stock if the market price for Harken's common stock has exceeded 125% of the $6.00 conversion price of the preferred stock for twenty consecutive days. The conversion price of $6.00 per share is adjustable under certain conditions.

         The 186,760 shares of Series C Preferred held by Tejas represent the only Series C Preferred shares outstanding as of December 31, 1993 and 1994. During 1991, in connection with the issuance of 1,000 shares of Tejas preferred stock to Harken, Tejas agreed to waive certain of the provisions under the terms of the Harken Series C Preferred, including the payment of the 12% annual dividend.

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

         The holder of 200,000 shares of Series C Preferred who did not elect to exchange its shares of Series C Preferred continued to hold its shares, until such shares were also exchanged under the original terms of the Series C Preferred in January 1992 for 333,400 shares of Harken common stock.

         During the third quarter of 1992, the 513,240 shares of Harken Series C Preferred held by E-Z Serve were exchanged for 2,200,000 newly issued shares of Harken common stock. In addition, E-Z Serve agreed to adjust the conversion ratio of its E-Z Serve Series C Preferred (see Note 5 -- Investments in Former Subsidiaries, "E-Z Serve Preferred Stock" for further discussion). As part of the above exchange transaction, Harken issued its approval of an E-Z Serve acquisition as required under the terms of a subordinated debenture by E-Z Serve to Harken.

(10) STOCKHOLDERS' EQUITY

         Common Stock -- Harken currently has authorized 100,000,000 shares of $.01 par common stock. At December 31, 1993 and 1994, Harken had issued 65,466,508 shares and 66,426,508 shares, respectively. Harken held 5,983,655 shares as treasury stock at a cost of $20,757,000 both December 31, 1993 and 1994.

         Acquisition of Chuska Resources Corporation -- Effective February 15, 1993, Harken consummated a merger pursuant to which Chuska Resources Corporation ("Chuska") became a wholly-owned subsidiary of Harken. In exchange for all of the outstanding common stock of Chuska, Harken issued 14,210,357 shares of Harken common stock. In connection with the merger, Harken filed a registration statement, which became effective January 15, 1993, with the Securities and Exchange Commission for the shares of Harken common stock issued. See further discussion of the merger at Note 3 -- Acquisitions.

         Acquisition of CHAP Interest -- In October 1994, Harken acquired an additional interest of approximately 20% in CHAP in exchange for, among other consideration, 960,000 shares of restricted Harken common stock.

         Per Share Data -- Per share data has been computed based on the weighted average number of common shares outstanding during each period. Per share data reflects net loss adjusted for accrued dividends on the Series C Preferred stock.

         Stock Options -- In conjunction with various stock option plans and grants, Harken has the following options outstanding at December 31, 1994 (not in thousands):

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

  YEAR OF                          NUMBER OF                                                        EXPIRATION
   GRANT                            SHARES         EXERCISABLE               OPTION PRICE              DATE
   -----                            ------         -----------               ------------              ----
     1984   . . . . . . . .          37,500           37,500                         $1.000               1994
     1985   . . . . . . . .         410,000          410,000                         $1.000               1995
     1986   . . . . . . . .          10,000           10,000                        $4.1875               1996
     1987   . . . . . . . .          26,667           26,667                         $3.75                1995
     1988   . . . . . . . .          84,000           84,000              $4.1875 to $5.625          1995-1998
     1990   . . . . . . . .         137,477          137,477                $4.00 to $5.000          1995-2000
     1991   . . . . . . . .          10,000           10,000                         $6.500               1996
     1993   . . . . . . . .         333,650          298,442              $1.1875 to $1.875          1996-2003
     1994   . . . . . . . .       1,776,775          535,942                $1.00 to $1.875          2000-2004

     At December 31, 1994, Harken had remaining options authorized and available to be granted of 1,475,000.

         Registration of Outstanding Shares -- Pursuant to the request of certain former CHAP partners, and in accordance with the terms of the above mentioned purchase by Harken of an additional interest in CHAP Harken filed a registration statement with the Securities and Exchange Commission covering 960,000 restricted shares of its currently outstanding common stock.

(11) INCOME TAXES

         At December 31, 1994, Harken had available for federal income tax reporting purposes, net operating loss (NOL) carryforward for regular tax purposes of approximately $58,000,000 which expires in 1997 through 2010, alternative minimum tax NOL carryforward of approximately $47,000,000 which expires in 1997 through 2010, investment tax credit carryforward of approximately $863,000 which expires in 1995 through 2002, contribution carryforward of approximately $57,000 which expires in 2000 through 2009, statutory depletion carryforward of approximately $1,150,000 which does not have an expiration date, jobs tax credit carryforward of approximately $118,000 which expires in 1994 through 1995 and a net capital loss carryforward of approximately $542,000 which expires in 2007. Approximately $14,000,000 of the net operating loss carryforward has been acquired with the purchase of subsidiaries and must be used to offset future income from profitable operations within those subsidiaries.

         During the first quarter of 1993, Harken adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). This standard requires, among other things, recognition of future tax benefits and liabilities, measured by enacted tax rates, attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards. Deferred tax benefits are required to be recognized to the extent that realization of such benefits is more likely than not.

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

         Upon adoption of SFAS No. 109, on January 1, 1993, Harken calculated total deferred tax liabilities of approximately $2,020,000 resulting from financial statement basis for property and equipment in excess of related tax basis. In addition, Harken calculated total deferred tax assets of approximately $18,989,000 consisting of approximately $18,142,000 related to Harken's net operating loss carryforward and approximately $847,000 primarily related to tax basis for investments in former subsidiaries in excess of related financial statement basis. Harken established a valuation allowance for the entire net deferred tax asset of $16,969,000. As a result, the adoption of SFAS No. 109 by Harken on January 1, 1993 had no effect on Harken's results from operations or earnings (loss) per common share for the year ended December 31, 1993.

         At December 31, 1993, primarily as a result of the February 15, 1993 merger with Chuska whereby Chuska became a wholly-owned subsidiary of Harken, total deferred tax liabilities increased to approximately $4,065,000. Such increase was due to the financial statement basis for Chuska property and equipment being in excess of the related historical tax basis. In addition, total deferred tax assets increased to approximately $22,872,000, primarily from an increase in the NOL carryforward during the year. The resulting increase in net deferred tax assets was offset by a corresponding increase in the valuation allowance, resulting in no impact to Harken's results of operations.

         At December 31, 1994, total deferred tax liabilities increased to approximately $5,100,000 while total deferred tax assets decreased to approximately $20,640,000. The resulting decrease in net deferred tax assets was offset by a corresponding decrease in the valuation allowance to approximately $15,540,000 at December 31, 1994, resulting in no impact to Harken's results of operations.

         The Tax Reform Act of 1986 made substantial changes with regard to NOL carryforwards. After an "ownership change," the taxable income of a loss corporation is limited annually to a prescribed rate times the value of the loss corporation's stock immediately before the ownership change. In general, an ownership change occurs if ownership of more than 50% in value of the stock of the loss corporation changes during the three-year period preceding the test date. Under federal tax law, the amount and availability of loss carryforwards are subject to a variety of interpretations and restrictive tests, under which, the utilization of such loss carryforwards could be limited or effectively lost upon certain changes in ownership. Application of these and other tests requires certain factual determinations and legal interpretations as to which there is little guidance. An ownership change occurred in 1989 resulting in Harken's utilization of NOL carryforwards for all periods prior to the date of change being limited annually to approximately $11,000,000 to $12,000,000.

(12) RELATED PARTY TRANSACTIONS

         Relationship with E-Z Serve -- At December 31, 1993, E-Z Serve owed Harken $870,000 primarily for preferred stock dividends. Such balance is included in Accounts Receivable from Related Parties in the accompanying consolidated balance sheet. At December 31, 1994, the accrued preferred stock dividends have been reclassified as Investment in Former Subsidiary Held for Resale. See Note 5 -- Investments in Former Subsidiaries for further discussion.

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

         Other Transactions -- The Board of Directors approved the granting of loans from Harken to certain employees and directors under the Non-Qualified Plan and the Directors Option Agreement for the purpose of allowing such individuals to exercise their stock options immediately. The Board of Directors determined in making such grants that as a result of the restricted nature of the stock and the lack of any rights on the part of the optionee to cause such shares to be registered, an option price per share equal to 60% of the closing market price on the date of grant was the reasonable price for such shares of common stock which were immediately purchased. Each loan is evidenced by a promissory note which is due eight years from making and bears interest at 5% per annum. The shares of stock purchased pursuant to such notes were held by Harken as collateral until the respective notes were fully paid. During 1988, 1989, 1990 and 1991, certain officers and directors elected to purchase common stock under these terms. Harken had notes receivable of $3,989,000 and $2,846,000 as of December 31, 1991 and 1992, respectively, which are included in Stockholders' Equity.

         During the first and second quarter of 1993, Harken foreclosed on certain of these non-recourse notes receivable from certain former employees, officers and directors resulting in the addition of 381,925 shares of treasury stock, which had served as the sole collateral for these notes. In addition, during the third quarter of 1993, certain employees, officers and directors surrendered to Harken a total of 704,000 shares of common stock for the cancellation of certain of these non-recourse promissory notes given by such parties to Harken upon the purchase of such shares. In connection with such surrender, Harken issued new stock options to such parties which options had been determined to be equal in value to the shares surrendered. This resulted in the addition of 704,000 shares of treasury stock which had served as collateral for these notes. As a result of the above transactions, during the year ended December 31, 1993, Harken expensed a total of $551,000 of accrued interest related to these non-recourse notes receivable, and such expense has been included in Provision for Asset Impairments in the accompanying Statements of Operations.

         In September 1989, Harken's Board of Directors approved a loan to an officer in the amount of $520,000. The note bears interest at the Broker Loan Rate (5% at December 31, 1993 and 1994, respectively) plus 1/2% and is due October 2, 1999. The note is secured by vested options to purchase 266,790 shares of Harken's common stock at $1.00 per share. During 1994, an agreement was reached with the officer whereby the note, together with accrued interest, is scheduled to be forgiven equally over three installments dated April 1994, July 1995 and December 1996 with each installment of such forgiveness contingent upon the officer's continued employment through the date of each such installment. Such note is included in Notes Receivable from Related Parties in the accompanying financial statements.

         See Notes 2, 5, 7 and 10 -- Discontinued Operations, Investments in Former Subsidiaries, Investment in Limited Partnership and Stockholders' Equity for other related party transactions.

(13) OTHER INFORMATION

         Quarterly Data -- (Unaudited) -- The following tables summarize selected quarterly financial data for 1993 and 1994 expressed in thousands, except per share amounts. Such financial information has been

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES restated to present the operations of Harken's well servicing and contract drilling operations as discontinued operations. See Note 2 -- Discontinued Operations for further discussion.

                                                                    QUARTER ENDED
                                                                    -------------                     TOTAL
                                                   MARCH 31    JUNE 30   SEPTEMBER 30  DECEMBER 31    YEAR
                                                   --------    -------   ------------  -----------    ----
1993
 Revenues . . . . . . . . . . . . . . . . . .      $  1,543   $ 2,151    $   1,478    $   1,429      $  6,601
 Gross profit . . . . . . . . . . . . . . . .           682     1,257          759          447         3,145
 Income(loss) from continuing operations  . .            51      (227)        (577)      (1,044)       (1,797)
 Net loss . . . . . . . . . . . . . . . . . .          (184)     (312)        (632)      (4,366)       (5,494)
 Per common share
   Loss from continuing operations  . . . . .      $   0.00   $ (0.00)   $   (0.01)    $  (0.02)     $  (0.03)
   Net loss . . . . . . . . . . . . . . . . .         (0.00)    (0.01)       (0.01)       (0.07)        (0.09)

1994
Revenues  . . . . . . . . . . . . . . . . . .      $  1,163   $ 1,147    $   1,136    $   1,449      $  4,895
Gross profit  . . . . . . . . . . . . . . . .           648       587          591          795         2,621
Loss from continuing operations . . . . . . .          (430)     (395)        (604)      (6,782)       (8,211)
Net loss  . . . . . . . . . . . . . . . . . .          (296)     (637)        (717)      (6,784)       (8,434)
Per common share
   Loss from continuing operations  . . . . .      $  (0.01)  $ (0.01)   $   (0.01)   $   (0.11)     $  (0.14)
   Net loss . . . . . . . . . . . . . . . . .         (0.01)    (0.01)       (0.01)       (0.11)        (0.14)

         Significant Customers -- In 1992, management fees and prospect fees from the limited partnership represented 25% of consolidated revenues from continuing operations. There were two oil purchasers which represented 18% and 28% of consolidated revenues from continuing operations in 1993 and which represented 38% and 16% of consolidated revenues from continuing operations in 1994. Management does not feel that the loss of these purchasers would significantly impact the operations of Harken due to the availability of other potential purchasers for its oil production.

(14) OIL AND GAS DISCLOSURES

         Costs Incurred in Property Acquisition, Exploration and Development
Activities:

                                                                              1992        1993        1994
                                                                              ----        ----        ----
Costs incurred --
 Acquisition of properties
  Evaluated . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $    123     $   8,293   $  1,582
  Unevaluated . . . . . . . . . . . . . . . . . . . . . . . . . . . .           640         7,029         --
 Exploration  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            --           729        712
 Development  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            --           519      1,428
                                                                           --------     ---------   --------
    Total costs incurred  . . . . . . . . . . . . . . . . . . . . . .      $    763     $  16,570   $  3,722
                                                                           ========     =========   ========

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

           Total costs incurred during 1993 includes approximately $796,000 related to Harken's Colombian operations. Total costs incurred during 1994 includes approximately $716,000 related to Harken's Colombian operations and approximately $114,000 related to Harken's Bahrain operations.

         Capitalized Costs Relating to Oil and Gas Producing Activities:

                                                                             1992         1993        1994
                                                                             ----         ----        ----
Capitalized costs --
 Unevaluated properties not being amortized . . . . . . . . . . . . .      $    975   $    8,004   $   7,446
 Evaluated properties being amortized . . . . . . . . . . . . . . . .           123        9,664      13,944
                                                                           --------   ----------   ---------
Total capitalized costs . . . . . . . . . . . . . . . . . . . . . . .         1,098       17,668      21,390
Less accumulated depreciation and amortization  . . . . . . . . . . .            --       (1,433)     (2,877)
                                                                           --------   -----------  ----------
 Net capitalized costs  . . . . . . . . . . . . . . . . . . . . . . .      $  1,098   $   16,235   $  18,513
                                                                           ========   ==========   =========

         Oil and Gas Reserve Data -- (Unaudited) -- The following information is presented with regard to Harken's proved oil and gas reserves, all of which are located in the United States. The reserve values reflected in the following reserve disclosures are based on prices received as of year end. Effective February 15, 1993, Harken consummated a merger whereby Chuska became a wholly-owned subsidiary of Harken. (See Note 3 -- Acquisitions for a discussion of Chuska).


                                                                                     (UNAUDITED)
                                                                                     -----------
                                                                             1992        1993        1994
                                                                             ----        ----        ----
    Crude Oil and Condensate (Barrels):                                             (IN THOUSANDS)
Proved reserves -- beginning of year  . . . . . . . . . . . . . . . .             0           0     1,035
 Extensions and discoveries . . . . . . . . . . . . . . . . . . . . .            --           1        --
 Revisions of previous estimates  . . . . . . . . . . . . . . . . . .            --          --       186
 Production . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            --        (185)     (158)
 Purchases of reserves-in-place . . . . . . . . . . . . . . . . . . .            --       1,219       458
                                                                           --------     -------    ------
Proved reserves -- end of year  . . . . . . . . . . . . . . . . . . .             0       1,035     1,521
                                                                           ========     =======    ======

Proved developed reserves --
 Beginning of year  . . . . . . . . . . . . . . . . . . . . . . . . .             0           0       624
                                                                           ========     =======    ======
 End of year  . . . . . . . . . . . . . . . . . . . . . . . . . . . .             0         624       915
                                                                           ========     =======    ======

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

                                                                                     (UNAUDITED)
                                                                                     -----------
                                                                             1992        1993        1994
                                                                             ----        ----        ----
                                                                                    (IN THOUSANDS)
    Natural Gas (Mcf):

Proved reserves -- beginning of year  . . . . . . . . . . . . . . . .             0           0     4,970
 Extensions and discoveries . . . . . . . . . . . . . . . . . . . . .            --         683        --
 Revisions of previous estimates  . . . . . . . . . . . . . . . . . .            --          --       476
 Production . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            --        (429)     (426)
 Purchases of reserves-in-place . . . . . . . . . . . . . . . . . . .            --       4,716     2,128
                                                                           --------     -------    ------
Proved reserves -- end of year  . . . . . . . . . . . . . . . . . . .             0       4,970     7,148
                                                                           ========     =======    ======

Proved developed reserves --
 Beginning of year  . . . . . . . . . . . . . . . . . . . . . . . . .             0           0     1,624
                                                                           ========     =======    ======
 End of year  . . . . . . . . . . . . . . . . . . . . . . . . . . . .             0       1,624     2,207
                                                                           ========     =======    ======


         Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves:

                                                                                           (UNAUDITED)
                                                                                           -----------
                                                                                        1993         1994
                                                                                        ----         ----
                                                                                          (IN THOUSANDS)
Future cash inflows . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  25,328   $  37,612
 Production costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (8,674)    (13,045)
 Development costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (2,947)     (4,389)
                                                                                     ---------   ---------
Future net inflows before income tax  . . . . . . . . . . . . . . . . . . . . .         13,707      20,178
Future income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             --          --
                                                                                     ---------   ---------
Future net cash flows . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13,707      20,178
10% discount factor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (5,477)     (8,466)
                                                                                     ---------   ---------
Standardized measure of discounted future net cash flows  . . . . . . . . . . .      $   8,230   $  11,712
                                                                                     =========   =========

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

         Changes In Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves:

                                                                                   (UNAUDITED)
                                                                                   -----------
                                                                           1992        1993         1994
                                                                           ----        ----         ----
                                                                                  (IN THOUSANDS)
Standardized measure -- beginning of year . . . . . . . . . . . . .      $      0     $     0    $  8,230
Increase (decrease)
 Sales, net of production costs . . . . . . . . . . . . . . . . . .            --      (2,726)     (2,398)
 Net change in prices, net of production costs  . . . . . . . . . .            --          --         364
 Change in future development costs . . . . . . . . . . . . . . . .            --          --        (208)
 Revisions of quantity estimates  . . . . . . . . . . . . . . . . .            --          --       1,450
 Accretion of discount  . . . . . . . . . . . . . . . . . . . . . .            --          --         823
 Changes in production rates, timing and other  . . . . . . . . . .            --          --        (150)
 Extensions and discoveries, net of future costs  . . . . . . . . .            --         875          --
 Purchases of reserves-in-place . . . . . . . . . . . . . . . . . .            --      10,081       3,601
                                                                         --------     -------    --------
Standardized measure -- end of year . . . . . . . . . . . . . . . .      $      0     $ 8,230    $ 11,712
                                                                         ========     =======    ========


(15) COMMITMENTS AND CONTINGENCIES

         Colombian Operations-Alcaravan Contract -- During the third quarter of 1992, Harken, through a subsidiary, Harken de Colombia, Ltd., was awarded the exclusive right to explore for, develop and produce oil and gas throughout approximately 350,000 acres within the Alcaravan area ("Alcaravan") of Colombia. Alcaravan is located in Colombia's Llanos Basin and is located approximately 140 miles east of Santafe de Bogota. Harken and Ecopetrol have entered into an Association Contract ("Alcaravan Contract") which requires Harken to conduct a seismic and exploratory drilling program in the Alcaravan area ("work program") over the initial six years. At the end of each of the six years in the work program, Harken has the option to withdraw from the Alcaravan Contract or to commit to the next year's work requirements. If Harken makes a commercial discovery of oil and/or gas which is approved by Ecopetrol, the standard terms of the Alcaravan Contract will apply. Such terms provide for Ecopetrol to reimburse Harken for 50% of its successful well costs expended up to the point of commercial discovery and to receive a 20% royalty interest and for both Ecopetrol and Harken to each have a 50% working interest. The term of the Alcaravan Contract will extend twenty-two years from the date of any commercial discovery of oil and/or gas. Harken reprocessed in excess of 200 kilometers of seismic data on the Alcaravan area and completed the acquisition of 52 kilometers of new seismic data over prospective areas in mid-February 1994. Harken also plans to acquire approximately 26 kilometers of additional seismic data on the Alcaravan Contract area in February 1995.

         In September 1994, Harken announced that Huffco Group, Inc. ("Huffco") of Houston, Texas joined Harken in the drilling of its first exploratory well under the Alcaravan Contract. Under the terms of this joint

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES venture agreement, which was approved by Ecopetrol, Harken serves as operator and retains a 50% interest in the well. The well, the Alcaravan #1, was spudded in early February 1995 and will be drilled to a projected depth of 10,500 feet to test for commercial quantities of oil in the oil prone zones prevalent in the Llanos Basin; the Carbonera, Mirador, Guadalupe and the basal Cretaceous formations.

         Bocachico Contract -- In January 1994, Harken announced that Harken de Colombia, Ltd. had signed its second Association Contract ("Bocachico Contract") with Ecopetrol, covering the Bocachico contract area. Under the Bocachico Contract, Harken has acquired the exclusive rights to conduct exploration activities and drilling on this area, which covers approximately 192,000 acres in the Middle Magdelena Valley of Central Colombia.

         During the first year of the Bocachico Contract, Harken is conducting seismic activities on the land covered by this contract including reprocessing of at least 250 kilometers of existing seismic data and the acquisition of at least 35 kilometers of new seismic data. During each of the 2nd through the 6th contract years Harken may elect to continue the contract by committing to the drilling of at least one well during each contract year. During this initial six year term, called the Exploration Period under the Bocachico Contract, if Harken has discovered the existence of commercial production in the Bocachico Contract area, the Bocachico Contract will be further extended for a period of 22 years from the date of any commercial discovery of oil and/or gas. If Harken makes a commercial discovery of oil and/or gas which is approved by Ecopetrol, the standard terms of the Bocachico Contract will apply. Such terms provide for Ecopetrol to reimburse Harken for 50% of its successful well costs expended up to the point of commercial discovery and to receive a 20% royalty interest and for both Ecopetrol and Harken to each have a 50% working interest.

         In addition to reprocessing and acquiring seismic data during the first contract year of the Bocachico Contract, Harken has evaluated seismic data and has completed an engineering feasibility study to evaluate the potential for recovering existing oil reserves in the Rio Negro area, which is located in the northern portion of the Bocachico Contract area. Three wells were drilled, produced and subsequently abandoned by another contractor approximately 30 years ago in this area. These wells have provided information and data including production rates, well logs and pressure tests. This well data has been utilized by Harken in such studies to evaluate the feasibility of applying modern production and recovery techniques in this area. Harken will also acquire a minimum of 35 kilometers of seismic data on the Bocachico Contract area in early 1995.

         On January 19, 1995, after completing the engineering feasibility study, Harken notified Ecopetrol of Harken's commitment to drill a well under the Bocachico Contract, and thereby extended the contract into its second year. Harken currently anticipates that a well site will be selected and drilling will commence by mid-1995.

         Playero Contract -- In December 1994, Harken announced that Harken de Colombia, Ltd. had signed its third Association Contract ("Playero Contract") with Ecopetrol, covering the Playero contract area. Under the Playero Contract, Harken has acquired the exclusive rights to conduct exploration activities and drilling on this area, which covers approximately 10,000 acres in the Llanos Basin of Colombia, contiguous to Harken's Alcaravan Contract area.

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES

         During the first year of the Playero Contract, Harken will acquire at least 12 kilometers of new seismic data in the Playero Contract area. During each of the 2nd through the 6th contract years, Harken may elect to continue the contract by committing to the drilling of at least one well during each contract year. During this initial six year term, called the Exploration Period under the Playero Contract, if Harken has discovered the existence of commercial production in the Playero Contract area, the Playero Contract will be further extended for a period of 22 years from the date of termination of the Exploration Period with a total term not to exceed 28 years. If Harken makes a commercial discovery of oil and/or gas which is approved by Ecopetrol, the standard terms of the Playero Contract will apply. The Playero Contract was granted by Ecopetrol under a new form of Association Contract which has modified various standard terms from the previous form of Association Contract which was used on the Alcaravan and Bocachico Contracts. Such terms provide for Ecopetrol to reimburse Harken for 50% of its successful well costs expended up to the point of a commercial discovery and to receive a 20% royalty interest. Although both Ecopetrol and Harken each would have a 50% working interest, production net of royalty would be allocated 50% to each party until accumulated production from the Playero Contract area reaches a cumulative total of 60 million barrels of oil. After that cumulative production level is achieved, production net of royalty is allocated at rates to Harken from 50% to 25% based upon the relative profitability of the project with Ecopetrol receiving the remaining complementary 50% to 75% of such additional production.

         Bahrain Operations -- In January 1990, Harken, through its wholly-owned subsidiary, Harken Bahrain Oil Company ("HBOC"), entered into a production sharing agreement with the Bahrain National Oil Company ("BANOCO"), which gave it the exclusive right to explore for, develop and produce oil and gas throughout most of Bahrain's Arabian Gulf offshore territories. Subject to the discovery and development of oil and/or gas, the contract has a term of thirty-five years. Under the original terms of the agreement, as amended, Harken was to drill an exploratory well to test the Permian Khuff formation within 2 1/2 years and drill a total of four wells by 1995 to earn all of its acreage rights.

         In July 1990, Harken entered into a joint venture arrangement with a joint venture partner, Bass Enterprises Production Company ("BEPCO"), in which BEPCO committed to provide the funding for the first well and at least two subsequent wells. On April 8, 1993, HBOC and BEPCO entered into an agreement whereby BEPCO was released and discharged from any future drilling obligations related to HBOC's production sharing agreement, and the joint venture agreement between HBOC and BEPCO was terminated. As part of this agreement, BEPCO paid to HBOC approximately $2,000,000 plus other consideration, which represented the negotiated amount for BEPCO's remaining obligation for future costs to be incurred in Bahrain. This settlement amount was recorded as deferred revenue by Harken and is reduced by ongoing investment expenditures related to Bahrain.

         The initial exploratory well under the production sharing agreement was drilled on the Jarim Reef, which began drilling November 1991. In March 1992, after drilling was completed, HBOC announced that the Jarim No. 2 well was not productive of either oil or gas and was abandoned. On December 28, 1992, Harken commenced the drilling of its second exploratory well, the Muharraq No. 1, in Bahrain. In February 1993, Harken announced that the Muharraq No. 1 well had no shows of oil or gas and was plugged and abandoned. Further, under the terms of the production sharing agreement, HBOC allowed its exploration and drilling rights on approximately 10% of the acreage covered by the production sharing agreement to

                   HARKEN ENERGY CORPORATION AND SUBSIDIARIES expire, effective February 13, 1993. HBOC allowed an additional portion of the acreage covered by the production sharing agreement to expire effective August 29, 1993.

         In May 1994, Harken announced a new seismic reprocessing program covering 500 kilometers of seismic lines in the vicinity of the Jarim Reef. At present Harken holds approximately 500,000 acres under its production sharing agreement. Unless commercial production is found or an extension to the production sharing agreement is obtained, this acreage expires in July 1995.
In January 1995, Harken completed its reprocessing of approximately 500 kilometers of seismic data and has reviewed the results of that work with BANOCO. Unless Harken obtains a joint venture partner, Harken will not proceed to either acquire additional seismic data or drill another well. If a joint venturer is located, it will be necessary to obtain an extension of one year or more from July 1995 to complete work necessary with a joint venturer.

         Other -- Harken leases its corporate and certain other office space and certain field operating offices. Total office and operating lease expense during 1992, 1993 and 1994 was $680,000, $707,000 and $510,000, respectively.
Future minimum rental payments required under all leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1994, net of sublease arrangements, are as follows:


            YEAR                                                                              AMOUNT
            ----                                                                              ------
            1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $    403,000
            1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           315,000
            1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           260,000
            1998  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           202,000
            1999  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           200,000
            Thereafter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             4,000
                                                                                         ------------
              Total minimum payments required   . . . . . . . . . . . . . . . . . .      $  1,384,000
                                                                                         ============


         The exploration, development and production of oil and gas are subject to various Navajo, federal and state laws and regulations designed to protect the environment. Compliance with these regulations is part of Harken's day-to-day operating procedures. Infrequently, accidental discharge of such materials as oil, natural gas or drilling fluids can occur and such accidents can require material expenditures to correct. Harken maintains levels of insurance customary in the industry to limit its financial exposure. Management is unaware of any material capital expenditures required for environmental control during the next fiscal year.

         Harken has accrued approximately $1,260,000 at December 31, 1994 relating to other operational or regulatory liabilities related primarily to Chuska's operations. Harken and its subsidiaries currently are involved in various lawsuits and other contingencies, including the guarantee of certain lease obligations, which in management's opinion, will not result in significant loss exposure to Harken.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None



                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         Reference is made to the material under the captions "Directors of Harken" and "Executive Officers of Harken" in the Registrant's definitive Proxy Statement to be filed on or before April 30, 1995 pursuant to Regulation 14A in connection with its Annual Meeting of Stockholders to be held in June 1995, which is incorporated herein by reference.

ITEM 11. EXECUTIVE COMPENSATION

         Reference is made to the material under the captions "Executive Officers of Harken (Executive Compensation)" in the Registrant's definitive Proxy Statement to be filed on or before April 30, 1995 pursuant to Regulation 14A in connection with its Annual Meeting of Stockholders to be held in June 1995, which is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         Reference is made to the material under the captions "Principal Holders of Securities" in the Registrant's definitive Proxy Statement to be filed on or before April 30, 1995 pursuant to Regulation 14A in connection with its Annual Meeting of Stockholders to be held in June 1995, which is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Reference is made to the material under the captions "Certain Transactions" in the Registrant's definitive Proxy Statement to be filed on or before April 30, 1995 pursuant to Regulation 14A in connection with its Annual Meeting of Stockholders to be held in June 1995, which is incorporated herein by reference.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

A. Exhibits

         10-21     -- None
         22        -- Subsidiaries of Harken
         23-24     -- None
         25        -- Powers of Attorney
         26        -- None
         27        -- EDGAR Financial Data Schedules
         28-29     -- None

B. Financial Statements and Schedules

         (1) Included in PART II of this report:

                                                                                                    PAGE
                                                                                                    ----
      Harken Energy Corporation and Subsidiaries
      -- Report of Independent Public Accountants   . . . . . . . . . . . . . . . . . . . . . .      26
      -- Selected Financial Information and Other Data for the five years ended
           December 31, 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      15
      -- Consolidated Balance Sheets -- December 31, 1993 and 1994  . . . . . . . . . . . . . .      27
      -- Consolidated Statements of Operations for the three years ended
           December 31, 1994    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
      -- Consolidated Statements of Stockholders' Equity for the three years ended
           December 31, 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29
      -- Consolidated Statements of Cash Flows for the three years ended
           December 31, 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
      -- Notes to Consolidated Financial Statements   . . . . . . . . . . . . . . . . . . . . .      31

      (2) The information required by Schedules IV and VIII is provided in the related financial statements or in a note, thereto.

      (3) The information required by Schedules III, VII, X, and XI through XXVIII is not applicable to the Company.

C. Reports on Form 8-K

      On November 4, 1994, a report on Form 8-K was filed regarding the acquisition of additional interest in CHAP Venture.

                                   SIGNATURES

      Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in the capacities indicated.

Dated: February 14, 1995
                                                  /s/  BRUCE N. HUFF
                                        -----------------------------------------
                                                 HARKEN ENERGY CORPORATION

                                          By:                *
                                             ------------------------------------
                                         Mikel D. Faulkner, Chairman of the Board
                                        of Directors, Principal Executive Officer

                                                           *
                                        -----------------------------------------
                                        Richard H. Schroeder, Director, President
                                               and Chief Operating Officer

                                                           *
                                        -----------------------------------------
                                           Bruce N. Huff, Senior Vice President
                                          Chief Financial Officer and Principal
                                                    Accounting Officer


                                                           *
                                        -----------------------------------------
                                                Talat M. Othman, Director


                                        -----------------------------------------
                                              Michael R. Eisenson, Director

                                                           *
                                        -----------------------------------------
                                             Michael M. Ameen, Jr., Director

                                                           *
                                        -----------------------------------------
                                               Donald W. Raymond, Director

                                                           *
                                        -----------------------------------------
                                             E. C. Kettenbrink, Jr., Director




      Bruce N. Huff, by signing his name hereto, does hereby sign this Form 10-K, Annual Report for the fiscal year ended December 31, 1994, on behalf of Harken Energy Corporation and each of the above-named officers and directors of such Company, pursuant to powers of attorney, executed on behalf of the Company and each such officer and director.

*By: /s/  BRUCE N. HUFF
     ----------------------
          Bruce N. Huff,
         Attorney-in-fact

                              INDEX TO EXHIBITS

                                                                SEQUENTIALLY
         EXHIBIT                                                  NUMBERED
         NUMBER             EXHIBIT                                 PAGE
         -------            -------                             ------------
         10-21              -- None
         22                 -- Subsidiaries of Harken
         23-24              -- None
         25                 -- Powers of Attorney
         26                 -- None
         27                 -- EDGAR Financial Data Schedules
         28-29              -- None

                                                                      EXHIBIT 22

                           HARKEN ENERGY CORPORATION

                           WHOLLY OWNED SUBSIDIARIES

  CORPORATION                                                      NOTES:
  -----------                                                      ------
AEX, Inc.                                                           *
Fisher-Webb, Inc.                                                   **
Harken Exploration Company                                          *****
D-FW Resources Management, Inc.                                     *
Kendrick & Mulligan Oil & Gas, Inc.                                 *
KMI Acquisition Corporation                                         *
Kennedy & Mitchell, Inc.                                            ***
KMI Capital Corporation                                             *
Harken International, Ltd.                                          *****
Burns Drilling Company, Inc.                                        ****
Supreme Well Service Company                                        ****
Harken Bahrain Oil Company                                          *****
Harken de Colombia, Ltd.                                            ****
Harken de Mexico, Ltd.                                              ****
Harken de Venezuela, Ltd.                                           ****
Harken de Bolivia, Ltd.                                             ****
Chuska Resources Corporation                                        *****
Sunfield Energy Company                                             ******
Harken Southwest Corporation                                        ******

_______________

Notes:

*             Wholly Owned Subsidiary of Harken Exploration Company
**            Wholly Owned Subsidiary of Burns Drilling Company, Inc. (Merged)
***           Wholly Owned Subsidiary of KMI Acquisition Company
****          Wholly Owned Subsidiary of Harken International, Ltd.
*****         Wholly Owned Subsidiary of Harken Energy Corporation
******        Wholly Owned Subsidiary of Chuska Resources Corporation

                                                                   EXHIBIT 25

                           HARKEN ENERGY CORPORATION
                            10(K) POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned, an Officer and/or Director of HARKEN ENERGY CORPORATION, a Delaware corporation (the "Corporation"), hereby constitutes and appoints Mikel D. Faulkner, Bruce N. Huff and Larry E. Cummings and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent with full power of substitution for him and on his behalf in his name, place and stead in any and all capacities (whether on behalf of the corporation or as an Officer or Director or both thereof or by attesting the seal of the Corporation or otherwise), to sign, execute and file an Annual Report on Form 10-K for the fiscal year ended December 31, 1994, under the Securities Exchange Act of 1934, as amended with all exhibits and any and all documents required to be filed with respect thereto with the Securities and Exchange Commission or any state or other regulatory authority, and granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done.

         IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney effective as of March 11, 1994.

                NAME                                             CAPACITIES
                ----                                             ----------
                  *                                  Principal Executive Officer,
- ----------------------------------                   Chairman of the Board of Directors
          Mikel D. Faulkner

                  *                                  President
- ----------------------------------
        Richard H. Schroeder

                  *                                  Principal Financial Officer and
- ----------------------------------                   Principal Accounting Officer
            Bruce N. Huff

                  *                                  Director
- ----------------------------------
      Edwin C. Kettenbrink, Jr.

                                                     Director
- ----------------------------------
         Michael R. Eisenson

                  *                                  Director
- ----------------------------------
           Talat M. Othman

                  *                                  Director
- ----------------------------------
          Donald W. Raymond

                  *                                  Director
- ----------------------------------
        Michael M. Ameen, Jr.

[ARTICLE] 5

[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]                          DEC-31-1994
[PERIOD-START]                             JAN-01-1994
[PERIOD-END]                               DEC-31-1994
[CASH]                                       2,828,000
[SECURITIES]                                   110,000
[RECEIVABLES]                                1,705,000
[ALLOWANCES]                                 1,162,000
[INVENTORY]                                          0
[CURRENT-ASSETS]                             6,840,000
[PP&E]                                      28,036,000
[DEPRECIATION]                               7,859,000
[TOTAL-ASSETS]                              28,960,000
[CURRENT-LIABILITIES]                        5,133,000
[BONDS]                                              0
[COMMON]                                       664,000
[PREFERRED-MANDATORY]                        1,868,000
[PREFERRED]                                          0
[OTHER-SE]                                  21,295,000
[TOTAL-LIABILITY-AND-EQUITY]                28,960,000
[SALES]                                      4,156,000
[TOTAL-REVENUES]                             4,895,000
[CGS]                                        1,535,000
[TOTAL-COSTS]                                1,535,000
[OTHER-EXPENSES]                            11,230,000
[LOSS-PROVISION]                               256,000
[INTEREST-EXPENSE]                              85,000
[INCOME-PRETAX]                            (8,211,000)
[INCOME-TAX]                                         0
[INCOME-CONTINUING]                        (8,211,000)
[DISCONTINUED]                               (223,000)
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                               (8,434,000)
[EPS-PRIMARY]                                   (0.14)
[EPS-DILUTED]                                   (0.14)

                           HARKEN ENERGY CORPORATION
                       2505 NORTH HIGHWAY 360, SUITE 800
                          GRAND PRAIRIE, TEXAS  75050

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 3, 1994


         Notice is hereby given that the 1994 Annual Meeting of Stockholders (the "Meeting") of Harken Energy Corporation, a Delaware corporation ("Harken"), will be held at the West Chase Hilton & Towers, 9999 Westheimer, Houston, Texas 77042, on June 3, 1994, at 5:00 p.m., local time, for the following purposes:

         (1) to elect three Class "A" Directors of Harken to hold office in accordance with Harken's Certificate of Incorporation until the 1997 Annual Meeting of Stockholders and until their respective successors shall be duly elected and qualified;

         (2) to ratify the appointment of independent public accountants for Harken for fiscal year 1994; and

         (3) to transact such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on April 20, 1994 as the date of record for determining the stockholders entitled to notice of and to vote, either in person or by proxy, at the Meeting and any adjournments or postponements thereof.

         The Annual Report to Stockholders, a Proxy Statement containing information relative to the matters to be acted upon at the Meeting and a form of Proxy accompany this Notice.

         You are cordially invited to attend the Meeting.   However, whether
or not you plan to attend, you are urged to date, sign and promptly return your proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. YOUR VOTE IS
IMPORTANT. The giving of such proxy does not affect your right to revoke it later or vote your shares in person if you should attend the meeting.

                                              By Order of the Board of Directors



                                              Larry E. Cummings
                                              Secretary

Grand Prairie, Texas
April 22, 1994

                           HARKEN ENERGY CORPORATION
                      2505 NORTH HIGHWAY 360, SUITE 800
                         GRAND PRAIRIE, TEXAS  75050

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 3, 1994

                      SOLICITATION AND REVOCATION OF PROXY

         The accompanying proxy (the "Proxy") is solicited by and on behalf of the Board of Directors of Harken Energy Corporation, a Delaware corporation ("Harken"), in connection with the Annual Meeting of Stockholders (the "Meeting"), which will be held at the West Chase Hilton & Towers, 9999 Westheimer, Houston, Texas 77042, on June 3, 1994, at 5:00 p.m., local time, and at any adjournments or postponements thereof for the purposes set forth in the accompanying notice.

         Any stockholder giving a Proxy has the power to revoke the Proxy at any time prior to its exercise by filing with the Secretary of Harken a written notice of revocation or by duly executing a proxy bearing a later date.  A Proxy may also be revoked by any stockholder present at the Meeting
who expresses a desire to vote his or her shares in person.   Subject to such
revocation, shares will be voted in accordance with the instructions on the Proxy. As to the election of Directors, a stockholder may, by checking the appropriate box on the Proxy: (i) vote for all Director nominees as a group;
(ii) withhold authority to vote for all Director nominees as a group; or (iii) vote for all Director nominees as a group except those nominees identified by the stockholder in the appropriate area on the Proxy. With respect to each other proposal, a stockholder may, by checking the appropriate box on the
Proxy: (i) vote "FOR" the proposal; (ii) vote "AGAINST" the proposal; or (iii) "ABSTAIN" from voting on the proposal. In the event no instructions are given, the persons named in the accompanying Proxy will vote (i) FOR the election of the Director nominees listed in this Proxy Statement and (ii) FOR the ratification of the appointment of independent public accountants for Harken's fiscal year 1994. As to any other business that may properly be brought before the Meeting, the persons named in the accompanying Proxy will vote in accordance with their best judgment.

         This Proxy Statement and the accompanying Proxy were first mailed to the stockholders on or about April 22, 1994. The solicitation of Proxies will be primarily by mail, but may also be by telephone, telegraph or oral communications by officers, regular employees or agents of Harken. The cost of preparing, assembling and mailing the Proxy, this Proxy Statement and the other materials enclosed herewith, and all clerical and other expenses of proxy solicitation, will be borne by Harken. Harken also will request brokerage houses and other custodians , nominees and fiduciaries to forward soliciting materials to the beneficial owners of Harken's common stock, $.01 par value per share ("Common Stock"), held of record by such parties and will reimburse such parties for their expenses in forwarding such materials.

                  VOTING AT THE MEETING AND VOTING SECURITIES

         The Board of Directors has fixed the close of business on April 20, 1994 as the Record Date (herein so called) for determining the holders of Common Stock who will be entitled to notice of and to vote, either in person or by proxy, at the Meeting. The Common Stock is currently Harken's
only outstanding class of  voting stock.   Each holder of Common Stock will be
entitled to cast one vote for each share of Common Stock registered in his or her name on the books of Harken as of the Record Date. In the election of Directors, each holder of Common Stock will be entitled to cumulate his or her votes by voting the total number of shares of Common Stock held by such stockholder multiplied by the number of Directors to be elected, as such stockholder may see fit. Any holder of Common Stock who intends to cumulate his or her votes is required to give written notice of such intention to the Secretary of Harken on or before the day preceding the election at which such
holder intends to cumulate his or her votes.   Notice may be given on the
Proxy.   All holders of Common Stock may cumulate their votes if any holder has given such written notice. One or more stockholders personally present or represented by proxy and holding more than fifty percent (50%) of the outstanding shares of Common Stock as of the Record Date will constitute a quorum.

         In accordance with the Certificate of Incorporation and the Bylaws of Harken, the affirmative vote of a majority of the shares of Common Stock entitled to vote and represented in person or by proxy at the Meeting will be required for the election of each of the Director nominees, and for the ratification of the appointment of independent public accountants for Harken for fiscal year 1994. Abstentions will have the effect of a vote against the ratification of the appointment of independent public accountants for Harken for fiscal year 1994. Broker non-votes will have no effect on the election of the nominees to the Board of Directors or the ratification of the appointment of the independent public accountants for Harken for fiscal year 1994. On April 15, 1994, Harken had outstanding 59,482,853 shares of Common Stock, excluding 5,983,655 treasury shares.

                                 ANNUAL REPORT

         The Annual Report to Stockholders for Harken's fiscal year ended December 31 1993, which includes Harken's 10(k) for December 31, 1993, is being furnished with this Proxy Statement to stockholders of record on April 20, 1994. The Annual Report does not constitute a part of the Proxy solicitation materials.

                           OWNERSHIP OF COMMON STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth information regarding ownership of the Common Stock as of April 15, 1994 by each person who is known by Harken to own beneficially more than five percent (5%) of the outstanding Common Stock. Unless otherwise indicated, such persons have sole voting and investment power with respect to such shares and all suchs hares are owned beneficially and of record by the person indicated.

                                                            AMOUNT OF
         NAME AND ADDRESS OF                                BENEFICIAL               PERCENT
          BENEFICIAL OWNER                                  OWNERSHIP                OF CLASS
         -------------------                                ---------                --------
         Aeneas Venture Corporation                         9,085,723 (1)            15.27%
         c/o Harvard Management Company, Inc.
         600 Atlantic Ave., 26th Floor
         Boston, Massachusetts 02210-2203

         Abdullah Taha Bakhsh                               6,935,364 (2)            11.66%
         Bakhashab Building, 4th Floor
         P.O. Box 459
         Jeddah, Saudi Arabia

         Donald W. Raymond                                  5,460,334                 9.18%
         1990 North California, Suite 620
         Walnut Creek, California 94596

         Quadrant Capital Corp.                             5,018,806 (3)             8.44%
         c/o Quadrant Management Co., Inc.
         127 East 73rd Street
         New York, New York  10021

         Harvey V. Risien, Jr.                              4,695,926                 7.89%
         Fairmount Resources Corporation
         700 North St. Mary's Street, Suite 950
         San Antonio, Texas  78205

__________________________
(1) Includes 25,000 shares of Common Stock that may be acquired through the exercise of options exercisable at $5.625 per share, which options were transferred to Aeneas from Michael R. Eisenson, a Director of Harken, effective March 1, 1991. Also includes 468,367 shares of Common Stock owned beneficially by the Harvard Master
         Trust, 234,204 shares of Common Stock owned beneficially by the Harvard Yenching Institute and 321,679 shares of Common Stock owned beneficially by Phemus Corporation, all of which parties are affiliates of Aeneas. Aeneas has no investment or voting power over the shares owned by the Harvard Master Trust and the Harvard Yenching Institute.
(2) These shares are owned of record by Traco International, NV. ("Traco") and Atherstone Corporation N.V. ("Atherstone"). According to a
         Schedule 13D filed with Harken, Traco is wholly-owned by Mr. Bakhsh,
         and Atherstone is indirectly owned by Mr. Bakhsh.   The basis for
         certain of this information is Amendment 8 to the report on Schedule 13D filed by Abdullah Taha Bakhsh dated August 7, 1992.
(3) Includes 526,686 shares of Common Stock that may be acquired through the exercise of certain stock options. The basis for certain of this information is a Form 4 dated October 8, 1993 filed by Quadrant Capital Corp., Alan G. Quasha and NAR Group Limited.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information regarding the number of shares of Common Stock beneficially owned by each Director, each Director nominee, Harken's Chief Executive Officer, each of Harken's four other most highly compensated executive officers for 1993 and all of Harken's Directors and executive officers as a group as of April 15, 1994.

                                                   AMOUNT                   SHARES
                                                   OF BENEFICIAL            SUBJECT TO         PERCENT
         NAME                                      OWNERSHIP (1)            OPTIONS (2)        OF CLASS
         ----                                      -------------            -----------        --------
         Michael M. Ameen, Jr.                         6,000                     5,000            (3)
         Larry E. Cummings                           205,223                   185,064            (3)
         Michael R. Eisenson                               0 (4)                     0           0.00%
         Mikel D. Faulkner (5)                       744,579                   641,242           1.20%
         Bruce N. Huff                               275,000                   275,000            (3)
         Edwin C. Kettenbrink, Jr. (5)                     0                         0           0.00%
         Talat M. Othman                              25,000 (6)                25,000            (3)
         Donald W. Raymond                         5,460,394                         0           8.83%
         Harvey V.  Risien, Jr.                    4,695,926                         0           7.60%
         Alan G. Quasha (5)                        5,018,806 (7)               526,686           8.44%
         Richard H. Schroeder                        400,000                   400,000            (3)
         Stephen C. Voss                             265,000                   265,000            (3)
         All Directors and Executive              17,095,928                 2,322,992          27.66%
         Officers as a Group (13 Persons)

- -----------------------
(1) Includes shares that may be acquired through the exercise of certain options.

(2) The shares of Common Stock covered by such options whether or not such options are currently vested are also included in the column entitled "Amount of Beneficial Ownership."

(3)      Less than one percent (1%).

(4) Aeneas Venture Corporation ("Aeneas") and Phemus Corporation ("Phemus") are wholly-owned subsidiaries of the President and Fellows of Harvard College and affiliates of Aeneas Group, Inc. ("Aeneas Group"), which manages the private equity portfolio of the Harvard endowment fund. Mr. Eisenson is President of Aeneas Group and a Vice President and director of Aeneas and Phemus. Aeneas beneficially owns 8,061,473 shares (excluding shares beneficially owned by Phemus) and
         Phemus beneficially owns 321,679 shares of Common Stock.   See
         "Ownership of Common Stock - Security Ownership of Certain Beneficial Owners." As a member of the investment committee of Aeneas Group, Mr. Eisenson participates in the investment decisions of Aeneas and Phemus. Mr. Eisenson has neither sole investment nor sole voting power over the shares of Common Stock owned by Aeneas and Phemus. Mr. Eisenson disclaims beneficial ownership of the shares owned by Aeneas and Phemus.

(5)      Nominees for Class "A" Directors.

(6) Dearborn Financial, Inc., of which Mr. Othman is the President, is an affiliate of Traco and Atherstone, significant record stockholders of Harken. See "Ownership of Common Stock - Security Ownership of Certain Beneficial Owners."

(7) Includes the shares in which Mr. Quasha shares beneficial ownership with Quadrant Capital Corp., including 526,686 shares of Common Stock that may be acquired through the exercise of certain stock options.

                      PROPOSAL ONE:  ELECTION OF DIRECTORS

         The number of directors constituting the full Board of Directors of Harken has been established as nine (9) in accordance with Harken's Bylaws.
The Certificate of Incorporation provides that the number of Directors be divided into Classes A, B and C, with staggered terms of three (3) years each. Accordingly, Class A Directors will be elected at the Meeting to hold office until the 1997 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Class A currently consists of three
Directors: Mr. Mikel D. Faulkner, Mr. Alan G. Quasha and Mr. Edwin C. Kettenbrink, Jr. Messrs. Faulkner, Quasha and Kettenbrink have been nominated for re-election by the Board of Directors for the Class A positions on the Board.

         Effective as of October 26, 1993 Mr. George W. Bush resigned as a Class B Director of the Company. In accordance with Harken's Bylaws and Delaware law, the remaining members of the Board of Directors filled the vacancy created by Mr. Bush's resignation by electing Mr. Michael M. Ameen, Jr. as a Class B Director on February 11, 1994. The term of Class B Directors will expire at the Annual Meeting of Stockholders in 1995. On March 11, 1994 the Board of Directors, also in accordance with Harken's Bylaws and Delaware law, elected Mr. Richard H. Schroeder as President of Harken and as a Class C Director. In doing so the Board was expanded from eight (8) members to nine
(9) members.  The term of Class C Directors will expire in 1996.

         Unless otherwise instructed, the persons named in the Proxy intend to vote all Proxies FOR the election of the nominees of Harken's Board of Directors, being Messrs. Faulkner, Quasha and Kettenbrink. If any of the nominees listed on the Proxy should not continue to be available for election, the persons named in the Proxy will vote for such other person as the Board of Directors may recommend. The Board does not presently contemplate that any of the nominees will not become available for election for any reason. All nominees have indicated their willingness to serve if re-elected.

         The following includes information regarding each Director of Harken, as of April 15, 1993, and the current nominees for Directors of Harken.


                                                                                     Director
                                                                                     Continuously              Term
Name, Age and Business Experience                                                    Since                     Expires
- ---------------------------------                                                    ----------------          -------
MICHAEL M. AMEEN, JR. (Age - 70) - Director of Harken; from                          1994                      1995
1989 to present Mr. Ameen has served as a part time consultant to Harken with regard to Middle Eastern exploration projects;
Independent Consultant on Middle East Affairs for the past
five years;  Director of Anera (a charitable organization);
Director of Amideast (a charitable organization);  Director
of The American Center for Oriental Research (ACOR) and
Director of Seibel - Brule Group, (an insurance company).


MICHAEL R. EISENSON (Age - 38) - Director of Harken;                                 1987                      1995
Director of Cambridge NeuroScience, Inc., a biotechnology
company;  Director of ImmunoGen, Inc., a biopharmaceutical
company;  and a Director of Somatix Therapy Corporation, a
biopharmaceutical company;  President of Aeneas Group, Inc.
a wholly-owned subsidiary of Harvard Management, Inc., from
1986 to present, which manages the private equity portfolio
of the Harvard University endowment fund.  Consultant to
Boston Consulting Group, a business consulting company,
from 1981 to 1986.

MIKEL D. FAULKNER (Age - 44) - Chairman of the Board of                              1982                      1994
Harken since February 1991;  Director of Harken;  CEO
of Harken since 1982, and President of Harken from 1982
until February 1993.

EDWIN. C. KETTENBRINK, JR. (Age - 49) - Director of Harken;                          1993                      1994
Founder and sole shareholder of Landmark Environmental,
Inc., an environmental consulting firm, since 1989;
Vice President of Harken and certain of its subsidiaries
from 1984 to 1989.


TALAT M. OTHMAN (Age - 57) - Director of Harken; Director                            1987                      1994
of Hartmarx Corporation; Director of Tejas Power Corp.;
Chairman and CEO of  Dearborn Financial, Inc., an investment company, from 1983 to present.

ALAN G. QUASHA (Age - 44) - Director of Harken; Chairman of                          1983                      1994
the Board of Directors of Harken from 1983 to February 1991;
Director of E-Z Serve Corporation ("E-Z Serve"); Director of
Tejas;  Director of Quadrant Capital Corp.;  Chairman of the
Board of Directors of the Horn & Hardart Company;  Partner
in the law firm of Quasha Wessely & Schneider (New York, N.Y.)
from 1980 to September 1991;  President of Quadrant Management,
Inc., a management consulting company.

DONALD W. RAYMOND (Age - 56) - Director of and consultant to                         1993                      1996
Harken from February 1993 to present;  Chairman, CFO and Treasurer of Chuska Resources Corporation from 1988 to February 1993;
Chairman of Ute Oil Company and Sireen Oil, Inc.  from 1984 to present.

HARVEY V. RISIEN, JR. (Age - 40) - Director of Harken from                           1993                      1996
February 1993 to present;  President of Fairmount Resources,
Inc., from December 1993 to present;   President of  Harken
from March 1993 to December 1993;  President and Director of
Chuska Resources Corporation from April 1988 until  December
1993;  President of Ute Oil Company from 1984 to 1988.

RICHARD H. SCHROEDER (Age - 49) - Director and President of                          1994                      1996
Harken from March 11, 1994 to present;  President and owner
of RHS Management, a consulting firm, from November 1990 to
March 1994;  President of Rosewood Resources, Inc. from
January 1983 to November 1990.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF MESSRS. FAULKNER, QUASHA AND KETTENBRINK TO THE BOARD OF DIRECTORS.




                       DIRECTORS' MEETINGS AND COMMITTEES

         During 1993, the Board of Directors held two meetings, which included one regularly scheduled meeting and one special meeting. The Board of Directors has standing Audit and Compensation Committees, but does not have a Nominating Committee. During 1993, the Audit Committee, comprised initially of Messrs. Othman, and Bush and following Mr. Bush's resignation, Messrs. Othman and Kettenbrink, held two meetings and reviewed the financial statements of Harken and received reports and other communications from Harken's independent auditors. The present members of the Audit Committee are Messrs. Othman and Kettenbrink. During 1993, the Compensation Committee, comprised of Messrs. Quasha and Eisenson, held one meeting and was responsible for selecting parties eligible for grants of stock options, for making and setting terms for such grants and for setting
compensation for executive officers of Harken and its subsidiaries.   The
only member of the Compensation Committee at the present time is Mr. Eisenson. During 1993, the Board of directors appointed a Special Compensation Committee consisting of Messrs. Eisenson and Raymond to consider and recommend to the Board a proposal for Harken to reacquire or terminate all outstanding Purchase Grants which had previously been issued under Harken's Non-Qualified Incentive Stock Option Plan. (See "Certain Transactions - Purchase Grant Acquisition."). Mr. Quasha did not serve on this Special Compensation Committee due to a conflict of interest. Directors who were officers, employees or paid consultants of Harken received no separate compensation for their service as Directors.

         During 1993, each member of the Board of Directors attended or acted upon at least seventy-five percent (75%) of (i) the meetings of the Board of Directors (held during the period during which he was a Director), and (ii) the meetings of the committees on which he served (held during the periods that he served on such committees).

                           COMPENSATION OF DIRECTORS

         During 1993, each Director who was not also an officer, employee or paid consultant of Harken received a director's fee for each meeting of the Board of Directors or one of its committees which he attended in the amount of $2,000. The aggregate amount paid to the Directors during 1993 pursuant to such arrangement was $8,000. Directors who were also officers, employees or paid consultants of Harken received no separate compensation for service as Directors.

           CERTAIN MATTERS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

         Pursuant to the terms of a consulting agreement dated September 29, 1992, Mr. Raymond, a Director of Harken, serves as a full time consultant to Harken and in such role advises and consults with management on various matters. The agreement provided that for a period of two years beginning on February 16, 1993 Mr. Raymond would receive $200,000 per year as compensation for the consulting services rendered thereunder, be entitled to benefits under Harken's group health, disability and life insurance for its employees, be eligible to participate in Harken's 401 (k) Savings Plan and 125 Cafeteria Plan and be nominated by Harken to its Board of Directors. Harken further provides an office and certain office support for Mr. Raymond's use in Walnut Creek, California. At the 1993 Annual Shareholders Meeting Mr. Raymond was elected as a Class C Director which term expires in 1996. (See "Certain Transactions
- - Certain Matters Involving Officers and Directors").

         As of September 29, 1992, Harken entered into an agreement with Mr. Risien, which provided that for a period of two years beginning on February 16, 1993, Mr. Risien would receive $200,000 per year as compensation, hold a position as an executive officer of Harken and be nominated by Harken to its Board of Directors. This agreement was amended as of December 29, 1993 to provide that for the remaining term of this agreement Mr. Risien would serve as a consultant to Harken. In such capacity he will receive the same base compensation as previously provided. In addition, this amendment provided that Mr. Risien would be eligible to continue to participate in Harken's employee medical insurance, disability insurance, life insurance, 401(k) Savings Plan, and 125 Cafeteria Plan. Harken further provides reimbursement for expenses relating to Mr. Risien's office and office support in San
Antonio, Texas. Mr. Risien was elected as a Class C Director at the 1993 Annual Shareholders Meeting which term expires in 1996. (See "Certain Transactions - Certain Matters Involving Officers and Directors").

         Mr. Kettenbrink provided occasional services to Harken during 1993 through his environmental consulting firm, Landmark Environmental, Inc. ("Landmark"). The total of such fees paid during 1993 to Mr Kettenbrink and/or Landmark pursuant to such services rendered was $4,900. Harken has no contract or agreement with Landmark to utilize its services in preference to any other firm rendering similar services.

         Mr. Ameen has served as a part-time consultant to Harken under a consulting agreement since 1989. Mr. Ameen primarily consults with Harken concerning Harken's operations in Bahrain and/ or other Middle East projects and related matters. During 1993 Mr. Ameen was paid a total of $20,000 in consulting fees pursuant to such arrangement. This agreement may be terminated by either party by giving notice to the other prior to the annual renewal date for such agreement being December 31st. Unless so terminated the agreement will automatically renew for a subsequent one year term under the prior year terms.

                          EXECUTIVE OFFICERS OF HARKEN

         The officers of Harken are elected annually by the Board of Directors at the first meeting of the Board of Directors held following each Annual Meeting of Stockholders, or as soon thereafter as necessary and convenient, in order to fill vacancies or newly-created offices. Each officer holds office until the earlier of such time as his or her successor is duly elected and qualified, his or her death or he or she resigns or is removed from office.
Any officer or agent elected or appointed by the Board of Directors, may be removed by the Board of Directors whenever, in its judgment, the best interests of Harken will be served thereby, but such removal will be without prejudice to the contract rights, if any, of the person so removed.

         The executive officers of Harken as of April 15, 1994, their ages and positions held with Harken and their business experience for the past five years are listed in alphabetical order below.

                 Name                              Age              Position Held With Harken
                 ----                              ---              -------------------------
                 Larry E. Cummings                 41               Vice President, Secretary and
                                                                    General Counsel

                 Mikel D. Faulkner                 44               Chairman of the Board of Directors
                                                                    and Chief Executive Officer

                 Bruce N. Huff                     43               Senior Vice President and Chief
                                                                    Financial Officer

                 Richard H. Schroeder              49               President, Chief Operating Officer and Director

                 Stephen C. Voss                   44               Senior Vice President

         Larry E. Cummings - employed by Harken for over five years; Vice President, Secretary and General Counsel of Harken from 1983 to present; previously served as Senior Legal Counsel to Harken from 1978 to 1983.

         Mikel D. Faulkner - Chairman of the Board of Harken since February 1991; Director of Harken; CEO of Harken since 1982 and President of Harken between 1982 and 1993.

         Bruce N. Huff - employed by Harken in May 1990 as Senior Vice President and Chief Financial Officer; from 1976 to May 1990 Mr Huff was an officer of Davis, Kinard & Co., a public accounting firm in Abilene, Texas.

         Richard H. Schroeder - employed by Harken as President and Director since March 11, 1994; from November 1990 to March 1994 Mr. Schroeder was President and owner of RHS Management, a management consulting firm; from January 1983 to November 1990 Mr. Schroeder was President of Rosewood Resources, Inc. a privately owned oil and gas exploration and production company.

         Stephen C. Voss - Senior Vice President from 1990 to present; President of Harken International, Ltd., Harken Resource Management Corporation, Burns Drilling Company, Inc. and Supreme Well Service Company from 1990 to present; from 1981 to 1990 Mr. Voss was president of Reliant Drilling Company, a drilling company.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the compensation paid during each of the last three (3) years to Harken's Chief Executive Officer and its other executive officers in salary and other compensation during 1993.

                           SUMMARY COMPENSATION TABLE

                          Annual Compensation                                Long Term Compensation
                          ---------------------------------------------      ----------------------
Name and                  Fiscal                           Other Annual      Securities Underlying    All Other
Principal Position        Year    Salary       Bonus       Compensation      Options/SAR's (#)        Compensation
- ------------------        ------  ------       -----       ------------      -----------------        ------------
Mikel D. Faulkner         1993    $165,688     $65,000(1)       ---                91,686             $  11,264 (3)
Chairman,                 1992    $123,420         --           ---                ---                    8,728
and Chief Executive       1991    $161,137         --           ---                ---                      --
Officer

Bruce N. Huff             1993    $139,145           8          ---                ---                $  11,111 (4)
Sr. Vice President        1992    $111,675     $35,000(1)       ---                ---                   33,333 (4)
and Chief Financial       1991    $122,235     $ 1,017          ---                ---                   33,333 (4)
Officer

Stephen C. Voss           1993    $ 99,961     $25,089(1)       ---                ---                $  20,942 (5)
Sr. Vice President        1992    $ 94,206         --           ---                ---                      --
                          1991    $108,200     $ 1,230          ---                ---                      --

Larry E. Cummings         1993    $101,062     $    89          ---                42,845                   --
Vice President            1992    $ 74,223     $25,000(1)       ---                ---                      --
Secretary and             1991    $111,999     $ 1,017          ---                ---                      --
General Counsel

Harvey V. Risien, Jr.     1993    $188,750         --           ---                ---                $   3,420 (7)
President (6)             1992        --           --           ---                ---                      --
                          1991        --           --           ---                ---                      --

Monte N. Swetnam          1993    $ 95,807         --           ---                ---                $  52,500(10)
(Former) Exec.Vice        1992    $ 98,586     $92,000(9)       ---                ---                      --
President  (8)            1991    $149,555     $46,000          ---                ---                      --

(1) This amount shown as Bonus represented a portion of certain salary reductions which these executive officers had voluntarily agreed to make as an accommodation to Harken during 1992. Certain executive officers elected to receive this payment in December 1992 and others elected to receive it in January 1993.
(2) These stock options were granted during 1993 in connection with a transaction wherein Harken reacquired restricted shares of common stock held by these executive officers and issued these options which transaction was determined by the Special Compensation Committee to be economically neutral to both Harken and the employee (see "Certain Transactions-Purchase Grant Acquisition").
(3) This includes $6,497 for use of a company car, and $4,767 for a portion of his 1992 salary which was deferred until 1993.
(4) These amounts shown are scheduled debt forgiveness of a loan made to Mr. Huff at his employment related to moving expenses.

(5) This amount includes $17,500 of debt forgiveness and $3,442 relating to use of a company car.
(6) Mr. Risien resigned as President of the Company effective December 29, 1993. (See "Certain Matters Involving Directors and Executive Officers" for a discussion of an amendment to Mr. Risien's employment agreement effected in connection with such resignation).
(7)      Car allowance.
(8) Mr. Swetnam resigned as Executive Vice President of the Company effective May 15, 1993.
(9)      Includes Mr. Swetnam's bonus for both 1992 and 1993 all paid in 1992.
(10) This amount was paid to Mr. Swetnam as a consulting fee in connection with his severance from Harken following his resignation.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                          Number of           % of Total
                          Securities          Options/SAR's
                          Underlying          Granted to
                          Options/SAR's       Employees        Exercise Basis   Expiration     Grant Date
Name                      Granted             In Fiscal Year   Price ($/sh)     Date           Present Value(1)
- ----                      ----------------    --------------   --------------   ----------     ----------------
Mikel D. Faulkner (2)     91,686              25.8647%         $1.50            09/01/03       $74,266
Bruce N. Huff               --                  --               --                --             --
Stephen C. Voss             --                  --               --                --             --
Larry E. Cummings (2)     42,845              12.0866%         $1.50            09/01/03       $34,704
Harvey V. Risien Jr.        --                  --               --                --             --
Monte N. Swetnam            --                  --               --                --             --

- -------------------
(1) The Grant Date Present Value of these options was calculated based upon the Black-Scholles valuation method which calculated such present value as $.81 per option. This analysis took into consideration the grant date market price of the common stock of $1.063 per share, the 10 year life of such options vesting over four years and a market interest rate factor of 6.20%.

(2) The Options granted during 1993 to these executive officers were in connection with Harken's termination of outstanding Purchase Grants held by these parties in a transaction the Special Compensation Committee found to be economically neutral (see "Certain Transactions
         - Purchase Grant Acquisition").

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                                                         Number of Securities              Value of Unexercised
                                                         Underlying Unexercised            In-The-Money
                          Number of                      Options/SAR's at                  Option/SAR's
                          Shares/SAR's                   Fiscal Year End                   at Fiscal Year End (1)
                          Acquired on      Value        ----------------                   ----------------------
Name                      Exercise         Realized      Exercisable      Unexercisable    Exercisable         Unexercisable
- ----                      ------------     --------      ------------     -------------    --------------      -------------
Mikel D. Faulkner         ---              ---           316,242               --          $28,070                  --
Bruce  N. Huff            ---              ---            50,000               --             -0-                   --
Stephen  C. Voss          ---              ---            40,000               --             -0-                   --
Larry E. Cummings         ---              ---           110,064               --          $ 8,402                  --
Harvey V. Risien Jr.      ---              ---                 0               --             -0-                   --
Monte N. Swetnam          ---              ---            45,947               --             -0-                   --

- --------------------
(1) The closing price for the common stock as reported to the American Stock Exchange as of December 31, 1993 was $1.125. Value was calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of common stock underlying the option.

                              CERTAIN TRANSACTIONS

         The following table sets forth the largest amount of indebtedness owed to Harken by each of its Directors and Executive Officers as well as from one former subsidiary and one Limited Partnership of which a subsidiary of Harken served as manager during a portion of 1993. The table further shows the amount of total indebtedness owed to Harken by each of these parties as of April 15, 1994:

         Name and                          Largest Amount
         Relationship with                 of Indebtedness                   Total Current
         Harken                            During 1993                       Indebtedness
         --------                          -------------                     -------------
         Mikel D. Faulkner                 $1,117,937(1)                     $520,000(2)
         Executive Officer, Director

         Bruce N. Huff                     $   11,111(3)                     $      0
         Executive Officer

         Stephen C. Voss                   $   20,942                        $      0
         Executive Officer

         Larry E. Cummings                 $  277,050(4)                     $  6,000
         Executive Officer

         Harvey V. Risien, Jr.             $   19,980                        $      0
         Former Executive Officer,
         Director

         Monte N. Swetnam                  $  129,600(5)                     $      0
         Former Executive Officer

         Alan G. Quasha                    $  597,937(4)                     $      0
         Director

         E-Z Serve Corporation             $4,160,207(6)                     $870,000
         Former Subsidiary

         Harken Anadarko Partners, L.P.    $  404,000                        $163,000(7)
         Former managed Limited
          Partnership

         -------------------------

(1) This balance includes $597,937 principal amount due to Harken under certain non-recourse promissory notes which were given to Harken by Mr. Faulkner in connection with the prior exercise of stock options and purchase of restricted shares of Common Stock. These notes were extinguished in full in connection with a transaction wherein Harken reacquired these restricted shares of Common Stock and issued new stock options in a transaction the Special Compensation Committee found to be economically neutral (see "Certain Transactions - Purchase Grant Acquisition").

(2) Represents a non-recourse note in the amount of $520,00 bearing interest at the Broker Loan Rate plus 1/2% which is due October 2, 1999. The note is secured by vested options to purchase 266,790 shares of Harken's common stock at $1.00 per share under the Harken's Incentive Non-Qualified Stock Option Plan. Subsequent to December 31, 1993, an agreement was reached with Mr. Faulkner whereby the note, together with accrued interest, is scheduled to be forgiven equally over three installments dated April 1994, July 1995 and December

         1996, with each installment of such forgiveness being contingent upon the officer's continued employment through the date of each such installment. In addition the expiration date of the options held as security for such note was extended until March 11, 2001.


(3) Represents the remaining balance of a loan made to Mr. Huff for moving expenses related to his employment with Harken in 1990. This remaining balance was forgiven during 1993.

(4) These balances reflect the principal amounts due to Harken from these parties under certain non-recourse promissory notes which were given by such parties to Harken in connection with their prior exercise of stock options and purchase of restricted shares of Common Stock. These notes were extinguished in full in connection with a transaction wherein Harken reacquired these restricted shares of Common Stock and issued new stock options in a transaction the Special Compensation Committee found to be economically neutral (see "Certain Transactions-Purchase Grant Acquisition").

(5) This balance represented the principal amount due to Harken from Mr. Swetnam under certain non-recourse promissory notes which were given by him to Harken in connection with his prior exercise of stock options and purchase of restricted shares of common stock. These notes were terminated and the shares of Common Stock held as security thereunder transferred to Harken's treasury upon Mr. Swetnam's resignation.

(6) Prior to April 30, 1991, E-Z Serve was a subsidiary of Harken. Mr. Quasha is a director of Harken and E-Z Serve. Additionally, Mr. Quasha also serves as a director of Quadrant Capital Corp., which has a significant beneficial ownership in each of Harken and E-Z Serve, and Mr. Eisenson, a Director of Harken, serves as a director and officer of Aeneas Venture Corporation, which has a significant beneficial ownership interest in each of Harken and E-Z Serve. As part of a restructuring by E-Z Serve, Harken tendered and released to E-Z Serve a 12% secured subordinated debenture in the principal amount of $3,136,000 issued by E-Z Serve together with accrued interest thereon of $154,207, along with other consideration in exchange for 12,830 additional shares of E-Z Serve's Series C Preferred Stock along with other benefits (see "Certain Transactions - E-Z Serve Restructuring").

(7) Harken Anadarko Partners, L.P. ("HAP") was during 1993 an affiliate of Aeneas Venture Corporation , a major shareholder of Harken. Mr. Eisenson, a Director of Harken, is a director and officer of Aeneas Venture Corporation. (See "Ownership of Common Stock - Security Ownership of Certain Beneficial Owners"). Until May 1993 a subsidiary of Harken acted as the manager of HAP. The amounts of indebtedness shown represents net remaining activity during 1993 between Harken and HAP.

         Purchase Grant Acquisition. The Board of Directors at its regular meeting held on April 7, 1993 determined that it would be in Harken's best interest to effect a plan to reacquire and/or cancel all of the outstanding Purchase Grant Shares which had previously been issued. Purchase Grant Shares had previously been issued under Harken's Incentive Non-Qualified Stock Option Plan (the "Non-Qualified Plan").

         In the years 1986, 1988 and 1989, certain of the optionees under the Non-Qualified Plan were given the election upon being granted options to have their options made immediately exercisable on condition they immediately exercised such options and purchased the shares. The Board of Directors determined in making such grants that, as a result of the restricted nature of the shares and the lack of any rights on the part of the optionee to cause such shares to be registered, a fair and reasonable exercise price per share would be 60% of the closing price for Harken's publicly traded shares on the date of such grant. These individuals were further given the opportunity to borrow the funds from Harken to exercise such options and purchase such shares. In that event, the optionee gave a non-recourse promissory note bearing interest at 5% per annum to Harken and Harken retained the shares as collateral. These notes were due eight years from making or upon termination of such optionee's employment with Harken. In 1986, 1988, and 1989 certain parties, including certain officers and directors, elected to purchase Common Stock under these terms (which shares are referred to as the "Purchase Grants"). Upon maturity of such notes given , if not repaid by the maker, Harken could look only to the shares of Common Stock held as security for satisfaction of such indebtedness.

         The Board of Directors determined that it would be to Harken's benefit to terminate all outstanding Purchase Grants and the associated related party debt. A Special Compensation Committee was established by the Board consisting of Mr. Eisenson and Mr. Raymond, both of whom were disinterested
Board members with regard to such Purchase Grants.   This Special Committee
was authorized and directed by the Board to implement a plan and means to terminate these Purchase Grants on an economically neutral basis such that neither the individual holding such Purchase Grants nor Harken would realize an immediate benefit or loss from the transaction implemented.

         The Special Committee then engaged an independent consulting firm to review the Purchase Grants and to independently determine a value for such Purchase Grants as well as to make recommendations to the Special Committee with regard thereto.

         The consulting firm made its report to the Special Committee on April 28, 1993 and responded with a supplemental report concerning additional
information requested by the Committee on July 1,1993.   In its report,
the consulting firm provided a valuation of each separate Purchase Grant which was outstanding to any officer, employee or director of Harken. The consulting firm also established a valuation of new stock options that could be issued to each individual upon surrender of his Purchase Grants, which new stock options would be approximately equal in present value, as determined by such consulting firm through a Black-Scholles analysis, to the Purchase Grants being surrendered.

         The Special Committee subsequently approved and adopted the plan which was presented to each holder of Purchase Grants on August 27, 1993 under which each holder of Purchase Grants surrendered them all to Harken and the associated note(s) would be terminated and such surrendering party would be granted certain new stock options which had been determined by the consulting firm to have a present value equal to the Purchase Grants being surrendered.

         These new stock options were issued under the Non-Qualified Plan, were immediately vested on issuance, would expire in ten years as provided in the Non-Qualified Plan and were issued at an exercise price of $1.50 per share, which constituted a premium over the then current market price for Harken's common stock.

         Subsequently, all individuals then holding Purchase Grants surrendered all of their Purchase Grant shares to Harken. As a result Harken reacquired 704,000 common shares into treasury and issued 274,483 new stock options. (see "Compensation of Executive Officers").

         The following table sets out the terms of the Purchase Grants and related notes which were terminated by each Executive Officer and/or Director of Harken:

                                                                    Principal Amount
Name and Relationship     Purchase Grant   Purchase Price of        Plus Accrued Interest     Maturity Date
with Harken               Shares           Purchase Grant Shares    of Promissory Note(s)     of Promissory Note
- -----------               ------           ---------------------    ---------------------     ------------------
Mikel D. Faulkner          60,000          $1.20                    $ 93,900                  December, 1994
Executive Officer,         75,000          $2.5125                  $233,188                  March, 1996
Director                  100,000          $3.375                   $405,000                  January, 1997

Alan G. Quasha             60,000          $1.20                    $ 93,900                  December, 1994
Director                   75,000          $2.5125                  $233,188                  March, 1996
                          100,000          $3.375                   $405,000                  January, 1997

Larry E. Cummings          35,000          $1.20                    $ 54,775                  December, 1994
Executive Officer          24,000          $2.5125                  $ 74,621                  March, 1996
                           50,000          $3.375                   $202,499                  January, 1997


        E-Z Serve Restructuring. Harken held a 12% secured subordinated debenture in the principal amount of $3,136,000, from E-Z Serve Corporation ("E-Z Serve"), a former subsidiary of Harken, which included $1,336,000 which was issued by E-Z Serve in 1991 in exchange for 531,824 shares of Harken Common Stock and was reflected as a reduction to stockholders' equity in Harken's balance sheet. In April 1993, Harken agreed to enter into an exchange which E-Z Serve had proposed in connection with an overall E-Z Serve restructuring. Under this restructuring, which was consummated on April 21, 1993, E-Z Serve entered into various agreements with its existing bank, a new bank, its major stockholders including affiliates of Quadrant Capital Corp. and Aeneas Venture Corporation, both major shareholders of Harken (see "Ownership of Common Stock - Security Ownership of Certain Beneficial Owners"), as well as certain agreements with Harken. Under the exchange which was made between E-Z Serve and Harken, Harken tendered and released to E-Z Serve the 12% secured subordinated debenture of $3,136,000 plus accrued interest receivable from E-Z Serve. Harken also waived certain antidilution provisions of the E-Z Serve Series C Preferred Stock held by Harken and made a capital contribution to E-Z Serve for $336,000 in cash. In exchange for the above matters, Harken received a full and complete release of Harken's guarantee previously given to E-Z Serve's bank for up to $5,000,000 of a portion of E-Z Serve's bank debt. In addition, Harken received 12,830 additional shares of E-Z Serve's Series C Preferred Stock and received an agreement from E-Z Serve which would have allowed Harken to assist E-Z Serve in identifying purchasers for the shares of Harken Common Stock which were held by E-Z Serve and under which E-Z Serve would pay to Harken a fee to be negotiated upon the sale of any such shares to such identified parties. All of these shares of Harken Common Stock were subsequently sold by E-Z Serve under an effective registration statement and did not require Harken's assistance nor did Harken earn any fee in connection therewith.

          Acquisition of Chuska Resources Corporation. Effective February 15, 1993, Harken consummated a merger between a wholly- owned subsidiary and Chuska Resources Corporation ("Chuska"), a publicly held corporation, pursuant to which Chuska became a wholly-owned subsidiary of Harken. In exchange for all of the outstanding common stock of Chuska, Harken issued 14,210,357 shares of Harken Common Stock. In connection with the merger, Harken filed a registration statement, which became effective January 15, 1993, with the Securities and Exchange Commission for the shares of Harken Common Stock issued through this transaction. Mr. Raymond and Mr. Risien, who were each former executive officers, directors and major shareholders of Chuska, agreed to exchange their Chuska shares on the same terms as were offered to all other Chuska shareholders. Mr. Raymond thereby initially acquired 5,998,641 shares of Harken Common Stock and Mr. Risien thereby initially acquired 5,999,525 shares of Harken Common Stock. In connection with such transaction Harken also entered into certain consulting and/or employment agreements with each of Mr.
Raymond and Mr. Risien, respectively. ( See "Certain Transactions - Certain Matters Involving Directors and Executive Officers").

         Sale of HAP. On December 17, 1992, Harken, through its subsidiary Harken Exploration Company

("HEXCO"), entered into a Purchase and Sale Agreement (the "HAP Agreement"), pursuant to which HEXCO sold its 12% general partner's interest in Harken Anadarko Partners, L.P. ("HAP") to Aeneas Energy Corporation ("AEC"), an affiliate of Aeneas Venture Corporation, on December 30, 1992. Aeneas Venture Corporation is a major shareholder of Harken. (See "Ownership of Common Stock
- - Security Ownership of Certain Beneficial Owners").

         Under the terms of the HAP Agreement, Harken continued to manage the oil and gas property interests of HAP and operate certain of these
partnership properties.   Harken was paid by HAP $50,000 per month to manage
the partnership interest in such properties in addition to the fees it received for serving as operator of the properties pursuant to applicable joint
operating agreements.   During the second quarter of 1993, the partnership
sold its interests in all oil and gas properties operated by Harken and Harken ceased to manage the partnership effective May 1, 1993.

         Certain Matters Involving Directors and Executive Officers. Mr. George W. Bush resigned from Harken's Board of Directors effective October 26, 1993 and terminated the Consulting Agreement under which he had served as a consultant to Harken since April 1987.

         Pursuant to the terms of a consulting agreement dated September 29, 1992, Mr. Raymond, a Director of Harken, serves as full time consultant to Harken and in such role advises and consults with management on various matters. The agreement provided that for a period of two years beginning on February 16, 1993 Mr. Raymond would receive $200,000 per year as compensation for the consulting services rendered thereunder, be entitled to benefits under Harken's group health, disability and life insurance as provided for its employees, be eligible to participate in Harken's 401(k) and 125 Cafeteria Plans and be nominated by Harken to its Board of Directors. Harken further provides an office and certain office support for Mr. Raymond's use in Walnut Creek, California. On February 1, 1994, Mr. Raymond agreed as an accommodation to Harken to reduce the annual amount of this compensation and extend the term of this contract accordingly.

         As of September 29, 1992, Harken entered into an agreement with Mr. Risien, which provided that for a period of two years beginning on February
16, 1993, Mr Risien would receive $200,000 per year as compensation, hold a position as an executive officer of Harken and be nominated by Harken to its Board of Directors. Upon Mr. Risien's resignation as an executive officer in December 1993 this contract was amended to provide for Mr. Risien to serve as a consultant instead of an executive officer and to be entitled to continue under Harken's group health, disability and life insurance as provided for its employees as well as participate in Harken's 401(k) and 125 Cafeteria Plans. Harken further provides reimbursement for expenses relating to Mr. Risien's office and office support in San Antonio, Texas.

         General. All of the foregoing transactions were entered into after arms-length negotiations. Directors of Harken who had a direct or indirect interest in any such transaction other than as a director of Harken did not participate in, and were not consulted in connection with, the meetings or deliberations of the Board of Directors approving such transactions.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

         Messrs. Quasha and Eisenson were during 1993, and have been since the beginning of fiscal 1992, members of the Compensation Committee of Harken's Board of Directors. Mr. Quasha was an executive officer of Harken prior to 1991, and was indebted to Harken during 1993 in the amount of $597,937, which indebtedness was incurred in connection with his exercise of stock options for Purchase Grants and was evidenced by promissory notes which bear interest at 5% per annum and are due eight years after their making (See "Certain Transactions - Indebtedness" and "Certain Transactions - Purchase Grant Acquisitions"). Additionally, Mr. Quasha currently is, and Mr. Eisenson was, a director of each of E-Z Serve Corporation ("E-Z Serve") and Tejas Power Corporation ("Tejas"), former subsidiaries of Harken. Mr. Quasha also serves as a director of Quadrant Capital Corp., which has a significant beneficial ownership interest in each of Harken, E-Z Serve and Tejas, and Mr.
Eisenson serves as a director and officer of Aeneas Venture Corporation, which has a significant beneficial ownership interest in each of Harken, E-Z Serve and Tejas. Harken has entered into several significant transactions with E-Z Serve and Aeneas Venture Corporation since the beginning of fiscal 1993. (See "Certain Transactions - E-Z Serve Restructuring" and "Certain Transactions - Sale of HAP"). Harken disclaims being an affiliate of either E-Z Serve or Tejas.

         Additionally, during the 1993 fiscal year, the Compensation Committee was supplemented by the Special Compensation Committee which had been established by the Board of Directors to consider and effect a termination of the previously issued Purchase Grants. The Special Compensation Committee consisted of Messrs. Eisenson and Raymond. Mr. Raymond, formerly an executive officer, director and major shareholder of Chuska Resources Corporation, acquired 5,998,641 shares of Harken Common Stock in connection with Harken's acquisition of Chuska. In addition, in connection with such acquisition, Mr. Raymond and Harken entered into a consulting agreement which provided that for a period of two years beginning on February 16, 1993, Mr. Raymond would receive $200,000 per year as compensation for the consulting services rendered thereunder, be entitled to benefits under Harken's group health, disability and life insurance as provided for its employees, be eligible to participate in Harken's 401(k) and 125 Cafeteria Plans and be nominated by Harken to its Board of Directors. On February 1, 1994, Mr. Raymond agreed as an accommodation to Harken to reduce the annual amount of this compensation and extend the term of this contract accordingly. (See "Certain Transactions").

                        PERFORMANCE OF THE COMMON STOCK

         The graph below compares the cumulative total return of Harken's Common Stock to the S&P 500 Index and the Value Line Petroleum Producing Companies Index.


                                   (CHART)


           COMPARISON OF CUMULATIVE SHAREHOLDER RETURN 1988 - 1993



                                                   1988       1989       1990       1991       1922       1993
                                                   ----       ----       ----       ----       ----       ----
                                                                             Dollars
Harken Energy Corp.                                100         87         22         89         57         20
S&P 500                                            100        132        127        166        179        197
Value Line Petroleum Producing Companies           100        140        114        103        108        119
                                                   ===        ===        ===        ===        ===        ===


                      Data Source: S&P Compustat Services


- -------------------------
(1) In 1990, through a rights offering to its stockholders, Harken disposed of its gasoline retail and wholesale distribution subsidiary (E-Z Serve Corporation) and its natural gas gathering, transmission and storage subsidiary (Tejas Power Corporation).

         The closing sale price of Harken's Common Stock as reported by the American Stock Exchange on April 15, 1994 was $1.875 per share.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Harken's Directors and executive officers, and persons who own more than ten percent of a registered class of Harken's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Harken. Directors, executive officers and greater than ten-percent stockholders are required by SEC regulations to furnish Harken with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms and written representations from certain reporting persons, Harken believes that all filing requirements applicable to its Directors, executive officers and persons who own more than 10% of a registered class of Harken's equity securities have been complied with during 1993.

                 PROPOSAL TWO:   INDEPENDENT PUBLIC ACCOUNTANTS

         The independent public accountants for Harken have been Arthur Andersen & Co. since fiscal year 1979. The

Audit Committee has recommended to the Board of Directors that Arthur Andersen & Co. be nominated as independent public accountants for fiscal year 1994, and the Board of Directors approved the recommendation.

         Unless otherwise specified, shares represented by Proxies will be voted FOR ratification of the appointment of Arthur Andersen & Co. as independent public accountants for fiscal year 1994. A representative of Arthur Andersen & Co. is expected to attend the Meeting with the opportunity to make a statement if such representative desires to do so and to be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                OTHER BUSINESS

         Management knows of no other business that will be presented for consideration at the Meeting, but should any other matters be brought before the Meeting, it is intended that the persons named in the accompanying Proxy will vote such Proxy at their discretion.

                 STOCKHOLDER PROPOSALS FOR 1994 ANNUAL MEETING

         Any stockholder desiring to present a proposal to the stockholders at the 1995 Annual Meeting of Stockholders, which currently is expected to be scheduled in June, 1995, must transmit such proposal to Harken so that it is received by Harken at its principal executive offices to the attention of the Corporate Secretary on or before December 23, 1994. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations.

                                              By Order of the Board of Directors



                                              Larry E. Cummings,
                                              Secretary




Grand Prairie, Texas
April 22, 1994

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The Compensation Committee is charged with reviewing and making recommendations to the Board of Directors regarding cash compensation, granting of stock options and other compensation to be paid to Harken's executive officers. During the 1993 fiscal year the Compensation Committee was supplemented by the Special Compensation Committee which had been established by the Board of Directors to consider and effect a termination of the previously issued Purchase Grants (See "Certain Transactions - Purchase Grant Acquisition").

         In establishing annual compensation for executive officers, the Compensation Committee takes into consideration many factors in making a
determination of aggregate compensation.   Such factors during 1993
included; 1) the financial results of Harken during the prior year; 2) the performance of Harken's stock in the public market; 3) prior compensation paid to such executives over the past five years; 4) compensation of executive officers employed by companies comparable to Harken; 5) the achievements of management in completing significant projects during the year; and 6) management's dedication and commitment to the support of Harken.

         The Committee has established a policy of aligning management's benefits and incentives with those of the stockholders of Harken. In setting compensation the Committee utilizes its subjective judgment based upon these factors referenced above and does not apply a formula and/or assign a weight to each factor considered when establishing compensation levels.

         The compensation paid in 1993 to Harken's Chief Executive Officer, Mr. Faulkner, included annual salary, use of company car, payment for unused vacation days and options granted in connection with the termination of the previously issued Purchase Grants, which options the Committee found to be of a present value equal to the Purchase Grants held by Mr. Faulkner which were terminated (see "Certain Transactions - Purchase Grant Acquisition" for a discussion of this transaction). Mr. Faulkner had previously voluntarily reduced his salary during 1992 as an accommodation to Harken. Effective January 1, 1993, his salary was increased back to $148,000 which was the level prior to the voluntary reduction.

         The Committee considered in making its decisions on compensation, the relationship between such compensation and corporate performance in all areas of its operations. The Committee used its subjective judgment in weighing these considerations along with the others referenced above.

         During this past year, the Committee considered the granting of stock options to members of Executive Management. After discussion and consultation with the Board it was determined not to issue new stock options to executive management as compensation during 1993 with the exception of these options which were granted by the Special Compensation Committee in connection with Harken's termination of the outstanding Purchase Grants. (See "Certain Transactions - Purchase Grant Acquisition").

         All discussions by the Compensation Committee relating to the compensation of Harken's executive officers are customarily reviewed by the full Board of Directors, except for decisions about awards under certain of Harken's Stock Option Plans, which must be made solely by the Compensation Committee to satisfy Exchange Act Rule 16b-3.

                                     By:     Michael R. Eisenson
                                             Alan G. Quasha
                                             Donald W. Raymond

X  PLEASE MARK YOUR
   VOTES AS IN THIS
   EXAMPLE.


   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. WHERE NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED "FOR" MATTERS (1) AND (2).

                               FOR            WITHHELD
1. Election of Three          (   )            (   )
   Class A Directors
   (see reverse side)

                                              FOR      AGAINST    ABSTAIN
2. Ratification of the appointment of        (   )      (   )      (   )
   Arthur Andersen & Co. as independent
   public accountants for Harken for
   fiscal 1994.

3. In the discretion of the proxies on any   (   )      (   )      (   )
   other matters as may properly come
   before the meeting or any adjournment(s) thereof.


         (     )  Please mark this box if you
                  will personally be attend-
                  ing the meeting.

         (     )  Change of Address



   SIGNATURE(S)______________________________ DATE_________________

   SIGNATURE(S)______________________________ DATE_________________
   NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



PROXY
                          HARKEN ENERGY CORPORATION

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS

          FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 3, 1994


     The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Harken Energy Corporation ("Harken") to be held June 3, 1994, and (2) constitutes and appoints Bruce N. Huff and Larry E. Cummings, and each of them, attorneys and proxies of the undersigned, with full power of substitution to each, for and in the name, place, and stead of the undersigned, to vote, and to act with respect to, all of the shares of Common Stock of Harken standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at that meeting and at any meetings to which that meeting is adjourned, as follows:

                                                   (change of address)

Election of Three Class "A" directors of     _________________________________
Harken, to hold office in accordance
with Harken's Certificate of Incorporation _________________________________ and Bylaws until the 1997 Annual Meeting
of Stockholders:                             _________________________________

  Mikel D. Faulkner, Alan G. Quasha and      _________________________________
  Edwin C. Kettenbrink, Jr.                  (If you have written in the above
                                             space, please mark the
                                             corresponding box on the reverse
                                             side of this card.)


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                    SEE REVERSE
                                                                       SIDE

                                                                      APPENDIX H

                              SEARCH ANNUAL REPORT

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                   FORM 10-K

                Annual Report pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934 (Fee Required)
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994.

                          Commission File No. 0-18837

                            SEARCH EXPLORATION, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                  75- 2278362
(State or other jurisdiction of           (I.R.S.Employer Identification No.)
incorporation or organization)

            1500 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, TX
                                   75240-2387

Registrant's telephone number, including area code: (214) 991-4100 Securities registered pursuant to Section 12(b) of the Act:
                                      None

Securities registered pursuant to Section 12(g) of the Act:

                         COMMON STOCK, $0.05 PAR VALUE

                                (TITLE OF CLASS)

INDICATE BY CHECK MARK WHETHER THE REGISTRANT (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS, AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE LAST 90 DAYS.

                                YES  X     NO

AS OF DECEMBER 31, 1994, THE REGISTRANT HAD ISSUED AND OUTSTANDING 3,690,632 SHARES OF COMMON STOCK, $0.05 PAR VALUE, ITS ONLY CLASS OF VOTING STOCK. THE AGGREGATE MARKET VALUE OF THE 2,995,624 SHARES OF COMMON STOCK HELD BY NON-AFFILIATES OF THE REGISTRANT AS OF FEBRUARY 8,1995, WAS APPROXIMATELY $1,996,224 (BASED UPON THE MEAN OF THE CLOSING BID AND ASKED PRICES ON NASDAQ ON THAT DATE, $0.68 PER SHARE).

                      DOCUMENTS INCORPORATED BY REFERENCE:
                                      NONE

INDICATE BY CHECK MARK IF DISCLOSURE OF DELINQUENT FILERS PURSUANT TO ITEM 405 OF REGULATION S-K IS NOT CONTAINED HEREIN, AND WILL NOT BE CONTAINED, TO THE BEST OF REGISTRANT'S KNOWLEDGE, IN DEFINITIVE PROXY OR INFORMATION STATEMENTS INCORPORATED BY REFERENCE IN PART III OF THE FORM 10-K OR ANY AMENDMENT TO THIS FORM 10-K.
                                YES        NO  X

                                     PART I

ITEM 1. BUSINESS

HISTORY

         Search Exploration, Inc., (the "Company" or "Search" herein) is a Delaware corporation, formed July 17, 1989 when three general and thirty limited partnerships and Plano Petroleum Corporation, a publicly held corporation, entered into several merger/exchange agreements subject to requisite approvals of their respective limited partners and stockholders. In November, 1989, the votes required by each of the thirty-three partnerships for approval of the exchange offer were received and Plano's shareholders approved the merger. The Company commenced operations on December 1, 1989 and its common stock began trading on the over-the-counter market on February 8, 1990.The Company's business plan was developing oil and gas drilling prospects for resale to others. However, on November 8,1994, the Company signed a Merger Agreement with Harken Energy Corporation, subject to Shareholder's approval. Note the Proxy Statement dated February 3,1995, and the brief description in
Item 1.


ACTIVITIES DURING 1994:

         In 1993, the Search Board determined that it was inappropriate for the Company to remain at its present size. Search's lack of critical mass had precluded it from securing financing through numerous avenues which had been pursued, including equity placements and offerings of equity, as well as debt financing and debt offerings. The Search Board had determined that for Search to remain at its present size a large portion of its revenues would ultimately be required to fund Search's overhead and continued operations, which would not be in the best interest of Search's Stockholders. Consequently, the Search Board determined that Search either needed to identify and complete one or more acquisitions of other small oil and gas exploration companies to achieve this critical mass or to merge Search with a larger oil and gas exploration company.

I.       PROPOSED TRANSACTION REQUIRING SHAREHOLDER APPROVAL


         On November 8,1994, Search entered into a merger agreement with Harken Energy Corporation. Harken is an independent oil and gas company based in Dallas, Texas, which is publicly traded on the American Stock Exchange under the symbol of "HEC." The merger agreement provides that Search will be merged into a subsidiary of Harken in exchange for newly issued registered common shares of Harken determined by dividing $0.8099 by the average closing price of a share of Harken common stock over the 30 days immediately preceding a date that is five trading days prior to the Special Shareholders' Meeting. In no event will the Harken share price used to calculate the exchange ratio be greater that $2.37( an exchange ratio of 0.3417390) or less than $1.27.(an exchange ratio of 0.6377165).

         In addition, Search shareholders will receive a non-transferrable right to receive additional shares of Harken common stock and a possible cash payment based upon a future valuation of oil and gas reserves subsequently developed from certain Undeveloped Properties now owned by Search. The amount, if any, of such additional shares of common stock and cash payment will not be determined and distributed until after June 30,1996. Note the Undeveloped Properties discussion in Item 2 below.

         Upon consummation of the merger, each of Search's 575,000 outstanding shares of preferred stock and certain corporate obligations of Search will be exchanged for Harken common stock utilizing the same exchange ratio but using $1.00 per share as the base to be divided by the average trading price.

         As a part of the transaction, Harken will make an exchange offer for all 989,000 outstanding options and warrants of Search for 750,000 warrants to be issued by Harken exercisable at $1.82 per share of Harken common stock until June 30,1996. Any outstanding Search options or warrants which are not exchanged shall remain outstanding and, after the consummation of the merger, shall be exercisable for Harken common stock on the same terms as set forth in the options and warrants.

         Harken will file a registration statement with the Securities and Exchange Commission covering the shares of common stock to be issued in both the initial and subsequent transactions as soon as practicable. After the registration statement is declared effective, the prospectus will also serve as the proxy statement in connection with Search's Special Stockholder's Meeting to be held to approve or disapprove the merger. It is currently anticipated that this meeting will be held during April, 1995.

         The transactions contemplated by the Merger Agreement are subject to numerous conditions including the approval of the merger by all the preferred stockholders and a majority of the holders of Search's common stock. Consummation of the merger does not require the vote of Harken's stockholders.

II.      ON GOING BUSINESS ACTIVITY

         Search continues operations through various joint ventures and diversified activities. A description and the status of these activities follows:

(A)    PROSPECT GENERATING ACTIVITY

         Prospect generating activities provide a basis for expanding the oil and gas assets of the Company, while minimizing initial drilling risks. Search generates prospects both in-house through its wholly owned subsidiary, McCulloch Energy, and through joint ventures with proven professional individuals or companies. These joint ventures provide diversification and advanced seismic techniques while maintaining maximum flexibility.

         The Company's strategy has been to use available working capital to participate in controlled risk prospect generation ventures which provide a cash profit upon the sale of the prospect, plus a carried working interest in the initial well on each prospect. Currently, the Company has $751,463 in these undeveloped properties or 29% of total assets.

         In 1994, the Company finalized two projects that had been internally generated. The Provident City Prospect, in LaVaca County, Texas, a deep Wilcox test, was sold to three large independent oil companies in November,1994, and the initial well on the prospect is expected to begin drilling in the second quarter of 1995. The second project is a 50% owned 3-D Prospect in Throckmorton County, Texas, on which the Company anticipates drilling the first of six possible drill site locations in the second quarter of 1995.

         The Company has participated in two prospect generating joint ventures. On December 1, 1989, the Company entered into an oil and gas lease acquisition and exploration agreement with Yuma Petroleum Company ("Yuma") of Houston, Texas, a company otherwise unaffiliated with the Company. Yuma has been active in the Gulf Coast area for approximately ten years and has developed and sold many Gulf Coast prospects to major and independent oil companies as well as others. The Yuma Venture employs 8 persons including oil and gas landmen, geologists, geophysicists and engineers, all of whom have substantial experience in the Gulf Coast area.

         A three year agreement provided that the Company would contribute 50% of Yuma's overhead and assembly costs, including acreage and seismic costs, associated with approximately 12 to 15 prospects expected to be generated
during each year of the agreement.   For its contribution, the Company receives
50 percent of all cash profits and 25% carried working interest in the prospects developed and sold by Yuma. These prospects are in the Gulf Coast area (excluding Louisiana after May 1, 1992) and have an average drilling investment of approximately $ 90,040 per prospect attributable to the Company's one-half interest. See Item 2 Properties for information concerning the results of this program. The Yuma joint venture was terminated as of July 1, 1993, in order to allow the Company to expand its own prospect generating activity, but it will take until the second quarter of 1995 to liquidate the existing Yuma prospect inventory in an orderly manner.

         In March 1990, the Company signed a joint venture agreement with Pecos Petroleum Company, of Houston,Texas, which was subsequently terminated as of December 31,1992. The last remaining prospect was drilled in the second quarter of 1994, and was plugged and abandoned.

         As of December 31, 1994, the Company had a net remaining investment of approximately $348,000 in the Yuma joint venture. The Company realized aggregate net cash revenues of approximately $1,500,000 in 1994 from prospect sales. The cash profit or losses on these prospects is not reflected in the Statement of Operations of the Company, but as a reduction or increase in the cost of the Proved Properties on the Balance Sheet.

         During 1995, the Company contemplates a merger with Harken Energy and consequently will only participate in working out of the existing prospect inventory (Undeveloped Properties). This activity is subject to many factors outside the Company's control. These factors include worldwide and domestic economic conditions, the price of oil and gas, proximity to pipelines, the supply and price of other energy forms, and the regulation of prices, production, transportation and marketing by federal and state governmental and administrative authorities.

UNDEVELOPED PROPERTIES

         The following is an operational update through January 16, 1995, on those prospects in the Company's Undeveloped Property account which is the subject property relating to the contingent consideration provided for in the proposed Merger Agreement and discussed above.

NEW TAITON, WHARTON COUNTY, TEXAS

         Amerada Hess Petroleum, is the operator and 100% working interest owner on this 2,200 acre prospect. Two of the first three wells drilled are currently completed as gas wells. The Dorotik No. 1 is producing into the pipeline at 2.7 MMCFPD plus 71 BOD from the lower Meek Sand after sand frac stimulation, and Dorotik No. 2 is producing from the upper Meek Sand at 3 MMCFPD and 93 BOD without stimulation. It appears at least three more wells will be needed to fully delineate the productive limits of the structure. The Company has a 3.75 percent back-in working interest after payout on a well by well basis on the prospect lands.

PROVIDENT CITY PROSPECT, LAVACA COUNTY, TEXAS

         Cabot Oil and Gas, Seneca Energy Company and American Exploration Company are the working interest partners. In addition to drilling a 14,000 foot Wilcox gas exploration well, the partners have subscribed to a 26 square mile $600,000 3-D shoot covering an extended Prospect Area.

         The first well may commence drilling early in the second quarter of 1995. The Company is carried through the drilling of the first well to casing point for 14 percent. It must pay its share of completion costs and further development costs if any.

TATUM SQUARE PROSPECT, WHARTON COUNTY, TEXAS

         Tatum Square is a 974 acre, 10,000 foot Yegua exploratory prospect which was sold in January, 1995 to Meridian Resources, Seneca Energy, and
Puchuta, all of Houston.   The Company will recover its land and seismic costs
as well as a cash prospect fee and reserve a 5 percent carried interest to casing point on the first well drilled.

KINGS CREEK PROSPECT, THROCKMORTON COUNTY, TEXAS

         The Company has a 50 percent working interest in this 2,500+ acre 3-D seismic prospect. Five separate carbonate mounds have been seismically identified, and will be tested by five 4,500 foot wells. The first test may be a joint well with offset acreage holders to the west.

HANCOCK RANCH,  COLORADO  COUNTY, TEXAS

         The Company participated in a 30 square mile, 3-D seismic program on the 13,000 acre Hancock Ranch with objectives in Miocene (3,500'), Frio (to 6,500'), Yegua (to 10,000') and Wilcox sands (to 16,000'). No significant Yegua nor Wilcox leads have been uncovered but numerous shallow Frio and Miocene "Bright Spot/AVO" gas prospects have resulted. Three shallow wells have been successfully drilled and a package of seven shallow Frio/Miocene "Bright Spot/AVO" wells have recently been sold to various industry partners. These seven wells should all be drilled during the first quarter of 1995. The Company will attempt to sell its carried interest of 3.75% in these seven and any future Shallow Frio wells.

SOUTHWEST SPEAKS PROSPECT, LAVACA COUNTY, TEXAS

         This joint Yuma/Company Prospect, currently comprising 1,100 leased acres, will be offered to industry partners, in February, 1995, to carry out a 3-D seismic program, focusing on the Middle Wilcox, at 13,000 to 15,000 feet.


GRACEY RANCH PROSPECT, COLORADO COUNTY, TEXAS

         This 2,256 acre, seismically controlled prospect, is one half sold to Seitel as well as Cox and Perkins Oil Company, who will spend approximately $1,106,000 in 3-D shooting (25.3 square miles) to earn a 50 percent working interest. Several other companies are now seriously considering the remaining 50 percent interest available. The Company would retain a carried working interest of approximately 2.5%.

EASTERN SHELF PROJECT;  NOLAN, COKE, AND TOM GREEN COUNTIES, TEXAS

         The Company's largest three dimensional seismic technology (3-D) exploration is on the Eastern Shelf of West Texas with Placid Oil Company of Dallas, Texas. This Project consisted of 140 sections which have been shot and interpreted utilizing 3-D , and the leasing of approximately 57,600 gross acres. The Company holds a 25% working interest, or 14,850 net acres. Under an eight well farmout agreement entered into in July, 1994, the Company received an overriding royalty interest reverting to a half back-in working interest after payout on an aggregate basis on the farmed-out acreage. The first two wells of the farmout were two wells previously drilled, of which one had been plugged and abandoned and the other had marginal daily production. The Company retained its 25% interest in the remainder of the acreage not included in the eight 160 acre farmout locations.

         To date, three 6,500 foot Pennsylvanian oil wells have been completed with poor to moderate results, 20 to 60 barrels of oil per day. Two other wells were abandoned without finding production. Placid is required to drill three additional prospects under the farmout. During the fourth quarter of 1994, Placid Oil Company was purchased by Occidental Petroleum Company. Consequently, the future development of this prospect may be delayed. Therefore, the Company elected during the third quarter of 1994, to write-off over three quarters of its remaining investment in the Eastern Shelf Project, or $1,200,000, and it is possible a sale will result in the Company receiving less than its remaining basis.

(B) SALE OF PRODUCING PROPERTIES OR JOINT VENTURES

         In 1993, the Company through its 50% owned affiliate, Tierra Minerals Development. L.L.C., purchased 19 operated and 25 non-operated wells located primarily in Neuces County, Texas. Tierra simultaneously entered into a joint venture with Stanford Offshore Properties, of Dallas, Texas, whereby Stanford paid the purchase price plus cost reimbursement and a fee to Tierra, and a participation in 8.35% of monthly net cash flow until Stanford received 120% of its capital investment, at which time Tierra's share of cash flow would increase to a 32.5% working interest. On December 24, 1993, the Company agreed to sell its 50% interest in Tierra Minerals Development, L.L.C. to Comstock Resources, Inc., a publicly held Dallas based production acquisition company, for 132,500 of its common shares which had a bid price of $ 3.0682 per share at December 31,1993. Accordingly, the securities were recorded at fair market value as of year end. During the first quarter of 1994, the Company sold the Comstock common stock for prices ranging from $ 4.75 to $ 5.00, for total proceeds of $ 610,055, or a recognizable profit of $ 203,508.

         Since the partnerships formed by the Company during 1992 had a significant payable to the Company, and were not able to refinance with a bank, the Company sold an overriding royalty interest in the Scott Field of Lafayette Parish, Louisiana, for $ 86,700 during the second quarter of 1994. This sale allowed the McCulloch Guaranty Distribution 1992-A, Ltd. to eliminate its $42,737 payable to the Company and to make a distribution to the limited partners. The financial statement impact of this sale was a reduction in the cost basis of proved properties, and an increase in cash.

(C)      RE-ENTRIES AND RE-WORKS OF OLD FIELDS

         In 1993, the Company and affiliated limited partnerships participated in eleven re-entries selected from the Golden Meadow field of Lafourche, Parish, Louisiana, as having non-produced or bypassed reserves. After experiencing cost overruns in excess of 200%, three of the highest reserve potential wells were abandoned. The other eight wells also experienced significant cost overruns; however, commercial production was established. Initial production from the eight wells was 500 barrels of oil per day but quickly declined to approximately 200 barrels per day. Because of high operating costs in the marsh environment, the project is not economic at current prices and production levels.

         The Company had a 25% working interest in the program apart from its affiliated limited partnerships, McCulloch Energy Guarantee Distribution 1992-A and B, L.P., which each had a 12.5% working interest in 6 of the 8 producing wells. See Subsection (D), Program Offerings to Investors, below. The Company and partnerships incurred costs exceeding $1 million and received approximately $ 375,000 in net revenue, well below expectations.

         In the second quarter of 1994, the Company disposed its and the partnership's interest in the Golden Meadow Field in Lafourche Parish, Louisiana. This disposition was accomplished by forfeiting the interest to the operator for forgiveness of accounts payable of $156,000.


(D) PROGRAM OFFERINGS TO INVESTORS

         In August, 1991, the Company renamed Search Prospect, Inc., its oil and gas operating subsidiary, McCulloch Energy, Inc. and named a corporate director, M. Michael Witte, as Chairman. In addition to its other activities previously discussed, McCulloch acts as managing general partner in various private and public limited partnerships.

         McCulloch's initial program, McCulloch Combination Units Limited Partnership - 1991, a Texas Limited Partnership ("MCU') closed December 31, 1991, with funding of $650,000, of which McCulloch contributed $500,000. MCU purchased production in three wells for $190,000, completed five wells and drilled three dry holes. On July 1, 1993, the Company purchased the three limited partnership units in the McCulloch Combination Units - 1991 Ltd. not previously owned. The aggregate purchase price was $149,244 , payable $ 23,944 at closing and the balance in a 8% note, payable in equal installments each quarter commencing December 31, 1993. The note is now paid in full.

         McCulloch's second program, McCulloch Energy Guaranty Distribution 92-A L.P., a Texas Limited Partnership ("MGD 92-A"), was closed August 31, 1992 with funding of $528,000, of which McCulloch contributed $358,000. Partners in the McCulloch Energy Guaranty Distribution 92-A, L.P. are guaranteed a 15% per annum distribution for 5 years on the production portion of the partnership's investment by McCulloch Energy, Inc. The MGD 92-A invested $187,000 in production purchases, by purchasing an overriding royalty interest in three wells and a 12.5% working interest in another well. The Company's management believes the reserve value of this partnership is more than adequate to meet the aforementioned guaranteed distributions.

         MGD 92-A participated in six well completions and two dry holes. In addition, MGD 92-A participated in six producing recompletions in the Golden Meadow Prospect. McCulloch has a carried revenue interest of 25% in the partnership. The partnership has no ability to assess the limited partners and borrowing by the partnership is limited to 50% of net asset appraised value. As of December 31,1994, the MGD 92-A had total payables of $17,187, and a deficit in working capital of $15,703.

         McCulloch's third program, McCulloch Energy Guaranty Distribution 92-B L.P., a Texas Limited Partnership ("MGD 92-B"), closed December 31, 1992 with funding of $680,000, of which McCulloch invested $490,000. By mutual consent of the general and limited partners the Partnership did not purchase reserves. Therefore, McCulloch is not liable for the five year, 15% per annum guaranteed distribution as with the MGD 92-A partnership. The partnership has participated in four well completions, two dry holes and six producing recompletions in the Golden Meadow Prospect. McCulloch has a carried revenue interest of 25% in the partnership. The partnership has no ability to assess the limited partners, and borrowing by the partnership is limited to 50% of net asset appraised value. As of December 31,1994, the MGD 92-B had total payables of $23,545, and a deficit in working capital of $17,474.

         In December 1993, McCulloch Energy, Inc. formed McCulloch Collateralized Energy Venture, Ltd. -1993 ("93 Venture").The total amount raised was $325,000, with McCulloch making no capital contribution as a Venture Partner. McCulloch co-managed with an industry partner who provided the initial capital and turnkey services. In addition, McCulloch did agree to provide certain existing oil and gas producing wells as collateral to the venture to insure a minimum amount of gross production each quarter commencing in the fifth quarter of the venture. The partnership did not purchase production. The drilling was diversified over ten different wells. The results from the initial drilling was poor. As a result, the collateral commitment to the partnership as been formally segregated and assigned to the partnership. The reserves applicable to these wells were therefore deducted from the reserve estimates of McCulloch, and accounted for in the reserve estimates of the Collateralized partnership. Note Item 2 discussion of the Engineering of Reserves . As of December 31,1994, the partnership had total payables of $31,827, and a deficit in working capital of $12,842.

         During the third quarter of 1994, the Company withdrew from the offering and management of private placement limited partnerships. Consequently, the Company proposed to purchase the interest in the three remaining partnerships for a 10% interest bearing note payable over four years in equal semi-annual installments in arrears. These notes are $101,223.79 for the MGD 92-A , $84,487.77 for the MGD 92-B, and $256,787.90 for the 93 Venture; totaling $ 442,499.46. These notes will be secured by the properties purchased, as well as corporately guaranteed by McCulloch Energy, Inc. The purchase was calculated by risk adjusting the independently evaluated reserve estimates, 10% net present value, further reduced 10 % for Proved Producing Reserves, and 60% for Proved Non-Producing Reserves. This offer was made on December 3,1994, and has been unanimously accepted by the Investor Partners. The balloting was concluded January 13,1995, and the effective day of the transaction is January 1,1995. Therefore, this purchase for notes will not effect the financial statements as of December 31,1994.

(E) CORPORATE FINANCING

         During 1994, the Company talked with a number of banks and other lending institutions to secure an operating line of credit or some form of corporate financing. These discussion were unsuccessful. Consequently, the Company pursued merger discussions with several corporations which resulted in the Merger Agreement dated November 8,1994, with Harken Energy Corporation as discussed in Item 1 (I).

MISCELLANEOUS MATTERS

         As of December 31, 1994 the Company had one full time employee, one part time employee, and various consultants as needed.

         Neither the Company nor any of its subsidiaries has been a party to any bankruptcy, receivership, reorganization, readjustment, or similar proceedings. The Company has no material patents, trademarks, franchises, or concessions. The Company spends no material efforts or funds on research and development. The Company's operations are seasonal with respect to demand for natural gas and crude oil products caused by changes in weather conditions, worldwide production and industrial demand.

         The Company maintains public liability insurance, workmen's compensation insurance and property insurance on its office premises and on a portion of its lease and well equipment. The Company does not carry business interruption insurance.

ITEM 2. PROPERTIES

ACREAGE

         The following sets forth the acreage owned directly by the Company or indirectly through participation in various partnerships, as of December 31, 1994.

DEVELOPED(l)

                 MGD 92-A         MGD 92-B         MCCULLOCH
               Gross(1)   Net(2)  Gross    Net     Gross    Net
Texas          565        70.62   320      10.94   6,154    341.48
Louisiana       0            0      0         0        0        0
Oklahoma        0            0      0         0        0        0
               ---        -----   ---      -----   -----    ------

Total          565        70.62   320      10.94   6,154    341.48
               ===        =====   ===      =====   =====    ======



(1) Gross acres include the total number of acres subject to a lease; net acres represent the number of acres attributable to a participant's share of the working interests.

(2) Does not include the ownership of Investor Partners of the partnerships.

UNDEVELOPED (1)

                                       Gross(2)                         Net
                                       --------                       -------
Yuma Joint Venture                       17,447                      6,535.75
McCulloch Energy, Inc.                    1,010                        141.40
Placid Joint Venture                     58,190                     14,547.50
                                         ------                     ---------

Total                                    76,647                     21,224.65
                                         ======                     =========

(1)      Acreage is in Texas

(2) Gross acres include the total number of acres subject to a lease; net acres represent the number of acres attributable to a participant's share of the working interest.

OIL AND GAS RESERVES

         No estimates of reserves were filed by the Company with any agencies in calendar year 1994 other than the Securities and Exchange Commission. The Company is not obligated to provide a fixed and determinable quantity of oil or gas in the future under any long term contracts or agreements.

         The following tables summarize certain information regarding the estimated proved oil and natural gas reserves and estimated future net revenues of the Company and attributable to the Company's net revenue interest in affiliated limited partnerships as of December 31, 1994. Such estimated reserves and future net revenues, as set forth herein and in Note 12 of the Notes to the Company's Consolidated Financial Statements, are based upon an oil and gas reserve evaluation report prepared by Gerald DuPont of Houston, Texas, independent consulting petroleum engineer. All of the Company's reserves are located in the continental United States. For additional information, see Note 12 to the Consolidated Financial Statements.


                          PROVED OIL AND GAS RESERVES
                               DECEMBER 31, 1994

                                                              Oil              Gas
                                                               (Bbls)         (Mcf)
                                                             --------      ---------
Proved developed producing reserves                            11,072        945,455

Proved developed non-producing reserves                         8,247        352,567
                                                               ------      ---------

Total proved reserves                                          19,319      1,298,022
                                                               ======      =========

The reserve data herein represents only estimates that are based on subjective determinations. Accordingly, the estimates are expected to change as additional information becomes available. Further, estimates of oil and gas reserves, of necessity, are projections based on engineering and economic data. There are uncertainties inherent in the interpretation of such data, and there can be no assurance that the proved reserves set forth herein will ultimately be produced, or that the estimated revenues shown below will be realized within the periods indicated.

Proved developed producing reserves are those expected to be recovered from currently producing zones under continuation of present operating methods. Proved developed non-producing reserves consist of (i) reserves from wells which have been completed and tested but are not yet producing due to lack of market or minor completion problems which are expected to be corrected, and
(ii) reserves currently behind the pipe in existing wells and which are expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the well. Proved undeveloped reserves are those reserves which may be expected either from existing wells that will require a major expenditure to develop or from undrilled acreage adjacent to productive units which are reasonably certain of production when drilled.

 ESTIMATED FUTURE NET REVENUES
AS OF DECEMBER 31, 1994

The following table sets forth an estimate of future net revenues of the Company, plus the Company's net revenue interest in properties held by affiliated limited partnerships after deducting production and ad valorem taxes, future capital costs and operating expenses, but before consideration of federal income taxes. The future net revenues have been discounted at an annual rate of 10% to determine their "present value." The net revenues do not give effect to liabilities of the partnerships which must be paid before the Company can realize its share of such revenues. The present value is shown to indicate the effect of time on the value of the net revenue stream and should not be construed as being the fair market value of the properties. Estimates have been made in accordance with current Securities and Exchange Commission guidelines concerning the use of constant oil and gas prices and operating costs in reserve evaluations.

Estimated Future Net Revenue
Year ending December 31,
       1995                                                  $  418,906
       1996                                                     303,120
       1997                                                     247,279
       1998                                                     227,577
       Thereafter                                             1,120,142
                                                             ----------

       Total                                                 $2,317,024
                                                             ==========

Estimated future net revenues
   before income taxes,
   discounted at 10% per annum                               $1,512,783
                                                             ==========

         The net price received at the well head at December 31, 1994, used in the above table were $18.00 per barrel of oil and $2.00 per Mcf of gas. Lease and well operating costs are based on actual costs per monthly operating expense records.


         Estimates of the Company's oil and gas reserves (as measured using the aggregate future net revenues discounted at an annual rate of 10 percent)
changed from approximately $ 3,333,333 as of January 1, 1994, to   $1,482,277
at December 31,1994, as a result of:

         1.The production and sale of crude oil and natural gas for the twelve months of $ 220,718 net of production taxes, lifting costs and expenses related to the sale of crude oil and natural gas produced and sold;

         2.Reserves attributable to the Golden Meadow interest of approximately $ 794,003 were assigned for debt forgiveness.(Note Golden Meadow discussion above)

         3.Reserves associated with the overriding royalty interest in the Scott Field of approximately $ 229,488 were sold.

         4.Reserves associated with the abandonment of the Estralla Project in Starr County, Texas, of approximately $ 512,044, were lost on abandonment.

         5.Reserves associated with the Striddie Prospect, approximately $39,276, were lost because of the drop of production and mechanical failures.

         6.Reserves associated with several Frio producing wells of approximately $ 736,960 were reduced based on the engineering report.


         The Company solicited the purchase of additional oil and gas reserves from partners in three of its limited partnerships. Note Item (D) Program Offerings to Investors above. These purchase reserve estimates were prepared at the same time, by the same independent engineer, and utilizing the same standards as those used by the Company. The reserve estimates of the Partnerships are:

                MCCULLOCH ENERGY GUARANTY DISTRIBUTION 92-A,LTD.
                          PROVED OIL AND GAS RESERVES
                              DECEMBER 31, 1994

                                                                 Oil            Gas
                                                                (Bbls)         (Mcf)
                                                               --------      ---------
Proved developed producing reserves                                  2          92,517

Proved developed non-producing reserves                              0           2,861
                                                                     -         -------

Total proved reserves                                                2          95,378
                                                                     =         =======


Estimated future net revenues
   before income taxes,
   discounted at 10% per annum                                      $100,386
                                                                    ========





                MCCULLOCH ENERGY GUARANTY DISTRIBUTION 92-B,LTD.
                          PROVED OIL AND GAS RESERVES
                               DECEMBER 31, 1994

                                                                 Oil            Gas
                                                                (Bbls)         (Mcf)
                                                               --------      ---------
Proved developed producing reserves                                 83          60,641

Proved developed non-producing reserves                             11          31,248
                                                                    --        --------

Total proved reserves                                               94          91,889
                                                                    ==        ========


Estimated future net revenues
   before income taxes,
   discounted at 10% per annum                                      $108,126
                                                                    ========

               MCCULLOCH COLLATERALIZED ENERGY VENTURE 93-A,LTD.
                          PROVED OIL AND GAS RESERVES
                               DECEMBER 31, 1994

                                             Oil      Gas
                                           (Bbls)     (Mcf)
                                           ------  ---------
Proved developed producing reserves           83      269,034

Proved developed non-producing reserves        0      130,808
                                           -----     --------

Total proved reserves                         83      399,842
                                           =====     ========


Estimated future net revenues
   before income taxes,
   discounted at 10% per annum                       $398,472
                                                     ========


The following table shows the production revenues and expenses attributable to the Company's oil and natural gas interests including those held directly and indirectly through its limited partnerships. Further information is provided as to these properties in Note 12 of Notes to the Consolidated Financial Statements.

                        PRODUCTION REVENUES AND EXPENSES
                          OIL AND GAS PRODUCTION DATA

                                                                    Three-Month
                                                                    Transition Period
                 Year Ended       Year Ended       Year Ended       Year Ended       Year Ended
                 December 31      December 31      December 31      December 31      September 30
                 1994             1993             1992             1991             1991
                 ----             ----             ----             ----             ----
Production
     Oil (Bbls)     9,923           27,556              579            -0-               -
     Gas(Mcf)     237,808          342,275           75,724           4,235          16,000

Revenues
     Oil         $143,572         $426,158        $  10,250        $    -0-         $   -0-
     Gas(Mcf)     351,118          630,886          140,156           6,702          26,121
Avg Sales Pr. (1)
     Oil (Bbls)  $  14.46         $  15.46        $   17.70        $    -0-         $   -0-
 Gas (Mcf)           1.48             1.84             1.85            1.58            1.63
Avg Prod Cost(2)
Per equiv bbl
 (3)             $   5.53         $   3.38        $    1.26        $   0.08         $  3.48
Per $ of sales        .55              .27              .11            0.05             .36

(1)      Before deduction of production and ad valorem taxes.

(2) Excludes depletion, depreciation and amortization. Production cost includes lease operating expenses and production and ad valorem taxes, if applicable.

(3) Six Mcf of natural gas is considered to be the equivalent of one barrel of oil, based on BTU content.

         The Company's production is located entirely in Texas. The Company's wells are generally less than 10,000 feet.

                                PRODUCTIVE WELLS

The following table sets forth the total gross and net productive wells in which the Company owned an interest as of December 31, 1994. The number of gross wells is the total number of wells in which a working interest is owned. The number of net wells is the sum of the fractional working interests owned by the Company in gross wells expressed in whole numbers and decimal fractions thereof.

OIL                       MGD   92-A               MGD   92-B                MCCULLOCH   (1)
                          -----------              --------------            ----------------
                       Gross     Net             Gross      Net             Gross         Net
Texas                      0    .000                 0     .000                 5         .515
Louisiana                  0    .000                 0     .000                 0         .000
Oklahoma                   0    .000                 0     .000                 0         .000
                           -    ----                 -     ----                 -         ----

Total Oil                  0    .000                 0     .000                 5         .515
                           -    ----                 -     ----                 -         ----





GAS                      MGD   92-A               MGD   92-B                 MCCULLOCH   (1)
                        -------------             --------------             ------------------
                       Gross     Net             Gross      Net              Gross           Net
Texas                      9   1.009                 5     .589                 32          1.568
Louisiana                  0    .000                 0     .000                  0           .000
Oklahoma                   0    .000                 0     .000                  0           .000
                           -   -----                 -     ----                 --          -----


Total Gas                  9   1.009                 5     .589                 32          1.568
                           -   -----                 -     ----                 --          -----

TOTAL ALL WELLS            9   1.009                 5     .589                 37          2.083
                           =   =====                 =     ====                 ==          =====


(1) These interests are owned directly by McCulloch, apart from additional ownership in various partnerships.

         All of the Company's oil and gas interests are working interests or overriding royalty interests under industry standard on-shore oil and natural gas leases, rather than mineral ownership or fee title. The defensibility of the Company's title to such interests in most cases is supported by written title opinions.

                              DRILLING ACTIVITIES

The following table sets forth the Company's drilling participation directly and through its various limited partnerships for the twelve months ended December 31, 1994

EXPLORATORY              MGD 92-A(2)      MGD 92-B(2)      MCCULLOCH(3)
                         -----------      -----------      ------------
Gross  Wells  (1)            1                0                 15

Net  Wells                 .8475            .000             1.871
Net Productive Wells       .8475            .000              .540
Net Dry Holes               .000            .000             1.331


DEVELOPMENTAL            MGD 92-A         MGD 92-B         MCCULLOCH
                         --------         --------         ---------
Gross Wells  (1)              1               0                 3

Net Wells                  .8475            .000              .215
Net Productive Wells       .8475            .000              .175
Net Dry Holes               .000            .000              .040


TOTAL                    MGD 92-A         MGD 92-B         MCCULLOCH
                         --------         --------         ---------
Gross Wells  (1)              2               0                 18

Net Wells                  1.169            .000             1.830
Net Productive Wells       1.169            .000              .715
Net Dry Holes               .000            .000             1.546

                    TWELVE MONTHS ENDED DECEMBER 31, 1993

EXPLORATORY              MGD 92-A(2)      MGD92-B(2)       MCCULLOCH(3)
                         -----------      ----------       ------------
Gross  Wells  (1)             2               5                 13

Net  Wells                  .250            .825             1.740
Net Productive Wells        .250            .500              .550
Net Dry Holes               .000            .515             1.190


DEVELOPMENTAL            MGD 92-A         MGD 92-B         MCCULLOCH
                         --------         --------         ---------
Gross Wells  (1)              8               8                 3

Net Wells                  1.000           1.000              .315
Net Productive Wells        .750            .750              .100
Net Dry Holes               .250            .250              .215


TOTAL                    MGD 92-A         MGD 92-B         MCCULLOCH
                         --------         --------         ---------
Gross Wells  (1)              10              13                16

Net Wells                  1.500            1.825             2.055
Net Productive Wells       1.000            1.250              .650
Net Dry Holes              .2500             .765             1.405

                     TWELVE MONTHS ENDED DECEMBER 31, 1992

EXPLORATORY                       MCU(2)        MGD 92-A                  MGD 92-B         MCCULLOCH
                                 ------         --------                  --------         ---------
Gross Wells(1)                       7               6                         3                 15

Net Wells                        .9215            .663                      .518              3.990
Net Productive Wells             .6465            .663                      .000              3.630
Net Dry Holes                    .2750            .000                      .518               .360



DEVELOPMENTAL                      MCU          MGD 92-A                  MGD 92-B         MCCULLOCH
                                  ------        ---------                 --------         ---------
Gross Wells(1)                       3               9                         9                  9

Net Wells                        .2175           1.125                     1.125              2.250
Net Productive Wells             .0925           1.125                     1.125              2.250
Net Dry Holes                    .1250            .000                      .000               .000

TOTAL                             MCU           MGD 92-A                  MGD 92-B         MCCULLOCH
                                  ---           --------                  --------         ----------
Gross Well(1)                       10              15                        12                 24

Net Wells                       1.1390           1.788                     1.643              6.240
Net Productive Wells             .7390           1.788                     1.125              5.880
Net Dry Holes                    .4000            .000                      .518               .360


A gross well is a well in which a working interest is owned. Net wells represents the sum of the fractional working interests in the gross wells. As of December 31, 1994, there were no wells in progress.

(1)These entities often participate in the same well, therefore gross well count may be duplicated.

(2)These entities are affiliated partnerships in which McCulloch owns a majority interest, Note Item 2: Program Offering to Investors

(3)McCulloch Energy, Inc. is a wholly owned operating subsidiary of Search Exploration, Inc.

MARKETS AND COMPETITION

The oil and gas industry is highly competitive. Competitors include major oil companies, other independent oil and gas concerns and individual producers and operators, many of which have financial resources, staffs and facilities substantially greater than those of the Company. The market for oil and natural gas produced by the Company depends on factors beyond its control, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels, and the effects of state and federal regulation of oil and natural gas production and sales. The oil and gas industry as a whole also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers. In addition, the Company encounters competition in the acquisition of oil and gas properties.

CHANGING OIL AND NATURAL GAS PRICES

The Company's revenues, its ability to repay indebtedness, and the carrying value of its oil and natural gas properties are affected by changes in oil and natural gas prices. Moreover, the Company's ability to obtain capital on attractive terms is substantially dependent upon such prices. Oil and natural gas prices are subject to substantial seasonal, political and other wide fluctuations that are beyond the ability of the Company to control or accurately predict. Spot natural gas prices during 1994 ranged from approximately $2.62 per MCF to a low of $1.38 per MCF, while oil prices for Gulf Coast crude oil ranged from approximately $20.30 per barrel to a low of $14.25 per Bbl during 1994.


REGULATION

         Domestic development, production and sale of oil and gas are extensively regulated at both the federal and state levels. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, have issued rules and regulations binding on the oil and gas industry and its individual members, compliance with which is often difficult and costly and some of which carry substantial penalties for the failure to comply. State statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations, often creating delays in spudding new wells and constructing gathering lines for connecting completed wells. Louisiana and other states in which the Company has conducted operations also have statutes and regulations governing conservation matters, including the unitization or pooling of oil and gas properties and establishment of maximum rates of production from oil and gas wells. Many states also have regulatory mechanisms for restricting production to the market demand for oil and gas. While none of these statutes and regulations currently limit the rate at which oil and gas is produced from wells in which the Company owns an interest or limit prices received for the Company production, various states including Texas are considering the proration of natural gas production in their states. Even in the absence of price or production restrictions, the current heavy regulatory burden on the oil and gas industry increases the Company's cost of doing business and affects its profitability.

         The interstate transportation and sale for resale of natural gas is regulated by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act of 1938 ("NGA"). The wellhead price of natural gas is also regulated by FERC under the authority of the Natural Gas Policy Act of 1978 (the "NGPA"). In addition to establishing price controls for the first sales of gas in interstate commerce, the NGPA also imposed these price controls on previously unregulated intrastate gas. The provisions of the NGPA are complex and affect all who produce, consume or transport natural gas. Generally, the NGPA divided gas into various categories and prescribed maximum lawful prices for first sales of gas from those categories. The NGPA prices serve only as maximum lawful prices and, with one exception, collection and payment of those prices are permitted only if authorized under contract with purchasers of natural gas.

         Under the NGPA, certain categories of natural gas have become price deregulated. The Natural Gas Wellhead Decontrol Act of 1989 (the "Decontrol Act") provides for additional phasing out of price regulation under the NGPA and for the complete elimination of all wellhead gas price regulation on January 1, 1993. Under the terms of many gas purchase contracts, when a particular category of gas becomes eligible for deregulated price treatment, the price may be subject to renegotiation by the buyer and seller on a periodic basis. However, since the NGPA was enacted, prices for natural gas have generally declined due to various market related factors such as the surplus of natural gas and alterative fuels at competitive prices and a resulting decrease in demand. Consequently, most contracts for purchase of gas at NGPA maximum prices, and higher deregulated prices, have been renegotiated or purchasers have refused to purchase production at non-market responsive prices. Accordingly, substantially all gas production, is sold at prices below NGPA maximum lawful rates, and the elimination of all remaining price controls in January 1993 under the Decontrol Act have had no effect on the Company's operations.

         The Company's activities are subject to various federal, state and local laws and regulations designed to protect the environment. The Company does not conduct activities offshore. Operations of the Company on onshore oil properties may generally be liable for clean-up costs to the federal government for up to $50,000,000 for each discharge of oil or hazardous substances under the Federal Clean Water Act, up to $350,000,000 for each oil discharge under the Oil Pollution Act of 1990 and for up to $50,000,000 plus response costs for hazardous substance contamination under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (Superfund). The Company may also be subject to liability for any violation of the Resource Conservation and Recovery Act, which regulates treatment, storage and disposal of hazardous wastes. Liability is unlimited in cases of willful negligence or misconduct, and there is no limit on liability for environmental clean-up costs or damages with respect to claims by the state or private persons or entities. In addition, the Environmental Protection Agency requires producers such as the Company to prepare and implement spill prevention control and countermeasure plans relating to the possible discharge of oil into navigable waters and requires permits to authorize the discharge of pollutants into navigable waters. State and local permits or approvals may also be needed with respect to waste-water discharges and air pollutant emissions. Violations of environment-related lease conditions or environmental permits can result in substantial civil and criminal penalties as well as potential court injunctions curtailing operations. Enforcement liabilities can result from prosecution by public or private entities.

         Various federal, state and local governmental agencies are considering, and some have adopted, other laws and regulations regarding environmental protection which could adversely affect the Company's operations. The Company cannot predict what effect, if any, these regulations would have on the operations of the Company if adopted in Louisiana or Texas.

         The Clean Air Act Amendments of 1990 (the "Clean Air Amendments) mandate the development of regulations for "clean alternative fuels," which includes natural gas. In areas of the country with certain high air pollution levels, new motor vehicle standards and the transition of urban buses and fleet vehicles to clean alternative fuels may provide additional uses for natural gas. Accordingly, the Clean Air Amendments are not expected to have an adverse impact on the Company's natural gas sales. Any favorable impact on sales of natural gas resulting from the comparative economic advantages of gas under the Clean Air Amendments is anticipated to be long-term and is not expected to have any immediate effect on the Company's operating results.


OFFICE FACILITIES

         The Company sublets offices from one of its directors at Suite 1500, 5430 LBJ Freeway, Dallas, Texas 75240.

ITEM 3. LEGAL PROCEEDINGS.

On March 17,1993, Tricore Energy, Corp., a Texas Corporation, filed a lawsuit against Tri-Atlas Energy, a Texas Corporation, of which McCulloch Energy was a shareholder. This lawsuit also named the other companies who are shareholders of Tri-Atlas, as well as individuals including Joseph F. Langston Jr. and
M. Michael Witte, who are directors of both McCulloch Energy, Inc. and Search Exploration. This litigation was settled at a cost of $7,500 to McCulloch, all parties were released, and the case was dismissed in September of 1994.

McCulloch Energy, Inc. has been named as a defendant along with Tri-Atlas Energy and others, in Federal District Court of Oklahoma, alleging fraud in the sale of limited partnership interests by Tri-Atlas Energy, Inc. McCulloch had resigned from any affiliation with Tri-Atlas prior to the investment, and therefore claims no responsibility. Tri-Atlas is in settlement discussions and non-binding arbitration with the lone limited partner, while Tri-Atlas is paying for the legal defense of McCulloch and others.

Search Exploration, Inc. has been named in a suit for collection involving eight Odyssey Limited Partnerships whose assets were consolidated along with twenty five other partnerships in the original formation of the Company in 1989. The original suit was filed solely against the Odyssey partnerships in August,1990, alleging that the partnerships had defrauded the buyer in the sale of certain producing and non-producing properties in August,1988. In January,1993, a jury found in favor of the plaintiff. The defendants appealed the decision of the lower court. In June, 1994, the Appellate Court upheld the decision of the lower court, less $200,000 in punitive damages. The Odyssey partnerships are currently appealing to the Texas Supreme Court. However, the Plaintiff is pursuing collection of the judgment. In this pursuit, they have expanded the suit to name Search Exploration, Inc., claiming Search benefitted from the actions of the alleged fraud. Search is not a party to the 1988 Purchase and Sale Agreement, between Odyssey and Petrochemical; did not receive value from the transaction, and is in the process of aggressively defending this suit.



ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

There were no matters submitted to the security holders during 1994.


                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

The Company's Common Stock commenced trading in the additional over-the-counter list or the National Association of Securities Dealers Automated Quotation System (NASDAQ) on February 9, 1990 under the symbol SXEI.

The following is a summary of the trading range based on the closing bid price for the calendar periods indicated:

                                  1994 Bid                                           1993 Bid
                                  Price                                              Price
                          High                     Low                       High             Low
      Jan                 1.50                     1.25                      $1.75            $1.63
      Feb                 1.375                    1.00                       1.75             1.63
      Mar                 1.375                    0.75                       2.25             1.68
      Apr                 1.00                     0.75                       2.39             1.63
      May                 1.00                     0.75                       2.00             1.63
      Jun                 1.06                     0.75                       2.00             1.82
      Jul                 0.94                     0.88                       1.82             1.63
      Aug                 0.94                     0.69                       1.00             0.82
      Sep                 0.94                     0.69                       2.25             1.25
      Oct                 0.875                    0.75                       2.38             1.63
      Nov                 0.875                    0.75                       1.75             1.38
      Dec                 0.75                     0.69                       2.00             1.00

The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions. Hence, they may not represent actual transactions. As of December 31, 1994, there were 1,286 holders of record of the Company's Common Stock. The Company has not paid any dividends on its Common Stock and does not expect to do so in the foreseeable future.

ITEM 6. SELECTED FINANCIAL DATA

The following summary should be read in conjunction with the consolidated financial statements.


                 Year Ended       Year Ended       Year Ended       Three Months             Fiscal Year Ended
                 December 31,     December 31,     December 31,     December 31,               September 30,
                     1994             1993             1992             1991          1991            1990
                 --------         --------         --------         --------         -----            ----
Total revenues   $  716,292       $1,101,347       $ 339,149        $  61,450        $4,021,311       $2,316,534

Oil and gas
 sales              494,690        1,057,044         150,406            6,702            26,121        2,207,471

Net income
 (loss)          (3,200,059)        (835,854)       (284,091)        (388,496)        1,729,312          250,288

Net income (loss)
per share of
common stock          (0.88)           (0.23)          (0.08)            (.10)              .36              .06

Balance sheet data as of the dates indicated are as follows:

                 Year Ended       Year Ended       Year Ended       Three Months           Fiscal Year Ended
                 December 31,     December 31,     December 31,     December 31,             September 30,
                   1994              1993             1992             1991             1991               1990
                 --------         --------         --------         --------         ---------         ---------
Total assets     $ 2,572,518       $7,266,199       $ 8,551,837      $6,941,433       $7,287,248       $8,173,771
Net working
capital
 (deficit)           314,886         (297,320)          966,899       3,863,677        4,663,944         (188,673)

Redeemable Preferred
Stock                575,000          575,000              -0-              -0-              -0-              -0-

Deferred federal
 income taxes            -0-          226,770           611,000             -0-              -0-              -0-

Stockholders'
equity             1,823,815        5,068,780         5,904,634       6,281,551        6,672,519        6,596,707

(1) The Company changed its fiscal year effective December 31, 1991. Consequently the three months ended December 31, 1991 are shown as the transition period, and are not comparative with the other annual amounts.

ITEM 7. MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

 The following discussion of the Company's financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes thereto included in this report.

GENERAL

         The Company was created December 1, 1989, from the consolidation of thirty-three oil and gas partnerships and Plano Petroleum Corporation, a publicly-held oil and gas company. This discussion refers to the Company as a consolidated entity. The Company assumed the fiscal year end of September 30 of its predecessor corporation, Plano Petroleum Corporation. Management changed the Company's fiscal year to a calendar year as of December 31, 1991, in order to coincide with the year end periods of its various partnerships and to be more comparable to other oil companies.

         The Company utilizes the full cost method prescribed by SEC financial reporting rules, to account for its oil and gas exploration activities. Under the full cost method, all costs associated with the acquisition, exploration, and development of oil and gas properties are capitalized as part of the full cost pool, subject to a ceiling calculation.

RESULTS OF OPERATIONS FOR 1994 VS 1993

The net loss was $3,200,059 for the year ended December 31,1994, as compared to a loss of $835,854 for the year ended December 31, 1993. Of this loss in 1994, $2,667,461 is related to impairments to Proved and Unproved Properties due to the comparison of current valuations of the properties with their book values which was partially caused by the property dispositions discussed in
Item 1. The Company recognized a one time gain on the sale of securities in the first quarter of 1994.

Oil and gas revenues in the amount of $494,690 were lower for the year ended December 31, 1994 as compared to $1,057,044 for the year ended December 31,1993, primarily due to failure of production in the Golden Meadow project and several South Texas gas wells as well as the property dispositions discussed in Item 1. The forfeiture of the Company's interest in Golden Meadow was the greatest single reason for the impairment described above.

Oil and gas production expenses were lower for the year ended December 31,1994, as compared to the year ended December 31, 1993 in the amounts of $273,972 and $285,656 respectively due to dispositions of several operating wells in the Golden Meadow field.

General and Administrative expenses were reduced from $787,680 for the period annually in 1993 , to $698,390 for the period ended December 31,1994, primarily as a result of the reduction in staff during 1994, the absence of partnership activity, and reduction in use of outside consultants.

Unproved Properties were reduced primarily as a result of the sale of prospect inventory in the normal course of business and as a result of the write down of the Eastern Shelf which is further discussed in Item 1.

The Company's exploration results have been disappointing. The independent engineer, who has prepared the Company's report for several years, engineered the Company's reserves at December 31,1993, (NPV 10%, unescalated) at $3,333,333. His report at December 31,1994, was $ 1,482,277 a net reduction of 55%. This reduction comes as a result of; 1) value of the wells forfeited for debt reduction to Great Southern (see Golden Meadow discussions), 2) properties sold, and 3) the contribution of collateral to a limited partnership (see the limited partnership discussion) or an aggregate of $ 1,021,482 for the three transactions. Therefore, the Company wrote off during the third quarter of 1994, the difference in the unamortized costs at September 30,1994, and the combined present discounted value of reserves at July 1,1994, less production during the third quarter. The Company's production is new, therefore lacking in production history. An additional risk, is that over 30% of the Company's current reserve values are in two wells, with little production history. Note
Item 2 : Reserve Evaluations.

The activities discussed above occurred without outside equity investment. The Company is selling several drillable prospects from its Unproved Properties inventory for cash and a carried working interest in the initial well drilled on the prospect acreage, and the Company would then have to pay its prorata share thereafter. The sale of the unproved prospects inventory coupled with the present oil and gas income from production would satisfiy the Company's overhead and capital requirements for 1995. However, not replacing the Undeveloped Properties would eliminate all future prospect activity, therefore not allow the Company to carry out its current business plan. Note Item 2 Business Plan. Consequently, if the merger with Harken is not concluded,it would be difficult, if not impossible, for the Company to continue in business, and maintain or expand the value of shareholder equity.

TWELVE MONTHS ENDED DECEMBER 31,1994:

"Oil and Gas Revenue" - The 1994 oil and gas gross revenues decreased to
$494,690 or 53% under those of 1993.   During 1994, revenues decreased compared
to 1993 because of the number of units of oil and gas produced decreased to 9,923 Bbls. of oil and 237,808 MCF of gas. While the price of oil decreased from $20.00 to a low of $14.25 per barrel, the price of gas also decreased from a high of $2.45 to $1.40 per MCF during the period.

         "Interest and other income", which is primarily interest income, decreased significantly in fiscal 1994 primarily due to lower average cash balances since cash was being utilized in prospect development and drilling and completion activity.

          "Oil and gas production cost" includes lease operating expenses and taxes. The Company does not operate the wells in which it owns an interest. Consequently, a portion of these expenses are reimbursement of costs incurred by the operator on behalf of the Company. The majority of the Company's reserves are gas, which normally have lower operating costs associated with the production and sale of it compared to oil.

         "Depletion, depreciation and amortization" is a non-cash expense reflecting the cost of Proved Properties which is amortized using the units of production method over the life of estimated proved reserves as determined by
an independent petroleum engineer.   The reduction of $670,456 to $486,000 is
due to the decline in production. The Company also had impairments of the value of properties owned by the Company.

"General and Administrative Expense" - The Company currently has only one full time and one part time employee, and utilizes consulting professionals as necessary. Management feels this is the minimum staff needed to carry out the Company's business plan. As a public reporting company, there are fixed expenses of independent public accountants, legal, printing and mailing which account for approximately $150,000 per year. The Company eliminated its expenditures for the marketing of limited partnerships by McCulloch Energy, Inc. The Company also incurred legal expenses in resolving prior year litigation as well as incurring added expense in pursuing various acquisition opportunities.

         "Income Tax Expense (Benefit)" - The Company received a refund of federal income taxes during 1994 of $20,000 because of the losses and deductions for intangible drilling costs it incurred during 1993.

The Company has 5,000,000 authorized shares of preferred stock. The Company's certificate of incorporation gives the board of directors the right to fix the number of shares and establish the various rights and powers of any series of preferred stock to be issued.

As a condition of a potential debt financing, in September, 1993, 575,000 shares of preferred stock designated as the 1993 Series Redeemable Preferred Stock("1993 series") were issued to certain directors of the Company for cash proceeds of $575,000. However, the proposed financing was withdrawn by the issuer in December of 1993. The 1993 series provides for a non-compounded, cumulative 9% preference dividend payable on a quarterly basis and the preferred stock shares are convertible into common shares at $1.69 per share or 340,237 shares of common stock, have a liquidating preference, and must approve all asset sales or merger of the Company. As additional inducement, the holders of the preferred stock shares are also entitled to a 2% overriding interest in the Company's share of revenues derived from the Placid venture oil and gas leases.

         The Company has a major portion of its assets in the Eastern Shelf Project of West Texas operated by Placid Oil

Company of Dallas, Texas. On July 1, 1994, the Company entered into an eight well farmout agreement with Placid. This agreement provides for the farmout of the first two wells previously drilled, five identified future locations and one location to be determined. The Company will retain its 25% interest in the remainder of the acreage not included in the eight 160 acre farmout locations. The Company received an overriding royalty interest reverting to a half back-in working interest after payout on an aggregate basis on the farmed-out acreage. The first two wells of the farmout were the two wells previously drilled, of which one had been plugged and abandoned and the other had marginal daily production.

During the third quarter, Placid drilled two additional wells, one of which is currently producing 60 barrels of oil and 458 barrels of water per day, and the other was plugged and abandoned. Based on the poor results on the locations drilled to date, and the lack of drillable locations, the Company has elected to write-off over three quarters of its remaining investment in the Eastern Shelf Project, or $1,200,000. The Company is soliciting the sale of its interest, and it is possible a sale will result in the Company receiving less than its remaining basis. If the Company is unsuccessful in selling its interest, additional write offs may be taken at that time.

The Company and its subsidiaries file a consolidated income tax return. Effective January 1, 1993 the Company adopted the provisions of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). Pursuant to SFAS No. 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

TWELVE MONTHS ENDED DECEMBER 31,1993:

"Oil and Gas Revenue" - Oil and Gas revenue receipts significantly lag the investment in drilling activity. Consequently, 1993 revenues increased to $1,057,044 or 702% over those of 1992. This trend did not continue in 1994
however, because of the lack of exploration success during 1993.   During 1993,
revenues increased compared to 1992 because production of oil and gas increased to 27,556 bbls. of oil and 342,275 MCF of gas. While the price of oil decreased from $20.00 to a low of $14.25 per barrel, the price of gas maintained a level of just less than $2.00 per MCF.

"Interest and other income", which is primarily interest income, decreased significantly in fiscal 1993 primarily due to lower average cash balances since cash was being utilized in prospect development and drilling and completion activity.

"Oil and gas production cost" includes lease operating expenses and taxes. The Company does not operate the wells in which it owns an interest. Consequently, a portion of these expenses are reimbursement of costs incurred by the operator on behalf of the Company. The majority of the Company's reserves are gas, which normally has lower operating costs associated with the production and sale of it compared to oil. This expense was 26% of oil and gas revenue in 1993 versus 11% for 1992 primarily due to the high operating costs of the Golden Meadow oil wells.

"Depletion, depreciation and amortization" is a non-cash expense reflecting the cost of Proved Properties which is amortized using the units of production method over the estimated proved reserves as determined by an independent petroleum engineer. This non-cash expense charge provides the Company with an allowance to replenish its reserves, which are constantly depleted by production. This expense increased as a percentage of gross oil and gas sales in 1993 from 1992 because the Company invested approximately $ 1,697,000 in prospect development and drilling costs in 1993, but the present discounted value of reserves decreased by $1,075,772 from December 31, 1992. An impairment allowance of $431,513 was recorded to provide for the decrease in the present value of the oil and gas reserves compared to the costs incurred in exploration activities.

"General and Administrative Expense" - The Company currently had three full time and one part time employee, and utilizes consulting professionals as necessary. Management felt that was the minimum staff needed to carry out the company's business plan. As a public reporting company, there are fixed expenses of independent public accountants, legal, printing and mailing which account for approximately $150,000 per year. The Company reduced its expenditures for the marketing of limited partnerships by McCulloch Energy, Inc., to approximating $190,000 for the year ended December 31, 1993 which were expensed. The Company also incurred legal expenses in resolving prior year litigation as well as pursuing various acquisition opportunities. These expenses should be non-recurring, particularly since limited partnership marketing was discontinued as of December 31, 1993. Public reporting expenses should remain unchanged and general administrative expenses may increase as the Company participates in more drilling activity, assumes operating responsibilities now handled by joint ventures and purchases production. Consequently, total general and administrative expenses have remained constant but may increase in 1994 based on continued expansion.

"Other Costs and Expenses" - The Company had a loss on the sale of its interest in gas gathering and transmission facilities which were sold in 1993. It also had a $108,425 loss on its investment in a partnership which traded in oil futures. This investment was assumed by an officer of the Company when a cash call was received which the Company could not make.

"Income Tax Expense (Benefit)" - The Company will receive a refund of federal income taxes of approximately $20,000 and has a $335,000 tax benefit for 1993 because of the losses and deductions for intangible drilling costs it incurred during 1993. For the year ended December 31, 1993 the tax benefit was $147,000.

TWELVE MONTHS ENDED DECEMBER 31,1992:

"Oil and Gas Revenue" - During 1992, the Company invested approximately $2,800,000 (net) in its exploration and development effort. This large capital expenditure did not result in a major increase in oil and gas income, because some of the wells were non-productive and a majority of the successful wells were not yet producing during 1992. Unaudited oil and gas revenue for the first quarter of 1993 is greater than $120,000, versus $150,406 for the twelve months ended December 31, 1992. Oil and gas revenue for the three month transition period was $6,702 and for the twelve months ended September 30, 1991 was $26,121.

"Interest and other income", is primarily interest income resulting from the cash position of the Company, a majority of which was invested in Government guaranteed securities.

"Oil and gas production cost" accounts for lease operating expenses and taxes. The Company does not operate the wells in which it owns an interest. Consequently, a portion of these expenses are reimbursement of costs incurred by the operator on behalf of the Company. The majority of the Company's reserves are gas. Gas normally has less operating cost associated with production and sale of the product compared to oil.

"Depletion, depreciation and amortization" is a non-cash expense whereby the cost of Proved Properties is amortized over the production of estimated proved reserves as determined by an independent petroleum engineer. This non-cash expense provides the Company with an allowance to replenish its reserves which are constantly depleted by production.

"General and Administrative Expense" - The Company currently had four full time and one part time employee, and utilized consulting professionals as necessary. Management felt that was the minimum expense needed, to carry out the corporate business plan. As a public reporting company, there are fixed expenses of independent public accountants, legal, printing, mailing which account for approximately $150,000 per year. In addition, the Company through its wholly owned subsidiary, McCulloch Energy, Inc., had a full time sales manager and two salesmen as well as legal, printing, due diligence, mailing, travel, etc., approximating $190,000 for the year ended December 31, 1992. These costs were expensed, rather than capitalized. The Company also incurred legal expenses in resolving litigation of prior years as well as pursuing various acquisition opportunities.

"Interest expense" increased due to the Company borrowing against its six to twelve month Government guaranteed securities.

"Gain on Sale of Assets" - The Company purchases long term Government guaranteed marketable securities. These securities are sometimes purchased at a premium to face value to secure a higher than current market interest rate.

This premium is allocated against the interest income. In 1992, the Company sold a Government guaranteed note in excess of its purchase price, and accordingly recorded a gain on the sale of investment.

"Federal Income Tax" - The Company has a potential $20,000, Federal Income Tax refund from taxes paid as a result of the profits of prior years. The exploration and development intangible costs of the Company, all of which are capitalized for financial statement purposes, are deductible when incurred for federal income tax purposes.

The weighted average shares outstanding decreased between periods because the Company repurchased 65,000 shares in the open market during 1992, however the Company does not contemplate purchasing shares during 1993. The Company also retired 30,339 shares pursuant to the liquidation and sale of its Energy Sources Group subsidiary. Also the Company continued to purchase fractional shares at $1.50 per share, pursuant to the June, 1991, tender offer.

LIQUIDITY AND CAPITAL RESOURCES

Working capital is provided from a variety of sources; oil and gas income, sale of prospects (Undeveloped Properties), sale of production (Developed Properties), debt financing and equity investments. During 1994, the Company's oil and gas revenue decreased to $494,690 a 53% decrease compared to 1993.
The Company also received proceeds of aproximately $1,500,000 for sales of oil and gas prospects but reinvested $550,000 in new prospects, resulting in a net decrease (a source of working capital) in Undeveloped Properties of $950,000. The Company sold its 50% interest in Tierra Minerals L.C. for share of Comstock Resources. These shares were later sold during the first quarter of 1994 for a price in excess of $4.50 per share. Consequently, a gain in excess of $200,000 on this sale was recorded in the first quarter of 1994. The Company invested $209,000 in oil and gas exploration, therefore, despite the Tierra properties sale, the Proved Properties increased by $376,102 (use of working capital). The Company incurred no bank debt in 1994, however, Accounts Payable decreased by $1,221,953 (a use of working capital). Accounts Receivable decreased by $100,888, (a source of working capital).

The cumulative net result of the aforementioned activity was a $612,206 increase in working capital during 1994. This resulted in the ratio of current assets to current liabilities being increased from .78 to 2.81.

In the second quarter of 1994, the Company made several necessary decisions to correct a major liquidity problem. These decisions had an immediate effect on its current financial condition. The largest decision was to dispose of a major asset, the Golden Meadow Field in Lafourche Parish, Louisiana, which was significantly over budget, with current production less than operating expenses and which required an immediate additional capital investment to restore economic production. The original plan was to complete 12 wells. Production was established on only 8 wells. This production was initially good, but quickly fell to uneconomic levels, considering the royalty burden and the high operating expenses of operating in the marsh environment. This disposition was accomplished by tendering the interest owned to the operator for forgiveness of debt. The result on the financial statements is a reduction in Accounts Payable of $156,000.

Since a partnership formed by McCulloch Energy during 1992 had a significant payable to the Company, and was not able to refinance with a bank, McCulloch sold an overriding royalty interest in the Scott Field of Lafayette Parish, Louisiana, for $ 86,700 during the second quarter. This sale allowed the McCulloch Guaranty Distribution 1992-A, Ltd. to eliminate its $42,737 payable to McCulloch and to make a 5% distribution to the limited partners. The financial statement impact of this sale was a reduction in the cost basis of Proved Properties.


         The Company is actively marketing its remaining Yuma Petroleum Joint Venture prospects, which should result in net proceeds of approximately $596,125. The result of these sales could reduce Undeveloped Properties while increasing Cash (a source of working capital).

ITEM 9. CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

The Company changed accounting firms during 1994. On December 28,1994, the Company filled an 8-K replacing the Deliotte & Touche LLP as auditors for the financial statements for the year-ended December 31,1994, to Hein + Associates LLP of Dallas, Texas.

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

The following sets forth information as of February 8,1995, concerning each director and executive officer of the Company, ownership, including each such person's ownership of common stock (the Company's only class of voting securities), on an individual basis and ownership by all directors and executive officers of the Company as a group:

                                                          AMOUNT AND NAME                        PERIOD OF
                                                          ----------------                       ---------
                                                              OF  BENEFICIAL                     SERVICE AS
                                                          ---------------------                  ----------
NAME OF OFFICER                                              OWNERSHIP (A)       PERCENT OF      AN OFFICER/
- ---------------                                          ---------------------   ----------      -----------
     or Director                    Position(s)          Direct        Indirect      Class       Director
- ------------------------    -------------------------    ------      ------------ ---------      ------------
Joseph F.Langston Jr.       Chairman of the Board        629,092        -0-         12.53%      April 24, 1989
                            President, Treasurer         (b)(c)         (i)
                            and Director

Randal L. Reeves            Controller                   6,000          -0-           .12%      February 1, 1992
                                                         (c)

A.B. Copland                V.P. Exploration             9,000                        .17%      February 1, 1992
                                                         (c)

M. Michael Witte            Director, Chairman           50,000         10,000       1.20%      June 7, 1991
                            of McCulloch Energy          (c)            (d)
                            Inc.

Dr. Gary B. Wood            Secretary, Director          50,000         60,995       2.21%      June 7, 1991
                                                         (h)            (e)

James O'Donnell             Director                     100,000        297,929      7.93%      April 24, 1989
                                                         (c)            (i)

J. Robert Dobbins           Director                     50,000         562,929     12.21%      June 2, 1993
                                                         (g)            (i)

Directors and Officers                                   -------        -------     ------
as a group (7 persons)      Total                        894,099        931,853     36.37% (j)
                                                         =======        =======     ======




(a) Each person listed is deemed to have been beneficial ownership as the result of sole or shared voting and investment power over the shares shown opposite his name although record ownership may be in members of his immediate family.

(b) In July, 1991, the Company granted 150,000 Non-Qualified Stock options to Joseph F. Langston, Jr. The Langston Non-Qualified Stock Options are exercisable at $1.32 per share (closing bid price at date of grant), anytime through July 31, 1996. In addition, the total includes 237,489 warrants to acquire shares of the Company's common stock at $2.00 per share until July 15, 1995, which Mr. Langston acquired.

(c) In July 1991, the Company's board of directors granted a total of 240,000 Non Qualified Stock Options to the members of the board of directors, key employees and associates. These options are exercisable at $1.32 per share (closing bid price at date of grant) anytime through July 31, 1996.


(d)      Shares held in a Trust controlled and beneficially owned by M. Michael
         Witte.

(e) Consists of 9,295 shares of common stock and 1,700 stock purchase warrants owned by Concorde Financial Corporation, an affiliate of Dr. Wood, and 50,000 owned by a trust for his children and controlled by his sister.

(f) Includes 25,000 warrants to acquire shares of the Company's common stock at $2.00 per share until July 15, 1995 and 125,000 shares owned by O'Donnell and Masur, L.P., a Texas limited partnership managed and partially owned by Mr. O'Donnell.

(g) In June, 1993, the Company granted Mr. Dobbins 50,000 stock options as partial consideration for his becoming a member of the board of directors. These director options are at $1.75 per share and expire July 15, 1996.

(h) In January, 1994, the Company granted Dr. Gary Wood 50,000 stock options exercisable at $1.50 and expire January 10, 1999. The options were granted as partial consideration for Dr. Wood's consulting agreement dated January 10, 1994, for assistance in pursuing merger and acquisitions.

(i) In December, 1993, the Company issued 575,000 preferred shares for $575,000 convertible at $1.69 per share into 340,237 shares of common stock. The preferred stock was purchased, $75,000 by Langston Investments, Inc., $250,000 by O'Donnell Masur L.P., and $250,000 by Dobbins Partners, L.P.; all affiliates of directors.

(j) Based on 3,690,632 shares outstanding, 340,237 shares subject to the conversion of preferred stock, and 989,000 stock options and warrants, or 5,019,869 fully diluted shares outstanding.

No family relationship exists between or among any.of the persons named above. None of the nominees are directors of any other company having a class of equity securities registered under, or required to file reports pursuant to,
Section 15(d) or Section 12 of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940, except Dr. Gary Wood who is a director of Concorde Financial Corporation and the Concorde Value Fund. Mr. O'Donnell who is a director of Bestway Rentals, Inc. and Mr. Witte who is a director of Kent Financial Services, Inc. There are no arrangements or understandings between any of the named directors or officers and any other persons pursuant to which any director or officer was selected or nominated as director or officer.

The following sets forth background information concerning the Company's officers or directors:

JOSEPH F. LANGSTON, JR., age 42, has since December, 1989, served in the full time capacity of President and Chairman of the Board of Directors of the Company. From November, 1987 to December, 1989 he was vice president of Search Natural Resources, Inc., a small publicly held independent oil company, and vice president of Trinity Capital Advisors, an investment banking firm. In 1983 Mr. Langston formed Langston Investments where he served as President from 1983 to 1987. Langston Investments engaged in a variety of investment banking activities for mid-size oil and gas companies. From 1976 to 1983, Langston served as vice president of finance and director of a newly formed oil and gas company. In this capacity, Mr. Langston was responsible for the raising of over $250 million, from financial institutions both domestic and foreign for exploration and development activity, primarily in Oklahoma. Mr. Langston received a B.A. degree from the University of Texas at Arlington in 1974 and is a Certified Public Accountant in the State of Texas.

RANDAL L. REEVES, age 39, part time Controller of the Company obtained BSBA degree from the University of Arkansas, Fayetteville, Arkansas in Accounting/General Business in 1978. Mr. Reeves has been employed by the Company since January 1992. Mr. Reeves has been privately engaged in various aspects of the oil business since 1981 as well other various business and financial related endeavors. Mr. Reeves is a Certified Public Accountant in the State of Texas.

M. MICHAEL WITTE, age 69, organized McCulloch Oil Corporation an oil, gas and geothermal operations company, with land development operations, where he
served as President and a Director.   McCulloch Oil Corporation was
subsequently renamed MCO Resources, Inc. after a change in working control. On August 1, 1980, he left the McCulloch organization after nearly 30 years service to start oil and gas consulting firms called Merlin Associates, Inc. and M. M. Witte & Associates, Inc. which he continues to serve as president.
He is a graduate of Loyola University in Los Angeles and presently serves on its Board of Regents. Mr. Witte serves on the Board of Directors of Kent Financial Services, Inc. Mr.. Witte served as an Officer and Director of the Independent Petroleum Association of America, Independent oil and Gas Producers Association of California, a Director of the Western Oil and Gas Association and is listed in Who's Who of America.

GARY BRENT WOOD, PH-D., age 45, has been the Founder and Chief Executive Officer of Concorde Financial Corporation, a registered investment advisor from 1981 to the present. He is also Founder and Chairman of OmniMed Corporation, a health care and medical technology investment and management company from 1982 to the present. He was President of the Society of International Business Fellowship in 1988-1989. He is also Director of Positron Corporation, Alpha Holdings, Baylor Research Foundation, the American British Cowdray Hospital Foundation in Mexico City and chairman of The Health Industry Council. He is a member of the International Association of Financial Planners, Institute of Certified Financial Planners, National Association of Personal Financial Advisors and Dallas Estate Planning Council.

JAMES O'DONNELL, age 42, has been a general partner of O'Donnell and Masur, Dallas, Texas since 1988, a firm involved in venture capital activities. From 1987 to 1988 he was President of Republic Venture Group, Inc., Dallas, Texas and from 1983 to 1987 he was Chairman and President of Interfirst Venture Corporation of Dallas, Texas. Mr. O'Donnell received a MBA degree in finance from the Wharton Graduate Division, University of Pennsylvania in 1978.

J. ROBERT DOBBINs, age 37, was elected to the Board by the then four members of the Company's Board of Directors on June 2, 1993. From 1981 to 1988, Mr. Dobbins was employed by the Equity Sales Division of Goldman, Sachs & Co. From 1988 to 1991 he was Vice President of BTC Partners, a captive investment and corporate finance advisory firm to Mesa Limited Partnership. From 1991 to present, Mr. Dobbins has been President of Dobbins Capital Corporation which acts as the general partner to a private investment partnership. Mr. Dobbins received his B.S. degree (Economics) in 1979 from Rhodes College and his MBA degree (Finance) from the University of Michigan in 1981.

MEETINGS AND COMMITTEES OF THE BOARD

The full Board of Directors held seven meetings during 1994 at which all members were in attendance in person or by telephone. The Company's audit committee consist of three directors; O'Donnell, Wood and Langston. The Company's compensation committee consist of two directors; O'Donnell and Witte.

ITEM 11.  EXECUTIVE COMPENSATION.

The following table shows the aggregate direct remuneration paid by the Company for the periods presented and to all officers and directors as a group for services in all capacities.

NAME OF INDIVIDUAL
- ------------------
OR NUMBER OF PERSONS                     CAPACITIES IN            TWELVE MONTHS ENDED                 TWELVE MONTHS ENDED
- --------------------                     -------------            -------------------                 -------------------
ENDED
- -----
IN GROUP                                 WHICH SERVED             DECEMBER 31, 1994                   DECEMBER 31, 1993
- --------                                 ------------             -----------------                   -----------------
Joseph F. Langston Jr.                  President                 $   126,038                         $  138,462

Randal L. Reeves                        Controller                     65,520                             63,920

A. B. Copland (3)                       V.P. Exploration               38,041                             48,000

M. Michael Witte (1)(2)                 Director                       11,936                             12,281
                                        and Chairman of
                                        McCulloch Energy, Inc.

James O'Donnell (1)                     Director                        8,500                             7,000

Dr. Gary Wood (1)                       Director                        8,500                             7,000

J. Robert Dobbins (1)                   Director                        8,500                             5,000

All Officers and                        All capacities
Directors as
                                                                    ---------                          --------
a group                                 Total                       $ 267,035                          $281,663
                                                                    =========                          ========

(1) Includes outside director's compensation of $500 per month, plus $500 per meeting.

(2) Includes $500 per day for services rendered outside his office on behalf of the Company, on an as needed basis. Mr. Witte's services arter rendered through his Professional Corporation, M.M. Witte & Assoiciates, Inc.

(3) Mr. Copland is not employed by the Company on a full time basis. Half of his time is devoted to Yuma Petroleum Co., (See Item I). As part of his employment agreement, Mr. Copland receives an overriding royalty equal to 1% of the Company's participation in prospects involving Mr. Copland, but not Yuma.

An Employment Agreement with Mr. Langston requires that he devote such efforts and attention as are necessary to fulfill his duties consistent with his position as Chief Executive Officer of the Company as are delegated to him by the Board of Directors and as set forth in the Company's bylaws. The Employment Agreement has a five year term which commenced July 1, 1991 and provides for an annual salary of $132,500 which may be increased from year to year in the discretion of the Board of Directors. The Board also has discretion to grant bonuses to Mr. Langston as circumstances warrant. The Agreement also provides for a $ 1,000,000 life insurance policy on the life of Mr. Langston to be payable to him or his designees provided, however, that the face amount may be reduced to the extent necessary because the Board has limited the payment of premiums to the sum of $5,000 per year. The Agreement may be terminated for cause or upon Mr. Langston's death.

                           SUMMARY COMPENSATION TABLE

NAME                                                                           ANNUAL
- ----                                                                           ------
AND                        12/31                                              COMPEN-
- ---                        -----                                              -------
PRINCIPAL                   YEAR                                               SATION       OPTIONS
- ---------                   ----                                               ------       -------
POSITION                     END               SALARY($)    BONUS($)              ($)
- --------                     ---               ---------    --------              ---
Joseph   F.                 1994                 126,038    -0-               126,038       -0-
Langston Jr.                1993                 140,806    -0-               140,806       -0-
(President)                 1991                 121,247    150,000           271,247       200,000
                            1990                  96,243    -0-                96,243       -0-

Randal L.                   1994                  65,520    -0-                65,520       -0-
Reeves                      1993                  63,920    -0-                63,920       -0-
(Controller)                1992                  55,000    3,000              58,000       6,000


A.B.                        1994                  38,041    -0-                38,041       -0-
Copland(3)                  1993                  48,000    -0-                48,000       -0-
(V.P.Exploration)           1992                  48,000    -0-                48,000       9,000


M. Michael                  1994                  11,936    -0-                 7,500       -0-
Witte (1)(2)                1993                  12,281    -0-                12,281       -0-
(Director, Chairman,        1992                  23,000    -0-                23,000       -0-
McCulloch Energy, Inc)      1991                   6,500    -0-                 6,500       50,000


James                       1994                   8,500    -0-                 7,500       -0-
O'Donnell (1)               1993                   7,000    -0-                 7,000       -0-
(Director)                  1992                   8,000    -0-                 8,000       -0-
                            1991                   9,500    -0-                 9,500       50,000

Dr. Gary                    1994                   8,500    -0-                 7,500       -0-
Wood (1)(4)                 1993                   7,000    -0-                 7,000       -0-
(Director)                  1992                   8,000    -0-                 8,000       -0-
                            1991                   4,000    -0-                 4,000       50,000

J.   Robert                 1994                   8,500    -0-                 7,500       -0-
Dobbins (1)                 1993                   5,000    -0-                 5,000       50,000
(Director)                  1992                     -0-    -0-                   -0-       -0-
                            1991                     -0-    -0-                   -0-       -0-

         (1) Includes outside director's compensation of $500 per month, plus $500 per meeting.

         (2) Includes $500 per day for services rendered outside his office on behalf of the company, on an as needed basis.

         (3) Mr. Copland is not employed by the Company on a full time basis. Half of his time is devoted to Yuma Petroleum Co., (See Item I above). As part of his employment agreement, Mr. Copland receives an overriding royalty equal to 1% of the Company's participation on prospects involving Mr. Copland, but not Yuma.

         (4) Dr. Gary Wood was issued 50,000 options in January, 1995 subsequent to year end but prior to issuance of this report.

                AGGREGATE OPTIONS EXERCISED IN LAST FISCAL YEAR
                     AND  FISCAL YEAR-END  OPTION   VALUES

                                                                         NUMBER   OF             VALUE OF
                                                                         -----------             --------
                                                                            OPTIONS            IN-THE-MONEY
                                                                            -------            ------------
                      SHARES ACQUIRED               VALUE                     AT               OPTIONS   AT
                      ---------------               -----                     --               ------------
NAME                    ON EXERCISE                REALIZED($)         DECEMBER 31,1994      DECEMBER 31,1994
- ----                    -----------                -----------       -------------------    ------------------
                                                                              (1)
                                                                              ---
Joseph F.
Langston                    -0-                         -0-               200,000               $    -0-

Randal L.
Reeves                      -0-                         -0-                 6,000                    -0-

A.B.
Copland                     -0-                         -0-                 9,000                    -0-

M. Michael
Witte                       -0-                         -0-                50,000                    -0-

Dr. Gary B.
Wood                        -0-                         -0-              100,000(2)                  -0-

James
O'Donnell                   -0-                         -0-                50,000                    -0-

Robert
Dobbins                     -0-                         -0-                50,000                    -0-

(1) The closing bid price at December 31, 1994, was $0.75. The option price is $0.875 per share.

(2) 50,000 stock options were issued to Dr. Gary Wood in January, 1994, at $1.50 per share, exercisable until January, 1999.

                     OPTION  GRANTS  IN  LAST  FISCAL  YEAR

                                     (NONE)

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth the number and percentage of the company's shares of common stock owned beneficially by any person, including any "group" as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, who own of record or beneficially 5% or more of the Company's common stock, and the address of such persons as of February 8, 1994.

                                            AMOUNT AND                NATURE                   PERCENT
                                            ----------                ------                   -------
                                            OF BENEFICIAL             OWNERSHIP (A)            OF
                                            -------------             -------------            --
NAME AND ADDRESS                            DIRECT                    INDIRECT                 CLASS  (G)
- ----------------                            ------                    --------                 ----------
Joseph F. Langston, Jr.                      629,092                  -0-                      12.53%
10210 Hwy 243                               (c)(d)
Kaufman, Texas 75142


Dobbins Partners, L.P.                        50,000                  562,929                  12.21%
Suite 260                                       (e)                     (b)
2651 N.  Harwood
Dallas, TX     75201

O'Donnell-Masur                              100,000                  297,929                   7.93%
5949 Sherry Lane, 11755                         (e)                     (f)
L.B. 159
Dallas, TX 75225


(a) Each person listed is deemed to have beneficial ownership as the result of sole or shared voting and investment power over the shares shown opposite his name although record ownership may be in member of his immediate family.

(b)      Dobbins Partners, L.P. a Texas limited partnership is a Dallas, Texas,
         based investment partnership    managed by  Dobbins Capital
         Corporation, of which  J. Robert Dobbins is president.

(c)      Mr. Langston holds presently exercisable warrants to purchase 237,489
         shares of the Company's common   stock at $2.00 per share that expire
         on July 17, 1995.

(d) Includes 50,000 directors' and 150,000 employee Non-Qualified Stock Options, exercisable at $1.32 per share (closing bid price at date of grant) anytime through July 31, 1996.

(e) Includes 50,000 directors options exercisable at $1.32 per share anytime through July 31, 1996.

(f) Includes 25,000 warrants to acquire shares of the Company's common stock at $2.00 per share until July 15, 1995 and 125,000 shares owned by O'Donnell and Masur, L.P., a Texas limited partnership managed and partially owned by Mr. O'Donnell.

(g) Based on 3,690,632 shares outstanding, 340,237 shares subject to conversion of the preferred stock, and 989,000 stock options and warrants; or 5,019,869 fully diluted shares outstanding.

For information concerning ownership and/or control of common stock of the Company by its officers and directors, see Item 10 of this report.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         If a change in control of the Company occurs and within three years, Mr. Langston voluntarily terminates his employment, or is involuntarily terminated by the Company, he will be entitled to receive the full salary benefits for the unexpired term of his Employment Agreement. For purposes of this provision, a change in control is deemed to have occurred if: (i) any third person or a group becomes the beneficial owner of shares of the company or obtains proxies or other rights which entitle them to vote 25 percent or more of the total number of votes for the election of the Board of Directors of the Company or with respect to any merger, consolidation or sale or (ii) as a result of or in connection with any cash tender offer, merger, or other business combination, sale of assets, contested election or combination of the foregoing, the persons who are directors of the company immediately prior to such events cease to constitute a majority of the Board of Directors of the Company, or (iii) the approval of an agreement providing for either a transaction or series of transactions by which the Company will cease to be an independent publicly held company or for a sale , lease or other disposition of all or substantially all of the assets of the Company.

         Since the Company pays only $500 per month, plus $500 per meeting to its directors and provides no officer/director liability insurance, on July 23, 1991, the board of directors granted 50,000 Non-Qualified Stock Options to each director. The options are exercisable at $1.32 per share (the average between the bid and the ask prices at the close of business July 23, 1991). These options vest immediately and expire on July 31, 1996.

         In January, 1994, the Company entered into a six month consulting agreement with Concorde Financial Corporation, a company controlled by Dr. Gary Wood, a director of the company. The agreement provides for Dr. Wood and various associates to assist the Company in the search, evaluation, negotiations, financing and closing of one or more production (reserve) acquisitions and (or) corporate mergers. For these services the Company pays Concorde a fee of $3,000 per month, plus expenses; as well as 50,000 warrants at $1.50 per share expiring January 10, 1999, and a 2% fee on all business concluded as a result of Concorde's efforts.

                                    PART IV
EXHIBITS

ITEMS 14.   CONSOLIDATED FINANCIAL STATEMENT SCHEDULES AND REPORTS ON
FORM 8-K.

(a)(1)   and   (2)   Consolidated   Financial   Statements   and
Supplemental    Schedules

See "Index to Consolidated Financial Statements and Supplementary Data' under
Item   8   above.

(a)(3)     Exhibits

The  following  exhibits  are  filed  herewith   pursuant   to   Rule   601
of   Regulation S-K or are incorporated by reference to previous filings:

EXHIBIT
- -------
TABLE NO.           DOCUMENT                                                                            REFERENCE
- ---------           --------                                                                            ---------
(3)                 Certificate of Incorporation and by-laws                                            (A)
(4)                 Instruments defining the rights of security
                    holders including debentures                                                        None
(9)                 Voting Trust Agreement                                                              None
(10)                Material Contracts                                                                  (B)
(11)                Statement re: computation of per share earnings                                     (C)
(12)                Statement re: computation of ratios                                                 None
(13)                Annual report to security holders and Form 10-Q
                    quarterly reports to security holders                                               None
(18)                Letter re: Change in accounting principles                                          None
(19)                Previously unfiled documents                                                        None
(22)                Subsidiaries of Registrant                                                          (D)
(23)                Published report regarding matters submitted
                    to vote of security holders                                                         None
(24)                Consent of experts and counsel                                                      None
(25)                Power of attorney                                                                   None
(28)                Additional exhibits                                                                 None
(29)                Information from reports furnished to state
                    insurance regulatory authorities                                                    None

(A) Filed with Registration Statement No. 33-30199 under the Securities Act of 1933 and incorporated herein by this reference.

(B) The following material contracts are made a part hereof by reference filed herewith.

(C) Not required, since information is ascertainable from the basic consolidated financial statements.

(D) Filed as Exhibit of 89-22 to Registration Statement No. 33-30199 with Form 10-K for the Year Ended December 31, 1989, and Incorporated herein by reference.

EXHIBIT                                                                                          COMMISSION
- -------                                                                                          ----------
REFERENCE          DOCUMENT TITLE                                                                FILING
- ---------          --------------                                                                ------
89-10.1            Search-ESG-Danbury Agreement                                                  33-30199
89-10.2            Search-ESG-Facilities Use Agreement                                           33-30199
89-10.3            Search-IPG Securities                                                         33-30199
89-10.4            Search-ESG Plano  Audit  Expense                                              33-30199
                   Agreement
89-10.5            Search-ESG-Plano-Share Voting and                                             33-30199
                   Management Agreement
89-10.6            Piano-Odyssey Partnerships Restated                                           33-30199
                   Stock Purchase Agreement
89-10.7            Plano-Trinity  Capital  Advisors
                   Agreement                                                                     33-30199
89-10.8            Search-Walsh,Ulbrich,Danbury
                   Associates, Inc. Agreement                                                    33-30199
89-10.9            Plano-Carlton and Taylor Consulting                                           33-30199
                   Agreement Termination                                                         33-30199
89-10-10           ESG-Walsh  Employment  Agreement                                              33-30199
89-10.11           ESG-Ulbrich Employment Agreement
89-10-12           Search-Langston Employment                                                    33-30199
                   Agreement                                                                     33-30199
89-10-13           Joint Venture Agreement-Yuma
89-10.14           Promissory Note of Search re: Yuma                                            33-30199
                   joint venture
90-10.01           Joint Venture Agreement-Pecos                                                 (E)
90-10.02           Amended Joint Venture Agreements-Yuma                                         (E)
91-10.01           Stock Option Plan and Agreements
                   with Directors (four  Directors)
91-10.02           Employee Non-Qualified Stock Option
                   Plan and Agreement with                                                       (F)
                   Joseph F. Langston, Jr.                                                       (F)
91-10.03           Stock Option Agreement
                   Employees
91-10.04           Employment Agreement/Joseph F. Langston, Jr.                                  (F)
92.10.01           Tierra Mineral L.L.C. Agreements                                              0-18837
92.10-02           Note-North Park National Bank                                                 0-18837
92.10-03           Placid Joint Venture Agreement                                                0-18837
92.10.04           McCulloch Combination Units L.P.                                              0-18837
92.10.05           McCulloch Energy Guarantee Distribution 1992-A L.P.                           0-18837
92-10.06           McCulloch Energy Guarantee Distribution 1992-B L.P.                           0-18837


                 (E)      Filed as Exhibits 90-10.01 and 90.10..02,
                          respectively, with Form 10-K for the Year Ended September 30, 1990 and incorporated herein by reference.

                 (F)      Filed as Exhibits 91.10.01 91.10.02, 91.10.03,
                          91-10.04, 91.10.05 and 91.10.06, respectively: with
                          Form 10-K for the Year Ended December 31, 1992 and incorporated herein as reference.

                                   SIGNATURES

Pursuant to Section 13 of the Securities Exchange Act of 1934, Search Exploration, Inc., (the Registrant) has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:

December 31, 1994                           SEARCH EXPLORATION, INC.

                                            BY: /s/ JOSEPH F. LANGSTON
                                                -----------------------------
                                                Joseph F. Langston, President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



/s/ JOSEPH F. LANGSTON                                    Date:         December 31, 1994
- -------------------------------------                            ----------------------------------
Joseph F. Langston, President
  Chief Executive Officer, Chief
  Financial and Accounting Officer,
  and a Director


/s/ GARY WOOD                                             Date:         December 31, 1994
- -------------------------------------                            ----------------------------------
Dr. Gary Wood, Secretary
  a  Director


/s/ M. MICHAEL WITTE                                      Date:         December 31, 1994
- -------------------------------------                            ----------------------------------
M. Michael Witte
  a Director

/s/ JAMES O'DONNELL                                       Date:         December 31, 1994
- -------------------------------------                            ----------------------------------
James O'Donnell
  a Director

/s/ J. ROBERT DOBBINS                                     Date:         December 31, 1994
- -------------------------------------                            ----------------------------------
J. Robert Dobbins
  a Director

                                     ITEM 8

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



INDEPENDENT AUDITOR'S REPORTS - 1994                                                          F-1
                                1993 and 1992                                                 F-2

CONSOLIDATED BALANCE SHEETS - As of December 31, 1994 and 1993                                F-3

CONSOLIDAT ED STATEMENTS OF OPERATIONS - Years ended December 31, 1994,
                                         1993 and 1992                                        F-5

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY -
         For the period from November 1, 1992 through December 31, 1994                       F-7

CONSOLIDATED STATEMENTS OF CASH FLOWS -  Years ended December 31, 1994,
         1993 and 1992                                                                        F-8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                                    F-9

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Search Exploration, Inc.
Dallas, Texas

We have audited the accompanying consolidated balance sheets of Search Exploration, Inc. and subsidiaries as of December 31, 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Search Exploration, Inc. and subsidiaries as of December 31, 1994, and the results of their operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and currently has limited financial resources, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 6 to the financial statements, the Company is a defendant in litigation, the outcome of which is not presently determinable.

As described in Note 10 to the financial statements, the Company entered into an agreement to merge into another Company.

HEIN + ASSOCIATES LLP

/s/ HEIN + ASSOCIATES LLP
February 10, 1995
Dallas, Texas

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Search Exploration, Inc.
Dallas, Texas

We have audited the accompanying consolidated balance sheets of Search Exploration, Inc. and subsidiaries (the "Company") as of December 31, 1993, and the related consolidated statements of operations, changes in common stockholders' equity, and cash flows for the years ended December 31, 1993 and 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Search Exploration, Inc. and subsidiaries as of December 31, 1993, and the results of their operations and their cash flows for the years ended December 31, 1993 and 1992, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

April 12, 1994
Dallas, Texas

                   SEARCH EXPLORATION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                       December 31
                                                                         --------------------------------------
                                                                             1994                       1993
                                                                             ----                       ----
                                                          ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                           $     42,388             $     68,732
    Marketable securities                                                      -                      406,547
    Receivables:
          Trade                                                              423,149                  480,727
          Partnerships                                                         4,250                   47,560
          Related party accounts and notes                                     -                       75,000
          Federal income taxes recoverable                                    18,802                   19,770
                                                                        ------------             ------------

                Total Current Assets                                         488,589                1,098,336

PROPERTY AND EQUIPMENT
    Oil and gas properties (full cost method):
          Proved properties                                                5,027,408                4,651,306
          Unproved properties                                                751,464                2,817,480
    Office furniture, equipment, and improvements                             39,439                   39,439
                                                                        ------------             ------------
                                                                           5,818,311                7,508,225
    Less accumulated depletion, depreciation,
       amortization and impairment                                        (3,734,382)              (1,340,362)
                                                                        ------------             ------------

          Net Property and Equipment                                       2,083,929                6,167,863
                                                                        ------------             ------------


                Total Assets                                            $  2,572,518             $  7,266,199
                                                                        ============             ============





                                  -Continued-

                   SEARCH EXPLORATION, INC. AND SUBSIDIARIES

                                                                                    December 31
                                                                         --------------------------------
                                                                             1994                    1993
                                                                             ----                    ----
                                           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                                                    $    173,703             $  1,295,409
    Notes payable                                                              -                      100,240
                                                                        ------------             ------------

                Total Current Liabilities                                    173,703                1,395,649

DEFERRED FEDERAL INCOME TAXES                                                  -                      226,770

COMMITMENTS AND CONTINGENCIES (Notes 6 and 10)

REDEEMABLE PREFERRED STOCK
    1993 series, $0.001 par value; 5,000,000 shares
       authorized; 575,000 shares issued and outstanding                     575,000                  575,000

STOCKHOLDERS' EQUITY
    Common stock, $.05 par value; 50,000,000 shares
       authorized; 3,690,632 shares issued and outstanding                   184,532                  184,532
    Additional paid-in capital                                             4,400,002                4,400,002
    Retained earnings (deficit) (subsequent to November 30,
       1989 quasi-reorganization in which deficit of $1,037,285
       was eliminated)                                                    (2,760,719)                 484,246
                                                                        ------------             ------------

                Total Stockholders' Equity                                 1,823,815                5,068,780
                                                                        ------------             ------------

                Total Liabilities and Stockholders' Equity              $  2,572,518             $  7,266,199
                                                                        ============             ============





          See accompanying notes to consolidated financial statements

                   SEARCH EXPLORATION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            Year Ended December 31,
                                                             --------------------------------------------------
                                                                 1994               1993               1992
                                                             ------------       -----------         -----------
REVENUE:
    Oil and gas sales                                         $   494,690        $ 1,057,044        $  150,406
    Interest and other                                             18,094             44,303           121,229
    Gain on sale of marketable securities                         203,508              -                67,514
                                                              -----------        -----------        ----------

         Total Revenue                                            716,292          1,101,347           339,149

EXPENSES:
    Oil and gas production costs                                  273,972            285,656            16,645
    Depletion, depreciation and amortization                      498,314            670,457            94,467
    Oil and gas property impairment allowance                   2,667,471            431,513             -
    Loss from sale or impairment of gas
         gathering and transmission facilities                      -                 30,000             -
    General and administrative expenses                           698,390            787,680           622,484
    Loss on sale of investment                                      -                108,425             -
    Interest expense                                                4,967             27,470            36,644
                                                              -----------        -----------        ----------

         Total Expenses                                         4,143,114          2,341,201           770,240
                                                              -----------        -----------        ----------

LOSS BEFORE INCOME TAXES AND
    CUMULATIVE EFFECT OF CHANGE
    IN METHOD OF ACCOUNTING FOR
    INCOME TAXES                                               (3,426,822)        (1,239,854)        (431,091)

INCOME TAX (EXPENSE) BENEFIT
    Current                                                         -                 19,770          278,000
    Deferred                                                      226,763            315,230         (131,000)
                                                              -----------        -----------       ----------

         Total Income Tax Benefit                                 226,763            335,000          147,000
                                                              -----------        -----------       ----------

LOSS BEFORE CUMULATIVE EFFECT
    OF CHANGE IN METHOD OF
    ACCOUNTING FOR INCOME TAXES                                (3,200,059)          (904,854)        (284,091)

CUMULATIVE EFFECT OF CHANGE IN
    METHOD OF ACCOUNTING FOR
    INCOME TAXES                                                   -                  69,000           -
                                                              -----------        -----------      -----------

NET LOSS                                                      $(3,200,059)       $  (835,854)     $  (284,091)
                                                              ===========        ===========      ===========


                                  -Continued-

                   SEARCH EXPLORATION, INC. AND SUBSIDIARIES

                                                                             Year Ended December 31,
                                                            ----------------------------------------------------
                                                                1994               1993                 1992
                                                            ------------       ------------         ------------
LOSS PER SHARE:

    Net loss before cumulative effect
       of change in method of accounting for
       income taxes                                         $      (0.88)      $      (0.25)        $      (0.08)

    Cumulative effect of change in method of
       accounting for income taxes                                  -                  0.02                 -
                                                             -----------        -----------          -----------

    Net loss                                                $      (0.88)      $      (0.23)        $      (0.08)
                                                             ===========        ===========          ===========

WEIGHTED AVERAGE NUMBER OF
    COMMON SHARES OUTSTANDING                                  3,690,632          3,690,632            3,742,402
                                                             ===========        ===========          ===========





                     See accompanying notes to consolidated financial statements

                   SEARCH EXPLORATION, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
         For the period from January 1, 1992 through December 31, 1994


                                                                                   Additional       Retained
                                                               Common Stock        Paid - In        Earnings
                                                        Shares          Amount      Capital         (Deficit)
                                                      ----------      ---------   -----------     ------------
Balances, January 1, 1992                             3,755,632     $  187,783    $ 4,489,577      $ 1,604,191

Retirement of Common Stock                              (65,000)        (3,251)       (89,575)           -

Net loss for the year                                     -               -             -             (284,091)
                                                      ---------      ---------     ----------       ----------

Balances, December 31, 1992                           3,690,632        184,532      4,400,002        1,320,100

Net loss for the year                                     -               -             -             (835,854)
                                                      ---------      ---------     ----------       ----------

Balances, December 31, 1993                           3,690,632        184,532      4,400,002          484,246

Preferred Stock dividends                                 -               -             -              (44,906)

Net loss for the year                                     -               -             -           (3,200,059)
                                                      ---------      ---------     ----------       ----------

Balances, December 31, 1994                           3,690,632     $  184,532    $ 4,400,002      $(2,760,719)
                                                      =========      =========     ==========       ==========





          See accompanying notes to consolidated financial statements

                   SEARCH EXPLORATION, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Year Ended December 31,
                                                                              ------------------------------------
                                                                                1994           1993         1992
                                                                              --------       --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                               $ (3,200,059)   $  (835,854)   $ (284,091)
    Adjustments to reconcile to net cash from
         operating activities:
         Depletion, depreciation, and amortization                              498,314        670,457        94,467
         Oil and gas property impairment allowance                            2,667,471        431,513
         Loss on sale or impairment allowance of gas
             gathering and transmission system                                    -             30,000
         Loss on sale of investment                                               -            108,425
         Changes in assets and liabilities:
             Decrease in marketable securities                                  406,547      1,601,878       953,595
             Decrease (increase) in receivables                                 100,888       (362,396)      (89,826)
             Decrease (increase) in Federal income
                taxes recoverable and other current
                assets                                                              968        (19,770)      358,000
             Decrease in other assets                                             -             23,555        11,445
             (Decrease) increase in accounts payable                           (965,667)        51,832     1,063,692
             Increase (decrease) in deferred income taxes                      (226,763)      (384,230)      131,000
                                                                            -----------     ----------    ----------
                   Net cash provided (used) by operations                      (718,301)     1,315,410     2,238,282
CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions to property and equipment                                        (759,193)    (4,268,370)   (5,737,514)
    Proceeds from sale of oil and gas properties                              1,536,209      2,435,535     2,980,741
    Decrease (increase) in related party accounts and notes                      75,000        669,249      (744,249)
    Proceeds from sale of other assets and other                                (14,913)        50,000
                                                                            -----------     ----------    ----------
                   Net cash provided (used) by investing activities             837,103     (1,113,586)   (3,501,022)
CASH FLOWS FROM FINANCING ACTIVITIES:
    Issuance of redeemable stock                                                  -            575,000         -
    Payment of dividends                                                        (44,906)         -             -
    Retirements of common stock                                                   -              -           (92,826)
    Long-term debt and notes payable repayments                                (100,240)      (792,629)        -
    Proceeds from note payable                                                    -              -           792,629
                                                                            -----------     ----------    ----------
                   Net cash provided (used) by financing activities            (145,146)      (217,629)      699,803
                                                                            -----------     ----------    ----------
NET DECREASE IN CASH AND CASH
    EQUIVALENTS                                                                 (26,344)       (15,805)     (562,937)
CASH AND CASH EQUIVALENTS,
    BEGINNING OF PERIOD                                                          68,732         84,537       647,474
                                                                            -----------     ----------    ----------
CASH AND CASH EQUIVALENTS,
    END OF PERIOD                                                          $     42,388    $    68,732    $   84,537
                                                                            ===========     ==========    ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid for interest                                                 $      4,967    $    27,476    $   35,340
    Cash refunded for income taxes                                                -              -           606,040
    Oil and gas properties retired in exchange for accounts
        payable                                                                 156,049          -             -

          See accompanying notes to consolidated financial statements

                   SEARCH EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

    Principles of Consolidation

    The accompanying financial statements include the accounts of Search Exploration, Inc. ("Search" or the "Company"), Search's wholly owned subsidiary McCulloch Energy, Inc. ("McCulloch") and the proportional consolidation of the Company's interest in partnerships formed by McCulloch. Intercompany accounts and transactions are eliminated.

    Cash and Cash Equivalents

    The Company invests excess cash in short-term securities that are highly liquid. The short-term investments, which have a maturity of 90 days or less at date of purchase, are considered cash equivalents by the Company.

    Marketable Securities

    Marketable securities, which the Company owned at December 31, 1993, were carried at the lower of cost or market value. The cost of the specific security sold is used to compute gains or losses.

    In February 1992, the Company, through McCulloch, acquired for $50,000 a 50% interest in Tierra Minerals Development, L.C., ("Tierra") which was formed to pursue producing property acquisitions. The Company sold this investment in December 1993 for 132,500 shares of common stock in another public company. The market value of the shares of $406,547 as of December 31, 1993 was credited to the full cost pool. Prior to the sale, the Company's interest in Tierra was accounted for under the equity method. The securities were sold in 1994 for a gain of $203,508.

    Oil and Gas Properties

    Oil and gas properties are recorded at cost using the full cost method of accounting as prescribed by the Securities and Exchange Commission ("SEC"). Under the full cost method, all costs associated with the acquisition, exploration and development of oil and gas properties are capitalized as part of the full cost pool. The full cost pool is limited to the full cost "ceiling," which is calculated based on the estimated present value of future net cash flows from proved oil and gas reserves, as adjusted for expected income taxes and other factors. The Company recorded an oil and gas property impairment allowance as a result of the full cost ceiling limitation of $ 2,667,471 in 1994 and $431,513 in 1993. Sales,
    dispositions and other oil and gas property retirements are accounted for as adjustments to the full cost pool with no recognition of gain or loss unless such disposition would significantly alter the relationship between capitalized costs and proved oil and gas reserves.

    Depletion, depreciation and amortization of proved oil and gas properties is determined using the units-of- production method based on total proved reserves as estimated by an independent petroleum engineer. Depletion, depreciation and amortization of oil and gas properties was $486,000, $654,860, and $93,967 for the years ended December 31, 1994, 1993 and 1992, respectively.

                   SEARCH EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Depletion, depreciation and amortization, including the ceiling writedowns, of oil and gas properties per equivalent unit-of-production (barrel of oil) was $9.81, $12.85, and $6.83 for the years ended December 31, 1994, 1993 and 1992, respectively.

    The Company, through McCulloch, is a participant in joint ventures engaged in the business of developing oil and gas drilling prospects for resale to third parties. The Company accounts for its interests in the joint ventures on an equity basis. Prospect costs are capitalized as incurred and included in oil and gas properties on the balance sheet. Prospect costs are excluded from amortizable costs pending evaluation, as described below. Costs related to impaired prospects are included in amortizable costs. Gain or loss is not recognized on the sale of these prospects since the Company uses the full cost method of accounting.

    Investments in undeveloped leases, including leases acquired through joint ventures and directly, are excluded from costs to be amortized pending determination as to the existence of proved reserves or lease impairment. Until this determination is made, these properties are subject to periodic review for impairment, and the amount of any such impairment is included in costs to be amortized. The amounts excluded from amortization are as follows: year ended December 31, 1994, $751,464; year ended December 31, 1993, $2,817,480; and year ended December 31, 1992, $2,554,033.

    The costs excluded from amortization as of December 31, 1994, by category of cost and year of origination, are as follows:

                                                                Period of Origination
                                         --------------------------------------------------------------------
                                                                Year Ended December 31,
                                         --------------------------------------------------------------------
                                             1994                1993                1992             Total
                                         -----------         -----------          ----------        ---------
         Acquisition costs                $  142,100          $  309,850         $    65,000       $  516,950
         Exploration costs                    30,750             103,200             100,564          234,514
                                           ---------           ---------           ---------        ---------
                                          $  172,850          $  413,050         $   165,564       $  751,464
                                           =========           =========           =========        =========

    Management of the Company expects most of these costs to be included in the amortization base over the next 18 months.

    Loss Per Share

    Loss per common share has been computed based on the weighted average number of common shares outstanding during each period presented. In addition, the loss per common share for the years ended December 31, 1994 and 1993 includes consideration of the redeemable preferred stock cumulative dividend of $51,750 and $14,523 as of December 31, 1994 and 1993, respectively (See Note 5). Stock options and warrants have not been considered as common stock equivalents in the calculation of loss per share because their effect would be antidilutive.

                   SEARCH EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Income Taxes

    Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). Pursuant to SFAS No. 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The cumulative effect of the change in method of accounting for income taxes from Accounting Principals Board Opinion No. 11, "Accounting for Income Taxes" (APB No. 11), which was the income tax accounting method followed through December 31, 1992, is reflected in the consolidated statement of operations for the year ended December 31, 1993.

    Continuation as a going concern

    The Company has suffered recurring losses from operations and currently has limited financial resources, which raise substantial doubt about its ability to continue as a going concern. Management of the Company has pursued merger and acquisition opportunities in an attempt to alleviate this situation. As described in Note 10, the Company has entered into an agreement to merge into Harken Energy Corporation. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.  INVESTMENT IN PROSPECT GENERATION JOINT VENTURES

    The Company is engaged in the business of developing oil and gas drilling prospects for resale to third parties through joint venture arrangements with Yuma Petroleum Company ("Yuma") and Pecos Petroleum Company ("Pecos").

    The agreement with Yuma required the Company to fund 50% of prospect costs, including an allocation of overhead. The Company is entitled to 50% of all cash proceeds from the sale of prospects until its entire investment (including unsold prospects) is recouped, after which Yuma is entitled to 75% and the Company 25% of net cash proceeds. The Company is also entitled to any carried working interest retained by the joint venture equal to one-half of its participation and certain overriding royalty interests as defined in the agreement. The Company elected to terminate the Yuma joint venture effective July 1, 1993. As a part of the termination agreement, the joint venture will continue to market remaining prospects until sold. As of December 31, 1994, three active prospects remained unsold.

    The agreement with Pecos requires the Company to fund 100% of prospect costs, including an allocation of overhead. The Company is entitiled to all cash proceeds from the sale of prospects until its investment is fully recouped, after which Pecos is entitled to 40% and the Company 60% of net cash proceeds. The Company is also entitled to any carried working interests or overriding royalty interests retained by the joint venture equal to 60% of its participation. The Company terminated

                   SEARCH EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    this joint venture effective December 31, 1992, and had one prospect remaining unsold at December 31, 1993, which was sold in 1994.

3.  PARTNERSHIP PROGRAMS

    During 1991 and 1992, the Company sold private placement interests in oil and gas limited partnerships through McCulloch, which acts as managing general partner. As managing general partner, the Company has general liability relating to the debts and liabilities of its partnerships.

    McCulloch's initial program, McCulloch Combination Units Limited Partnership - 1991, a Texas Limited Partnership ("MCU"), closed December 31, 1991, with funding of $650,000, of which McCulloch contributed $500,000. McCulloch has a carried revenue interest of 25% in the partnership. Consequently, its ownership was 77% and its net revenue participation was 83% in MCU. As of June 30, 1993, McCulloch purchased the remaining three partners' interests for an initial cash payment of $23,944 with execution of promissory notes in the amount of $125,300 for a total purchase price of $149,244. The notes are payable in five equal quarterly installments plus 8% interest on the outstanding balance. The outstanding balance of $100,240 at December 31, 1993, was repaid in 1994.

    McCulloch's second program, McCulloch Energy Guaranty Distribution 92-A, a Texas Limited Partnership ("MGD 92-A"), was closed August 31, 1992, with funding of $528,000, of which McCulloch contributed $358,000. MGD 92-A is a Texas limited partnership in which McCulloch guaranteed for five years a 15% per annum distribution on the production portion of the partnership's investment. MGD 92-A invested $187,000 in production, the remaining funds being invested in drilling. The remaining guarantee at December 31, 1994 to the portion of the partnership not owned by McCulloch was approximately $29,000. The Company's management believes the reserve value of this partnership is more than adequate to meet the aforementioned guaranteed distributions. McCulloch has a carried revenue interest of 25% in the partnership. Consequently its ownership is 68% and its net revenue participation is 76%. As of December 31, 1993, MGD 92-A owed the Company $34,383, which was repaid in 1994.

    McCulloch's third program, McCulloch Energy Guaranty Distribution 92-B, a Texas Limited Partnership ("MGD 92-B"), closed December 31, 1992, with funding of $680,000, of which McCulloch invested $490,000. MGD 92-B, a Texas Limited Partnership, purchased no reserves by mutual consent of the general and limited partners. Therefore, McCulloch is not liable for the five year, 15% per annum distribution from production purchased by the partnership. McCulloch has a carried revenue interest of 25% in the partnership. Consequently, its ownership is 72% and its net revenue participation is 79%. As of December 31, 1993, MGD 92-B owed the Company a net of $13,177, which was repaid in 1994.

    In December 1993, McCulloch formed McCulloch Collateralized Energy Venture, Ltd.("Venture"). The total amount raised was $325,000, with McCulloch making no capital contribution. However, McCulloch agreed to provide certain existing oil and gas producing wells as collateral to the Venture to insure a minimum amount of gross production. The Venture did not purchase production and its initial drilling results were poor. As a result, the oil and gas wells committed as collateral were assigned to the Venture in 1994.

                   SEARCH EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.  COMMON STOCK WARRANTS AND OPTIONS

    At December 31, 1994, the following warrants and options were outstanding to acquire shares of the Company's common stock:

    (a) Warrants to acquire 500,000 shares for $2 per share. The warrants may be exercised at any time through July 15, 1995. Directors, officers and affiliates own 262,489 of these warrants.

    (b) In January 1994, the Company's board of directors granted a warrant to a director to purchase 50,000 shares at $1.50 anytime through January 1999.

    (c) In June 1993, the Company's board of directors elected to grant options to purchase 50,000 shares to a newly elected director at $1.75 per share that are exercisable anytime through July 31, 1996.

    (d) In July 1991, the Company's board of directors elected to grant options to purchase 150,000 shares to the president of the Company at $1.32 per share that are exercisable anytime through July 31, 1996.

    (e) In July 1991, the Company's board of directors authorized options to acquire up to 250,000 shares of common stock at $1.32 per share anytime through July 31, 1996. These options were granted for 50,000 shares to each of the four members of the Company's board of directors in July 1991 and 1992. In addition, the Company's board of directors granted an option to purchase a total of 40,000 shares of common stock to two key employees and an associate at the same price and expiration date. In September 1993, an amended agreement was executed allowing one of the board members to assign and transfer options to purchase 25,000 of the shares to a family trust. Options to purchase the remaining 10,000 shares were unissued as of December 31, 1994.

5.  REDEEMABLE PREFERRED STOCK

    The Company has 5,000,000 authorized shares of preferred stock. The Company's certificate of incorporation gives the board of directors the right to fix the number of shares and establish the various rights and powers of any series of preferred stock to be issued. In September 1993, 575,000 shares of preferred stock designated as the 1993 Series Redeemable Preferred Stock ("1993 Series") were issued to directors of the Company for proceeds of $575,000. The 1993 Series provides for a non-compounded, cumulative 9% preference dividend payable on a quarterly basis and the preferred shares are convertible into common shares at $1.69 per share or 340,237 shares of common stock. In addition, the preferred shares are callable with the consent of the board of directors (exclusive of those directors holding 1993 Series shares) in the event that at least one-half of the Company's investment in the Placid Venture oil and gas leases located in Tom Green, Nolan and Coke Counties, Texas, is sold or disposed of in some other manner. The holders of the preferred shares are also entitled to a 2% overriding royalty interest in the Company's share of those same Placid Venture oil and gas leases.

                   SEARCH EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.  COMMITMENTS AND CONTINGENCIES

    The Company was named as a defendant in a lawsuit, in which the defendant won a judgment of approximately $800,000 and subsequently expanded the suit to include the Company in an effort to collect the judgment, as well as interest, attorney's fees and punitive damages. The Company and its legal counsel believe it has meritorious defenses, but they are presently unable to predict the outcome of this litigation.

    The Company has been named as a defendant along with Tri-Atlas Energy and others, in Federal District Court of Oklahoma, alleging fraud in the sale of limited partnership interests by Tri-Atlas Energy, Inc. The Company had resigned from any affiliation with Tri-Atlas prior to the investment, and therefore claims no responsibility. Tri- Atlas is in settlement discussions and non-binding arbitration with the lone limited partner, and is paying for the legal defense of the Company and others. Management believes the Company has no liability in this matter, but is presently unable to predict the outcome with certainty.

    The company has agreements with a director and another party to act as advisors in the sale or merger of the Company. Each agreement includes the requirement to pay a fee equal to 2% of the value of such a transaction. Concurrent with the consummation of the merger with Harken Energy Corporation (Harken)(See note 10), the Company is to issue an $80,000 promissory note payable to each party.

    On July 1, 1991, the Company entered into a five year agreement with the president of the Company, pursuant to which he has the right to receive $140,000 per year for the remaining term of his contract upon any change in control of the Company. Concurrent with the consummation of the merger with Harken, the Company is to issue a $280,000 note payable to the president in satisfaction of its obligations under the employment agreement.

    Each of the three notes referred to above is to be exchanged for common stock of Harken pursuant to the merger agreement.

7.  RELATED PARTY TRANSACTIONS

    The Company paid approximately $18,000, $24,000, and $39,000 during the years ended December 31, 1994, 1993 and 1992, respectively, to an entity controlled by a director of the Company for utilization of office space, equipment and personnel.

    The Company recorded a net loss of $108,425 on oil and gas commodity future speculation in 1993. In December 1993, the Company was issued a margin call on its then current positions, which were in a deficit. The Company was unable to fund a margin cash call and an officer of the Company funded the call and assumed the Company's loss position in the contracts. As a result, the Company had no additional liabilities related to this transaction.

    The Company had a $200,000 senior subordinated note receivable at December 31, 1992 due from an entity in which a corporate director of the Company was also a major creditor and common stockholder. This note was paid in June 1993, in full with interest at 12%.

                   SEARCH EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    The Company extended a $150,000 revolving line of credit note, bearing interest at 8%, to Tierra. The Company had a 50% equity ownership in Tierra as well as a 1% voting proxy until the sale of Tierra in December 1993 for shares of common stock of another publicly traded company (see
    Note 1, Marketable Securities). The note outstanding under this line of credit at December 31, 1993 was $75,000 and was paid in full in February 1994 with interest.

    Additional related party transactions are described in Notes 3, 4 and 6.

8.  INCOME TAXES

    The difference between the income tax benefit reported in the accompanying financial statements and the expected amount at the statutory rate is as follows:

                                                                           Year Ended December 31,
                                                            --------------------------------------------------
                                                              1994                  1993                1992
                                                            --------              --------            --------
         Expected income tax benefit
            at statutory rate of 34%                        $1,165,119           $  421,552         $  147,000
         Increase (decrease) in tax resulting from:
         Reduction of net operating loss
            carry forwards                                                          (83,809)            -
         Other                                                                       (2,743)            -
         Accounting losses for which deferred
            Federal income tax benefits could not
            be recognized                                     (938,356)              -                  -
                                                           -----------           ----------         ----------

         Actual income tax benefit                         $   226,763           $  335,000         $  147,000
                                                           ===========           ==========         ==========

    In compliance with APB No.11, deferred tax expense results from timing differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of these differences in the periods shown and the tax effect of each were as follows:

                                                                                 Year Ended
                                                                                 December 31,
                                                                                   1992
                                                                              --------------
             Joint venture overhead deducted for tax
                and capitalized for financial statements                       $     40,000
             Intangible drilling and dry hole costs                                 111,000
             Depreciation, depletion and amortization                               (20,000)
                                                                               ------------

             Deferred tax expense                                              $    131,000
                                                                               ============

    In compliance with SFAS No. 109, deferred tax assets and liabilities are the result of temporary differences between the financial statement carrying values and tax bases of assets and liabilities. The Company's net deferred tax liabilities at December 31, 1994 are recorded as $0. The Company's net deferred tax liabilities at December 31, 1993 are recorded as a current asset of $19,770 (refundable income taxes) and a long-term liability of $226,763. Significant components of net deferred tax liabilities, tax effected at 34% are:

                   SEARCH EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                        December 31,
                                                              ------------------------------
                                                                  1994               1993
                                                              ------------        ----------
             Deferred tax liabilities:
                Differences between book and tax
                  basis of oil and gas properties             $    16,000         $  935,018

             Deferred tax assets:
                Net operating loss carryforward                  (875,000)          (728,025)
                Valuation allowance                               859,000              -
                                                              -----------         ----------

             Net deferred tax liabilities                     $     -             $  206,993
                                                              ===========         ==========


    As of December 31, 1994, the Company has an estimated tax loss carryforward of approximately $2,500,000, which is scheduled to expire as follows:

             Year of Expiration                                                      Amount
             ------------------                                                      ------
                     2008                                                       $  1,800,000
                     2009                                                            700,000
                                                                                ------------
                                                                                $  2,500,000
                                                                                ============

9.  MAJOR CUSTOMERS

    Oil and gas sales for the years ended December 31, 1994, 1993 and 1992 included sales to the following major customers (each of which accounted for 10% or more of the total oil and gas sales of the Company for those years):

                                                          Year Ended December 31,
                                              -------------------------------------------
             Customer                           1994               1993            1992
             --------                         --------           --------        --------
             Gulf States                        88%                  9%            -
             Great Southern                      -                  36             -
             Pecos                                                  22             -
             Eagle                               -                   5             13%
             Fina                                3                   7             57
             Smith                               4                  13             13
             Dynamic                             -                   3             12

10. PROPOSED MERGER

    The Company has entered into an agreement to merge into Harken Energy Corporation (Harken), in which the Company's shareholders will exchange their shares for shares of Harken. Consummation of the merger will require shareholder approval. Also, see Note 6.

11. PURCHASE OF PARTNERSHIP INTERESTS

    The Company offered to purchase all of the interests in the partnerships described in Note 3 that it

                   SEARCH EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    did not currently own. In February 1995, the Company's offers were accepted and the Company will issue promissory notes totalling $442,499 to the partners in exchange for their partnership interests. The notes will be for four year terms, bear interest at 10%, be collateralized by the partnerships' properties and guaranteed by the Company.

12. SUPPLEMENTARY DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES
    (UNAUDITED)

    Capitalized Costs

    Net capitalized costs related to the Company's oil and gas producing activities are summarized as follows:

                                                                              December 31,
                                                               ----------------------------------------------
                                                                 1994               1993               1992
                                                               --------           --------           --------
         Capitalized costs:
             Proven properties                                 $5,027,408         $4,651,306       $3,115,405
             Unproven properties                                  751,464          2,817,480        2,554,033
                                                               ----------         ----------       ----------

         Total                                                  5,778,872          7,468,786        5,669,438

         Less:  accumulated depletion, depreciation,
            amortization and impairment allowance              (3,699,789)        (1,318,083)        (231,710)
                                                               ----------         ----------       ----------

         Net capitalized costs                                 $2,079,083         $6,150,703       $5,437,728
                                                               ==========         ==========       ==========


Costs Incurred in Oil and Gas Producing Activities

    Costs incurred in oil and gas property acquisition, exploration and development activities are summarized as follows:

                                                          Year Ended December 31,
                                         ----------------------------------------------------
                                                1994               1993             1992
                                              --------           --------         --------
         Property acquisition costs:
             Proved                       $       -             $  149,244       $  126,792
             Unproved                          480,000           2,096,860        2,268,326
         Exploration costs                     279,193           1,285,172        3,338,082
         Development costs                        -                711,789            -
                                          ------------          ----------       ----------

             Total                        $    759,193          $4,243,065       $5,733,200
                                          ============          ==========       ==========

    Oil and Gas Reserve Quantities:

    The reserve information presented below is based upon reports prepared by the petroleum engineer, Gerald W. DuPont, as of December 31, 1994, 1993 and 1992. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

                   SEARCH EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods.


    Proved reserves are estimated as follows:

                                                                 Oil (bbls)        Gas (mcf)
                                                                 ----------        ---------
         Proved reserves, January 1, 1992                             5,084          493,993

         Extensions, discoveries and other
           additions                                                 25,964        2,780,832
         Purchase of minerals in place                              102,300           91,913
         Sales of minerals in place                                    (879)         (85,460)
         Revisions of previous estimates                                288           14,268
         Production                                                    (579)         (79,959)
                                                                 ----------       ----------

         Proved reserves, December 31, 1992                         132,178        3,215,587

         Extensions, discoveries and other
           additions                                                  1,825          356,001
         Purchase of minerals in place                                1,604          202,866
         Revisions of previous estimates                             51,062       (1,364,360)
         Production                                                 (27,556)        (342,275)
                                                                 ----------       ----------

         Proved reserves, December 31, 1993                         159,113        2,067,819

         Extensions, discoveries and other additions                 18,394          959,758
         Sales of minerals in place                                (150,000)        (752,600)
         Revisions of previous estimates                              1,835         (739,147)
         Production                                                  (9,923)        (237,808)
                                                                 ----------       ----------

         Proved reserves, December 31, 1994                          19,419        1,298,022
                                                                 ==========       ==========

    Proved developed reserves of the Company are estimated as follows:

                                                                  Oil (bbls)       Gas (mcf)
                                                                  ----------       ---------
         December 31, 1994                                           19,419        1,298,022
         December 31, 1993                                          159,113        2,067,819
         December 31, 1992                                           18,226        2,001,525
         December 31, 1991                                            2,542          253,546


Standardized Measure of Future Net Cash Flows Relating to Proved Reserves:

    Statement of Financial Accounting Standards No. 69 prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The Company has followed these guidelines, which are briefly discussed below.

                   SEARCH EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. Estimated future income taxes are computed using current statutory income tax rates, including consideration for estimated future statutory depletion and deferred income taxes. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

    The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves or their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations, since these estimates are the basis for the valuation process.

    Presented below is the standardized measure of discounted future net cash flows relating to proved reserves as of:

                                                                                December 31,
                                                                ---------------------------------------------
                                                                  1994              1993               1992
                                                                --------          --------           --------
         Future cash inflows                                    $3,039,033        $6,926,261       $8,753,173
         Reduced by future:
             Production and development costs                     (624,911)       (1,797,635)      (2,454,175)
             Income taxes                                           -               (206,993)      (1,070,653)
                                                                ----------        ----------       ----------
         Total future net cash inflows                           2,414,122         4,921,633        5,228,345
         Less effect of a 10% discount factor                     (901,339)       (1,795,403)      (1,890,003)
                                                                ----------        ----------       ----------
         Standardized measure of discounted
            future net cash flows                               $1,512,783        $3,126,230       $3,338,342
                                                                ==========        ==========       ==========

    The principal sources of change in the standardized measure of discounted future net cash flows are as follows:

                                                                                December 31,
                                                                ---------------------------------------------
                                                                  1994              1993               1992
                                                                --------          --------           --------
         Balance, beginning of period                          $3,126,230         $3,338,342       $  429,580
         Sales of oil and gas produced,
            net of production cost                               (220,718)          (771,388)        (133,761)
         Net changes in prices and
            production costs                                     (411,550)         1,443,116           (4,816)
         Revisions of previous quantity estimates                (353,583)        (2,152,056)          33,653
         Extensions and discoveries                             1,091,000            383,925        3,285,834
         Purchases of minerals in place                            -                 264,199          951,553
         Sales and other transfers of minerals in place        (1,535,000)             -              (64,378)
         Development costs incurred during the
            period and net change in future estimated
            development costs                                      -                (577,403)         (229,581)
         Accretion of discount                                   (312,623)           333,834           42,958
         Net change in income taxes                               129,027            863,661          (933,607)
         Other changes, net                                        -                  -               (39,093)
                                                               ----------         ----------       ----------

         Balance, end of period                                $1,512,783         $3,126,230       $3,338,342
                                                               ==========         ==========       ==========

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issues, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.
Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit to brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers.

    Article Ten of the Registrant's Certificate of Incorporation and Article VII of the Registrant's bylaws provide, in general, that the Registrant shall indemnify its directors and officers under certain of the circumstances defined in Section 145. Pursuant to an Advancement Agreement dated September 13, 1989, between Harken and each director thereof, Harken in accordance with its Certificate of Incorporation and By-laws, has agreed to advance certain reasonable expenses incurred by such director(s) in defending a claim or claims made against such director(s) for certain covered acts (as such acts are described in the Advancement Agreement). Harken will have no obligation under the Advancement Agreement to pay any expenses incurred by a director in connection with a claim which a majority of disinterested directors determines to be an excluded claim as described in the Advancement Agreement.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 A.   Exhibits

EXHIBIT
NUMBER                    DESCRIPTION
- -------                   -----------

*2.1 Agreement and Plan of Merger among Harken Energy Corporation ("Harken"), Search Acquisition Corp., and Search Exploration, Inc. ("Search") dated as of November 8, 1994 and as amended on March 27, 1995 (Attached as Appendix A to the Statement filed as a part of this Registration Statement)

  3.1 Certificate of Incorporation of Harken, as amended (incorporated by reference as Exhibit 3.1 to Harken's Annual Report on Form 10-K for fiscal year ended December 31, 1989)

  3.2 Amendment to the Certificate of Incorporation of Harken (incorporated by reference as Exhibit 28.8 to the Registration Statement on Form S-1, as amended, of E-Z Serve Corporation and Tejas Power Corporation -- Registration No. 33-37141); Amendment dated February 28, 1991, to the Certificate of Incorporation of Harken (incorporated by reference as Exhibit 3 to Harken's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991); Amendment dated July 8, 1991, to Harken's Certificate of Incorporation (incorporated by reference as Exhibit 3 to Harken's Quarterly Report on Form 10-Q for the quarter ended June 30,
        1991); and Amendment dated June 30, 1992, to Harken's Certificate of Incorporation (incorporated by reference as Exhibit 3 to Harken's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992)

  3.3 Bylaws of Harken, as amended (incorporated by reference as Exhibit 3.2 to Harken's Annual Report on Form 10-K for fiscal year ended December 31, 1989)

  4.1 Certificate of Designations, Powers, Preferences, and Rights of Series A Cumulative Convertible Preferred Stock, $1.00 par value, of Harken (incorporated by reference as Exhibit 4.1 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 1989)

  4.2 Certificate of Designations, Powers, Preferences, and Rights of Series B Cumulative Convertible Preferred Stock, $1.00 par value, of Harken (incorporated by reference as Exhibit 4.2 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 1989)

  4.3 Certificate of the Designations, Powers, Preferences and Rights of Series C Cumulative Convertible Preferred Stock, $1.00 par value of Harken (incorporated by reference as Exhibit 4.3 to Harken's Annual Report on Form 10-K for fiscal year ended December 31, 1989)

 *5 Opinion of Larry E. Cummings, General Counsel of Harken, as to the legality of the securities being registered

 *8     Opinion of Hein + Associates LLP, as to certain tax matters

 *10.1 Form of Indemnification Agreement to be executed by Harken, Merger Sub and each of the officers and directors of Search and its subsidiaries

 *10.2 Form of Harken Warrant to be issued in the Exchange Offer (attached as Appendix E to the Statement filed as a part of this Registration Statement)

 *10.3 Form of Assignment of Overriding Royalty Interest Agreement to be executed by Search, Harken and Dobbins Partners, L.P.

 *10.4 Form of Assignment of Overriding Royalty Interest Agreement to be executed by Search, Harken and O'Donnell & Masur

 *10.5 Form of Assignment of Overriding Royalty Interest Agreement to be executed by Search, Harken and Langston Investment, Inc.

 *10.6 Form of Partial Settlement and Conversion Agreement to be executed by Concorde Financial Corporation, Search and Harken

 *10.7 Form of Partial Settlement and Conversion Agreement to be executed by EnCap Investments, L.C., Search and Harken

 *10.8 Form of Partial Settlement and Conversion Agreement to be executed by Joseph F. Langston, Jr., Search and Harken

  10.9 Concession and Lease Purchase Agreement dated October 20, 1994 (incorporated by reference as Exhibit to Harken's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994)

  10.10 Letter Agreement from Huffco Group, Inc. dated September 14, 1994 (incorporated by reference as Exhibit to Harken's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994)

  10.11 Seventh Amendment and Restatement of Harken's Amended Stock Option Plan (incorporated by reference as Exhibit 10.1 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 1991)

  10.12 Amended and Restated Non-Qualified Incentive Stock Option Plan of Harken adopted by Harken's stockholders on February 18, 1991 (incorporated by reference as Exhibit 10.2 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 1991)

  10.13 Production Sharing Agreement between Bahrain National Oil Company and Harken Bahrain Oil Company dated January 30, 1990 (filed with the Commission supplementally under Request for Confidential Treatment) (incorporated by reference as Exhibit 10.3 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 1989)

  10.14 Amendment No. 1 to the Production Sharing Agreement, Blocks I, II, and III, including a certain Letter Agreement (filed with the Commission supplementally under Request for Confidential Treatment) (incorporated by reference as Exhibit 10.7 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 1991)

  10.15 Harken Energy Corporation 401(k) Savings Plan (incorporated by reference as Exhibit 10.1 to Harken's Registration Statement (Registration No. 33-52874))

  10.16 Tax Sharing Agreement among Harken and certain subsidiaries of Harken (incorporated by reference as Exhibit 10.53 to the Registration Statement on Form S-1, as amended, of E-Z Serve and Tejas (Registration No. 33-37141))

  10.17 Master Intercompany Agreement among Harken, Harken Marketing Company, and E-Z Serve (incorporated by reference as Exhibit 10.54 to the Registration Statement on Form S-1, as amended, of E-Z Serve and Tejas (Registration No. 33-37141))

  10.18 Master Intercompany Agreement between Harken and Tejas (incorporated by reference as Exhibit 10.55 to the Registration Statement on Form S-1, as amended, of E-Z Serve and Tejas (Registration No. 33-37141))

  10.19 Litigation, Indemnification and Contribution Agreement among Harken, E-Z Serve, and Harken Marketing Company (incorporated by reference as
        Exhibit 10.56 to the Registration Statement on Form S-1, as amended, of E-Z Serve and Tejas (Registration No. 33-37141))

  10.20 Litigation, Indemnification and Contribution Agreement between Harken and Tejas (incorporated by reference as Exhibit 10.57 to the Registration Statement on Form S-1, as amended, of E-Z Serve and Tejas (Registration No. 33-37141))

  10.21 Harken Anadarko Partners, L.P. Agreement of Limited Partnership (incorporated by reference as Exhibit B to Harken's Current Report on Form 8-K dated November 30, 1990)

  10.22 Agreement for Purchase and Sale of Partnership Rights Relating to Harken Anadarko Partners, L.P. (incorporated by reference as Exhibit
        10.14 to Harken's Registration Statement on Form S-4 (Registration No. 33-56964))

  10.23 E-Z Serve Subordinated Debenture Agreements (incorporated by reference as Exhibit 10 to Harken's Quarterly Report on Form 10-Q for the quarter ended June 30, 1991)

  10.24 E-Z Serve Preferred Stock Agreements (incorporated by reference as
        Exhibit 10 to Harken's Quarterly Report on Form 10-Q for the quarter ended June 30, 1991)

  10.25 Tejas Power Corporation Preferred Stock Purchase Agreement (incorporated by reference as Exhibit 10 to Harken's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991)

  10.26 Series C Preferred Stock Exchange Agreement between Harken and E-Z Serve dated July 31, 1992 (incorporated by reference as Exhibit 10.20 to Harken's Registration Statement on Form S-4 (Registration No. 33-56964))

  10.27 Form of Advancement Agreement dated September 13, 1990, between Harken and each director of Harken (incorporated by reference as Exhibit 10.38 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 1989)

  10.28 Chuska's Operating Agreement with the Navajo Tribe of Indians dated July 28, 1983, and effective August 26, 1983, with First Addendum thereto (incorporated by reference to Exhibit 10(a) of Chuska's Form 10--General Form for Registration of Securities ("Form 10"))

  10.29 Chuska's Operating Agreement with the Navajo Tribe of Indians dated February 18, 1987, and effective July 20, 1987 (incorporated by reference to Exhibit 10(b) of Chuska's Form 10)

  10.30 Joint Operations Agreement (CHAP) dated August 1, 1988 (incorporated by reference to Exhibit 10(e) of Chuska's Form 10)

  10.31 Exploration and Carry Agreement between Sunfield Energy Company and Bligh Petroleum, Inc. and others (incorporated by reference to Exhibit 10(b) of Chuska's Form 10-K)

  10.32 Chuska's Exploration Letter Agreement with Bligh Petroleum, Inc. (incorporated by reference to Exhibit 10(d) of Chuska's Form 10-K)

  10.33 Agreement dated and effective October 22, 1992, among Donald W. Raymond, Harvey V. Risien, Jr., Chuska Energy Company and Western Gas Resources, Inc. (incorporated by reference as Exhibit 10.41 to Harken's Registration Statement on Form S-4 (Registration No. 33-56964))

  10.34 Indemnification Agreement dated November 3, 1992, among Harken, Harvey
        V. Risien, Jr., and Donald W. Raymond  (incorporated by reference as
        Exhibit 10.42 to Harken's Registration Statement on Form S-4 (Registration No. 33-56964))

  10.35 Gas Processing Agreement between Western Processors, Ltd. and Chuska Energy Company dated June 29, 1989 (incorporated by reference as
        Exhibit 10.44 to Harken's Registration Statement on Form S-4 (Registration No. 33-56964))

  10.36 Agreement for the Operation and Construction of the San Juan River Plan and Pipeline dated June 29, 1989 (incorporated by reference as Exhibit
        10.45 to Harken's Registration Statement on Form S-4 (Registration No. 33-56964))

   13 Annual Report of Search on Form 10-K for the fiscal year ended December 31, 1994 (attached as Appendix H to the Statement filed as a part of this Registration Statement)

   22 Subsidiaries of Harken (incorporated by reference as Exhibit 22 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 1994)

 *23.1  Consent of Larry E. Cummings (included in Exhibit 5)

 *23.2  Consent of Principal Financial Securities, Inc.

 *23.3  Consent of Hein + Associates LLP (included in Exhibit 8)

 *23.4  Consent of Hein + Associates LLP

 *23.5  Consent of Arthur Andersen LLP

 *23.6  Consent of Deloitte & Touche, LLP

 *23.7  Consent of Gerald W. DuPont Enterprises, Inc.

 *24    Powers of Attorney

  27 EDGAR Financial Schedules (incorporated by reference as Exhibit 27 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 1994)

 *99.1 Opinion of Principal Financial Securities, Inc. as to the fairness of the consideration to be received by the stockholders of Search (attached as Appendix B to the Statement filed as a part of this Registration Statement)

 *99.2  Form of proxy for Search's Stockholders

 *99.3  Form of Letter of Transmittal for tendering Search Warrants
* filed herewith

B.      Financial Statements Schedules.

        NONE

C.      Reports, Opinions and Appraisals.

        NONE

ITEM 22.  UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b)   (1)      The undersigned Registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or
                 (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (e) The undersigned Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  (f)   The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                 Statement:

                      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 28th day of March, 1995.

                                       HARKEN ENERGY CORPORATION

                                       By:             *
                                           ----------------------------------
                                               MIKEL D. FAULKNER,
                                               Chairman of the Board and
                                               Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                  Title                              Date
                ---------                                  -----                              ----

                   *                       Chairman of the Board and Chief               March 28, 1995
 ---------------------------------------   Executive Officer (Principal
 MIKEL D. FAULKNER                         Executive Officer)

                   *                       President and Director                        March 28, 1995
 ---------------------------------------
 RICHARD H. SCHROEDER

                   *                       Senior Vice President and Chief               March 28, 1995
 ---------------------------------------   Financial Officer (Principal
 BRUCE N. HUFF                             Accounting and Financial Officer)

                                           Director                                      March 28, 1995
 ---------------------------------------
 MICHAEL R. EISENSON


                   *                       Director                                      March 28, 1995
 ---------------------------------------
 TALAT M. OTHMAN


                   *                       Director                                      March 28, 1995
 ---------------------------------------
 MICHAEL M. AMEEN, JR.

                   *                       Director                                      March 28, 1995
 ---------------------------------------
 DONALD W. RAYMOND


                   *                       Director                                      March 28, 1995
 ---------------------------------------
 E.C. KETTENBRINK, JR.



*Larry E. Cummings, by signing his name hereto, does hereby sign this Registration Statement on behalf of Harken Energy Corporation and each of the above-named officers and directors of such Company pursuant to powers of attorney, executed on behalf of the Company by each officer and director.

 /s/  LARRY E. CUMMINGS
- ---------------------------
      Larry E. Cummings
      Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                                                                                              PAGE
NUMBER                                            DESCRIPTION                                        NUMBER
- ------                                            -----------                                        ------
 *2.1       Agreement  and  Plan  of Merger  among Harken  Energy  Corporation  ("Harken"), Search
            Acquisition Corp.,  and Search  Exploration, Inc. ("Search")  dated as  of November 8,
            1994 and as amended  on March 27, 1995 (Attached as  Appendix A to the Statement filed as a part of this Registration Statement)

  3.1       Certificate  of Incorporation  of Harken,  as  amended (incorporated  by  reference as
            Exhibit 3.1 to  Harken's Annual Report on Form 10-K for fiscal year ended December 31,
            1989)

  3.2       Amendment to the Certificate  of Incorporation of Harken (incorporated by reference as
            Exhibit  28.8 to  the Registration Statement  on Form  S-1, as  amended, of  E-Z Serve
            Corporation  and  Tejas Power  Corporation  -- Registration  No. 33-37141);  Amendment
            dated February  28, 1991, to the Certificate of Incorporation  of Harken (incorporated by reference as Exhibit 3  to Harken's Quarterly Report  on Form 10-Q for  the quarter ended  March 31,  1991); Amendment  dated  July 8,  1991,  to Harken's  Certificate of
            Incorporation (incorporated by reference as  Exhibit 3 to Harken's Quarterly Report on
            Form  10-Q for the quarter ended June 30, 1991); and Amendment dated June 30, 1992, to
            Harken's  Certificate of  Incorporation  (incorporated by  reference  as Exhibit  3 to
            Harken's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992)

  3.3       Bylaws  of Harken,  as amended (incorporated  by reference as Exhibit  3.2 to Harken's
            Annual Report on Form 10-K for fiscal year ended December 31, 1989)

  4.1       Certificate  of Designations, Powers,  Preferences, and Rights of  Series A Cumulative
            Convertible Preferred Stock, $1.00 par value, of  Harken (incorporated by reference as
            Exhibit 4.1 to Harken's Annual Report on  Form 10-K for the fiscal year ended December
            31, 1989)

  4.2       Certificate of  Designations, Powers, Preferences, and  Rights of Series  B Cumulative
            Convertible Preferred Stock, $1.00 par value, of Harken (incorporated  by reference as
            Exhibit 4.2 to  Harken's Annual Report on Form 10-K for the fiscal year ended December
            31, 1989)

  4.3       Certificate  of  the  Designations,  Powers,  Preferences   and  Rights  of  Series  C
            Cumulative Convertible Preferred Stock,  $1.00 par  value of  Harken (incorporated  by reference as Exhibit 4.3 to Harken's Annual Report on Form 10-K for fiscal  year ended
            December 31, 1989)

 *5         Opinion  of Larry E.  Cummings, General Counsel  of Harken, as to the  legality of the securities being registered

 *8         Opinion of Hein + Associates LLP, as to certain tax matters

 *10.1      Form of  Indemnification Agreement to  be executed by  Harken, Merger Sub  and each of the officers and directors of Search and its subsidiaries

 *10.2      Form of Harken Warrant  to be issued in the Exchange  Offer (attached as Appendix E to the Statement filed as a part of this Registration Statement)

 *10.3      Form of Assignment of Overriding Royalty Interest Agreement to  be executed by Search,
            Harken and  Dobbins Partners, L.P.

 *10.4      Form of Assignment of Overriding  Royalty Interest Agreement to be executed by Search,
            Harken and O'Donnell & Masur

 *10.5      Form  of Assignment of Overriding Royalty Interest Agreement to be executed by Search,
            Harken and Langston Investment, Inc.

EXHIBIT                                                                                              PAGE
NUMBER                                            DESCRIPTION                                        NUMBER
- ------                                            -----------                                        ------
 *10.6      Form of Partial Settlement and Conversion Agreement to be executed by Concorde
            Financial Corporation, Search and Harken

 *10.7      Form  of  Partial  Settlement  and  Conversion  Agreement  to  be  executed  by  EnCap
            Investments, L.C., Search and Harken

 *10.8      Form  of  Partial Settlement  and  Conversion Agreement  to be  executed by  Joseph F.
            Langston, Jr., Search and Harken

  10.9      Concession  and  Lease  Purchase Agreement  dated  October  20, 1994  (incorporated by reference as Exhibit to Harken's  Quarterly Report on Form 10-Q  for the quarter ended
            September 30, 1994)

  10.10     Letter  Agreement from Huffco  Group, Inc.  dated September 14, 1994  (incorporated by reference as Exhibit to  Harken's Quarterly Report on Form 10-Q for the  quarter ended
            September 30, 1994)

  10.11     Seventh Amendment and Restatement of Harken's Amended Stock  Option Plan (incorporated by reference  as Exhibit 10.1  to Harken's Annual Report on  Form 10-K for  the fiscal year nded December 31, 1991)

  10.12     Amended and  Restated Non-Qualified Incentive  Stock Option Plan of Harken  adopted by
            Harken's stockholders on February  18, 1991 (incorporated by reference as Exhibit 10.2 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 1991)

  10.13     Production Sharing Agreement  between Bahrain National Oil  Company and Harken Bahrain
            Oil Company  dated January  30, 1990 (filed  with the  Commission supplementally under
            Request  for Confidential  Treatment) (incorporated  by reference  as Exhibit  10.3 to
            Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 1989)

  10.14     Amendment No. 1  to the Production Sharing Agreement, Blocks I, II, and III, including a certain  Letter Agreement  (filed with  the Commission supplementally under  Request for Confidential  Treatment) (incorporated  by reference  as Exhibit 10.7 to  Harken's
            Annual Report on Form 10-K for the fiscal year ended December 31, 1991)

  10.15     Harken  Energy Corporation 401(k)  Savings Plan (incorporated by  reference as Exhibit
            10.1 to Harken's Registration Statement (Registration No. 33-52874))

  10.16     Tax Sharing  Agreement among Harken and  certain subsidiaries of  Harken (incorporated by reference as Exhibit 10.53 to the  Registration Statement on Form S-1,  as amended, of E-Z Serve and Tejas (Registration No. 33-37141))

  10.17     Master Intercompany Agreement among  Harken, Harken Marketing  Company, and E-Z  Serve
            (incorporated by reference as Exhibit 10.54 to  the Registration Statement on Form  S-1,
            as amended, of E-Z Serve and Tejas (Registration No. 33-37141))

  10.18     Master Intercompany Agreement  between Harken and Tejas  (incorporated by reference as
            Exhibit 10.55 to  the Registration Statement on Form S-1, as amended, of E-Z Serve and
            Tejas (Registration No. 33-37141))

  10.19     Litigation, Indemnification and  Contribution Agreement  among Harken, E-Z  Serve, and
            Harken  Marketing   Company  (incorporated  by  reference  as  Exhibit  10.56  to  the
            Registration Statement on Form  S-1, as amended, of E-Z Serve and  Tejas (Registration
            No. 33-37141))

EXHIBIT                                                                                              PAGE
NUMBER                                            DESCRIPTION                                        NUMBER
- ------                                            -----------                                        ------
  10.20      Litigation,  Indemnification  and  Contribution  Agreement  between  Harken  and Tejas
            (incorporated by reference  as Exhibit 10.57 to the  Registration Statement on Form S-1,
            as amended, of E-Z Serve and Tejas (Registration No. 33-37141))

  10.21     Harken  Anadarko Partners,  L.P. Agreement  of  Limited  Partnership (incorporated  by reference as  Exhibit B to  Harken's Current  Report on  Form 8-K  dated November  30,
            1990)

  10.22     Agreement for  Purchase and Sale  of Partnership  Rights Relating  to Harken  Anadarko
            Partners, L.P.  (incorporated by reference  as Exhibit 10.14  to Harken's Registration
            Statement on Form S-4 (Registration No. 33-56964))

  10.23     E-Z  Serve Subordinated Debenture Agreements  (incorporated by reference as Exhibit 10 to Harken's Quarterly Report on Form 10-Q for the quarter ended June 30, 1991)

  10.24     E-Z Serve  Preferred Stock  Agreements (incorporated  by  reference as  Exhibit 10  to
            Harken's Quarterly Report on Form 10-Q for the quarter ended June 30, 1991)

  10.25     Tejas Power Corporation Preferred Stock Purchase  Agreement (incorporated by reference as Exhibit  10  to  Harken's Quarterly  Report  on Form  10-Q for  the  quarter  ended
            September 30, 1991)

  10.26     Series C  Preferred Stock Exchange Agreement  between Harken and  E-Z Serve dated July
            31,  1992 (incorporated  by  reference  as  Exhibit  10.20  to  Harken's  Registration
            Statement on Form S-4 (Registration No. 33-56964))

  10.27     Form  of Advancement  Agreement  dated September  13,  1990, between  Harken  and each director of Harken  (incorporated by  reference as  Exhibit 10.38  to Harken's  Annual
            Report on Form 10-K for the fiscal year ended December 31, 1989)

  10.28     Chuska's  Operating Agreement  with the Navajo  Tribe of Indians dated  July 28, 1983, and effective August 26, 1983,  with First Addendum thereto (incorporated by reference to Exhibit  10(a) of Chuska's  Form 10--General  Form for  Registration of  Securities
            ("Form 10"))

  10.29     Chuska's Operating  Agreement with  the Navajo  Tribe  of Indians  dated February  18,
            1987,  and effective  July 20,  1987 (incorporated  by reference  to Exhibit  10(b) of
            Chuska's Form 10)

  10.3      Joint Operations Agreement (CHAP)  dated August 1, 1988  (incorporated by reference to
            Exhibit 10(e) of Chuska's Form 10)

  10.31     Exploration and Carry Agreement between  Sunfield Energy Company and  Bligh Petroleum,
            Inc. and others (incorporated by reference to Exhibit 10(b) of Chuska's Form 10-K)

  10.32     Chuska's  Exploration Letter  Agreement  with Bligh  Petroleum, Inc.  (incorporated by reference to Exhibit 10(d) of Chuska's Form 10-K)

  10.33     Agreement dated  and effective October  22, 1992,  among Donald W.  Raymond, Harvey V.
            Risien, Jr.,  Chuska Energy Company  and Western Gas Resources, Inc.  (incorporated by
            reference  as  Exhibit   10.41  to  Harken's   Registration  Statement  on  Form   S-4
            (Registration No. 33-56964))

  10.34     Indemnification  Agreement dated  November 3,  1992, among  Harken, Harvey  V. Risien,
            Jr., and Donald  W. Raymond  (incorporated  by reference as Exhibit  10.42 to Harken's
            Registration Statement on Form S-4 (Registration No. 33-56964))

EXHIBIT                                                                                              PAGE
NUMBER                                            DESCRIPTION                                        NUMBER
- ------                                            -----------                                        ------
  10.35     Gas Processing  Agreement between Western Processors,  Ltd. and Chuska  Energy Company dated  June  29,  1989  (incorporated  by  reference  as  Exhibit  10.44  to  Harken's
            Registration Statement on Form S-4 (Registration No. 33-56964))

  10.36     Agreement  for the Operation and Construction  of the San Juan River Plan and Pipeline
            dated  June  29,  1989   (incorporated  by  reference as  Exhibit  10.45  to  Harken's
            Registration Statement on Form S-4 (Registration No. 33-56964))

   13       Annual Report  of Search  on Form  10-K for  the fiscal  year ended December 31,  1994
            (attached  as  Appendix H  to  the  Statement filed  as  a part  of this  Registration
            Statement)

   22       Subsidiaries  of Harken (incorporated by  reference as  Exhibit 22 to  Harken's Annual
            Report on Form 10-K for the fiscal year ended December 31, 1994)

 *23.1      Consent of Larry E. Cummings (included in Exhibit 5)

 *23.2      Consent of Principal Financial Securities, Inc.

 *23.3      Consent of Hein + Associates LLP (included in Exhibit 8)

 *23.4      Consent of Hein + Associates LLP

 *23.5      Consent of Arthur Andersen LLP

 *23.6      Consent of Deloitte & Touche, LLP

 *23.7      Consent of Gerald W. DuPont Enterprises, Inc.

 *24        Powers of Attorney

  27        EDGAR Financial Schedules (incorporated by reference  as Exhibit 27 to Harken's Annual
            Report on Form 10-K for the fiscal year ended December 31, 1994)

 *99.1      Opinion  of  Principal   Financial  Securities,  Inc.  as   to  the  fairness  of  the
            consideration to  be received by the stockholders of Search (attached as Appendix B to the Statement filed as a part of this Registration Statement)

 *99.2      Form of proxy for Search's Stockholders

 *99.3      Form of Letter of Transmittal for tendering Search Warrants

_____________
* filed herewith